Registration No. 333-200860

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2022454 (IRS Employer Identification Number)

235 E. Main Street
Midland, Michigan 48640
(989) 839-5350
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David B. Ramaker Chairman, Chief Executive Officer and President 333 East Main Street Midland, Michigan 48640 (989) 839-5350

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey A. Ott	Joseph B. Hemker
Charlie Goode	Howard and Howard Attorneys PLLC
Warner Norcross & Judd LLP	200 S. Michigan Avenue #1100
111 Lyon Street, N.W., Suite 900	Chicago, Illinois 60604
Grand Rapids, Michigan 49503-2487	(312) 456-3444
(616) 752-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  □

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑                   Accelerated filer □                   Non-accelerated filer □                   Smaller reporting company □

                            (do not check if smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)      □

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)      □

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus and proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS AND PROXY STATEMENT

DATED FEBRUARY 4, 2015, SUBJECT TO COMPLETION

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The board of directors of Monarch Community Bancorp, Inc. ("Monarch") is furnishing this prospectus and proxy statement and the accompanying form of proxy to the stockholders of Monarch to solicit proxies to vote at a special meeting of Monarch's stockholders to be held on Thursday, March 26, 2015, at Monarch Community Bank, 375 North Willowbrook Road, Coldwater, Michigan 49036 at 7:00 p.m. local time and at any adjournments of the special meeting. At the special meeting, the stockholders of Monarch will consider and vote upon a proposal to approve an agreement and plan of merger ("merger agreement") with Chemical Financial Corporation ("Chemical"), under which Monarch will be merged with and into Chemical (the "merger"). This prospectus and proxy statement, when delivered to stockholders of Monarch, is also a prospectus of Chemical relating to an offering of Chemical common stock. This offering is made only to holders of Monarch common stock.

Completion of the merger is subject to regulatory approval, approval of Monarch stockholders and other customary closing conditions. If the merger agreement is approved and the merger is completed, each outstanding share of Monarch common stock that you hold will be converted into the right to receive 0.0982 shares of Chemical common stock plus cash in lieu of any fractional share. Chemical's common stock is listed on The NASDAQ Global Select Market under the trading symbol "CHFC." On October 31, 2014, the date of execution of the merger agreement, the closing price of a share of Chemical common stock was $29.78. On February 3, 2015, the closing price of a share of Chemical common stock was $29.15.

Monarch's board of directors has unanimously determined that the merger is in the best interests of Monarch and Monarch's stockholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Monarch stockholders vote "FOR" approval of the merger agreement. In the opinion of Donnelly Penman & Partners, the terms of the merger are fair, from a financial point of view, to the Monarch stockholders. See "The Merger – Fairness Opinion of Monarch's Financial Advisor."

Your vote is important. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Monarch common stock. Please sign and date the enclosed proxy and mail it promptly in the enclosed envelope, regardless of whether or not you expect to attend the meeting in person.

Please read this prospectus and proxy statement carefully because it contains important information about the merger and the merger agreement. Read carefully the risk factors beginning on page 13. You can also obtain additional information about Chemical from documents that it has filed with the Securities and Exchange Commission ("SEC") at www.sec.gov.

The shares of Chemical common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Chemical common stock is subject to investment risks, including possible loss of value.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus and proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus and proxy statement is dated [.], 2015

and it is first being mailed to Monarch stockholders on or about [.], 2015.

AVAILABLE INFORMATION

As permitted by SEC rules, this document incorporates certain important business and financial information about Chemical from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Chemical Financial Corporation

333 East Main Street

P.O. Box 569

Midland, Michigan 48640

Attn.: Lori A. Gwizdala, Chief Financial Officer

(800) 867-9757

A stockholder making such a request must request the information at least five business days before the date they must make their investment decision to ensure timely delivery. Accordingly, the deadline for a Monarch stockholder to make a request is March 19, 2015.

You can also obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "Where You Can Find More Information" beginning on page 198 and "Incorporation of Certain Information by Reference" beginning on page 199.

MONARCH COMMUNITY BANCORP, INC.

375 North Willowbrook Road
Coldwater, Michigan 49036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the stockholders of Monarch Community, Bancorp, Inc.:

A special meeting of stockholders of Monarch Community Bancorp, Inc. will be held on Thursday, March 26, 2015, at Monarch Community Bank, 375 North Willowbrook Road, Coldwater, Michigan 49036 at 7:00 p.m. local time, for the following purposes:

1.     To consider and vote upon a proposal to approve the merger agreement by and between Monarch Community Bancorp, Inc. and Chemical Financial Corporation;

2.     To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Monarch that is based on or otherwise relates to completion of the merger (the "Merger-Related Compensation Proposal");

3.     To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger agreement (the "Adjournment Proposal"); and

4.     To transact such other business as may properly come before the special meeting.

The board of directors has established the close of business on January 22, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment of the special meeting.

Monarch's board of directors has unanimously determined that the merger is in the best interests of Monarch and Monarch's stockholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Monarch stockholders vote "FOR" approval of the merger agreement, "FOR" approval of the Merger-Related Compensation Proposal and "FOR" approval of the Adjournment Proposal.

[.], 2015	By Order of the Board of Directors, /s/ Richard J. DeVries President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO
ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND
RETURN THE ENCLOSED PROXY PROMPTLY.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
The Companies	3
Summary of Certain Aspects of the Merger	4
Market Value of Securities	7
Summary Selected Consolidated Financial Information of Chemical	8
Summary Selected Consolidated Financial Information of Monarch	10
Summary Selected Pro Forma Combined Data (Unaudited)	12
Comparative Per Share Data (Unaudited)	13
RISK FACTORS	14
FORWARD-LOOKING STATEMENTS	18
MONARCH SPECIAL MEETING AND GENERAL PROXY INFORMATION	20
Date, Time, Place and Purpose	20
Recommendation of Monarch's Board of Directors	20
Voting by Proxy; Record Date	20
Revocation of Proxies	20
Proxy Solicitation	20
Expenses	21
Quorum	21
Vote Required for Approval; Voting Agreements	21
INFORMATION ABOUT THE COMPANIES	21
Chemical	21
Monarch	22
PROPOSAL 1 – THE MERGER	23
Background of the Merger	23
Monarch’s Reasons for the Merger and Recommendation of the Board of Directors	25
Chemical’s Reasons for the Merger	26
Fairness Opinion of Monarch's Financial Advisor	27
Certain Projected Financial Information Reviewed by Monarch	42
No Dissenters' Rights in the Merger	44
Accounting Treatment	45
Material United States Federal Income Tax Consequences	45
Litigation Related to the Merger	46
THE MERGER AGREEMENT	47
Structure of the Merger; Bank Consolidation	47
What Monarch Stockholders will Receive in the Merger	47
Cessation of Stockholder Status	48
Conversion of Shares; Exchange Procedures	49
Effective Time of the Merger	49
Dividends and Distributions	49
Representations and Warranties	49
Conduct of Business Pending the Merger	51
Covenants	56
Environmental Investigation	58
Acquisition Proposals by Third Parties	59
Changes in the Monarch Board Recommendation	60
Conditions to Complete the Merger	60
Expenses	63
Employee Benefit Matters	63
Termination of the Merger Agreement	63
Termination Fee	66
Regulatory Approvals for the Merger	66
NASDAQ Global Select Market Listing	67
Interests of Certain Directors and Executive Officers in the Merger	67
Treatment of Monarch's Awards	67
Deferred Compensation Plans	67
Existing Management Continuity Agreements with Monarch Executive Officers	67
Offers of Employment	68
Indemnification and Insurance of Directors and Officers	68
Golden Parachute Compensation	68
COMPARISON OF COMMON SHAREHOLDER RIGHTS	69
Authorized Capital Stock	69
Issuance of Additional Shares	70
Number and Classification of Directors	70
Election of Directors	70
Nomination of Director Candidates by Shareholders	70
Removal of Directors	71
Transactions Involving Directors	71
Director Liability	72
Indemnification of Directors, Officers and Employees	72
Shareholder Proposals	73
Special Meetings of Shareholders	73
Shareholder Action Without a Meeting	74
Amendment of Articles of Incorporation and Bylaws	74
Business Combination Restrictions and Other Shareholder Limitations	74
PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION	77
PROPOSAL 3 – ADJOURNMENT OF THE SPECIAL MEETING	78
ABOUT MONARCH	78
Description of Business	78
Regulation and Supervision	79
Description of Property	79
Legal Proceedings	81
Consolidated Financial Statements	82
Management's Discussion and Analysis of Financial Condition and Results of Operations	173
Market for Common Stock and Dividends	189
SECURITY OWNERSHIP OF MONARCH COMMON STOCK	190
LEGAL MATTERS	199
EXPERTS	199

SHAREHOLDER PROPOSALS	199
WHERE YOU CAN FIND MORE INFORMATION	199
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	200
APPENDIX A – AGREEMENT AND PLAN OF MERGER	A-1
APPENDIX B – OPINION OF DONNELLY PENMAN & PARTNERS	B-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:

You are being asked to vote to approve the merger agreement between Chemical and Monarch (attached as Appendix A to this prospectus and proxy statement and incorporated herein by reference), pursuant to which Monarch will merge with and into Chemical, with Chemical as the surviving entity.

Additionally, you are being asked to vote to approve the Merger-Related Compensation Proposal and the Adjournment Proposal.

Q:	If I own Monarch common stock, what will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, subject to possible adjustment in certain limited circumstances, each outstanding share of Monarch common stock that you hold will be converted into the right to receive 0.0982 shares of Chemical common stock plus cash in lieu of any fractional share.

Q:	What should I do now?

A:	After you have carefully read this prospectus and proxy statement and the information incorporated by reference into this prospectus and proxy statement, simply indicate on your proxy how you want to vote with respect to the proposal to approve the merger agreement, the Merger-Related Compensation Proposal and the Adjournment Proposal. Complete, sign, date, and mail the proxy in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. Please DO NOT send in your stock certificates with your proxy. As soon as reasonably practicable (and not later than 10 business days) after the effective time of the merger, you will be sent transmittal materials from an exchange agent with instructions for exchanging your certificated shares of Monarch common stock for shares of Chemical common stock. You should carefully read and follow the instructions in the transmittal materials regarding how and when to surrender your Monarch common stock certificates.

Q:	Who can vote and what vote is required to approve the merger agreement?

A:

Monarch stockholders of record on the record date, January 22, 2015, are entitled to receive notice of and vote at the special meeting.

The presence, in person or by proxy, of the holders of one-third of the votes entitled to be cast by the Monarch stockholders at the special meeting is necessary to constitute a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum.

The affirmative vote of the holders of a majority of the shares of Monarch common stock outstanding as of the record date for the special meeting is required to approve the merger agreement. Because the required vote of Monarch stockholders on the merger agreement is based upon the number of outstanding shares of Monarch common stock entitled to vote rather than upon the number of shares actually voted, a failure to vote and abstentions will have the same practical effect as a vote against approval of the merger agreement.

The affirmative vote of the holders of a majority of votes cast at the special meeting is necessary to approve the Merger-Related Compensation Proposal and the Adjournment Proposal. A failure to vote and abstentions will have no effect on these proposals.

If you properly complete and sign your proxy but do not indicate how your shares of Monarch common stock should be voted on a proposal, the shares of Monarch common stock represented by your proxy will be voted "FOR" approval of the merger agreement, "FOR" approval of the Merger-Related Compensation Proposal and "FOR" approval of the Adjournment Proposal.

No approval by Chemical shareholders is required.

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Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Monarch, Andrew J. Van Doren, stating that you would like to revoke your proxy. This notice must be received before the special meeting date. Second, you may complete and submit a new proxy, dated at a date later than your most recent proxy. Third, you may attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:	Without instructions from you, your broker cannot vote your shares on the proposal to approve the merger agreement, the Merger-Related Compensation Proposal or the Adjournment Proposal. If your shares are held in street name, you should instruct your broker as to how to vote your shares, following the instructions contained in the voting instructions card that your broker or its agent provides to you. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the merger agreement.

Q:	What risks should I consider before I vote on the merger agreement?

A:	We encourage you to read carefully the detailed information about the merger agreement and the merger contained in, or incorporated by reference into, this prospectus and proxy statement, including the section entitled "Risk Factors" beginning on page 13.

Q:	Whom should I contact with questions about the special meeting or the merger?

A:

Monarch Community Bancorp, Inc.
375 North Willowbrook Road
Coldwater, Michigan 49036
Attn.:  Richard J. DeVries
(571) 278-4566

Chemical Financial Corporation
235 E. Main Street

P.O. Box 569
Midland, Michigan 48640
Attn.:  David B. Ramaker
(989) 839-5350

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SUMMARY

This summary highlights selected information from this prospectus and proxy statement. It may not contain all of the information that is important to you. For a more complete understanding of the merger between Chemical and Monarch we urge you to carefully read and consider this entire document, the merger agreement (attached as Appendix A to this prospectus and proxy statement and incorporated herein by reference) and the other documents we refer you to or incorporate by reference into this prospectus and proxy statement.

The Companies

Chemical

Chemical Financial Corporation
235 E. Main Street
Midland, Michigan 48640
(989) 839-5350

Chemical is a financial holding company with its business concentrated in a single industry segment – commercial banking. Chemical is headquartered in Midland, Michigan and is the second largest banking company headquartered and operating branch offices in Michigan. Chemical operates through a single subsidiary bank, Chemical Bank. Chemical's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

On October 31, 2014, Chemical completed its acquisition of Northwestern Bancorp, Inc. ("Northwestern") and its wholly-owned subsidiary bank, Northwestern Bank, for approximately $121 million in cash. As a result of the acquisition, Northwestern was merged with and into Chemical, with Chemical as the surviving corporation, and Northwestern Bank was consolidated with and into Chemical Bank, Chemical's wholly-owned subsidiary bank, with Chemical Bank as the surviving bank. At September 30, 2014, Northwestern had total assets of $868 million, total loans of $507 million and total deposits of $780 million.

Following completion of the Northwestern acquisition, Chemical had, on a pro forma basis as of September 30, 2014, approximately $7.4 billion in assets, $5.5 billion in loans and $6.2 billion in deposits in 182 banking offices spread over 46 counties in southwestern, central and northern Michigan.

On January 6, 2015, Chemical announced that it and Lake Michigan Financial Corporation ("Lake Michigan Financial") entered into an Agreement and Plan of Merger, dated January 5, 2015, providing for the merger of Lake Michigan Financial with and into Chemical in a combined cash and stock transaction valued at approximately $184.1 million based on Chemical stock's volume weighted average trading price of $29.47 on January 2, 2015. At September 30, 2014, Lake Michigan Financial had total assets of $1.2 billion, total loans of $923 million and total deposits of $999 million. Lake Michigan Financial had net income of $6.9 million for the nine months ended September 30, 2014 and $9.1 million for the year ended December 31, 2013. Following the merger of Lake Michigan Financial with and into Chemical, Chemical intends to consolidate each of Lake Michigan Financial's subsidiary banks, The Bank of Holland and The Bank of Northern Michigan, with and into Chemical Bank, with Chemical Bank as the surviving institution.

Monarch

Monarch Community Bancorp, Inc.
375 North Willowbrook Road
Coldwater, Michigan 49306
(517) 278-4566

Monarch is a bank holding company with its business concentrated in a single industry segment – commercial banking. Headquartered in Coldwater, Michigan, Monarch is the holding company for Monarch Community Bank, which operates five full service retail offices in Coldwater, Marshall, Hillsdale and Union City, Michigan, five loan production offices in Battle Creek, Brighton, East Lansing, Grand Haven and Jackson, Michigan

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and one loan production office in Angola, Indiana. Monarch's common stock trades on the over-the-counter marketplace OTCQB under the symbol MCBF. More information about Monarch is available by visiting the investor relations section of its website at www.monarchcb.com.

Summary of Certain Aspects of the Merger

Structure of the Merger; Bank Consolidation (page 46)

If the merger is completed, Monarch will be merged with and into Chemical, with Chemical as the surviving corporation. Immediately following the merger, Chemical intends to consolidate Monarch Community Bank with and into Chemical Bank, with Chemical Bank as the surviving bank.

You are encouraged to read the merger agreement, which is attached as Appendix A to this prospectus and proxy statement and is incorporated herein by reference.

What Monarch Stockholders will Receive in the Merger (page 46)

If the merger is completed as planned, you will receive 0.0982 shares of Chemical common stock for each share of Monarch common stock. The exchange ratio is subject to the following adjustments:

•	if, as of the end of the Final Statement Date (as defined below and in the merger agreement), the Company Consolidated Shareholders' Equity (as defined below and in the merger agreement) is less than $19,500,000, then the exchange ratio will be decreased as provided in the merger agreement; and
•	if the after-tax Environmental Costs (as defined below and in the merger agreement) are in excess of $150,000, then the exchange ratio will be decreased as provided in the merger agreement.

Chemical will not issue fractional shares of Chemical common stock in the merger. A Monarch stockholder who would otherwise be entitled to receive a fraction of a share of Chemical common stock in the merger will instead receive an amount of cash determined by multiplying that fraction by the volume weighted average trading price per share of Chemical common stock as quoted on The NASDAQ Global Select Market during the 10 trading days preceding the fifth calendar day preceding the closing date of the merger.

Recommendation of Board of Directors of Monarch (page 24)

Monarch's board of directors has unanimously determined that the merger is in the best interests of Monarch and Monarch's stockholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Monarch stockholders vote "FOR" approval of the merger agreement, "FOR" approval of the Merger-Related Compensation Proposal and "FOR" approval of the Adjournment Proposal.

Voting Agreements (page 20)

As of the record date, Monarch's directors, executive officers, and their affiliates beneficially owned 486,081 shares of Monarch common stock, or approximately 5.61% of the shares of Monarch common stock entitled to vote at the special meeting. Each of Monarch's directors have entered into a voting agreement pursuant to which they have agreed, subject to certain exceptions, to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse to be voted, in favor of approval of the merger agreement.

Fairness Opinion of Monarch's Financial Advisor (page 26)

In connection with the merger, the board of directors of Monarch received a written opinion, dated October 31, 2014, from Monarch's financial advisor, Donnelly Penman & Partners Inc. ("Donnelly Penman"), to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the merger consideration is fair, from a financial point of view, to the holders of Monarch common stock. The full text of Donnelly Penman's written opinion, which sets forth, among other things, the assumptions made, procedures

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followed, matters considered, and limitations on the review undertaken by Donnelly Penman in rendering its opinion, is attached to this document as Appendix B. We encourage you to read the entire opinion carefully. The opinion of Donnelly Penman is directed to the board of directors of Monarch and does not constitute a recommendation to any Monarch stockholder as to how to vote at the special meeting or any other matter relating to the merger agreement or the merger.

Conditions to the Merger (page 59)

The completion of the merger depends on a number of conditions being satisfied or, where permissible, waived. These conditions include, among others, approval of Monarch stockholders and other customary closing conditions. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 65)

Completion of the merger is subject to the approval of the Federal Reserve Board and the Michigan Department of Insurance and Financial Services, which approvals were received on December 30, 2014 and December 29, 2014, respectively.

Termination of the Merger Agreement and Termination Fee (pages 62 and 65)

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent of the boards of directors of Chemical and Monarch. Also, either party can terminate the merger agreement in various circumstances. In some circumstances, Monarch is required to pay Chemical a termination fee of $1,000,000.

No Dissenters' Rights (page 43)

Dissenters' rights are rights that, if available under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters' rights are not available in all circumstances, and exceptions to these rights are provided in the Maryland General Corporation Law ("MGCL"). Under the MGCL, holders of Monarch common stock will not have dissenters' rights in connection with the merger.

Litigation Related to the Merger (Page 45)

In connection with the merger, two purported Monarch stockholders have filed two putative class action lawsuits against Monarch, its board of directors, Monarch Community Bank, Chemical and Chemical Bank. Among other remedies, the plaintiffs seek to enjoin the merger. Monarch and Chemical have entered into a memorandum of understanding with the plaintiffs regarding the settlement of these lawsuits, which is subject to court approval. If this litigation is not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to Monarch and Chemical, including any costs associated with indemnification. Additional lawsuits may be filed against Monarch, Chemical or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the effective time of the merger may adversely affect Monarch's and Chemical's business, financial condition, results of operations, cash flows and market price.

Material United States Federal Income Tax Consequences (page 44)

Chemical and Monarch expect the merger to qualify as a "reorganization" for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, holders of Monarch common stock who exchange their Monarch stock solely for Chemical stock will not recognize any gain or loss for U.S. federal income tax purposes upon that exchange, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of Chemical common stock you would otherwise be entitled to receive.

You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

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Market Value of Securities

Chemical common stock trades on The NASDAQ Global Select Market under the symbol CHFC and Monarch common stock trades on the over-the-counter marketplace OTCQB under the symbol MCBF.

The following table sets forth the market value per share of Chemical common stock, the market value per share of Monarch common stock and the pro forma equivalent market value per share of Monarch common stock on October 31, 2014 (the last business day preceding public announcement of the merger). The pro forma equivalent market value for Monarch common stock is the estimated market value of Chemical common stock to be received in the merger for each share of Monarch common stock. This value is estimated using a market value of $29.78 per share for Chemical common stock (the closing price of Chemical common stock on October 31, 2014) and using a conversion ratio of 0.0982 shares of Chemical common stock for each share of Monarch common stock.

		Monarch
	Chemical Historical	Monarch Historical	Pro Forma Equivalent Market Value for Monarch Common Stock
October 31, 2014	$29.78	$2.90	$2.92

The above table shows only historical comparisons as of October 31, 2014. These comparisons may not provide meaningful information to Monarch stockholders in determining whether to approve the merger agreement. We urge you to obtain current market quotations for Chemical and Monarch common stock and to review carefully the other information contained in or incorporated by reference into this prospectus and proxy statement in considering whether to approve the merger agreement. See "Where You Can Find More Information" beginning on page 198 and "Incorporation of Certain Information by Reference" beginning on page 199.

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Summary Selected Consolidated Financial Information of Chemical

The following tables set forth summary selected historical consolidated financial information of Chemical as of and for the nine months ended September 30, 2014 and 2013 and as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009. The summary selected balance sheet data as of December 31, 2013 and 2012 and the summary selected income statement data for the years ended December 31, 2013, 2012 and 2011 was derived from Chemical's audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference in this prospectus and proxy statement. The summary selected balance sheet data as of December 31, 2011, 2010 and 2009 and the summary selected income statement data for the years ended December 31, 2010 and 2009 was derived from Chemical's audited consolidated financial statements for each respective year that are not included in this prospectus and proxy statement or incorporated by reference in this prospectus and proxy statement. The summary selected balance sheet and income statement data as of and for the nine months ended September 30, 2014 and 2013 was derived from Chemical's unaudited interim consolidated financial statements included in Chemical's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, incorporated by reference in this prospectus and proxy statement. You should read this information in conjunction with Chemical's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Chemical's Annual Report on Form 10-K for the year ended December 31, 2013 and Chemical's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each of which is incorporated by reference in this prospectus and proxy statement. The impact of Chemical's acquisition of Northwestern on October 31, 2014 is not included in the following tables.

	Nine Months Ended		Year Ended
($ in thousands, except per share data)	September 30, 2014 (1)(2)	September 30, 2013 (1)(2)	December 31, 2013 (1)(2)	December 31, 2012 (1)(2)	December 31, 2011 (1)	December 31, 2010 (1)	December 31, 2009
INCOME STATEMENT DATA:
Interest income	$165,454	$158,738	$214,061	$210,758	$215,242	$210,430	$192,731
Interest expense	11,147	13,396	17,414	23,213	31,389	39,310	45,287
Net interest income	154,307	145,342	196,647	187,545	183,853	171,120	147,444
Provision for loan losses	4,600	9,000	11,000	18,500	26,000	45,600	59,000
Noninterest income, including securities gains	44,868	46,831	60,409	54,684	46,890	44,515	42,817
Securities gains, net	—	1,104	1,133	34	—	—	95
Operating expenses	127,309	122,543	164,948	151,921	144,493	138,845	119,308
Net income	46,816	42,430	56,808	51,008	43,050	23,090	10,003
Cash Dividends Declared Per Common Share	$0.70	$0.64	$0.87	$0.82	$0.80	$0.80	$1.18
PERFORMANCE:
Basic earnings per share	$1.52	$1.54	$2.02	$1.86	$1.57	$0.88	$0.42
Diluted earnings per share	1.51	1.53	2.00	1.85	1.57	0.88	0.42
Book value per common share	24.47	22.61	23.38	21.69	20.82	20.41	19.85
Return on average assets (3)	0.99%	0.96%	0.95%	0.94%	0.81%	0.47%	0.25%
Return on average shareholders' equity (3)	8.5%	9.3%	9.1%	8.7%	7.6%	4.3%	2.1%
Net interest margin(3)	3.57%	3.58%	3.59%	3.76%	3.80%	3.80%	3.91%
BALANCE SHEET DATA:
Total assets	$6,596,985	$6,258,236	$6,184,708	$5,917,252	$5,339,453	$5,246,209	$4,250,712
Earning assets	6,221,031	5,903,009	5,819,049	5,541,426	4,986,936	4,918,046	3,976,794
Total loans	5,040,920	4,522,671	4,647,621	4,167,735	3,831,285	3,681,662	2,993,160
Total deposits	5,431,927	5,191,305	5,122,385	4,921,443	4,366,857	4,331,765	3,418,125
FHLB Advances	—	—	—	34,289	43,057	74,130	90,000
Shareholders' equity	801,606	673,317	696,500	596,341	571,729	560,078	474,311
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	$6,292,940	$5,917,364	$5,964,592	$5,442,079	$5,304,098	$4,913,310	$4,066,229
Earning assets	5,939,007	5,577,350	5,628,969	5,116,127	4,971,704	4,618,012	3,847,006
Total loans	4,827,550	4,276,532	4,355,152	3,948,407	3,730,795	3,438,550	2,980,126
Total deposits	5,181,450	4,929,847	4,964,082	4,464,062	4,349,873	4,017,230	3,195,411
FHLB Advances	—	2,587	1,935	39,301	64,257	87,051	116,050
Shareholders' equity	737,321	609,054	626,555	587,451	569,521	530,819	483,034

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	Nine Months Ended		Year Ended
($ in thousands, except per share data)	September 30, 2014 (1)(2)	September 30, 2013 (1)(2)	December 31, 2013 (1)(2)	December 31, 2012 (1)(2)	December 31, 2011 (1)	December 31, 2010 (1)	December 31, 2009
ASSET QUALITY RATIOS:
Net loan charge-offs to average loans (3)	0.18%	0.37%	0.38%	0.57%	0.73%	1.07%	1.18%
Allowance for loan losses to total originated loans	1.60%	1.92%	1.81%	2.22%	2.60%	2.86%	2.70%
Allowance for loan losses to total nonperforming loans	108%	107%	96%	92%	82%	61%	60%
Nonperforming loans to total loans	1.40%	1.68%	1.76%	2.18%	2.77%	4.01%	4.54%
Nonperforming assets to total assets	1.23%	1.40%	1.48%	1.85%	2.47%	3.34%	3.61%
SELECTED RATIOS:
Total loans to total deposits	93%	87%	91%	85%	88%	85%	88%
Average total loans to average earning assets	81%	77%	77%	77%	75%	74%	77%
Noninterest income to net revenue	23%	24%	24%	23%	20%	21%	23%
Leverage ratio	11.1%	10.0%	9.9%	9.2%	9.0%	8.4%	10.1%
Tier 1 risk-based capital ratio	13.8%	12.9%	12.7%	12.0%	12.1%	11.6%	14.2%
Total risk-based capital ratio	15.0%	14.2%	14.0%	13.2%	13.3%	12.9%	15.5%
Average equity to average assets	11.7%	10.3%	10.5%	10.8%	10.7%	10.8%	11.9%
Tangible common equity to tangible assets	10.5%	8.9%	9.4%	8.1%	8.7%	8.6%	9.7%
Dividend Payout Ratio	46.4%	41.8%	43.5%	44.3%	51.0%	90.9%	281.0%

 _____________________________________________________________

(1)	Includes the impact of the acquisition of O.A.K. Financial Corporation on April 30, 2010.
(2)	Includes the impact of the acquisition of 21 branch offices on December 7, 2012.
(3)	Annualized for the nine-month periods ended September 30, 2014 and 2013.

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Summary Selected Consolidated Financial Information of Monarch

The following tables set forth summary selected historical consolidated financial information of Monarch as of and for the nine months ended September 30, 2014 and 2013 and as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009. The summary selected balance sheet data as of December 31, 2013, 2012, 2011, 2010 and 2009 and the summary selected income statement data for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 was derived from Monarch's audited consolidated financial statements. The summary selected balance sheet and income statement data as of and for the nine months ended September 30, 2014 and 2013 was derived from Monarch's unaudited interim consolidated financial statements. You should read this information in conjunction with Monarch's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus and proxy statement.

	Nine Months Ended		Year Ended
($ in thousands, except per share data)	September 30, 2014	September 30, 2013	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
INCOME STATEMENT DATA:
Interest income	$5,641	$5,622	$7,378	$8,635	$10,486	$12,837	$15,836
Interest expense	437	990	1,168	2,106	3,638	5,372	7,339
Net interest income	5,204	4,632	6,210	6,529	6,848	7,465	8,497
Provision for loan losses	(90)	437	437	(1,042)	733	11,602	13,349
Noninterest income, including securities gains	2,504	3,533	4,232	4,320	3,970	3,697	4,993
Securities gains, net	23	3	3	12	469	76	10
Noninterest expense	7,711	9,489	12,161	12,244	10,337	10,237	20,085
Net income (loss)	87	(1,799)	(2,194)	(353)	(353)	(10,882)	(19,396)
Cash Dividends Declared Per Common Share(1)	-	-	-	-	-	-	1.25
PERFORMANCE:
Basic earnings (loss) per share(1)	$0.01	$(5.24)	$(1.74)	$(1.85)	$(1.86)	$(28.45)	$(60.71)
Diluted earnings (loss) per share(1)	0.01	(5.24)	(1.74)	(1.85)	(1.86)	(28.45)	(60.71)
Book value per common share	2.23	3.43	2.28	8.75	10.08	11.90	38.86
Return on average assets	0.05%	-0.97%	-1.20%	-0.17%	-0.15%	-4.00%	-6.41%
Return on average shareholders' equity	0.44%	-18.88%	-20.51%	-3.40%	-2.97%	-59.86%	-46.88%
Net interest margin	4.07%	3.56%	3.63%	3.40%	3.04%	2.96%	3.10%
BALANCE SHEET DATA:
Total assets	$176,882	$167,934	$170,967	$190,323	$208,106	$256,868	$283,204
Total loans	134,687	118,248	121,202	131,035	153,151	189,618	226,658
Total deposits	144,387	156,313	149,555	169,460	174,185	206,028	213,368
FHLB Advances	11,000	59	–	7,059	20,175	36,350	44,518
Shareholders' equity	19,988	8,192	19,721	10,467	11,142	12,018	23,163
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	$181,002	$186,170	$182,208	$205,395	$239,384	$271,881	$302,696
Earning assets	170,282	173,606	170,940	192,213	224,941	251,937	274,446
Total loans	129,415	123,678	123,489	146,121	172,402	214,488	242,289
Total deposits	152,436	166,248	163,057	178,608	196,633	207,407	205,384
FHLB Advances	7,165	6,684	5,025	13,268	27,896	43,843	53,966
Shareholders' equity	19,909	9,529	10,699	10,391	12,085	18,178	41,377

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	Nine Months Ended		Year Ended
($ in thousands, except per share data)	September 30, 2014	September 30, 2013	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
ASSET QUALITY RATIOS:
Net loan charge-offs to average loans	0.15%	0.39%	0.65%	0.40%	1.70%	4.91%	4.24%
Allowance for loan losses to total loans	1.77%	2.53%	2.20%	2.31%	3.03%	3.60%	2.55%
Allowance for loan losses to total nonperforming loans	139%	130%	197%	39%	53%	49%	37%
Nonperforming loans to total loans	1.28%	1.94%	1.11%	5.93%	5.72%	7.42%	6.87%
Nonperforming assets to total assets	1.30%	1.85%	1.42%	4.74%	6.34%	6.64%	6.50%
SELECTED RATIOS:
Total loans to total deposits	93%	76%	81%	77%	88%	92%	106%
Average total loans to average earning assets	76%	71%	72%	76%	77%	85%	88%
Noninterest income to net revenue	32%	43%	41%	40%	37%	33%	37%
Leverage ratio	10.2%	5.6%	10.8%	6.0%	5.3%	4.4%	7.0%
Tier 1 risk-based capital ratio	14.5%	9.5%	15.7%	9.2%	8.2%	6.8%	9.3%
Total risk-based capital ratio	15.8%	10.8%	17.0%	10.5%	9.5%	8.1%	10.6%
Average equity to average assets	11.0%	5.1%	5.9%	5.1%	5.1%	6.7%	13.7%
Tangible common equity to tangible assets	11.30%	0.84%	11.53%	1.89%	1.99%	1.90%	5.62%
Dividend Payout Ratio	-	-	-	-	-	-	-

____________________________________________________________

(1)	Cash dividends declared per common share for the year ended December 31, 2009, and basic and diluted earnings (loss) per share for the years ended December 31, 2012, 2011, 2010 and 2009, have been adjusted to reflect the one-for-five reverse stock split effective May 28, 2013.

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Summary Selected Pro Forma Combined Data (Unaudited)

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Estimated merger and integration costs expected to be incurred in conjunction with this transaction are not included in the pro forma income statement information. The pro forma information reflects the purchase method of accounting.

Chemical anticipates that the merger will provide the combined organization with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined organization would have been had the companies been combined as of the date and during the periods presented.

(Dollar amounts in thousands, except per share data)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013

Pro Forma Combined Income Statement Data(2)(3)
Net interest income	$177,028	$228,106
Provision for loan losses	5,235	18,766
Noninterest income	62,801	86,724
Operating expenses	158,811	218,566
Net income	52,434	53,672
Net income per common share:
Basic	$1.65	$1.85
Diluted	$1.64	$1.84
Pro Forma Combined Balance Sheet Data(1)(2)(3)
Total assets	$7,571,930	$7,135,029
Total loans	5,638,992	5,228,185
Total deposits	6,355,594	6,027,950
FHLB advances	11,000	—
Shareholders' equity	820,069	716,371

(1)	The pro forma combined balance sheet data assumes the issuance of approximately 880,000 shares of Chemical common stock in exchange for all of the outstanding shares of Monarch common stock. This assumes an exchange ratio of 0.0982 shares of Chemical common stock for each share of Monarch common stock outstanding as of October 31, 2014, based on the market price per share of Chemical of $26.89 as of September 30, 2014 and $31.67 as of December 31, 2013, as applicable. The number of shares to be issued is subject to adjustment in certain limited circumstances.
(2)	The pro forma combined income statement data and the pro forma combined balance sheet data reflects the impact of Chemical's acquisition of Northwestern, completed on October 31, 2014. For the periods presented, the acquisition is assumed to have been completed at the end of the period presented, in the case of balance sheet data, and at the beginning of the period presented, in the case of income statement data. At September 30, 2014, Northwestern had total assets of $868 million, total loans of $507 million and total deposits of $780 million. For the nine months ended September 30, 2014, Northwestern had net income of $3.4 million. At December 31, 2013, Northwestern had total assets of $845 million, total loans of $502 million and total deposits of $758 million. For the year ended December 31, 2013, Northwestern had a net loss of $0.5 million.
(3)	The pro forma combined income statement data and the pro forma combined balance sheet data do not reflect the impact of Chemical's pending merger with Lake Michigan Financial.

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Comparative Per Share Data (Unaudited)

The following table shows information about earnings per share, dividends paid per share, and tangible book value per share, on a historical basis and on a pro forma combined and pro forma equivalent per share basis.

	Chemical Historical	Monarch Historical	Pro Forma Combined (1)(2)(4)(5)	Equivalent Pro Forma Per Share of Monarch (3)(4)(5)
Comparative Per Share Data

Nine Months Ended September 30, 2014:
Basic earnings	$1.52	$0.01	$1.65	$0.16
Diluted earnings	1.51	0.01	1.64	0.16
Cash dividends paid	0.70	—	0.70	0.07
Tangible book value	20.68	2.23	18.15	1.78

Year ended December 31, 2013:
Basic earnings (loss)	$2.02	$(1.74)	$1.85	$0.18
Diluted earnings (loss)	2.00	(1.74)	1.84	0.18
Cash dividends paid	0.87	—	0.87	0.09
Tangible book value	19.17	2.28	16.23	1.59

(1)	The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of Chemical and Monarch, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of Chemical and Monarch, giving effect to the merger as if it had occurred as of the beginning of the period presented, excluding any merger transaction costs. The average pro forma shares of Chemical and Monarch reflect historical basic and diluted shares, plus historical basic and diluted average shares of Monarch, as adjusted based on the fixed exchange ratio of 0.0982 shares of Chemical common stock for each share of Monarch common stock. The aggregate merger consideration is subject to adjustment in certain limited circumstances.
(2)	Pro forma combined cash dividends paid represents Chemical's historical amount only.
(3)	The equivalent pro forma per share of Monarch amounts were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 0.0982 shares of Chemical common stock for each share of Monarch common stock.
(4)	The pro forma combined data and the equivalent pro forma per share of Monarch data reflects the impact of Chemical's acquisition of Northwestern, completed on October 31, 2014. For the periods presented, the acquisition is assumed to have been completed at the end of the period presented, in the case of balance sheet data, and at the beginning of the period presented, in the case of income statement data. Northwestern had net income of $3.4 million for the nine months ended September 30, 2014 and a net loss of $0.5 million for the year ended December 31, 2013.
(5)	The pro forma combined data and the pro forma per share of Monarch data do not reflect the impact of Chemical's pending merger with Lake Michigan Financial.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this prospectus and proxy statement, including the risk factors included in Chemical's Annual Report on Form 10-K for the year ended December 31, 2013 and the matters addressed in this prospectus and proxy statement under the heading "Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the merger agreement.

The value of the merger consideration will fluctuate with the price of Chemical common stock and the exchange ratio is subject to adjustment.

Upon completion of the merger, each share of Monarch common stock will be converted into the right to receive merger consideration consisting of 0.0982 shares of Chemical common stock and cash in lieu of any fractional share pursuant to the terms of the merger agreement. The exchange ratio is subject to downward adjustment, as described in the merger agreement and in this prospectus and proxy statement, in the event that the Company Consolidated Shareholders' Equity is less than $19,500,000 as of the Final Statement Date or if after-tax Environmental Costs exceed $150,000.

Generally, there will be no adjustment made to the exchange ratio as a result of fluctuations in the market price of Monarch common stock or Chemical common stock. As a result, it is possible that the value of any Chemical common stock you receive in the merger will be different than the value of such shares on the date the Monarch board of directors adopted the merger agreement, on the date of the information concerning stock value presented in this prospectus and proxy statement, and on the date that you vote to approve the merger agreement. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Chemical's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Chemical's control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of Chemical common stock you will receive upon completion of the merger. You should obtain current market quotations for shares of Chemical common stock and for shares of Monarch common stock.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party's business and operations.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Monarch and Chemical. These uncertainties may impair Monarch's ability to attract, retain and motivate key personnel until the merger is consummated. Retention of certain employees by Monarch may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Chemical. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Chemical, Chemical's business following the merger could be harmed. In addition, uncertainties related to the merger could cause customers and others that deal with Monarch or Chemical to seek to change existing business relationships with Monarch or Chemical, or delay or defer certain business decisions with respect to Monarch or Chemical, which could negatively affect Chemical's or Monarch's respective revenues, earnings and cash flows, as well as the market price of Chemical common stock or Monarch common stock, regardless of whether the merger is completed. Furthermore, the merger agreement restricts Monarch from taking specified actions without the consent of Chemical until the merger occurs or the merger agreement is terminated. These restrictions may prevent Monarch from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement – Conduct of Business Pending the Merger" for a summary of certain of the contractual restrictions to which Monarch is subject.

Combining the two companies may be more difficult, costly or time-consuming than we expect.

The difficulties of merging the operations of Monarch with those of Chemical include, among others, integrating personnel with diverse business backgrounds, combining different corporate cultures, retaining key employees, and converting operating systems. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the companies, and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and integration of

13

Monarch into Chemical could have an adverse effect on the business and results of operations of Monarch or Chemical. As with any merger of banking institutions, there also may be business disruptions that cause the banks to lose customers or cause customers to take their deposits out of the banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. Inability to integrate our operations successfully and in a timely manner could result in the expected benefits of the merger not being realized.

Monarch stockholders' percentage ownership of Chemical will be much smaller than their percentage ownership of Monarch.

Monarch stockholders currently have the right to vote in the election of the Monarch board of directors and on other matters affecting Monarch. When the merger occurs, each Monarch stockholder will become a shareholder of Chemical with a percentage ownership of the combined organization that is much smaller than the shareholder's percentage ownership of Monarch. Because of this, the Monarch stockholders will have less influence on the management and policies of Chemical than they now have on the management and policies of Monarch.

Directors and officers of Monarch have interests in the merger that differ from the interests of non-director or non-management stockholders.

Some of the directors and officers of Monarch have interests in the merger that differ from, or are in addition to, their interests as stockholders of Monarch generally. These interests exist because of, among other things, employment or severance agreements that the officers entered into with Monarch, rights that Monarch officers and directors have under Monarch's benefit plans, and rights to indemnification and directors' and officers' insurance following the merger. The members of each of Monarch's and Chemical's boards of directors knew about these additional interests and considered them when they adopted the merger agreement and approved the merger. For a more detailed discussion of these interests, see "Interests of Certain Directors and Executive Officers in the Merger."

The merger agreement limits Monarch's ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Monarch's ability to encourage or consider competing third-party proposals to acquire Monarch, all or a significant part of its stock, or other similar business combinations. These provisions, which include a $1,000,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Monarch from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Monarch than it might otherwise have proposed to pay. See "The Merger Agreement – Acquisition Proposals by Third Parties" and "The Merger Agreement – Termination Fee."

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on Monarch.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include completion of the merger by June 30, 2015, receipt of Monarch stockholder approval, receipt of regulatory approvals, continued accuracy of certain representations and warranties by both parties and performance by both parties of certain covenants and agreements. In particular, Chemical is not obligated to complete the merger if the Company Consolidated Shareholders' Equity is less than $18,500,000 as of the Final Statement Date or if after-tax Environmental Costs exceed $1,500,000.

If the merger agreement is terminated, there may be various consequences to Monarch, including:

•	Monarch's business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger without realizing any of the anticipated benefits of completing the merger;

14

•	Monarch may have incurred substantial expenses in connection with the merger without realizing any of the anticipated benefits of completing the merger; and

•	the market price of Monarch common stock might decline to the extent that Monarch's market price following announcement of the merger reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and the Monarch board of directors seeks another merger or business combination, under certain circumstances Monarch is required to pay Chemical a $1,000,000 termination fee. Monarch stockholders cannot be certain that Monarch would be able to find a party willing to pay an equivalent or more attractive price than the price Chemical has agreed to pay in the merger.

We may fail to realize the cost savings estimated for the merger.

Chemical expects to achieve cost savings from the merger when the two companies have been fully integrated. The cost savings estimates assume the ability to combine the businesses of Chemical and Monarch in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or if Chemical is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The fairness opinion obtained by Monarch from its financial advisor will not reflect changes between the date of the opinion and the effective time of the merger.

Donnelly Penman, the financial advisor to Monarch, has delivered a "fairness opinion" to the board of directors of Monarch. The opinion of Donnelly Penman is directed to the board of directors of Monarch and is not a recommendation to any stockholder on how to vote on the merger agreement or any other matter. The opinion, which was issued on October 31, 2014, states that, based upon and subject to the assumptions and limitations on review set forth in the opinion, the terms of the merger are fair, from a financial point of view, to Monarch stockholders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, and therefore does not address the fairness of the terms of the merger as of the date of this prospectus and proxy statement, the date of the special meeting or at the time the merger will be completed.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of all of your Monarch common stock.

Chemical and Monarch intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Internal Revenue Service ("IRS") will not provide a ruling on the matter. Chemical and Monarch each will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, Monarch stockholders generally would recognize gain or loss on each share of Monarch common stock surrendered in an amount equal to the difference between the stockholder's adjusted tax basis in that share and the fair market value of the Chemical common stock received in exchange for that share upon completion of the merger.

The shares of Chemical common stock to be received by Monarch stockholders as a result of the merger will have different rights from the shares of Monarch common stock.

The rights associated with Monarch common stock are different from the rights associated with Chemical common stock. See "Comparison of Common Shareholder Rights" for a discussion of the different rights associated with Chemical common stock as compared to Monarch common stock.

Litigation filed against Monarch, its board of directors and Chemical could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, two purported Monarch stockholders have filed putative class action lawsuits against Monarch, its board of directors, Monarch Community Bank, Chemical and Chemical Bank. Among

15

other remedies, the plaintiffs seek to enjoin the merger. Monarch and Chemical have entered into a memorandum of understanding with the plaintiffs regarding the settlement of these lawsuits, which is subject to court approval. If this litigation is not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to Monarch and Chemical, including any costs associated with indemnification. Additional lawsuits may be filed against Monarch, Chemical or the directors and officers of either company in the connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the effective time of the merger may adversely affect Monarch’s and Chemical's business, financial condition, results of operations, cash flows and market price. See "The Merger Agreement – Litigation Related to the Merger" for a more complete discussion of the lawsuits.

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FORWARD-LOOKING STATEMENTS

This prospectus and proxy statement and the documents incorporated by reference in this prospectus and proxy statement contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical and Monarch. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "opinion," "plans," "predicts," "probable," "projects," "should," "trend," "will," "strategy" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future changes in regulatory requirements, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, future deposit insurance premiums, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand market share, expected performance and cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, opportunities to increase top line revenues, the ability to grow core franchise, future cost savings and the ability to maintain adequate liquidity and capital based on the requirements adopted by the Basel Committee on Banking Supervision and U.S. regulators. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on Chemical and Monarch, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical and Monarch undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating both to the merger and the integration of Monarch into Chemical after the effective time of the merger include, without limitation:

•	Completion of the merger is dependent on, among other things, receipt of Monarch stockholder approval.

•	The impact of the completion of the merger on Chemical's financial statements will be affected by the timing of the transaction.

•	The merger may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•	The integration of Monarch's business and operations into Chemical, which will include conversion of Monarch's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Monarch's or Chemical's existing businesses.

•	Chemical's ability to achieve anticipated results from the merger is dependent on the state of the economic and financial markets going forward. Specifically, Chemical may incur more credit losses from Monarch's loan portfolio than expected and deposit attrition may be greater than expected.

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Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risk factors described under "Risk Factors" beginning on page 13 of this prospectus and proxy statement and under "Risk Factors" in Chemical's Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate outcome and a preceding forward-looking statement.

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MONARCH SPECIAL MEETING AND GENERAL PROXY INFORMATION

Date, Time, Place and Purpose

The Monarch board of directors is sending you this prospectus and proxy statement and proxy to use at the special meeting. At the special meeting, the Monarch board of directors will ask you to vote (1) on a proposal to approve the merger agreement (2) to approve the Merger-Related Compensation Proposal and (3) to approve the Adjournment Proposal.

The special meeting will be held on Thursday, March 26, 2015, at Monarch Community Bank, 375 North Willowbrook Road, Coldwater, Michigan 49036 at 7:00 p.m. local time.

Recommendation of Monarch's Board of Directors

Monarch's board of directors has unanimously determined that the terms of the merger agreement are fair to and in the best interests of Monarch and Monarch's stockholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Monarch stockholders vote "FOR" approval of the merger agreement, "FOR" approval of the Merger-Related Compensation Proposal and "FOR" the Adjournment Proposal.

Voting by Proxy; Record Date

Monarch's board of directors has designated January 22, 2015 as the record date for determination of stockholders entitled to notice of and to vote at the special meeting. As of the record date, 8,660,147 shares of Monarch common stock were issued and outstanding and held by approximately 278 record holders. Monarch stockholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of Monarch common stock held of record at the close of business on the record date. If a holder of shares of Monarch common stock as of the record date properly executes and returns a proxy in the enclosed form, the shares represented by that proxy will be voted at the special meeting and at any adjournment of that meeting. If a stockholder specifies a choice, the proxy will be voted in accordance with the stockholder's specification. If no specification is made, your shares of Monarch common stock represented by your proxy will be voted "FOR" approval of the merger agreement, "FOR" approval of the Merger-Related Compensation Proposal and "FOR" approval of the Adjournment Proposal.

Monarch's management currently is not aware of any other matter to be presented at the special meeting. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the discretion of the persons named as proxies.

Revocation of Proxies

A Monarch stockholder who has given a proxy may revoke it at any time before its exercise at the special meeting by one of three ways. First, you may send a written notice to the Secretary of Monarch, Andrew J. Van Doren, 375 North Willowbrook Road, Coldwater, Michigan 49036, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy, dated at a date later than your most recent proxy. Third, you may attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Proxy Solicitation

The board of directors and management of Monarch will initially solicit proxies by mail. If they deem it advisable, directors, officers, and employees of Monarch may also solicit proxies in person, by telephone or by electronic means without additional compensation. In addition, nominees and other fiduciaries may solicit proxies. Such persons may, at the request of Monarch 's management, mail material to or otherwise communicate with the beneficial owners of shares held by them.

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Expenses

Monarch will pay all expenses incurred in connection with the solicitation of proxies of Monarch stockholders. Chemical will pay all expenses incurred in connection with the printing and mailing of this prospectus and proxy statement and all filing costs associated with the registration statement and the applications for regulatory approval. Otherwise, Chemical and Monarch will each pay their own fees and expenses incident to preparing for, entering into, and carrying out the merger agreement and procuring any necessary approvals, including fees and expenses of its own legal counsel and accountants and postage expenses.

Quorum

The presence, in person or by proxy, of the holders of one-third of the votes entitled to be cast by the Monarch stockholders at the special meeting is necessary to constitute a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum.

Vote Required for Approval; Voting Agreements

The affirmative vote of the holders of a majority of the shares of Monarch common stock outstanding as of the record date for the special meeting is required to approve the merger agreement. Because the required vote of Monarch stockholders on the merger agreement is based upon the number of outstanding shares of Monarch common stock entitled to vote rather than upon the number of shares actually voted, a failure to vote and abstentions will have the same practical effect as a vote against approval of the merger agreement. The affirmative of the holders of a majority of votes cast at the special meeting is necessary to approve the Merger-Related Compensation Proposal and the Adjournment Proposal. A failure to vote and abstentions will have no effect on these proposals. No approval by Chemical shareholders is required.

As of the record date, Monarch's directors, executive officers, and their affiliates beneficially owned 486,081 shares of Monarch common stock, or approximately 5.61% of the shares of Monarch common stock entitled to vote at the special meeting. Each of Monarch's directors have entered into a voting agreement pursuant to which they have agreed, subject to certain exceptions, to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse to be voted, in favor of approval of the merger agreement.

INFORMATION ABOUT THE COMPANIES

Chemical

Chemical Financial Corporation
235 E. Main Street
Midland, Michigan 48640
(989) 839-5350

Chemical is a financial holding company with its business concentrated in a single industry segment – commercial banking. Chemical is headquartered in Midland, Michigan and is the second largest banking company headquartered and operating branch offices in Michigan. Chemical operates through a single subsidiary bank, Chemical Bank. Chemical's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

On October 31, 2014, Chemical completed its acquisition of Northwestern Bancorp, Inc. ("Northwestern") and its wholly-owned subsidiary bank, Northwestern Bank, for approximately $121 million in cash. As a result of the acquisition, Northwestern was merged with and into Chemical, with Chemical as the surviving corporation, and Northwestern Bank was consolidated with and into Chemical Bank, Chemical's wholly-owned subsidiary bank, with Chemical Bank as the surviving bank. At September 30, 2014, Northwestern had total assets of $868 million, total loans of $507 million and total deposits of $780 million.

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Following completion of the Northwestern acquisition, Chemical had, on a pro forma basis as of September 30, 2014, approximately $7.4 billion in assets, $5.5 billion in loans and $6.2 billion in deposits in 182 banking offices spread over 46 counties in southwestern, central and northern Michigan.

On January 6, 2015, Chemical announced that it and Lake Michigan Financial Corporation ("Lake Michigan Financial") entered into an Agreement and Plan of Merger, dated January 5, 2015, providing for the merger of Lake Michigan Financial with and into Chemical in a combined cash and stock transaction valued at approximately $184.1 million based on Chemical stock's volume weighted average trading price of $29.47 on January 2, 2015. At September 30, 2014, Lake Michigan Financial had total assets of $1.2 billion, total loans of $923 million and total deposits of $999 million. Lake Michigan Financial had net income of $6.9 million for the nine months ended September 30, 2014 and $9.1 million for the year ended December 31, 2013. Following the merger of Lake Michigan Financial with and into Chemical, Chemical intends to consolidate each of Lake Michigan Financial's subsidiary banks, The Bank of Holland and The Bank of Northern Michigan, with and into Chemical Bank, with Chemical Bank as the surviving institution.

Monarch

Monarch Community Bancorp, Inc.
375 North Willowbrook Road
Coldwater, Michigan 49306
(517) 278-4566

Monarch is a bank holding company with its business concentrated in a single industry segment – commercial banking. Headquartered in Coldwater, Michigan, Monarch is the holding company for Monarch Community Bank, which operates five full service retail offices in Coldwater, Marshall, Hillsdale and Union City, Michigan, five loan production offices in Battle Creek, Brighton, East Lansing, Grand Haven and Jackson, Michigan and one loan production office in Angola, Indiana. Monarch's common stock trades on the over-the-counter marketplace OTCQB under the symbol MCBF. More information about Monarch is available by visiting the investor relations section of its website at www.monarchcb.com.

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PROPOSAL 1 – THE MERGER

The following discussion summarizes certain aspects of the merger. This summary discussion does not purport to be a complete description of the merger and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this prospectus and proxy statement and incorporated herein by reference into this prospectus and proxy statement.

Background of the Merger

Monarch's board of directors has periodically reviewed and considered strategic alternatives for enhancing profitability and maximizing shareholder value, giving consideration to changes in and the ongoing consolidation of the financial services industry. In furtherance of its efforts to enhance shareholder value, during calendar year 2013, Monarch engaged Donnelly Penman and Boenning & Scattergood, Inc. to assist Monarch in raising capital to recapitalize Monarch and Monarch Community Bank. In November 2013, Monarch completed a $16.5 million equity capital raise at an issuance price per share of $2.00.

In connection with the offering, Monarch also exchanged newly issued shares of common stock for 6,785 shares of a class of Monarch preferred stock and a warrant to purchase up to 52,192.40 shares of common stock that were issued to The United States Department of the Treasury pursuant to the Troubled Asset Relief Program. At the completion of the exchange, the class of preferred stock was eliminated and the warrant was cancelled. The proceeds of the 2013 offering were used to fund the Department of Treasury transaction, to pay the expenses of the offering, to recapitalize Monarch Community Bank and to support the ongoing growth of Monarch Community Bank.

On May 6, 2010, Monarch Community Bank entered into a consent order with the Federal Deposit Insurance Corporation and the State of Michigan Department of Insurance and Financial Services. After addressing the issues covered by the consent order and completing the recapitalization, the consent order was terminated on July 9, 2014. In connection with the termination of the consent order, Monarch Community Bank agreed, among other things: (i) to adopt a plan for collecting, charging off, selling or otherwise improving the quality of the bank's delinquent or substandard credits in order to reduce the bank's risk position with respect to these credits; (ii) not to extend additional credit to or for the benefit of borrowers with credits classified as "loss" or otherwise written off; (iii) to adopt a plan for reducing the volume of real estate loans with loan to value ratios in excess of regulatory guidelines; (iv) to adopt a profit plan aimed at improving earnings, with such plan to address the viability of each loan production office, realistic operating budgets and a budget review process for monitoring performance against budget; and (v) maintain Tier 1 capital as a percentage of assets at a minimum of 8.5%. Monarch was also subject to a formal enforcement action issued by the Federal Reserve Bank of Chicago which was terminated on November 7, 2014.

With the consent order terminated and the recapitalization in place, the Monarch board of directors reevaluated and reviewed its strategic goals and alternatives. This review included consideration of potential transactions and business combinations, as well as Monarch's standalone business plans and prospects.

During July, 2014, the Monarch board of directors discussed commencing a strategic review process, including possibly acquiring additional strategically or financially desirable financial institutions, or the possible sale of Monarch. As part of this discussion, the board of directors considered several investment banking firms with experience in business combinations in the financial services industry in Michigan and contiguous areas. After consideration, the board of directors retained Donnelly Penman because of Donnelly Penman's familiarity with financial services industry transactions in Monarch's geographic market and its familiarity with Monarch's operations, management team and stockholders. Following its engagement, during July 2014, Donnelly Penman made a presentation to the Monarch board of directors regarding strategic alternatives and a possible sale process. The presentation included a discussion of improving economic conditions and business fundamentals in the financial services sector and the general environment for bank mergers and acquisitions.

A list of potential buyers was assembled and reviewed and discussed on several occasions among members of Monarch's executive management team and Donnelly Penman. Members of Monarch’s executive management team also informally discussed potential bidders with members of the board of directors from time to time, but the potential bidder list was not submitted to the full board for formal review and consideration. Modifications to the

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list were made with consideration given to, among other things, the likelihood of interest, the ability to pay and competitive concerns that might prevent or delay a transaction from a regulatory perspective.

Starting in early August, 2014, Donnelly Penman contacted more than 30 potential buyers, including Chemical. All of these potential buyers were other financial institutions with strategic reasons for considering an acquisition of Monarch. The potential buyers were provided with information generically describing the business and certain financial metrics and asked to express interest in a potential transaction. Nineteen parties expressed interest and signed confidentiality agreements. Each of the 19 parties that signed confidentially agreements was a strategic potential buyer. Among other things, under the terms of the confidentiality agreements each potential acquirer agreed for a period of one year not to participate directly or indirectly in any acquisition of securities of Monarch, any tender or exchange offer involving Monarch, not to solicit proxies relating to Monarch’s voting securities and not to otherwise take any action related to seeking ownership or control of Monarch without the consent of Monarch’s board of directors. These agreements also prohibited potential bidders from requesting that Monarch amend or waive the provisions relating to not seeking ownership or control of Monarch. The parties that signed the confidentiality agreements were provided with a confidential information memorandum that more completely described Monarch's business and operations beginning the week of August 22, 2014.

After their review of publicly available information and the confidential information memorandum, three potential acquirers, including Chemical, submitted non-binding letters of intent on September 9, 2014. These letters of intent outlined key merger considerations including, but not limited to: aggregate total consideration, form of consideration, pro forma capitalization, bank charter and integration plans, employee retention expectations, benefit packages, and proposed severance, material conditions for closing, regulatory standing and required approvals, and any additional requirements.

On September 11, 2014, Donnelly Penman reviewed with Monarch’s board of directors the offers provided by the three potential acquirers who had submitted non-binding letters of intent (two non-binding offers for all cash deals and one non-binding offer (Chemical’s) for an all stock transaction). This review and discussion included the pros and cons of each bidder and the transaction structures favored by these bidders, the likelihood of consummating a transaction with each bidder, and the competitive and other regulatory challenges that a potential deal with each bidder might face. Donnelly Penman then discussed the merits of entering into an exclusive negotiation with Chemical, should they be able to increase their valuation and keep other terms of their letter of intent the same. In discussing the relative merits of Chemical, among other things, Donnelly Penman noted that Chemical is a much larger institution, accustomed to completing and integrating acquisitions, and that it was unlikely that Chemical would face significant regulatory or other difficulties in completing the acquisition of Monarch. The initial non-binding letter of intent from Chemical was an all-common stock offer valued at approximately $22.0 to $25.0 million in total aggregate consideration. In the course of this discussion and in response to questions from members of the board of directors, Mr. Joseph Hemker of Howard and Howard Attorneys PLLC ("H&H"), Monarch's outside counsel, outlined the fiduciary responsibilities of board members when the board is presented with a potential sale of a company. After a discussion of its fiduciary duties and upon a recommendation from Donnelly Penman, the board of directors agreed that Monarch should engage in discussions exclusively with Chemical, subject to Chemical increasing its valuation range.

On September 17, 2014, Chemical submitted a final non-binding letter of intent that increased its valuation range to $24.2 to $25.0 million, with the added provision that Monarch and Chemical would enter into a period of exclusive dealing during which Chemical would be allowed to perform further due diligence and the two parties would negotiate and execute a mutually acceptable definitive merger agreement.

Over the course of the exclusive dealing period, representatives of the parties negotiated key points of a potential transaction, including an increase in the exchange ratio of Chemical common stock issued to Monarch shareholders and certain price adjustments based on Monarch’s shareholder equity at closing.

After the parties agreed to the key financial points of a potential transaction, the draft merger agreement was distributed on October 25, 2014, and from October 25 through October 30, representatives of Chemical and Monarch, including Donnelly Penman, H&H and Warner Norcross & Judd LLP ("Warner"), outside counsel to Chemical, held multiple discussions regarding the draft merger agreement and its terms and due diligence issues requiring resolution prior to execution of a merger agreement. The parties also discussed certain matters related to the status and treatment of Monarch employees after the closing of the merger transaction if the merger was consummated, including whether Monarch’s or Chemical’s severance policies should apply for employees whose

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employment is terminated after the closing of the transaction, the impact the proposed transaction would have on the existing executive transition agreements with specified executive officers, and new incentive and retention agreements with specified executive officers. With regard to existing employment arrangements, Mr. DeVries and Chemical’s chief executive officer discussed Chemical’s desire that Mr. DeVries remain with Chemical after consummation of the transaction, and reached a general understanding with respect to Mr. DeVries' position, duties and compensation if the merger were consummated. This general understanding has not been reduced to a formal written agreement. In connection with its consideration of the merger agreement and the merger, Mr. DeVries advised Monarch's board of directors of Chemical's desire to employ Mr. DeVries with Chemical after consummation of the merger and of Mr. DeVries' discussions with Chemical's chief executive officer regarding continuing employment. The parties also had general discussions regarding other executive officers of Monarch, but such discussions did not result in any formal written agreements.

On October 30, 2014, Monarch's board of directors met with Donnelly Penman and H&H. At the board meeting, which was attended by all of Monarch's directors, Donnelly Penman summarized the key aspects of the sale process to date, including the scope and outcome of buyer outreach, due diligence activities undertaken with participants in the sale process, the first round indications of interest and the events that occurred during the second round of the process. Donnelly Penman then summarized the key provisions of the merger agreement and reviewed its analysis of the proposed transaction terms and of Monarch as a standalone entity. At the conclusion of its presentation, Donnelly Penman issued its oral fairness opinion to the Monarch board, which was subsequently confirmed by the delivery of Donnelly Penman's written opinion dated October 31, 2014, that, as of the date of the opinion and subject to the various considerations described in the opinion, the merger consideration is fair, from a financial point of view, to the holders of Monarch common stock.

Mr. Joseph Hemker of H&H then reviewed with the Monarch board in detail the final draft of the merger agreement, including the terms on which the board would have the ability to consider a superior proposal if one were to emerge, the termination fee that would be payable upon termination of the merger agreement in certain circumstances, and the conditions to closing, including specifically the regulatory approval provisions of the merger agreement. H&H also reviewed with the Monarch board the terms of the voting agreement each board member was being asked to execute in favor of Chemical and discussed the continuing negotiations regarding incentive and retention arrangements with certain executives of Monarch.

Following additional discussion and deliberation, including careful consideration of the factors described under "Monarch's Reasons for the Merger and Recommendation of the Board of Directors," the Monarch board of directors unanimously determined that the merger is in the best interests of Monarch and Monarch's stockholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement. The board also approved the terms of the voting agreements.

After approval by the Monarch board, Monarch and Chemical executed and delivered the merger agreement on October 31, 2014 following close of the stock market. Chemical issued a press release announcing the transaction before the stock market opened on November 3, 2014.

Monarch’s Reasons for the Merger and Recommendation of the Board of Directors

The Monarch board of directors, with the assistance of its financial and legal advisors, evaluated and considered a variety of financial, legal, and market considerations relating to its decision to proceed with the merger. The terms of the proposed merger, including the consideration to be received by Monarch's stockholders, are the result of arm's length negotiations between the representatives of Monarch and Chemical. The decision of the board of directors to approve the merger, adopt the merger agreement, and recommend that stockholders approve the merger agreement was the result of extensive discussions and deliberation that took place over a period of over several months, with scheduled formal discussions occurring at several meetings of board of directors. There were also numerous informal discussions regarding transactions generally and the Chemical transaction specifically between Monarch's management team and members of the board of directors and Monarch's outside advisors. Both Donnelly Penman and H&H provided multiple presentations to the Monarch board, and the board vote to approve the merger was unanimous.

The board of directors did not approve the merger for any single reason, and did not assign any specific level of importance to any of the factors considered. Each director reached his decision by considering various factors, and likely placed varying degrees of weight on these different factors.

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The factors considered by the board of directors included, but were not limited to, the following:

•	The board of directors considered Monarch's future prospects for enhancing stockholder value by continuing to operate as an independent bank holding company.
•	The board of directors considered the strategic nature of the proposed combination with Chemical and the opportunity to create future financial value for the stockholders as a combined organization.
•	The board of directors considered the business, financial conditions, and earnings prospects of Chemical and the apparent competence, experience, community banking philosophy, and integrity of Chemical and its management.
•	The board of directors considered that, by becoming part of a larger organization with greater resources, Monarch will be able to better serve its customers and communities and provide a broader array of products and services that will be competitive with other financial service providers in its geographic market.
•	The board of directors considered the financial value of the Chemical proposal and the premium that value represents over the current market value of Monarch's common stock.
•	The board of directors considered the fact that Chemical's common stock trades on The NASDAQ Global Select Market and trades in substantially higher trading volumes than Monarch's stock, and that following the merger Monarch's shareholders would benefit from this increased liquidity.
•	The board of directors considered that Chemical is categorized as "well capitalized" under banking regulations by a significant margin, has a strong liquidity position, and has a track record of consistent profitability.

•	The board of directors considered that Chemical has a history of paying consistent quarterly cash dividends to its shareholders.
•	The board of directors considered that a stock-for-stock merger is a tax efficient structure for the transaction, which will not result in realized capital gains to Monarch's shareholders.
•	The board of directors considered the opinion of its financial advisors that the per share consideration to be received by Monarch shareholders is fair to these shareholders from a financial point of view.

After thorough consideration of all factors deemed relevant by the board of directors, Monarch's board of directors concluded that the merger agreement and the consideration to be paid under the merger agreement represented the best entire value reasonably available to Monarch's stockholders, and that the merger was in the best interests of Monarch and its stockholders.

The Monarch board of directors unanimously recommends that Monarch stockholders vote "FOR" approval of the merger agreement.

Chemical’s Reasons for the Merger

Chemical's board of directors has unanimously determined that the merger is in the best interests of Chemical and Chemical's shareholders, adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement. In negotiating the terms of the merger agreement and in considering its adoption, the board of directors of Chemical reviewed the financial results and conditions of Chemical and Monarch, the perceived prospects for each in the future, and the business philosophies of Chemical and Monarch.

Growth through acquisition has been part of Chemical's strategic plan for several years. Monarch's expressed interest in a business combination presented Chemical's board of directors and management with an opportunity to implement this strategy.

Chemical's management believes the strategic combination with Monarch is expected to allow Chemical to deploy its capital and systems more efficiently to support a larger organization. Chemical also believes that each organization has complimentary strengths in its product offerings that present opportunities for synergies when these strengths are shared between the two organizations.

The board of directors of Chemical believes the merger provides the shareholders of Chemical an opportunity to have an interest in a larger and more diversified financial organization. Shareholders of Chemical may enjoy certain benefits associated with the combined organization's larger and more diversified asset base and

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access to a broader range of markets. The shareholders of Chemical will, however, be subject to the risks associated with Monarch, in which they have not previously held an interest.

The board of directors of Chemical believes that the merger will enable each organization to become more effective competitors in their respective markets through access to greater financial and managerial resources. The board of directors of Chemical considers this access to be important in light of increased competition from a broader range of financial institutions than has generally been encountered in the banking industry. The board of directors of Chemical also believes that the merger will permit the achievement of certain economies of scale in the areas of administration, regulatory compliance, management and capital formation.

The board of directors of Chemical did not assign any particular weight to any one of the foregoing factors.

Fairness Opinion of Monarch's Financial Advisor

By letter dated July 1, 2014, Monarch retained Donnelly Penman to act as independent financial advisor to the board of directors in connection with a possible business combination of Monarch with another party. Donnelly Penman is an investment banking firm of recognized standing with a business specialty in financial institutions. In the ordinary course of its investment banking business, Donnelly Penman is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Donnelly Penman acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At a meeting of the Monarch board of directors on October 30, 2014, Donnelly Penman delivered to the Monarch board of directors its oral opinion, followed by delivery of its written opinion, that, the merger consideration was fair to the holders of Monarch common stock from a financial point of view. The full text of Donnelly Penman's written opinion dated October 31, 2014 is attached as Appendix B to this prospectus and proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Donnelly Penman in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Monarch stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. Donnelly Penman has consented to the inclusion of its written opinion and this description of its opinion in this prospectus and proxy statement.

Donnelly Penman's opinion speaks only as of the date of the opinion. The opinion was directed to the Monarch board of directors and is directed only to the fairness of the merger consideration to be paid to the holders of Monarch common stock from a financial point of view. It does not address the underlying business decision of Monarch to engage in the merger or any other aspect of the merger and is not a recommendation to any Monarch stockholder as to how such stockholder should vote at the special meeting with respect to the approval of the merger agreement or any other matter.

In connection with rendering its opinion, Donnelly Penman reviewed and considered, among other things:

•	the merger agreement;

•	certain information for Monarch, including each of its Annual Reports on Form 10-K for the years ended December 31, 2013 and 2012, and the Quarterly Report on Form 10-Q for the quarterly periods ended on March 31, and June 30, 2014, and the internal financial results for the quarterly period ended on September 30, 2014, provided by Monarch management;

•	certain publicly-available information for Chemical, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011 and the Quarterly Report on Form 10-Q for the quarterly periods ended on March 31, June 30, and September 30, 2014;

•	certain information, including historical and forecasted financial information, relating to earnings, assets, liabilities and prospects of Monarch furnished by senior management of Monarch;

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•	Monarch's senior management projected earnings estimates for fiscal years 2015 through 2018, which were deemed reasonable by Monarch's management; and 2019 projections which Donnelly Penman estimated from the Monarch 2015 through 2018 projections and which were reviewed and deemed reasonable by Monarch’s senior management;

•	the most recently available consensus analyst estimates for projected earnings for Chemical for fiscal years 2015 and 2016, which projections Donnelly Penman used to estimate projections for 2017 through 2019;

•	the financial condition and operating results of certain other financial institutions that Donnelly Penman deemed comparable;

•      a contribution analysis of Monarch and Chemical to the combined entity with regard to certain financial metrics as of September 30, 2014;

•	the recent stock prices and trading activity for the common stock of Monarch and Chemical and in the case of Chemical during the last ten years and up until the trading day prior to the execution of the merger agreement;

•      various valuation analyses of Monarch that Donnelly Penman performed including a cash dividend analysis, analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

•      various valuation analyses of Chemical that Donnelly Penman performed including an analysis of comparable companies and a pro forma dividend discount analysis;

•      information with respect to the potential pro forma impact of the merger; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

Donnelly Penman also held discussions with the senior management of Monarch regarding past and current business operations, regulatory relations, financial condition and future prospects of Monarch and such other matters as Donnelly Penman deemed relevant to its inquiry. Donnelly Penman also held discussions with the senior management of Chemical with regard to its business operations, regulatory relations, and the published mean earnings estimates. Donnelly Penman relied upon the management of Monarch and Chemical as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore, including, but not limited to, any potential cost savings and operating synergies) prepared by and provided to Donnelly Penman by management of Monarch and Chemical and Donnelly Penman has assumed, at the direction of Monarch and Chemical, that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements and that they provide a reasonable basis upon which Donnelly Penman could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Donnelly Penman relied on this projected financial information without independent verification or analysis and does not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

In conducting its review and arriving at its opinion, Donnelly Penman, with Monarch's consent, has relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Monarch and Chemical or upon publicly available information. Donnelly Penman assumed that the stock consideration of the merger will be treated as a tax-free reorganization for federal income tax reporting. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman further relied upon the assurance of management of Monarch and Chemical that they were unaware of any facts that would make the information

27

provided or available to it incomplete or misleading in any respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of Monarch and Chemical. Donnelly Penman did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of Monarch and Chemical were and will continue to be adequate after the merger to cover such losses. Donnelly Penman's opinion is necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by it on the date of its opinion. Donnelly Penman does not have any obligation to update its opinion, unless requested by Monarch in writing to do so, and Donnelly Penman expressly disclaimed any responsibility to do so in the absence of such a written request.

No limitations were imposed by Monarch on Donnelly Penman or on the scope of its investigation or the procedures that were followed by Donnelly Penman in rendering its opinion. The form and amount of the merger consideration was determined through arms' length negotiations between Monarch and Chemical. Donnelly Penman was not requested to opine as to, and its opinion does not address, Monarch's underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to Monarch. Further, Donnelly Penman's fairness opinion does not constitute a recommendation to the stockholders of Monarch with respect to any approval of the merger agreement or the merger. Additionally, Donnelly Penman was not requested to opine as to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of Monarch's officers, directors or employees.

In its analyses, Donnelly Penman has made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Monarch and Chemical. The credit, financial and stock markets have been experiencing unusual volatility and Donnelly Penman expressed no opinion or view as to any potential effects of such volatility on Monarch, Chemical or the merger. Further, for purposes of its analyses and its opinion, Donnelly Penman assumed the value of a share of Chemical common stock is equivalent to the current market price of Chemical common stock and that the current market price of Chemical common stock is a reasonable basis on which to evaluate Chemical. Any estimates contained in Donnelly Penman's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No comparable company or merger utilized in Donnelly Penman's analyses was identical to Monarch, Chemical or the merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Monarch or companies to which it is being compared. None of the analyses performed by Donnelly Penman was assigned a greater significance than any other.

At the October 30, 2014 meeting of the Monarch board of directors, Donnelly Penman presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Donnelly Penman or the presentation made by Donnelly Penman to the Monarch board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

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Summary of Financial Terms

Donnelly Penman reviewed the financial terms of the proposed merger. Shares of Monarch common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.0982 shares of Chemical common stock plus cash in lieu of any fractional share. The aggregate transaction value of approximately $26.0 million is based upon Chemical's closing stock price as of October 30, 2014 (the last trading day prior to Donnelly Penman's fairness opinion presentation to Monarch's board of directors) of $29.55 and 8,962,416 common shares outstanding at Monarch (which includes all unvested restricted stock awards).

Based upon financial information as of and for the quarter ended September 30, 2014, Donnelly Penman calculated the following transaction ratios:

Transaction Valuation
Implied Price:	$2.90*

Implied Price/LTM EPS	nmf
Implied Price/Book Value	1.30x
Implied Price/Tangible Book Value	1.30x
Implied Premium to Core Deposits	4.21%

*Calculated by multiplying Chemical closing stock price of $29.55 as of October 30, 2014 with the exchange ratio of 0.0982.

Book value and tangible book value per share were both $20.013 million ($2.23 per share) on a fully diluted basis, as of September 30, 2014, thus implying a price to book value and price to tangible book value of 1.30x as of October 30, 2014.

The implied premium to core deposits was calculated by taking the premium valuation (above tangible book value), or approximately $6.0 million, and dividing that by core deposits as of September 30, 2014, which were approximately $142.2 million (source: Monarch Community Bank call report as of September 30, 2014 and SNL Financial), or 4.21%.

Note: The approximate $6.0 million premium valuation is calculated by subtracting Monarch’s shareholders’ equity of $20.013 million at September 30, 2014 from the total consideration being offered as of October 30, 2014 of $26.007 million ($29.55 Chemical closing stock price x 0.0982 exchange ratio x 8,962,416 fully diluted Monarch shares outstanding).

Dividend Analysis

Donnelly Penman noted that Monarch currently does not pay a common dividend and that Chemical pays a $0.24 quarterly dividend (or $0.96 on an annualized basis). Donnelly Penman noted that under current quarterly dividend distribution rates for both companies and assuming a 0.0982 exchange ratio per Monarch share that the effective dividend for Monarch would be approximately $0.09 ($0.96 Chemical annual dividend multiplied by 0.0982 exchange ratio, equaling $0.09) resulting in a material increase in both the nominal amount of the cash dividend as well as the effective yield.

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Chemical
Stock Price: As of 10/30/2014	$29.55

Equity:
BV/Share as of September 30, 2014	$24.47
TBV/Share as of September 30, 2014	$20.67

Earnings:
LTM EPS	$1.99
2014 EPS (Est.)	$2.00

Annual Dividends:
2014	$0.94*
2013	$0.87
2012	$0.82
2011	$0.80
2010	$0.80

*Based on fourth quarter of 2014 dividend declared, annualized dividend is $0.96.

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	As of 9/30/2014	Pro Forma As of 9/30/2014
	Monarch	Chemical
Exchange Ratio		0.0982

Equity:
BV/Share	$2.23	$2.40
TBV/Share	$2.23	$2.02

Earnings:
LTM EPS	($0.04)	$0.20
2014 EPS (Est.)	$0.02	$0.20

Dividends:
Annual Dividend	$0.00	$0.09
Dividend Yield (% of MCBF per share value of $1.55)*	0.00%	6.08%
Dividend Yield (% of MCBF per share market value of $2.90)*	0.00%	3.25%
Dividend Yield (% of MCBF per share recapitalization price of $2.00)*	0.00%	4.71%

Est. 10-Year Present Value of Incremental Dividend Income**		$0.60

*	$1.55 per share value is estimated value of Monarch on a standalone basis; $2.00 per share recapitalization price is the value at which Monarch raised $16.5 million of capital in November 2013; and $2.90 per share value of Monarch is the implied valuation of its sale to Chemical, as of 10/30/2014 (the date of Donnelly Penman's oral fairness opinion).
**	The estimated present value of the incremental dividend income to Monarch shareholders from merging with Chemical, above what they would expect to receive should Monarch remain a standalone organization (based on management estimates), and discounting these incremental cash flows utilizing a 12% discount rate. The 12% discount rate is commensurate with the discount rate utilized for the pro forma institution, as later described under the heading Discounted Dividend Analysis – Pro Forma Institution in this document. It is estimated based on the commonly accepted cost of equity build-up method, using Ibbotson Associates, Inc.'s "Stocks, Bonds, Bills and Inflation - Valuation Edition 2013 Yearbook" (the "2013 Yearbook"), in addition to Donnelly Penman's analytical judgment.

Donnelly Penman views the dividend analysis as one analysis in a series of analyses used by Donnelly Penman to reach the opinion that the merger consideration is fair to the holders of Monarch common stock from a financial point of view. The opinion was derived from a review of a variety of analyses, and no particular weight was assigned to any specific analysis.

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Contribution Analysis

The contribution analysis(1) performed by Donnelly Penman compares the relative contribution of key balance sheet and income statement measures by Chemical and Monarch to the pro forma company (calculated by dividing each measure of each institution by the summation of both measures).

			Combined
($ in 000s)	Chemical	Monarch	Percent Contribution
	9/30/2014 (2)	9/30/2014 (3)	Chemical	Monarch
Total Assets	$6,596,985	$176,882	97.4%	2.6%
Total Loans, Net	4,963,914	132,299	97.4%	2.6%
Total Deposits	5,431,927	144,387	97.4%	2.6%
Common Equity	801,606	20,013	97.6%	2.4%

2013 FYE Net Income	$56,808	($2,194)	104.0%	-4.0%
9-30-2014 LTM Net Income	$61,194	($309)	100.5%	-0.5%
2014F FYE Net Income (4)	$67,245	$183	99.7%	0.3%
2015F FYE Net Income (5)	$75,561	$138	99.8%	0.2%

Shares Outstanding (Pro Forma Company) (6)	32,762,591	880,109	97.4%	2.6%

Average (7)			99.2%	0.8%

Total Consideration Received as % of Market Capitalization (8)				2.6%

Footnotes:

(1) Contribution analysis is prior to any ASC 805 impacts (formerly known as FAS 141R) accounting adjustments

(2) Chemical information source: SNL Financial

(3) Monarch information source: Monarch management

(4) Chemical 2014 FYE Net Income based on Wall Street mean consensus estimates as aggregated by SNL Financial ($2.0525 EPS * 32,762,591 shares outstanding)

(5) Chemical 2015 FYE Net Income based on Wall Street mean consensus estimates as aggregated by SNL Financial ($2.2925 EPS * 32,960,000 shares outstanding)

(6) Monarch shares outstanding as of 6/30/2014 of 8,962,416 multiplied by fixed exchange ratio of 0.0982

(7) Average excludes shares outstanding from the calculation.

(8) Total consideration of $26,007,228 divided by pro forma market capitalization of $994,141,792 (33,642,700 shares outstanding * $29.55)

The range of contribution from Monarch ranges from negative 4.0% to positive 2.6% in the pro forma company, with an average of 0.8% (excluding pro forma shares outstanding from the calculation). Monarch stockholders will own approximately 2.6% of the pro forma company.

Donnelly Penman views the contribution analysis as one analysis in a series of analyses used by Donnelly Penman to reach the opinion that the merger consideration is fair to the holders of Monarch common stock from a financial point of view. The opinion was derived from a review of a variety of analyses, and no particular weight was assigned to any specific analysis.

Chemical – Comparable Company Analysis

Donnelly Penman also used publicly available information to compare selected financial and market trading information for Chemical and a group of financial institutions Donnelly Penman deemed to be comparable, based on asset size. The Chemical peer group consisted of the following publicly-traded institutions headquartered in the Midwest (which includes Illinois, Iowa, Indiana, Michigan, and Ohio, although this list is not exhaustive of all states that are included in the Midwest region per SNL Financial) with total assets between $5.0 and $16.0 billion (that are not takeover targets). The peer group consists of all publicly traded financial institutions with total assets between $5.0 and $16.0 billion in the states of Illinois, Iowa, Indiana, Michigan, and Ohio:

•	First Financial Bancorp (FFBC)
•	First Merchants Corporation (FRME)
•	First Midwest Bancorp, Inc. (FMBI)
•	Heartland Financial USA, Inc. (HTLF)
•	MB Financial, Inc. (MBFI)
•	Old National Bancorp (ONB)
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•	Park National Corporation (PRK)
•	PrivateBancorp, Inc. (PVTB)
•	TFS Financial Corporation (TFSL)

The analysis compared publicly available financial information for Chemical and the median financial and market trading data for the Chemical peer group as of and for the last twelve months ended June 30 or September 30, 2014. The table below sets forth a sample of summary data for Chemical and the median data for the Chemical peer group as of and for the last twelve months ended June 30 or September 30, 2014, with pricing data as of October 29, 2014.

Donnelly Penman views the comparable company analysis as one analysis in a series of analyses used by Donnelly Penman to reach the opinion that the merger consideration is fair to the holders of Monarch common stock from a financial point of view. The opinion was derived from a review of a variety of analyses, and no particular weight was assigned to any specific analysis.

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(In $000, except per share data)

					Recent Growth		Capitalization		Return Metrics			Valuation Summary:
Company	Headquarters	Ticker	Assets	Market Cap	LTM Gross Loan Growth	LTM EPS Growth	Tier 1 Leverage Ratio	Tangible Common Equity / Tangible Assets	LTM Pre-, Pre ROAA	LTM ROAA	LTM ROATCE	P / BV	P / TBV	P / Pre- Pre EPS	P / LTM EPS
First Financial Bancorp.	Cincinnati, OH	FFBC	$6,545,744	$915,336	0.60%	-18.69%	9.99%	9.40%	1.67%	0.79%	8.55%	136.23%	158.79%	8.66x	19.15x
First Merchants Corporation	Muncie, IN	FRME	5,591,383	765,135	28.95%	13.67%	NA	8.97%	1.69%	1.05%	13.07%	115.59%	163.64%	8.43x	13.88x
First Midwest Bancorp, Inc.	Itasca, IL	FMBI	9,096,351	1,199,444	16.37%	1.01%	8.93%	8.29%	1.67%	0.87%	10.07%	118.64%	171.30%	8.51x	16.54x
Heartland Financial USA, Inc.	Dubuque, IA	HTLF	5,934,809	451,589	30.77%	-8.80%	NA	6.06%	1.21%	0.65%	11.64%	117.11%	131.89%	6.50x	12.92x
MB Financial, Inc.	Chicago, IL	MBFI	9,818,691	2,133,203	-1.97%	-7.30%	11.61%	9.81%	1.64%	0.97%	10.79%	121.50%	180.22%	13.80x	18.21x
Old National Bancorp	Evansville, IN	ONB	11,179,752	1,541,064	23.06%	-3.06%	8.90%	8.23%	1.80%	0.99%	12.61%	115.02%	184.63%	8.56x	14.95x
Park National Corporation	Newark, OH	PRK	7,013,272	1,224,970	4.46%	1.62%	NA	8.87%	1.53%	1.14%	12.99%	186.81%	208.75%	11.76x	16.67x
PrivateBancorp, Inc.	Chicago, IL	PVTB	15,190,468	2,298,380	NA	35.71%	10.70%	8.84%	1.91%	1.05%	11.91%	171.56%	184.50%	8.42x	16.59x
TFS Financial Corporation (MHC)	Cleveland, OH	TFSL	11,716,018	4,395,921	5.35%	61.54%	NA	15.85%	1.12%	0.58%	3.52%	241.99%	243.26%	34.60x	NM

Median			$9,096,351	$1,224,970	10.86%	1.01%	9.99%	8.87%	1.67%	0.97%	11.64%	121.50%	180.22%	8.56x	16.56x

Chemical Financial Corporation	Midland, MI	CHFC	$6,596,985	$923,577	11.46%	2.58%	11.10%	10.40%	1.64%	0.98%	10.52%	120.45%	143.51%	9.00x	14.81x

Footnote:

(1) Financial data for the comparable group (with the exception of stock price) is as of June 30 for FFBC, MBFI, and TFSL and as of September 30, 2014 for FRME, FMBI, HTLF, ONB, PRK and PVTB.

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Donnelly Penman noted that Chemical had financial and performance metrics that were generally comparable to the peer group presented above. No financial institution used in the above analyses as a comparison is identical to Chemical. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the financial institutions to which Chemical was compared.

Chemical – Trading Analysis

Donnelly Penman reviewed the stock prices, relative performance and trading volumes of Chemical over various time frames and compared the price performance to various indices. Additionally, Donnelly Penman charted the published stock price and tangible book value multiples for Chemical over the last ten years. Donnelly Penman noted that Chemical has significantly greater liquidity in its stock when comparing the company to Monarch's stock.

Trading / Volume / Stock Performance Analysis (1)(2)

	Chemical
	Price	Avg. Daily Volume	Volume as % of Monarch's Pro Forma Shares Outstanding (3)
10/30/2014	$29.55	97,105	11.03%
10/29/2014	$29.47	97,184	11.04%
30-Day Average	$27.25	93,015	10.57%
90-Day Average	$27.73	80,166	9.11%
180-Day Average	$28.03	97,636	11.09%
1-Year Average	$29.29	88,229	10.02%

	Price Performance
	Chemical	SNL Midwest Bank	SNL Mid Cap Bank	S&P 500
30-Day Return	11.01%	2.13%	5.85%	2.49%
90-Day Return	7.26%	1.59%	5.15%	2.87%
180-Day Return	4.09%	3.66%	3.57%	5.89%
1-Year Return	-0.71%	8.08%	2.93%	13.12%
3-Year Return	46.80%	65.87%	58.13%	59.15%
5-Year Return	33.47%	79.58%	64.45%	87.00%
10-Year Return	-17.15%	-24.45%	-51.56%	76.43%

Footnotes:

(1) All averages and return data are as of 10/30/2014

(2) Source: SNL Financial

(3) 8,962,416 fully diluted shares outstanding for Monarch, multiplied by the fixed exchange ratio of 0.0982, equaling 880,109 pro forma shares outstanding. The average daily volume as listed for each period is then divided by 880,109 to determine the volume as a percentage of Monarch’s pro forma shares outstanding.

Each return calculation was calculated by using historical data for each period, beginning with October 30, 2014 as the most recent trading information available. Donnelly Penman noted the above analysis shows that Chemical stock had better returns compared to each of the indices to which it was compared over recent periods, lower returns compared to each of the indices to which it was compared in the 1-yr, 3-yr, and 5-yr, but over the 10-yr history was significantly stronger than the bank indices.

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Donnelly Penman views the trading analysis as one analysis in a series of analyses used by Donnelly Penman to reach the opinion that the merger consideration is fair to the holders of Monarch common stock from a financial point of view. The opinion was derived from a review of a variety of analyses, and no particular weight was assigned to any specific analysis.

Analysis of Selected Merger Transactions – National Group

Donnelly Penman reviewed a representative set of comparable mergers and acquisitions.

The set of mergers and acquisitions included 17 transactions announced from January 1, 2013 through October 29, 2014 for all transactions with target assets between $100 million and $250 million, nonperforming assets to assets ratio greater than 5.0%, and target institutions producing less than 0.25% latest twelve month return on average assets. Donnelly Penman deemed these transactions to be reflective of the proposed merger as Monarch’s current and recent balance sheet and financial performance metrics are consistent with these criteria. Although no specific transaction was exactly the same as Monarch’s, Donnelly Penman reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months' earnings per share, and premium to core deposits. As illustrated in the following table, Donnelly Penman compared the proposed merger multiples to the median multiples of these comparable transactions.

For each transaction listed for which public information is available, Donnelly Penman listed that information. The transaction multiples and values shown were determined based on those deemed relevant and customary in the industry in reviewing merger and acquisition transactions, such as price to book value, price to tangible book value, price to last twelve months (LTM) earnings per share (EPS), and premium to core deposits. The target financial metrics are shown as supporting evidence that the institutions listed as targets of the respective announced and/or completed acquisitions indeed fell within the criteria as previously described. The source of all the listed information was SNL Financial.

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(In $000s)

Transaction Information					Transaction Multiples and Values							Target Financial Metrics

								Price at Announcement to:

Buyer	Target	Target State	Announce Date	Completion Date	Deal Value	Merger Costs as % of Deal Value	Stock Consideration	Book Value (%)	Tang. Book Value (%)	LTM EPS (x)	Premium to Core Deposits	Target Assets	Target NPAs / Assets	LTM ROAA	LTM ROAE	TCE/TA
National Deals
Grand Bancorp, Inc.	Decatur State Bank	AR	10/14/2014		$6,000	NA	NA	38.54%	38.99%	NA	-14.36%	$143,716	8.35%	0.02%	0.24%	10.72%
Century Financial Services Company	Valley National Bank	NM	8/15/2014		NA	NA	NA	NA	NA	NA	NA	$199,608	10.06%	-1.12%	-10.75%	9.11%
Talmer Bancorp, Inc.	First of Huron Corp.	MI	8/6/2014		$13,395	18.66%	NA	117.45%	117.45%	39.28x	1.12%	$227,951	6.29%	0.22%	2.44%	9.40%
Mackinac Financial Corporation	Peninsula Financial Corporation	MI	7/18/2014		$13,131	23.43%	64.59%	125.06%	125.06%	52.52x	2.57%	$131,104	5.21%	0.12%	0.97%	13.11%
D.L. Evans Bancorp	Idaho Banking Company	ID	6/27/2014	9/1/2014	$10,000	NA	NA	297.71%	297.71%	NA	7.64%	$102,087	14.43%	0.01%	0.33%	3.29%
HCBF Holding Company, Inc.	Highlands Independent Bancshares, Inc.	FL	5/15/2014		$3,445	NA	NA	54.32%	54.32%	NA	-1.39%	$247,936	6.34%	-0.22%	-4.13%	5.31%
Oconee Federal Financial Corp. (MHC)	Stephens Federal Bank	GA	2/27/2014		NA	NA	NA	NA	NA	NA	NA	$158,267	12.40%	-0.39%	-9.32%	4.19%
Cache Valley Banking Company	Village Bancorp	UT	1/15/2014	3/1/2014	NA	NA	NA	NA	NA	NA	NA	$122,938	11.23%	-0.15%	-1.37%	10.41%
BNC Bancorp	Community First Financial Group, Inc.	NC	12/18/2013	6/1/2014	$25,834	9.29%	77.72%	105.76%	105.76%	NA	0.83%	$228,492	13.98%	-0.26%	-2.59%	10.73%
Independence Federal Savings Bank	Colombo Bancshares, Inc.	MD	8/27/2013	11/27/2013	$1,713	NA	100.00%	107.94%	107.94%	NA	0.39%	$135,213	5.24%	-1.22%	-12.39%	1.21%
Wintrust Financial Corporation	Diamond Bancorp, Inc.	IL	7/31/2013	10/18/2013	$3,620	NA	NA	50.98%	52.65%	NA	-3.13%	$164,162	8.72%	-2.47%	-59.22%	3.36%
HCBF Holding Company, Inc.	BSA Financial Services, Inc.	FL	4/26/2013	8/28/2013	$8,000	NA	NA	86.05%	86.05%	67.23x	-1.14%	$167,712	9.61%	0.11%	1.45%	8.50%
Investor group	Patterson Bank	GA	4/19/2013	4/19/2013	NA	NA	NA	NA	NA	NA	NA	$106,985	17.81%	-0.55%	-21.40%	2.50%
First Farmers Financial Corporation	Bank of Indiana, National Association	IN	4/9/2013	10/26/2013	NA	NA	NA	NA	NA	NA	NA	$103,062	5.94%	-1.49%	-16.17%	7.76%
Investar Bank	First Community Bank	LA	1/28/2013	5/1/2013	$4,600	5.43%	100.00%	68.92%	68.92%	NA	-3.17%	$106,282	5.33%	-0.15%	-1.29%	11.79%
Liberty Bank	Southern Connecticut Bancorp, Inc.	CT	1/16/2013	6/21/2013	$10,567	NA	NA	88.68%	88.68%	NA	-1.36%	$122,666	6.72%	-1.44%	-16.39%	9.59%
RBB Bancorp	Los Angeles National Bank	CA	1/8/2013	5/17/2013	NA	NA	NA	NA	NA	NA	NA	$198,942	6.19%	0.24%	1.70%	14.03%

National Median					$8,000	13.98%	88.86%	88.68%	88.68%	52.52x	-1.14%	$143,716	8.35%	-0.22%	-2.59%	9.11%

Chemical Financial Corp.	Monarch Community Bancorp	MI	11/4/2014		$26,007	22.30%	100.00%	129.95%	129.95%	NA	4.21%	$176,882	10.08%	-0.18%	-2.19%	11.31%

Source: SNL Financial and Donnelly Penman calculations for some of the metrics of this transaction.

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Analysis of Selected Merger Transactions – Midwest Group

Further, Donnelly Penman reviewed a subset of Midwest-based comparable mergers and acquisitions, from a subset of the defined group as detailed in the national group above. The set of mergers and acquisitions included in this group includes 4 transactions announced from January 1, 2013 through October 29, 2014 for Midwest transactions with target assets between $100 million and $250 million, nonperforming assets to assets ratio greater than 5.0%, and target institutions producing less than 0.25% latest twelve month return on average assets. Donnelly Penman deemed these transactions to be reflective of the proposed merger as Monarch’s current and recent balance sheet and financial performance metrics are consistent with these criteria. Although no specific transaction was exactly the same as Monarch’s, Donnelly Penman reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months' earnings per share, and premium to core deposits. As illustrated in the following table, Donnelly Penman compared the proposed merger multiples to the median multiples of these comparable transactions.

For each transaction listed for which public information is available, Donnelly Penman listed that information. The transaction multiples and values shown were determined based on those deemed relevant and customary in the industry in reviewing merger and acquisition transactions, such as price to book value, price to tangible book value, price to last twelve months (LTM) earnings per share (EPS), and premium to core deposits. The target financial metrics are shown as supporting evidence that the institutions listed as targets of the respective announced and/or completed acquisitions indeed fell within the criteria as previously described. The source of all the listed information was SNL Financial.

Donnelly Penman views the selected merger transaction analysis as one analysis in a series of analyses used by Donnelly Penman to reach the opinion that the merger consideration is fair to the holders of Monarch common stock from a financial point of view. The opinion was derived from a review of a variety of analyses, and no particular weight was assigned to any specific analysis.

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(In $000s)

Transaction Information					Transaction Multiples and Values							Target Financial Metrics

								Price at Announcement to:

Buyer	Target	Target State	Announce Date	Completion Date	Deal Value	Merger Costs as % of Deal Value	Stock Consideration	Book Value (%)	Tang. Book Value (%)	LTM EPS (x)	Premium to Core Deposits	Target Assets	Target NPAs / Assets	LTM ROAA	LTM ROAE	TCE/TA
Midwest Deals
Talmer Bancorp, Inc.	First of Huron Corp.	MI	8/6/2014		$13,395	18.66%	NA	117.45%	117.45%	39.28x	1.12%	$227,951	6.29%	0.22%	2.44%	9.40%
Mackinac Financial Corporation	Peninsula Financial Corporation	MI	7/18/2014		$13,131	23.43%	64.59%	125.06%	125.06%	52.52x	2.57%	$131,104	5.21%	0.12%	0.97%	13.11%
Wintrust Financial Corporation	Diamond Bancorp, Inc.	IL	7/31/2013	10/18/2013	$3,620	NA	NA	50.98%	52.65%	NA	-3.13%	$164,162	8.72%	-2.47%	-59.22%	3.36%
First Farmers Financial Corporation	Bank of Indiana, National Association	IN	4/9/2013	10/26/2013	NA	NA	NA	NA	NA	NA	NA	$103,062	5.94%	-1.49%	-16.17%	7.76%

Midwest Median					$13,131	21.05%	64.59%	117.45%	117.45%	45.90x	1.12%	$147,633	6.12%	-0.69%	-7.60%	8.58%

Chemical Financial Corp.	Monarch Community Bancorp	MI	11/4/2014		$26,007	22.30%	100.00%	129.95%	129.95%	NA	4.21%	$176,882	10.08%	-0.18%	-2.19%	11.31%

Source: SNL Financial and Donnelly Penman calculations for some of the metrics of this transaction.

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Discounted Dividend Analysis – Monarch Standalone

Donnelly Penman calculated an estimated equity value per share for Monarch based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2015 through the fiscal year ending December 31, 2019 and a projected year 2019 terminal value (assuming Monarch continued to operate as an independent company). The valuation date contemplated is March 31, 2015. In conducting its analysis, Donnelly Penman utilized financial estimates provided by and deemed reasonable by Monarch senior management for 2015 through 2019. Donnelly Penman further assumed, which assumption was deemed reasonable by Monarch management, that there would be no common dividend distributions throughout the forecast period.

This analysis utilized a discount rate of 15.0% and a terminal value indication based on a multiple of 1.25 times tangible book value at December 31, 2019, based on estimates of trading valuations for similarly performing institutions based on historical data. The discount rate was derived utilizing Ibbotson Associates, Inc.'s "Stocks, Bonds, Bills and Inflation - Valuation Edition 2013 Yearbook" (the "2013 Yearbook") on cost of equity buildup, in addition to Donnelly Penman's analytical judgment. There is no assurance such values would be realized. The analysis resulted in an estimated equity value per share of $1.55, before any marketability discounts.

Discounted Dividend Analysis – Pro Forma Institution

Donnelly Penman calculated an estimated equity value per share for the pro forma institution. Donnelly Penman used the most recent Wall Street mean consensus analyst estimates available for Chemical through 2016 (as provided by SNL Financial as of the date of Donnelly Penman's fairness opinion), and then assumed net income increased by 5.8% annually thereafter in years 2017, 2018, and 2019, consistent with earnings growth rates from consensus estimates between 2015 and 2016. Monarch standalone net income projections were then added for 2015 through 2019. Donnelly Penman contemplated 41.0% estimated annual cost savings off of Monarch's standalone forecasted operating expenses, tax effected at 35.0%, and added back these cost savings to calculate a pro forma net income. The estimated cost savings were based on Donnelly Penman estimates and discussions with senior management of Monarch and Chemical.

Donnelly Penman estimated an annualized dividend payout per share of $0.97 for 2015 and $1.01 for 2016 (as provided by SNL Financial as of the date of Donnelly Penman's fairness opinion) for the pro forma institution, based on Wall Street mean consensus analyst estimates, moving to an approximate 40.0% dividend payout ratio in 2017 and subsequent years, which represents an assumption of Donnelly Penman for its model based on Chemical's historical payout ratios and return of excess capital. This analysis utilized a discount rate of 12.0% and a terminal value indication based on a multiple of 15.0 multiplied by 2019 net income. The discount rate was derived utilizing the 2013 Yearbook on cost of equity buildup, in addition to Donnelly Penman's analytical judgment. The terminal multiple was estimated based on a return to more normalized valuation levels based on historical data. There is no assurance such values would be realized. The analysis resulted in an estimated equity value per share of $29.26 for the pro forma institution. Multiplying the $29.26 pro forma equity value per share by the exchange ratio of 0.0982 results in an implied equity value per share to Monarch stockholders of $2.87, as compared to an equity value per share on a standalone basis of $1.55.

Additionally, Donnelly Penman ran sensitivity analyses based on a range of discount rates between 10% and 15% and terminal multiples between 10.0x and 20.0x price to earnings. This sensitivity analysis produced value ranges between $1.82 to $4.02 per Monarch share, after contemplating the 0.0982 exchange ratio.

	Price / Earnings Exit Multiple – Chemical Pro Forma Per Share
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
10.0%	$22.47	$24.31	$26.16	$28.01	$29.85	$31.70	$33.54	$35.39	$37.23	$39.08	$40.92
11.0%	$21.61	$23.38	$25.14	$26.91	$28.68	$30.45	$32.22	$33.98	$35.75	$37.52	$39.29
12.0%	$20.79	$22.49	$24.18	$25.87	$27.57	$29.26	$30.96	$32.65	$34.34	$36.04	$37.73
13.0%	$20.02	$21.64	$23.26	$24.89	$26.51	$28.14	$29.76	$31.38	$33.01	$34.63	$36.26
14.0%	$19.28	$20.83	$22.39	$23.95	$25.50	$27.06	$28.62	$30.18	$31.73	$33.29	$34.85
15.0%	$18.57	$20.07	$21.56	$23.05	$24.55	$26.04	$27.54	$29.03	$30.52	$32.02	$33.51

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	Price / Earnings Exit Multiple – Implied Monarch Valuation
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
10.0%	$2.21	$2.39	$2.57	$2.75	$2.93	$3.11	$3.29	$3.48	$3.66	$3.84	$4.02
11.0%	$2.12	$2.30	$2.47	$2.64	$2.82	$2.99	$3.16	$3.34	$3.51	$3.68	$3.86
12.0%	$2.04	$2.21	$2.37	$2.54	$2.71	$2.87	$3.04	$3.21	$3.37	$3.54	$3.71
13.0%	$1.97	$2.13	$2.28	$2.44	$2.60	$2.76	$2.92	$3.08	$3.24	$3.40	$3.56
14.0%	$1.89	$2.05	$2.20	$2.35	$2.50	$2.66	$2.81	$2.96	$3.12	$3.27	$3.42
15.0%	$1.82	$1.97	$2.12	$2.26	$2.41	$2.56	$2.70	$2.85	$3.00	$3.14	$3.29

Donnelly Penman's Compensation and Other Relationships with Monarch

Donnelly Penman has acted as financial advisor to the Monarch board of directors and senior management of Monarch and its subsidiaries in connection with the merger. The Monarch board of directors and its subsidiaries agreed to pay Donnelly Penman an advisory and transaction fees based on the closing price of the transaction. An advisory fee of $10,000 was paid upon execution of the engagement letter, additional monthly advisory fees totaling $22,500 were paid, $60,000 was paid upon delivery of Donnelly Penman's written fairness opinion, and 30% of the transaction fee ($18,422) was paid upon execution of the merger agreement. The remainder of the transaction fee due to Donnelly Penman, which is contingent upon completion of the merger, is currently estimated to be approximately $234,421. The advisory fees totaling $32,500 will be credited against the remaining transaction fee. Monarch has also agreed to indemnify Donnelly Penman against certain liabilities arising out of its engagement and to reimburse Donnelly Penman for certain of its reasonable out-of-pocket expenses.

Certain Projected Financial Information Reviewed by Monarch

Monarch does not as a matter of course make public projections as to future earnings or other financial information. However, management of Monarch has prepared the projected financial information of Monarch for 2015 through 2018. Donnelly Penman presented to the Monarch board of directors the projected financial information of Chemical for 2015 and 2016 based entirely on publicly available Wall Street analyst consensus estimates. The accompanying projected financial information was not prepared or presented with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but in the view of Monarch’s management, was prepared or presented on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the knowledge and belief of Monarch’s management, the expected course of action and the expected future financial performance of Monarch. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and the readers of this prospectus and proxy statement should not place undue reliance on the projected financial information. Neither Monarch’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The projected financial information regarding Monarch’s anticipated future operations was prepared by Monarch for the years 2015 through 2018. Donnelly Penman then estimated 2019 projected financial information of Monarch based on the applicable growth rates taken from the 2015 through 2018 projected financial information of Monarch, which was then reviewed with Monarch's management and deemed reasonable. The projected financial information of Chemical for the years ending 2015 and 2016 was presented by Donnelly Penman based entirely on publicly available Wall Street analyst consensus estimates. Donnelly Penman then estimated 2017, 2018 and 2019 projected financial information of Chemical based on the implied 2016 earnings growth rate of 5.8% from the prior year's estimated earnings. Chemical did not express any opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the projected financial information related to Chemical in this prospectus and proxy statement.

The financial projections of Chemical for 2015 and 2016 were presented by Donnelly Penman based entirely on publicly available Wall Street analyst consensus estimates which are inherently uncertain and are beyond the control of Chemical. The financial projections of Monarch were based on numerous variables and assumptions

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(including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of Monarch. Financial projections for both Monarch and Chemical are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside the control of Monarch or Chemical, volatility in interest rates, economic conditions generally and in the markets that Monarch and Chemical serve, consumer sentiment, and other risks and uncertainties relating to Monarch’s and Chemical’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under "Forward-Looking Statements," all of which are subject to change. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this prospectus and proxy statement should not be regarded as an indication that any of Monarch, Chemical or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Monarch, Chemical or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Monarch, Chemical or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding Monarch’s or Chemical’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered by the Monarch board of directors in adopting the merger agreement and in authorizing and approving the merger and all other transactions contemplated by the merger agreement. Monarch has made no representations to Chemical, and Chemical has made no representations to Monarch, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based.

Monarch Summary Financial Projections(1)

(Prepared by Monarch)

(Dollars in thousands, except per share data)

	Years Ending December 31
	2015E	2016E	2017E	2018E	2019E
Net income to common shareholders	$138	$108	$243	$552	$607
Total assets	$216,614	$244,588	$270,741	$300,961	$331,057
Total deposits	$156,133	$184,724	$212,457	$241,955	$266,150
Total shareholders’ equity	$20,381	$20,675	$20,918	$21,470	$22,077
Tangible common equity/Tangible assets	9.41%	8.45%	7.73%	7.13%	6.67%
Diluted EPS	$0.02	$0.01	$0.03	$0.06	$0.07
Tangible book value per share	$2.27	$2.31	$2.33	$2.40	$2.46
Return on average assets	0.07%	0.05%	0.09%	0.19%	0.19%
Return on average equity	0.68%	0.53%	1.17%	2.60%	2.79%

(1) 2015 through 2018 projected financial information prepared by Monarch's management. Donnelly Penman estimated 2019 projected financial information of Monarch based on the applicable growth rates taken from the 2015 through 2018 projected financial information of Monarch, which was then reviewed with Monarch's management and deemed reasonable.

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Chemical Summary Financial Projections(2)

(Presented by Donnelly Penman)

(Dollars in thousands, except per share data)

	Years Ending December 31
	2015E	2016E	2017E	2018E	2019E
Net income to common shareholders	$75,561	$79,928	$84,548	$89,434	$94,603
Diluted EPS	$2.29	$2.43	$2.57	$2.71	$2.87

(2) Based entirely on publicly available Wall Street analyst consensus estimates for 2015 and 2016 at the time of Donnelly Penman’s fairness opinion. 2017, 2018 and 2019 projected financial information of Chemical was estimated by Donnelly Penman based on the implied 2016 earnings growth rate of 5.8% from the prior year's estimated earnings.

The foregoing projections of Chemical were presented by Donnelly Penman based entirely on publicly available Wall Street analyst consensus estimates for 2015 and 2016. Donnelly Penman then estimated 2017 through 2019 projected financial information of Chemical based on the implied 2016 earnings growth rate of 5.8% from the prior year's estimated earnings. The foregoing projections of Monarch for 2015 through 2018 were prepared by Monarch's management. Donnelly Penman then estimated 2019 projected financial information of Monarch based on the growth rate implied from the 2015 through 2018 projected financial information of Monarch, which was then reviewed with Monarch management and deemed reasonable. These assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections entitled "Forward-Looking Statements" beginning on page 17 and "Risk Factors" beginning on page 13. These uncertainties and contingencies are difficult to estimate or predict and many are or will be beyond the control of Monarch, Chemical, or the combined company.

Readers of this prospectus and proxy statement are cautioned not to place undue reliance on the projections set forth above. The inclusion of the above projections in this prospectus and proxy statement should not be regarded as an indication that Monarch, Chemical, or their respective officers, directors, agents or other affiliates consider such information to be an accurate prediction of future results or necessarily achievable. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the merger is completed. In addition, the above projections do not give effect to the merger nor do they take into account the effect of any failure of the merger to occur, and should not be viewed as necessarily accurate or continuing in that context.

Readers of this prospectus and proxy statement are urged to review Monarch’s and Chemical’s most recent SEC filings for a description of each company’s results of operations and financial condition during the most recent interim period and prior year. Monarch does not intend to update or otherwise revise the above projections to reflect events that occur or circumstances that exist after the date they were prepared, except as may be required by applicable law.

No Dissenters' Rights in the Merger

Dissenters' rights are rights that, if available under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters' rights are not available in all circumstances, and exceptions to these rights are provided in the MGCL. Under the MGCL, holders of Monarch common stock will not have dissenters' rights in connection with the merger.

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Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Chemical will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Monarch will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price consideration, which is measured at the date of the effective time of the merger and consisting of the shares of Chemical common stock to be issued to Monarch stockholders plus cash in lieu of any fractional shares, exceeds the fair value of the net assets including identifiable intangibles of Monarch at the effective time of the merger, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more often if necessary. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Monarch being included in the consolidated financial results of Chemical beginning from the effective time of the merger.

Material United States Federal Income Tax Consequences

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Monarch common stock with respect to the exchange of Monarch common stock for Chemical common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their Monarch common stock as capital assets within the meaning of section 1221 of the Code. This summary is based on the Code, Treasury Regulations, judicial decisions and administrative pronouncements, each as in effect as of the date of this prospectus and proxy statement. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert or that a court would not sustain a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Monarch common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Monarch common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Monarch common stock that are partnerships or other pass-through entities (and persons holding their Monarch common stock through a partnership or other pass-through entity), persons who acquired shares of Monarch common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a "functional currency" other than the U.S. dollar, and persons holding their Monarch common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a "U.S. Holder" is a beneficial owner of Monarch common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;
•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;
•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or
•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

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If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Monarch common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Chemical and Monarch have structured the merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The obligations of Chemical and Monarch to consummate the merger are conditioned upon the receipt of an opinion from Warner Norcross & Judd LLP for its client, Chemical, and an opinion from Howard and Howard Attorneys PLLC for its client, Monarch, to the effect that the Merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Chemical and Monarch.

Assuming that the transactions are consummated substantially in conformity with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and therefore, the material United States federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Chemical or Monarch by reason of the merger;
•	you will not recognize gain if you exchange your Monarch common stock for Chemical common stock, except for any gain that may result from the receipt of cash in lieu of fractional shares of Chemical common stock you would otherwise be entitled to receive;
•	you will not recognize any loss if you exchange your Monarch common stock for Chemical common stock, even if you might otherwise recognize a loss in a sale to a third party, except for any loss that may result from the receipt of cash in lieu of fractional shares of Chemical common stock you would otherwise be entitled to receive;
•	your aggregate tax basis in the Chemical common stock that you receive in the merger will equal your aggregate tax basis in the Monarch common stock you surrendered; and
•	your holding period for the Chemical common stock that you receive in the merger will include your holding period for the shares of Monarch common stock that you surrender in the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Chemical and Monarch have not requested and do not intend to request any ruling from the IRS. You are urged to consult your own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Litigation Related to the Merger

On November 21, 2014, a putative class action complaint was filed in the Circuit Court for Baltimore City in the State of Maryland by an individual purporting to be a stockholder of Monarch. The action is styled Donald Denney v. Monarch Community Bancorp, Inc., et al., Case No. 24-C-14-006531. On December 9, 2014, a second putative class action and stockholder derivative complaint was filed in the Circuit Court for Baltimore City in the State of Maryland by an individual purporting to be a stockholder of Monarch. The action is styled Michael Madden v. Monarch Community Bancorp, Inc. et. al., Case No. 24-C-14-008194. A stipulation to consolidate these cases is pending before the court. Each complaint alleges, among other things, that the directors of Monarch breached their fiduciary duties to Monarch's stockholders in connection with the merger by approving a transaction pursuant to an allegedly inadequate process that undervalues Monarch and includes preclusive deal protection provisions, and that Monarch and Chemical allegedly aided and abetted the Monarch directors in breaching their duties to Monarch's stockholders. The Madden complaint further alleges that Chemical's registration statement containing a preliminary version of this prospectus and proxy statement, as filed with the SEC on December 11, 2014, was incomplete and misleading because of the omission of a variety of allegedly material information. The complaints seek various remedies on behalf of the putative class of all public stockholders of Monarch, including enjoining the merger from being consummated in accordance with its agreed-upon terms, rescission or an award of rescissory damages in the event that the merger is consummated, an accounting by the defendants to plaintiffs for all damages caused by the defendants, costs and attorneys' and experts' fees relating to the lawsuit, and such further relief as the court deems just and proper.

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On January 30, 2015, the plaintiffs and defendants entered into a memorandum of understanding ("MOU") setting forth their agreement in principle to settle the litigation. While the defendants deny the allegations in the two complaints, they have agreed to enter into the MOU to avoid the costs and disruptions of any further litigation and to permit the timely closing of the merger. The MOU describes the terms that the parties have agreed to include in the settlement agreement, subject to confirmatory discovery by the plaintiffs, and describes the actions that the parties will take or refrain from taking between the date of the MOU and the date that the settlement agreement is finally approved by the court.

The MOU, among other things, provides that the defendants will amend the prospectus and proxy statement to include the supplemental disclosures contained in the MOU. This prospectus and proxy statement includes the agreed upon supplemental disclosures. The MOU also provides that the settlement agreement will include an injunction against proceedings in connection with the complaint and any additional complaints concerning claims that will be covered by the settlement agreement. In addition, the MOU provides that the settlement agreement will include a release on behalf of the plaintiffs, along with other members of the class of Monarch stockholders certified for purposes of the settlement agreement, in favor of the defendants and their related parties from any claims that arose from or are related to the merger. The defendants have agreed to pay the plaintiffs' attorneys' fees and expenses as determined and awarded by the court, subject to court approval of the settlement agreement and the consummation of the merger.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain provisions of the merger agreement. The following description of the merger agreement is not complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this prospectus and proxy statement as Appendix A and is incorporated herein by reference. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Structure of the Merger; Bank Consolidation

At the effective time of the merger, Monarch will be merged with and into Chemical, with Chemical as the surviving corporation. The separate existence of Monarch will terminate and Monarch common stock will be cancelled and converted into the right to receive the merger consideration. The articles of incorporation and bylaws of Chemical as in effect immediately before the effective time of the merger will be the articles of incorporation and bylaws of the combined organization immediately after the effective time of the merger. The officers and directors of Chemical serving immediately before the effective time of the merger will be the officers and directors of the combined organization immediately after the effective time of the merger.

Immediately following the merger, Chemical intends to consolidate Monarch Community Bank with and into Chemical Bank with Chemical Bank as the surviving bank.

What Monarch Stockholders will Receive in the Merger

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Monarch common stock that you hold will be converted into the right to receive 0.0982 shares of Chemical common stock, subject to adjustment as described below, and cash in lieu of any fractional share.

Chemical will not issue fractional shares of Chemical common stock in the merger. A Monarch stockholder who would otherwise be entitled to receive a fraction of a share of Chemical common stock in the merger will instead receive an amount of cash determined by multiplying that fraction by the volume weighted average price of Chemical common stock as quoted on The NASDAQ Global Select Market for the ten trading days preceding the fifth calendar day prior to the closing date of the merger ("Average Purchaser Closing Price").

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The exchange ratio is subject to adjustment as follows:

•

If the Company Consolidated Shareholders' Equity as of the Final Statement Date is less than $19,500,000, then the Stock Purchase Value will be reduced by an amount equal to $19,500,000 minus the Company Consolidated Shareholders' Equity as of the Final Statement Date (the "Shareholders' Equity Price Adjustment"). If the after-tax Environmental Costs exceed $150,000, then the Stock Purchase Value will be reduced by an amount equal to the after-tax Environmental Costs minus $150,000 (the "Environmental Price Adjustment"). The exchange ratio will be decreased to an amount determined by multiplying (a) the quotient determined by dividing the Adjusted Stock Purchase Value by the Stock Purchase Value and (b) the exchange ratio.

"Adjusted Stock Purchase Value" is equal to the Stock Purchase Value minus the Shareholders' Equity Price Adjustment, if applicable, and minus the Environmental Price Adjustment, if applicable.

"Company Consolidated Shareholders' Equity" means Monarch's total consolidated shareholders' equity as of the Final Statement Date computed in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), as adjusted as set forth in the merger agreement.

"Environmental Costs" means the cost of all remedial or other corrective actions or measures required by law to be taken with respect to property owned or leased by Monarch.

"Final Statement Date" means, following receipt of the approval of the Monarch shareholders and all required regulatory approvals, the closest of the preceding or succeeding month-end as specified by Chemical or Monarch.

"Stock Purchase Value" is equal to the exchange ratio in effect at the time of adjustment multiplied by the total number of shares of the Monarch common stock outstanding as of the effective time of the merger multiplied by the Average Purchaser Closing Price.

•	If the number of shares of common stock of Monarch or Chemical changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, then the exchange ratio will be proportionately adjusted to provide the holders of Monarch common stock the same economic effect as contemplated by the merger agreement prior to such an event.

The amount and nature of the merger consideration was established through arm's-length negotiations between Chemical and Monarch and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the merger consideration reflects a price both parties concluded was appropriate.

We cannot assure you that the current fair market value of Chemical common stock or Monarch common stock will be equivalent to the fair market value of Chemical common stock or Monarch common stock on the effective date of the merger.

Cessation of Stockholder Status

As of the effective time of the merger, holders of Monarch common stock outstanding immediately before the effective time of the merger will cease to be stockholders of Monarch and will have no rights as Monarch stockholders.

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Conversion of Shares; Exchange Procedures

The conversion of Monarch common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. After completion of the merger, Chemical will cause the exchange agent to promptly (i) register and issue book-entry shares, or stock certificates representing shares, of Chemical common stock to you, in the name and to the address that appear on Monarch's stock records at the effective time of the merger, or in such other name or to such other address as you specify in transmittal materials received by the exchange agent, and (ii) issue a check for any fractional share in the amount to which you are entitled, if any, after giving effect to any required tax withholding. The above actions of the exchange agent are subject to the exchange agent receiving all Monarch stock certificates held by you, or an affidavit of loss and indemnity bond for such certificates, together with properly executed transmittal materials.

As soon as reasonably practicable (and not later than 10 business days) after the completion of the merger, you will be sent transmittal materials from an exchange agent for use in exchanging your Monarch stock certificates and to receive the merger consideration.

Chemical and the exchange agent will be entitled to deduct and withhold from the consideration payable to you such amounts as Chemical is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholder from whom they were withheld.

Effective Time of the Merger

The merger will be completed on the date and time specified in a certificate of merger filed with the State of Michigan and a certificate of merger filed with the State of Maryland. The effective time of the merger is anticipated to be in the first half of 2015, if the merger agreement has not been terminated before then. The merger may not be completed until the Monarch stockholders have approved the merger agreement, all necessary regulatory approvals and consents have been received, and all of the conditions to the merger set forth in the merger agreement are satisfied or waived.

Dividends and Distributions

Until Monarch common stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to shares of Chemical common stock into which shares of Monarch common stock may have been converted will accrue but will not be paid. When such certificates or book-entry shares have been duly surrendered, Chemical will pay any unpaid dividends or other distributions, without interest.

Representations and Warranties

The merger agreement contains customary representations and warranties of Chemical and Monarch relating to their respective businesses. In particular, the merger agreement contains representations and warranties of Chemical, on the one hand, and Monarch, on the other hand, to each other, as to, among other things:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the merger agreement, perform its obligations under the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not conflict with or violate the articles of incorporation and bylaws of each party, applicable law, or regulatory restrictions applicable to each party;

•	required regulatory approvals;

•	subsidiaries;

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•	deposit insurance and payment of assessments;

•	the capitalization of each party and voting rights of their respective securities;

•	each party's financial statements and filings of reports with applicable regulatory authorities;

•	the absence of certain changes or events occurring since December 31, 2013;

•	the absence of material litigation;

•	regulatory filings;

•	conduct of each party's business (and the business of each party's subsidiaries) in compliance with applicable laws, orders and regulations;

•	agreements with regulatory agencies;

•	payments to be made to any brokers or finders in connection with the merger;

•	Community Reinvestment Act rating;

•	the accuracy and completeness of organizational documents;

•	compliance with the Bank Secrecy Act;

•	SEC filings and compliance with securities laws; and

•	the absence of undisclosed liabilities.

In addition, the merger agreement contains representations and warranties of Monarch to Chemical as to:

•	the absence of indemnification claims;

•	the filing and accuracy of its tax returns and other tax matters;

•	title to and interest in its assets and those of its subsidiaries, including real property;

•	material leases;

•	intellectual property;

•	labor and employment matters;

•	employee benefit plans and related matters;

•	environmental matters;

•	the duties of Monarch and its subsidiaries as fiduciary;

•	the receipt of a fairness opinion from Monarch's financial advisor;

•	loans and other relationships with, and control of Monarch's and its subsidiaries' assets by, certain related persons;

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•	material changes in business relationships;

•	insurance matters, including without limitation the maintenance and adequacy of insurance and absence of material unsatisfied claims;

•	the adequacy of Monarch's loan reserves;

•	loan origination and servicing;

•	guarantees of indebtedness owed to Monarch or any of its subsidiaries;

•	data security and customer privacy;

•	loans and investments;

•	the absence of insider trading;

•	books and records;

•	joint ventures and strategic alliances;

•	compliance with policies and procedures; and

•	the absence of a shareholder rights plan.

The merger agreement also contains representations and warranties from Chemical to Monarch concerning the listing of Chemical's securities and concerning the compliance (with respect to Chemical) of this prospectus and proxy statement and the registration statement with applicable laws.

The representations and warranties of each of Chemical and Monarch have been made solely for the benefit of the other party and they should not be relied on by any other person. The representations and warranties of Chemical and Monarch do not survive the completion of the merger. The parties qualified many of the representations and warranties contained in the merger agreement with exceptions set forth in disclosure letters that were separately delivered by each party to the other party.

Conduct of Business Pending the Merger

Monarch Restrictions

Monarch has agreed to certain covenants in the merger agreement that restrict the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement. Except as expressly contemplated by the merger agreement, as required by applicable law or with the prior written consent of Chemical (which consent shall not be unreasonably withheld, conditioned or delayed), Monarch has agreed to conduct its business in the ordinary course of business generally consistent with past practice in all material respects, and to the extent consistent therewith, to use commercially reasonable efforts to preserve substantially intact its and its subsidiaries' business organization and customer and business relationships, and keep available the services of present officers and employees.

In addition, Monarch has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement, including without limitation restrictions related to the following (subject, in each case, to exceptions specified in the merger agreement, or with the prior written consent of Chemical, which may not be withheld, conditioned or delayed):

•	amendment of its articles of incorporation or bylaws;

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•	(a) the split, combination or reclassification of any securities issued by Monarch or any of its subsidiaries, (b) the repurchase, redemption or other acquisition, or offer to purchase, redeem or otherwise acquire, any securities issued by Monarch or any of its subsidiaries, or (c) the declaration, setting aside of or payment of any dividend or distribution in respect of, or entry into an agreement with respect to the voting of, any shares of capital stock, except for distributions to or from Monarch subsidiaries;

•	the issuance, sale, pledge, disposal or encumbrance of any securities issued by Monarch or any of its subsidiaries, other than the issuance of shares of Monarch common stock upon exercise of any option granted pursuant to a Monarch stock plan prior to the date of the merger agreement;

•	except in the ordinary course of business consistent with past practice or as required by applicable law or the express terms of any Monarch benefit plan or contract in effect as of the date of the merger agreement, (a) the increase of the compensation (including bonus opportunities) payable or that could become payable by Monarch or its subsidiaries to directors or officers or to any substantial class of employees; (b) the entry into any new or amendment in any material respect of any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors or employees; (c) the establishment, adoption, entry into, amendment of, termination of, or the taking of any action to accelerate rights under any benefit plan, other than termination of Monarch's 401(k) plan/ESOP; (d) the granting of any severance or termination pay unless provided under any benefit plan; (e) the granting of any compensatory awards that are payable in, relate to, or are determined by reference to the value of Monarch common stock; or (f) the funding or in any other way securing of any payment of compensation or benefit under any benefit plan;

•	the promotion of any officer or any non-officer employee to an officer position or the hiring or termination of employment of any officer, except for termination for cause and hiring to replace;

•	the acquisition, by merger, consolidation, acquisition of stock or assets, or otherwise, of any business or division of a business or, except among wholly-owned subsidiaries of Monarch, the making of any capital contributions to any person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

•	except in the ordinary course of business consistent with past practice, the (a) transfer, license, sale, lease or other disposition of any material assets, including capital stock or other equity interests in any subsidiary, provided that such prohibition will not apply to dealings with financial assets or investment securities, and that Monarch and its subsidiaries may transfer, license, sell, lease or dispose of any obsolete or unused equipment, fixtures or assets in the ordinary course of business consistent with past practice; or (b) adoption or effecting of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	except in the ordinary course of business consistent with past practice, the incurrence of any indebtedness for borrowed money or the guarantee of any such indebtedness of another person, or issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities of Monarch or any of its subsidiaries, or the guarantee of any debt securities of another person, or entry into any "keep well" or other contract to maintain any financial statement condition of any other person;

•	the opening, relocation or closing any branch office, loan production office or other material office or facility, or the application for any of the foregoing;

•	the entry into or the amendment or modification of, in any material respect, or the consent to the termination of (other than at its stated expiry date), any material contract, other than in the ordinary course of business consistent with past practice;

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•	the institution, settlement or compromise of any actions pending or threatened before any arbitrator, court or other governmental entity (a) involving the payment of monetary damages or admission of liability by Monarch or any of its subsidiaries of any amount exceeding $100,000; (b) involving injunctive or similar relief; or (c) having a material impact on Monarch's business;

•	the making of any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable law;

•	the settlement or compromise of any tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on Monarch's books and records; the making or changing of any material tax election; the changing of any annual tax accounting period; the adoption or changing of any method of tax accounting; or the entry into any closing agreement, surrendering in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Monarch or any of its subsidiaries, in each case involving $100,000 or more individually or in the aggregate;

•	the making of any capital expenditures or permitting any of Monarch's subsidiaries to make any capital expenditures, except for (a) capital expenditures of not more than $50,000, individually, or $150,000, in the aggregate; or (b) capital expenditures required by law or governmental authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•	the entry into any material new line of business or the change in any material respect of Monarch's lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging or other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by law or any regulatory agency;

•	except as required by law or any regulatory agency, making any material changes in policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

•	(a) except for loans or legally binding commitments for loans that were approved and committed to by Monarch prior to the date of the merger agreement, the making or acquisition of any loan or issuing a commitment (or renewing or extending an existing commitment) for any loan that would result in total credit exposure to the applicable borrower in excess of $1,000,000; (b) except with respect to amendments or modifications that were approved and committed to by Monarch prior to the date of the merger agreement, the amendment or modification in any material respect of any existing loan rated (i) better than special mention, with total credit exposure in excess of $1,500,000, (ii) special mention, with total credit exposure in excess of $500,000, (iii) substandard, with total credit exposure in excess of $250,000, or (iv) nonaccrual, doubtful, loss, restructured by Monarch or past due 90 days or more, with total credit exposure in excess of $250,000; or (c) except with respect to any such actions that were approved and committed to by Monarch prior to the date of the merger agreement, the modification or amendment of any loan in a manner that would result in any principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Monarch, in each case in excess of $250,000;

•	the restructuring or material change of the nature of the composition of its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification and reporting of such portfolios;

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•	the purchase, commitment to purchase or other acquisition of any derivative or synthetic mortgage product, or entry into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

•	the taking of any action that would be materially inconsistent with or contrary to the representations, warranties and covenants made by Monarch in the merger agreement, or the taking of any action that would cause Monarch's representations and warranties to become untrue in any material respect, except as and to the extent required by applicable law, regulatory agencies, or the merger agreement;

•	the failure to comply in all material respects with applicable law and formally adopted internal policies and procedures applicable to the conduct of Monarch's business, except to the extent that application of any law is being contested in good faith and Chemical has been notified of such contest;

•	the failure to maintain Monarch's books, accounts and records in the usual and regular manner and in material compliance with applicable law, governmental policy issuances, GAAP and accounting standards, and formally adopted internal policies and procedures;

•	the failure to use commercially reasonable efforts to maintain Monarch's property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

•	the failure to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on Monarch's assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as were in force on the date of the merger agreement;

•	the failure to charge off loans and maintain Monarch's allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Monarch and its subsidiaries and applicable industry, regulatory, and GAAP standards;

•	the failure to promptly notify Chemical of the threat (to the knowledge of Monarch) or the commencement of any material action against, relating to or affecting (a) Monarch or any of its subsidiaries; (b) Monarch's or any of its subsidiaries' directors, officers or employees in their capacities as such; (c) Monarch's or any of its subsidiaries' assets, liabilities, businesses or operations; or (d) the merger or the merger agreement;

•	the making of any loan or loan commitment, renewal or extension to any director, officer or principal stockholder of Monarch or any Monarch subsidiary or any affiliate of any such person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Monarch and its subsidiaries to the person and the person's immediate family and affiliates, exceed $500,000, provided that this restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Monarch's or its subsidiaries' customers generally;

•	the taking of any action to discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Monarch or any Monarch subsidiary to discharge or satisfy any mortgage, lien, charge or encumbrance is in excess of $250,000, unless the discharge or satisfaction is covered by general or specific reserves;

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•	except as and to the extent required by applicable law or regulatory agencies, (a) the taking of any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, or (b) the taking, or knowing failure to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

•	the entry into or amendment of any contract or other transaction with any Monarch-related person (defined in the merger agreement as any 5% stockholder, any director or executive officer of Monarch or any of its subsidiaries, their spouses and any children or other persons who share the same household with such persons, and any entity of which any such persons, alone or together, have control), except as contemplated or permitted by the merger agreement;

•	the changing in any material respects of Monarch's underwriting, investment or risk management or other similar policies of Monarch or any of its subsidiaries except as required by law or except changes reasonably intended to reduce risk which changes are made after consultation with Chemical;

•	the taking of any action to pay any liability, absolute or contingent, in excess of $25,000, except liabilities reflected on Monarch's financial statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by the merger agreement;

•	the making or renewal of any charitable contributions, gifts, commitments or pledges of cash or other assets except for commitments disclosed in the Monarch disclosure letter provided to Chemical and contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

•	the taking of any action to enter into, or the commitment to enter into, any agreement for trust, consulting, professional, or other services to Monarch or any Monarch subsidiary that is not terminable by Monarch without penalty upon thirty days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to the merger agreement;

•	the taking of any action to enter into, or commitment to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market or offer any product or service; or the disclosure of any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Monarch or a Monarch subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; and

•	the agreement or commitment to do any of the foregoing.

Chemical Restrictions

Chemical has agreed to certain covenants in the merger agreement that restrict the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement. Except as expressly contemplated by the merger agreement, as required by applicable law or with the prior written consent of Monarch (which consent shall not be unreasonably withheld, conditioned or delayed), Chemical has agreed to conduct its business in the ordinary course of business consistent with past practice in all material expects, and to the extent consistent therewith, to use commercially reasonable efforts to preserve substantially intact its and its subsidiaries' business organization and customer and business relationships.

In addition, Chemical has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement, including without limitation the following (subject, in each case, to exceptions specified in the merger

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agreement, or with the prior written consent of Monarch, which may not be unreasonably withheld, conditioned or delayed):

•	the amendment of its articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Monarch common stock relative to the holders of Chemical common stock;

•	except as and to the extent required by applicable law or regulatory agencies, (a) the taking of any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement; or (b) the taking of, or knowing failure to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied; or

•	the agreement or commitment to do any of the foregoing.

Covenants

In addition to the restrictions noted above, the merger agreement contains certain other covenants and agreements, including the following covenants:

•	Chemical agreed to use commercially reasonable efforts to prepare and cause to be filed with the SEC a registration statement, which includes this prospectus and proxy statement, as promptly as practicable following the date of the merger agreement (and in any event no later than 45 days);

•	Chemical agreed to take all actions (other than qualifying to do business in any jurisdiction in which it is not now qualified) required to be taken under the Securities Act of 1933, the Securities Exchange Act of 1934, any applicable foreign or state securities laws, and the rules and regulations thereunder in connection with the merger and the issuance of Chemical common stock as merger consideration;

•	Monarch agreed to hold a special meeting of its stockholders, as soon as practicable following the date on which the registration statement is declared effective or the effective date can be predicted with reasonable certainty, for the purpose of seeking the Monarch stockholder approval of the merger agreement and, except if the Monarch board of directors has made an adverse recommendation change, to use its commercially reasonable efforts to solicit the requisite stockholder approval for such proposal;

•	Chemical agreed to use its commercially reasonable efforts to cause the shares of Chemical common stock to be issued as merger consideration to be accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger;

•	each of the parties agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and to obtain consents of all third parties and governmental bodies necessary or desirable for consummation of the merger;

•	as soon as practicable after the date of the merger agreement, and in no event more than 45 days after the date of the merger agreement, Chemical shall prepare and file with the Federal Reserve Board and each other governmental entity having jurisdiction, all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain, on terms reasonably acceptable to Chemical, each necessary approval of or consent to consummate the merger;

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•	neither of the parties will issue any press release or make any public announcement relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement without the prior written approval of the other party, unless the disclosing party believes in good faith after consultation with outside legal counsel that such press release or public announcement is required to be made by applicable law, rule or regulation promulgated by any applicable securities exchange, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding such press release or other announcement prior to making any such disclosure;

•	commencing on the date of the merger agreement and ending at the earlier of the effective time of the merger or the termination of the merger agreement, (a) Monarch will, upon reasonable prior written notice and as reasonably requested in writing, permit Chemical and its representatives to have reasonable access at all reasonable times, in a manner so as not to interfere with Monarch's normal business operations, to the offices and senior management, premises, agents, books, records and contracts of or pertaining to Monarch and its subsidiaries; and (b) upon the reasonable request of Monarch, Chemical will furnish such reasonable information about its and its business as is relevant to Monarch and its stockholders in connection with the transactions contemplated by the merger agreement; provided, however, that such access to or disclosure of information will comply with applicable laws, will not result in or reasonably be expected to result in the waiver of the attorney-client privilege, and will not result in or reasonably be expected to result in a material breach of any material contract;

•	each party will hold and treat in confidence all documents and information concerning the other party and its subsidiaries furnished in connection with the merger or the merger agreement pursuant to the confidentiality agreement between Chemical and Monarch;

•	Chemical will maintain a directors' and officers' liability insurance policy for six years after the effective time of the merger to cover the present and former officers and directors of Monarch and its subsidiaries with respect to claims against such directors and officers arising from facts or events which occurred before the effective time of the merger (provided that Chemical shall not be required to spend more than 300% of the last annual premium paid by Monarch for such insurance), and for six years after the effective time, Chemical will indemnify and hold harmless to the fullest extent permitted by applicable law the present and former officers and directors of Monarch and its subsidiaries against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring or alleged to have occurred on or prior to the effective time of the merger;

•	if any anti-takeover laws of any governmental entity are or may become applicable to the merger, the parties will use their respective commercially reasonable efforts to take such action as reasonably necessary so that the merger may be consummated as promptly as practicable under the terms of the merger agreement and otherwise take all such actions as are reasonably necessary so as to eliminate or minimize the effects of any such law on the merger;

•	each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder action against it and its directors relating to the merger, will give the other party opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

•	each party will not, and will not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the merger as a reorganization under Section 368(a) of the Code, and each party will use commercially reasonable efforts to cause the merger to so qualify as a reorganization under Section 368(a) of the Code;

•	Monarch will take all actions reasonably requested by Chemical to cause the consolidation of Monarch Community Bank with and into Chemical Bank immediately after the effective time of the merger, including by executing and delivering a bank consolidation agreement in customary form;

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•	Monarch will permit Chemical to conduct environmental assessments of all real property owned, leased or used by Monarch or its subsidiaries as of the date of the merger agreement, and any real property acquired or leased by Monarch or its subsidiaries after the date of the merger agreement;

•	Chemical will use all commercially reasonable efforts to promptly commence preparation for implementation of the conversion of some or all of Monarch's information and data onto Chemical's system with the goal of effecting such data conversion at or as soon as reasonably practicable after the effective time of the merger;

•	Monarch will not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or repurchase or redeem, any shares of Monarch common stock;

•	Monarch will terminate its 401(k) Plan/ESOP immediately prior to the effective time of the merger, and the accounts of all participants and beneficiaries in the plan shall become fully vested upon termination of the plan;

•	before the effective time of the merger, Monarch and each of its subsidiaries will prepare and file any documents necessary to reflect the current name of Monarch or a Monarch subsidiary, as applicable, on all rights, titles, interests and registrations for their respective real and personal property and securities;

•	between the date of the merger agreement and the effective time of the merger, Monarch will deliver to Chemical monthly internal financial reports prepared with respect to Monarch and each of its subsidiaries, and each financial report or statement submitted to regulatory authorities for Monarch and each of its subsidiaries;

•	Monarch will use its reasonable best efforts to obtain estoppel certificates with respect to certain leased properties, in form and substance reasonably acceptable to Chemical and dated not more than 25 days prior to the effective date of the merger;

•	Monarch will promptly notify Chemical in writing if, to Monarch's knowledge, any material customer, agent, representative, supplier, or other person with whom Monarch has a material contractual relationship intends to discontinue, materially diminish or change its relationship with Monarch or any Monarch subsidiary in an adverse manner; and

•	Monarch will prepare, and cause its independent accounting firm to perform certain agreed upon procedures on, a consolidated balance sheet of Monarch and a computation of the Company Consolidated Shareholders' Equity, each as of the Final Statement Date, and each according to procedures set forth in the merger agreement.

Environmental Investigation

Chemical has certain rights under the merger agreement to investigate the environmental condition of Monarch's owned and leased real properties. The merger agreement requires Monarch to provide certain information to Chemical with respect to each such property. The merger agreement allows Chemical to terminate the merger agreement if the estimated after-tax Environmental Costs with respect to Monarch properties exceed $1,500,000 in the aggregate, or if the cost of such actions cannot be reasonably estimated.

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Acquisition Proposals by Third Parties

Except as described below, Monarch has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the terms of the merger agreement, it will not and will cause its subsidiaries and representatives to not:

•	solicit, initiate, encourage or knowingly facilitate (including by way of furnishing non–public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a proposal that constitutes takeover proposal; or

•	engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person material nonpublic information in connection with, any takeover proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover proposal.

Monarch will, and will cause each of its subsidiaries and each of its and its subsidiaries' representatives to, immediately upon execution of the merger agreement, cease any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to any takeover proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the Monarch stockholder approval, if Monarch receives a takeover proposal from any person, Monarch and its representatives are permitted, subject to certain conditions, (a) to contact such person and its representatives to request that such person provide clarification of any term or condition of such takeover proposal that the Monarch board of directors determines in good faith to be ambiguous or unclear, and (b) if the Monarch board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such takeover proposal constitutes, or is reasonably expected to lead to, a superior proposal, to furnish to such person information with respect to Monarch and participate in discussions or negotiations with such person.

A "takeover proposal" means any inquiry, proposal or offer from any person (other than Chemical and its subsidiaries) or "group," within the meaning of Section 13(d) of the Securities Exchange Act of 1934, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Monarch and its subsidiaries equal to more than 10% of Monarch's consolidated assets or to which more than 10% of Monarch's income on a consolidated basis is attributable; (b) acquisition of more than 10% of the outstanding Monarch common stock or the capital stock of any subsidiary of Monarch; (c) tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 10% of the outstanding Monarch common stock; (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Monarch or any of its subsidiaries; or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Monarch common stock involved is more than 10%; in each case, other than the merger.

A "superior proposal" means any bona fide written takeover proposal that the Monarch board of directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and is reasonably likely to result in the consummation of a transaction more favorable to the Monarch stockholders from a financial point of view than the merger, taking into account (a) all relevant legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the person making the proposal, and (b) any changes to the terms of the merger agreement proposed by Chemical in response to such proposal or otherwise, provided that for purposes of the definition of "superior proposal," the references to "10%" in the definition of "takeover proposal" above shall be deemed to be references to "50%."

The merger agreement requires that Monarch inform Chemical on a reasonably current basis as to the status of any takeover proposal, including any material developments, discussions or negotiations regarding any takeover proposal.

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Changes in the Monarch Board Recommendation

The Monarch board of directors has agreed, subject to certain exceptions summarized below, not to:

•	fail to recommend approval of the merger agreement;

•	change, qualify, withhold, withdraw or modify, or publicly propose to take such action, in a manner adverse to Chemical, its recommendation to approve the merger agreement;

•	take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary "stop, look and listen" communication pursuant to Rule 14d-9(f) of the Securities Exchange Act of 1934; or

•	adopt, approve or recommend or publicly propose to approve or recommend a takeover proposal.

Each of the foregoing is referred to in the merger agreement as an "adverse recommendation change."

Notwithstanding the restrictions described above, prior to obtaining the Monarch stockholder approval, the Monarch board of directors is permitted to make an adverse recommendation change if the Monarch board of directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that a takeover proposal made after the date of the merger agreement (or made prior to the date of the merger agreement and remade after the date of the merger agreement) constitutes a superior proposal.

Prior to making an adverse recommendation change, the Monarch board of directors must inform Chemical in writing of its intention to make an adverse recommendation change and provide to Chemical the material terms and conditions of the takeover proposal and identity of the person making the takeover proposal. During this notice period, Monarch must negotiate with Chemical (if Chemical wishes to do so) to enable Chemical to revise the terms of the merger agreement so that the superior proposal no longer constitutes a superior proposal. Following the notice period, the Monarch board of directors must consider in good faith any changes to the merger agreement proposed by Chemical and may proceed with an adverse recommendation change only if it has determined that the superior proposal continues to constitute a superior proposal.

Conditions to Complete the Merger

The obligations of each of Chemical and Monarch to complete the merger are subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

•	approval of the merger agreement by holders of at least a majority of the outstanding Monarch common stock entitled to vote;

•	the receipt and effectiveness of all required regulatory approvals, which shall not contain any non-standard conditions, restrictions or requirements that would, following the effective time of the merger, have or be reasonably likely to have, individually or in the aggregate, a material adverse effect on the surviving corporation, in Chemical's reasonable opinion;

•	the absence of any law making illegal or otherwise preventing the consummation of the merger;

•	the absence of any temporary, preliminary or permanent restraining order preventing the consummation of the merger;

•	the absence of any order of a court or agency enjoining or prohibiting the consummation of the merger;

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•	the declaration of effectiveness by the SEC of the registration statement of which this prospectus and proxy statement forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC for the purpose of suspending the effectiveness of the registration statement; and

•	the acceptance for listing on The NASDAQ Global Select Market of the Chemical common stock to be issued as merger consideration, subject to official notice of issuance.

The obligations of Chemical to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	(a) the representations and warranties of Monarch (other than certain representations related to Monarch's organization and good standing, Monarch's ownership of subsidiaries and organization and good standing of those subsidiaries, Monarch's capitalization and Monarch's authorization of the merger agreement) being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Monarch; (b) certain representations and warranties related to Monarch's organization and good standing, Monarch's ownership of subsidiaries and organization and good standing of those subsidiaries and Monarch's capitalization being true and correct in all but de minimus respects as of the closing date as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date); and (c) the representations and warranties of Monarch related to Monarch's authorization of the merger agreement being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Monarch having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing;

•	the receipt by Chemical of a certificate, dated as of the closing date, executed on Monarch's behalf by the chief executive officer or chief financial officer of Monarch certifying as to the satisfaction of the conditions described in the preceding two bullet points;

•	the absence of any change, state of facts, event, development or effect since December 31, 2013, that has had or would reasonably be expected to have a material adverse effect with respect to Monarch;

•	the receipt by Chemical from Warner Norcross & Judd LLP of a written opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	the receipt by Chemical of one or more certificates dated as of the closing date and signed by the secretary of Monarch on behalf of Monarch, and by the transfer agent for Monarch common stock, certifying (a) the total number of shares of capital stock of Monarch issued and outstanding as of the close of business on the day immediately preceding the closing; and (b) with respect to the secretary's certification, the number of shares of Monarch common stock, if any, that are issuable on or after that date, all in such form as Chemical may reasonably request;

•	the Company Consolidated Shareholders' Equity shall be at least $18,500,000 as of the date of the Final Statement Date;

•	Monarch shall have (a) obtained waivers of certain preemptive rights, and (b) used reasonable efforts to obtain the consent of Monarch's landlords to the change in control of Monarch where such consent is required under the terms of real property leases; and

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•	Monarch shall have delivered to Chemical the written agreement, in a form reasonably satisfactory to Chemical, of each holder of options to purchase Monarch common stock under the terms of any Monarch stock plan, that such options shall be cancelled immediately before the effective time of the merger.

The obligations of Monarch to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	(a) the representations and warranties of Chemical (other than certain representations related to Chemical's organization and good standing, Chemical's ownership of subsidiaries and good standing and organization of those subsidiaries, Chemical's capitalization and Chemical's authorization of the merger agreement) being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Chemical, (b) certain representations and warranties related to Chemical's organization and good standing, Chemical's ownership of subsidiaries and good standing and organization of those subsidiaries and Chemical's capitalization being true and correct in all but de minimus respects as of the closing date as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date), and (c) the representations and warranties of Chemical relating to Chemical's authorization of the merger agreement being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Chemical having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing;

•	the receipt by Monarch of a certificate, dated as of the closing date, executed on behalf of Chemical by the chief executive officer or chief financial officer of Chemical certifying as to the satisfaction of the conditions described in the preceding two bullet points;

•	the absence of any change, state of facts, event, development or effect since December 31, 2013, that has had or would reasonably be expected to have a material adverse effect with respect to Chemical; and

•	the receipt by Monarch from Howard & Howard Attorneys PLLC of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Under the merger agreement, a material adverse effect means, with respect to Monarch or Chemical, any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, financial condition, business, or assets of Monarch or Chemical, as applicable, and their respective subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of Monarch or Chemical, as applicable, to consummate the transactions contemplated by the merger agreement on a timely basis; provided, however, that, for the purposes of clause (a), a material adverse effect shall not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination):

•	conditions or changes generally affecting the economy, financial or securities markets;

•	any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster;

•	general conditions in or changes generally affecting the banking industry or geographic regions in which Monarch or Chemical and their respective subsidiaries operate, including changes in prevailing interest rates, credit availability or liquidity;

•	changes in laws (or interpretations thereof);

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•	changes in GAAP or accounting standards (or interpretations thereof);

•	compliance with the terms of, or the taking of any action required by, the merger agreement;

•	any decline in the market price, or change in trading volume, of Chemical common stock (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price or change in trading volume of Chemical common stock shall not be excluded unless otherwise specifically excluded in the merger agreement);

•	the announcement or pendency of the merger or any other transaction contemplated by the merger agreement; and

•	the acts or omissions of:

• Monarch prior to the effective time of the merger taken at the written request of Chemical or with the prior written consent of Chemical; or

• Chemical prior to the effective time of the merger taken at the written request of Monarch or with the prior written consent of Monarch;

in each case, in connection with the transactions contemplated by the merger agreement or applicable law.

Any event, occurrence, fact, condition or change referred to in any of the first four bullet points above shall be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur with respect to Monarch or Chemical to the extent that such event, change or effect has a disproportionate effect on Monarch or Chemical, as applicable, and its subsidiaries, taken as a whole, compared to other similarly situated community banking organizations operating in the geographic regions in which such party and its subsidiaries conduct their business.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this prospectus and proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Expenses

Except as otherwise provided in the merger agreement, Chemical and Monarch will be responsible for their respective expenses incidental to the merger.

Employee Benefit Matters

The merger agreement requires Chemical to make available to each employee of Monarch or any Monarch subsidiary who becomes employed by Chemical or any of its affiliates as a result of the merger the same benefits then provided to similarly situated Chemical employees. All employees of Monarch who are employed by Chemical will receive credit for years of service at Monarch for all purposes, including eligibility to participate, entitlement to benefits, and levels of benefits of any Chemical employee benefit plan, and for the purposes of determining seniority in connection with employment by Chemical after the effective time of the merger. Chemical has agreed to pay severance benefits to any employee of Monarch whose job is eliminated as a result of the merger and whose employment is terminated other than for cause within twelve months after the effective time of the merger, in accordance with Chemical's severance plan applicable to Chemical's employees.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the Monarch stockholder approval, under the following circumstances:

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•	by mutual written consent of Chemical and Monarch;

•	by either Chemical or Monarch:

• if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order or other action is final and nonappealable, but such termination right is not available to the party seeking to terminate if (a) the failure of Monarch, in the case of a termination by Monarch, or (b) the failure of Chemical, in the case of a termination by Chemical, to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger, has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an order or the taking of such an action;

• if the merger does not occur before June 30, 2015, except that the right to terminate the merger agreement shall not be available to the party seeking to terminate if (a) the failure of Monarch, in the case of a termination by Monarch, or (b) the failure of Chemical, in the case of a termination by Chemical, to perform any of its obligations of the merger agreement required to be performed at or prior to the effective time of the merger has been a substantial cause of, or a substantial factor that resulted in, the failure of the effective time of the Merger to occur on or before June 30, 2015; or

• if the Monarch special meeting (including any postponements or adjournments thereof) has concluded and been finally adjourned and the Monarch stockholder approval has not been obtained but such termination right is not available to a party seeking termination if such party's failure to perform any of its obligations under the merger agreement required to be performed at or prior to the Monarch special meeting has been a substantial cause of, or a substantial factor that resulted in, the Monarch stockholder approval not having been obtained;

•	by Monarch, if Chemical has breached or failed to perform under the merger agreement such that the conditions to Monarch's obligations to complete the merger are not satisfied, and which breach either (a) cannot be cured by June 30, 2015 or (b) if capable of being cured by June 30, 2015, has not been cured within twenty business days following receipt of written notice from Monarch of such breach, except in the event that Monarch is then in breach of the merger agreement, such that the conditions to Chemical's obligations to complete the merger are not satisfied;

•	by Chemical, if Monarch has breached or failed to perform under the merger agreement, such that the conditions to Chemical's obligations to complete the merger are not satisfied, and which breach either (a) cannot be cured by June 30, 2015 or (b) if capable of being cured by June 30, 2015, has not been cured within twenty business days following receipt of written notice from Chemical of such breach, except in the event that Chemical is then in breach of the merger agreement, such that the conditions to Monarch's obligations to complete the merger are not satisfied;

•	by Chemical prior to the receipt of the Monarch stockholder approval if the Monarch board of directors changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if Monarch enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period from thirty days before the mailing date of the prospectus and proxy statement to the date of the Monarch special meeting, the Monarch board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Chemical for such reaffirmation;

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•	by Monarch prior to receipt of the Monarch stockholder approval, in order to enter into a definitive agreement that constitutes a superior proposal, provided that (a) Monarch has complied with its obligations with respect to acquisition proposals by third parties in all material respects, and (b) Monarch pays the termination fee described below prior to or simultaneously with such termination;

•	by Chemical if the after-tax Environmental Costs are estimated to exceed, in the aggregate, $1,500,000, or if the cost of such actions and measures cannot be so reasonably estimated;

•	by Chemical, if the Company Consolidated Shareholders' Equity is less than $18,500,000 as of the Final Statement Date;

•	by Chemical, if there shall have occurred one or more events that have caused or are reasonably likely to cause a material adverse effect on Monarch;

•	by Monarch, if there shall have occurred one more events that have caused or are reasonably likely to cause a material adverse effect on Chemical;

•	by Monarch, if, prior to the closing, Chemical Financial Corporation is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory;" or

•	by Chemical, if, prior to the closing, Monarch Community Bank is examined for compliance with the Community Reinvestment Act and receives a written notification of a rating lower than "Satisfactory."

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Termination Fee

Monarch must pay Chemical a $1,000,000 termination fee if the merger agreement is terminated in the following circumstances:

•	if Chemical terminates the merger agreement because, prior to the receipt of the Monarch stockholder approval, the Monarch board of directors changes its recommendation or fails to reject a takeover proposal and reaffirm its recommendation within five business days of public announcement of such takeover proposal, if Monarch enters into an agreement relating to a takeover proposal, or in the absence of a takeover proposal and only during the period from thirty days before the mailing date of the proxy statement and prospectus to the date of the Monarch special meeting, the Monarch board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Chemical;

•	if Chemical terminates the merger agreement because Monarch has breached the merger agreement, such that the conditions to Chemical's obligations to complete the merger are not satisfied, and which either (a) cannot be cured by June 30, 2015 or (b) if capable of being cured by June 30, 2015, has not been cured within twenty business days following receipt of written notice from Chemical of such breach, and (1) any person has made a takeover proposal to Monarch on or after the date of the merger agreement but prior to the date that the merger agreement is terminated, and (2) within twelve months after the date of termination, Monarch consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal (except that the references to "more than 10%" in the definition of "takeover proposal" will be deemed to be references to "more than 50%");

•	if (a) the merger agreement is terminated by Chemical or Monarch because the merger does not occur on or before June 30, 2015 or the merger agreement is terminated by Chemical or Monarch because the Monarch special meeting has concluded and been finally adjourned and the Monarch stockholder approval has not been obtained; (b) any person has made a takeover proposal to Monarch on or after the date of the merger agreement but prior to (1) the date that the merger agreement is terminated, in the event the merger agreement is terminated by Monarch because the merger does not occur on or before June 30, 2015, or (2) the Monarch special meeting, in the case of a termination because the Monarch special meeting has concluded and been finally adjourned and the Monarch stockholder approval has not been obtained; and (c) within twelve months after the date of termination, Monarch consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal (except that the references to "more than 10%" in the definition of "takeover proposal" will be deemed to be references to "more than 50%");

•	if Monarch terminates the merger agreement prior to receipt of the Monarch stockholder approval to enter into a definitive agreement that constitutes a superior proposal.

Upon the termination of the merger agreement in accordance with its terms and, if applicable, payment of a termination fee by Monarch, neither party will have any continuing liability to the other party, except for damages arising from a willful or intentional breach of the merger agreement or fraud.

Regulatory Approvals for the Merger

Under the terms of the merger agreement, the merger cannot be completed until Chemical receives necessary regulatory approvals, which include the approval of the Federal Reserve Board and the Michigan Department of Insurance and Financial Services. These approvals were received on December 30, 2014 and December 29, 2014, respectively.

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NASDAQ Global Select Market Listing

Chemical's common stock is currently listed on The NASDAQ Global Select Market under the symbol CHFC. The shares to be issued to the Monarch stockholders in the merger will be eligible for trading on The NASDAQ Global Select Market.

Interests of Certain Directors and Executive Officers in the Merger

When considering the recommendation of the Monarch board of directors, you should be aware that some of the executive officers and directors of Monarch and Monarch Community Bank have interests that are different from, or in conflict with, your interests. The board of directors was aware of these interests when it adopted the merger agreement. Except as described below, to the knowledge of Monarch, the executive officers and directors of Monarch do not have any material interest in the merger apart from their interests as stockholders of Monarch.

Treatment of Monarch's Awards

Certain members of the board of directors of Monarch hold options to purchase Monarch common stock. The exercise price for all of these outstanding options is substantially greater than the value of the per share merger consideration that will be received by Monarch shareholders at consummation of the merger. Prior to the effective time of the merger, Monarch will take such actions as may be necessary to cancel all outstanding stock options. Monarch's executive officers have received grants of Monarch common stock pursuant to restricted stock awards entered into prior to the execution of the merger agreement. Under the terms of the restricted stock award agreements, the restrictions will automatically lapse upon completion of the merger.

Deferred Compensation Plans

Monarch sponsors two deferred compensation plans for current and former members of its board of directors and former directors of MSB Financial, Inc., which merged with Monarch in 2004. The deferred compensation plans provide each director the opportunity to defer the payment of fees until the director no longer serves on the board of directors. No deferrals have been made to the plans after December 31, 2004. The defined compensation plans will continue to be maintained after the merger and these deferred obligations will be paid to directors as they become due under the terms of the plans.

Existing Management Continuity Agreements with Monarch Executive Officers

Monarch Community Bank has entered into management continuity agreements with the following executive officers: Richard J. DeVries, Rebecca S. Crabill, Andrew J. Van Doren, Charles C. Mulka and Vicki L. Bassage. Chemical has agreed to honor all of the obligations under the agreements, subject to the receipt of any required regulatory approvals or guidance that Chemical deems necessary or desirable in its reasonable discretion. Upon a qualifying termination of employment following the merger, each individual is entitled to receive the termination benefits provided for in his or her management continuity agreement. A qualifying termination of employment occurs if, within 12 months following the merger, either the individual's employment is terminated other than for cause, death or disability or the individual terminates his or her employment for good reason (as defined in the management continuity agreements).

Under the terms of his management continuity agreement, upon a qualifying termination, Mr. DeVries will be will be entitled to receive a lump sum payment equal to the sum of three years of salary and three years of annual board of directors retainer and meeting fees, continuation of health care coverage for three years and the transfer to Mr. DeVries of the laptop computer, iPad and automobile currently provided to him by Monarch. Under the terms of her management continuity agreement, upon a qualifying termination, Ms. Crabill will be will be entitled to receive a lump sum payment equal to two years of salary, continuation of health care coverage for two years and the transfer to Ms. Crabill of the laptop computer and iPad currently provided to her by Monarch. Under the terms of their management continuity agreements, upon a qualifying termination, Messrs. Van Doren and Mulka and Ms. Bassage will be entitled to receive a lump sum payment equal to one year of salary, continuation of health care coverage for one year and the transfer to each such executive officer of the laptop computer and iPad currently provided by Monarch.

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In all cases, the amount of the lump sum payment and other payments under the management continuity agreements, and the extent to which the restricted shares of Monarch common stock held by each executive officer shall become vested, is subject to being reduced by Monarch to the maximum amount that may be paid under Section 280G of the Code without triggering excise taxes, if applicable.

Offers of Employment

Chemical has made an offer of employment to Mr. DeVries, which Mr. DeVries has accepted. Following the effective time of the merger, Mr. DeVries will be employed with Chemical and will receive an annual base salary of $250,800. Mr. DeVries will also be eligible for incentive compensation and benefits comparable to those offered to similarly situated Chemical employees.

Indemnification and Insurance of Directors and Officers

Chemical has agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Monarch and its subsidiaries, as provided in their respective articles of incorporation or bylaws or in existing indemnity agreements shall survive the merger and shall continue in full force and effect in accordance with their terms. For six years after the effective time of the merger, Chemical will indemnify and hold harmless to the fullest extent permitted by applicable law the present and former officers and directors of Monarch and its subsidiaries against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger.

In addition, Chemical has agreed to cause Monarch's and its subsidiaries' directors and officers to be covered for a period of six years after the effective time of the merger by Monarch's existing directors' and officers' liability insurance policy and fiduciary liability policy (or a substitute policy obtained by Chemical having the same coverages and amounts and terms and conditions that, taken as a whole, are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the merger; provided that Chemical shall not be required to spend more than 300% of the last annual premium paid by Monarch for such insurance. If the cost of insurance exceeds such limit, Monarch will use its reasonable efforts to obtain as much comparable coverage as possible for a cost not exceeding such limit.

Golden Parachute Compensation

The following table sets forth the estimated aggregate dollar value of the compensation that may be paid or become payable to the named executive officers of Monarch that is based on or otherwise relates to completion of the merger. The table is based on completion of the merger and multiple other assumptions that may or may not actually occur or be accurate on the relevant date, including the following:

•	completion of the merger and a subsequent qualifying termination both occurring on March 31, 2015; and
•	shares of Monarch common stock being valued at $2.83 per share, the average closing price of Monarch's shares of common stock over the first five business days following the public announcement of the merger.

As a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below.

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Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (3)	Tax Reimbursement ($)	Other ($)	Total ($)
Richard J. Devries	752,400	208,642	—	95,368	—	—	1,056,410
Rebecca S. Crabill	300,000	156,479	—	37,448	—	—	493,927
Andrew J. Van Doren	115,000	104,319	—	20,488	—	—	239,488
Vicki L. Bassage	115,000	104,319	—	11,698	—	—	231,017
Charles C. Mulka	130,000	104,319	—	20,169	—	—	254,488

(1)	For Mr. DeVries, represents the value of a lump sum payment of three years of base salary of $720,000 and board of directors meeting and retainer fees of $32,400 under his management continuity agreement upon a qualifying termination of employment (double trigger). For Ms. Crabill, represents the value of a lump sum payment of two years of base salary of $300,000 under her management continuity agreement upon a qualifying termination of employment (double trigger). For Messrs. Van Doren and Mulka and Ms. Bassage, represents the value of one year base salary of $115,000, $115,000 and $130,000, respectively, under the executives' management continuity agreements upon a qualifying termination of employment (double trigger).
(2)	Represents the value of acceleration of vesting of Monarch restricted stock awards as of the effective time of the merger (single trigger) based on a value of $2.83 per share.
(3)	Represents (i) the value of continuation of health care coverage for thirty-six months in the case of Mr. DeVries, twenty-four months in the case of Ms. Crabill, and 12 months in the case of Messrs. Van Doren and Mulka and Ms. Bassage, plus (ii) the value of the automobile, laptop and iPad provided to Mr. DeVries and the value of the laptop and iPad provided to Mses. Crabill and Bassage and to Messrs. Van Doren and Mulka upon a qualifying termination of employment (double trigger).

COMPARISON OF COMMON SHAREHOLDER RIGHTS

The rights of Chemical common shareholders are governed by the Michigan Business Corporation Act (the "MBCA") and Chemical's restated articles of incorporation, as amended ("Chemical Articles"), and bylaws, as amended ("Chemical Bylaws"). The rights of Monarch stockholders are governed by the MGCL and Monarch's articles of incorporation ("Monarch Articles") and amended and restated bylaws ("Monarch Bylaws"). After the merger, the rights of Monarch's common stockholders who become Chemical common shareholders will be governed by the MBCA, the Chemical Articles and the Chemical Bylaws.

The following discussion is a summary of the current rights of Monarch stockholders and the current rights of Chemical shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and proxy statement, the relevant provisions of the MBCA and the MGCL and the other governing documents which are referenced in this prospectus and proxy statement for a more complete understanding of the differences between being a shareholder of Monarch and a stockholder of Chemical. Chemical has filed with the SEC its governing documents referenced in this summary and will send copies of these documents to you, without charge, upon your request. See "Where You Can Find More Information" beginning on page 198.

Authorized Capital Stock

Chemical. The Chemical Articles authorize Chemical to issue up to 45,000,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, no par value. As of the record date, there were 32,775,614 shares of Chemical common stock outstanding, and no shares of Chemical preferred stock outstanding.

Monarch. The Monarch Articles authorize Monarch to issue up to 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 8,660,147 shares of Monarch common stock outstanding, and no shares of Monarch preferred stock outstanding.

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Issuance of Additional Shares

Chemical. Chemical's board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the Chemical Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Chemical Articles.

Chemical's board of directors may authorize the issuance of shares of preferred stock up to the amounts specified in the Chemical Articles, without shareholder approval, in two limited circumstances. The only circumstances under which the Chemical board of directors is permitted to issue shares of preferred stock are (a) in connection with the acquisition of an entity that has participated in a government sponsored program; or (b) in connection with participation by Chemical in a government sponsored program established in the future. Upon such an issuance of preferred shares, the board of directors would be permitted to determine the designations and relative voting, distribution, dividend, liquidation and other rights, preferences and limitations of the preferred stock, subject to the restrictions of the MBCA and the Chemical Articles.

Monarch. Monarch's board of directors may authorize the issuance of additional shares of common stock and preferred stock up to the total number of authorized shares of Monarch common stock and preferred stock, respectively, specified in the Monarch Articles, without stockholder approval, subject only to the restrictions of the MGCL and the Monarch Articles. Upon any authorization of preferred stock for issuance, Monarch's board of directors would be permitted to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the preferred stock, subject to the restrictions of the MGCL and the Monarch Articles. The Monarch Articles permit Monarch's board of directors to reclassify any authorized but unissued shares of stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights voting powers, restrictions, limitations as to dividends, qualifications or terms of redemption of such shares. Consequently, the Monarch board of directors could, without stockholder approval, reclassify any or all authorized but unissued shares of preferred stock as shares of common stock or reclassify any or all authorized but unissued shares of common stock as shares of preferred stock.

Number and Classification of Directors

Chemical. The Chemical Bylaws provide that Chemical's board must consist of at least five directors, but may not exceed 25 directors. The exact number of directors is determined from time to time by the board of directors. Chemical's board of directors currently has 12 members. Chemical's board of directors is not classified, and directors are elected annually.

Monarch. The Monarch Articles provide that the number of members of its board of directors will be determined from time to time by resolution of the board of directors, but may not be less than the minimum number then permitted by the MGCL. Monarch's board of directors currently has 8 members. Monarch's board of directors is divided into three classes, as nearly equal in number as reasonably possible.

Election of Directors

Chemical. Chemical's directors are elected annually, to hold office for one year terms (or until their respective successors are elected and qualified, or until their respective resignation or removal). Chemical's directors are elected by a plurality of the votes cast.

Monarch. Monarch's stockholders elect one class of directors each year, with each director serving a three-year term (or until his or her successor is elected and qualified, or his or her resignation or removal). Monarch's directors are elected by a plurality of the votes cast.

Nomination of Director Candidates by Shareholders

Chemical. The Chemical Bylaws provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the Chemical board by delivering, not less than 120 days prior to the annual meeting, and not more than seven days following the date of notice of a special meeting called for election of

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directors, a notice to Chemical's Secretary that includes, with respect to each proposed nominee, (a) the nominee's name, age, business address and residence; (b) the nominee's occupation or employment; (c) the number of shares of capital stock of Chemical which are beneficially owned by the nominee; (d) a statement that such nominee is willing to be nominated and to serve if elected; and (e) such other information concerning such nominee as would be required under SEC rules to be provided in a proxy statement soliciting proxies for the election of such nominee.

Monarch. The Monarch Bylaws provide that a stockholder may nominate a person for election to the board of directors by delivering timely notice in writing to the Monarch Secretary. To be timely, notice must be delivered to the Secretary at Monarch's principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the annual meeting was mailed or public announcement of the meeting was first made. As to each person whom the stockholder proposes to nominate for election or reelection as a director, the notice must set forth all information required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The notice must also include, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of the stockholder, as they appear on Monarch's books and records, and such beneficial owner; (b) the class and number of shares of Monarch stock owned beneficially and of record by such stockholder and such beneficial owner, and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

Removal of Directors

Chemical. The Chemical Bylaws provide that each Chemical director may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors.

Monarch. Pursuant to the Monarch Articles, a director may be removed from office only for cause and by the affirmative vote of 80% of the combined voting power of all then-outstanding shares of capital stock of Monarch entitled to vote for the election of directors, voting together as a single class.

Transactions Involving Directors

Chemical. The MBCA allows a director to have a direct or indirect interest in a transaction with Chemical if any of the following circumstances have been established: (a) the transaction was fair to Chemical when entered into; (b) the material facts of the transaction and the director's interest were disclosed or known to the board of directors, a committee of the board, or the independent director(s), and the board of directors, committee or independent director(s) authorized, approved or ratified the transaction; or (c) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified a transaction. A transaction is authorized, approved or ratified under clause (b) above if it receives the affirmative vote of the majority of the directors of the board or committee who had no interest in the transaction, though less than a quorum, or all independent directors who had no interest in the transaction. A transaction is approved under clause (c) above if it receives the majority of votes cast by the holders of shares who did not have an interest in the transaction.

Monarch. The MGCL allows a director to have a direct or indirect interest in a transaction with Monarch if (a) the transaction is fair and reasonable to Monarch; (b) the interest is disclosed to the board of directors or committee of the board of directors and the board or committee authorizes, approves or ratifies the transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or (c) the interest is disclosed to the stockholders entitled to vote, and the transaction is authorized, approved or ratified by a majority of the votes cast by stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity. If a transaction with an interested director is not authorized, approved or ratified in one of the ways provided for in clauses (b) or (c)

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above, the person asserting the validity of the transaction bears the burden of proving that the transaction was fair and reasonable to Monarch at the time it was authorized, approved or ratified.

Director Liability

Chemical. Under the MBCA, a Michigan corporation's articles of incorporation may provide that a director will not be personally liable to the corporation or its shareholders for any action taken or any failure to take any action as a director, with the exception of liability for certain actions. In addition, the MBCA sets forth circumstances under which directors, officers, employees or agents of a corporation may be indemnified or insured against any liabilities that they incur in such capacities.

The Chemical Articles provide that a director of Chemical shall not be liable to Chemical or its shareholders for monetary damages for a breach of a director's fiduciary duty, except for liability (a) for breach of the director's duty of loyalty to Chemical or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) certain declarations or distributions in violation of the Chemical Articles or the MBCA; or (d) for a transaction from which the director derived an improper personal benefit.

Monarch. The Monarch Articles provide that a director of Monarch, as such, shall not be liable to Monarch or its stockholders for money damages, except (a) to the extent that it is proved that the director actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (c) to the extent otherwise required by the MGCL. If the MGCL is amended to further limit or eliminate the personal liability of directors, then the liability of Monarch directors will be eliminated or limited to the fullest extent permitted by the MGCL.

Indemnification of Directors, Officers and Employees

Chemical. Under the MBCA, a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Additionally, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of a proceeding, the corporation must indemnify him or her against actual and reasonable expenses, including attorney's fees, incurred by him or her in connection with the action.

The Chemical Articles and Chemical Bylaws each indicate that Chemical will indemnify, to the fullest extent permitted by the MBCA, persons who serve or have served as directors, officers, employees or agents of Chemical, and persons who serve or have served at the request of Chemical as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

Monarch. Under the MGCL, a Maryland corporation has the power to indemnity a director made a party to any proceeding by reason of his or her service as a director unless it is established that the act giving rise to the proceeding was committed in bad faith or was the result of active or deliberate dishonesty, that the director received an improper benefit or, with respect to a criminal proceeding, that the director had reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation's articles, a Maryland corporation is required by the MGCL to indemnify a director against reasonable expenses actually incurred by the director in connection with a proceeding, claim, issue or matter in which the director has been successful, on the merits or otherwise. Officers of a corporation are entitled to the same indemnification as provided for directors under the MGCL, and a corporation may extend the same indemnification to its officers, employees and agents.

Monarch's Articles provide that Monarch will indemnify its current and former directors and officers to the fullest extent permitted by the MGCL and will indemnify other employees and agents as permitted by law and

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authorized by Monarch's board of directors. In the event that a proceeding is initiated by a director, officer, employee or agent otherwise entitled to indemnification under Monarch's Articles, Monarch will indemnify such director, officer, employee or agent only in the event that the proceeding was authorized by Monarch's board of directors.

Shareholder Proposals

Chemical. The Chemical Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders if it is properly presented. For a matter to be properly presented by a shareholder, the shareholder must give notice of the matter in writing to the Secretary of Chemical. The notice must be received at the principal executive offices of Chemical not less than 120 calendar days prior to the date corresponding to the date of Chemical's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting, and not more than ten days after the earlier of the date of notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. The notice must include (a) a brief description of the matter the shareholder desires to present for action; (b) the name and record date of the shareholder; (c) the class and number of shares of Chemical's stock that are beneficially owned by the shareholder; and (d) any material interest of the shareholder in the matter proposed for action.

Monarch. The Monarch Bylaws provide that a stockholder may submit a proposal to be presented at an annual meeting of Monarch's stockholders by delivering timely notice in writing to the Monarch Secretary. To be timely, notice must be delivered to the Secretary at Monarch's principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the annual meeting was mailed or public announcement of the meeting was first made. The notice must include a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the stockholder submitting the notice and of the beneficial owner, if any, on whose behalf the proposal is made. The notice must also include, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of the stockholder, as they appear on Monarch's books and records, and such beneficial owner; (b) the class and number of shares of Monarch stock owned beneficially and of record by such stockholder and such beneficial owner; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

Special Meetings of Shareholders

Chemical. The Chemical Bylaws require the President or Secretary of Chemical to call a special meeting of shareholders at the written request of shareholders holding a majority of the shares of Chemical stock outstanding and entitled to vote at a meeting. The request must state the purpose or purposes for which the meeting is to be called. A special meeting of shareholders also may be called by Chemical's board of directors, Chairman of the board of directors, or President.

Monarch. The Monarch Bylaws require the Secretary of Monarch to call a special meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting. Such request must state the purpose or purposes of the meeting and the matters proposed to be acted upon at the meeting, and must be delivered to the home office of Monarch addressed to the President or Secretary. The Secretary will inform the stockholders who make the request of the reasonable estimated cost of preparing and mailing a notice of the meeting and, upon payment of those costs to Monarch, will notify each stockholder entitled to notice of the meeting. The board of directors has the sole power to fix (a) the record date for determining stockholders entitled to request a special meeting of stockholders and the record date for determining stockholders entitled to notice of and to vote at the special meeting; and (b) the date, time and place of the special meeting. In addition, a special meeting of the Monarch stockholders may be called by the President or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors that Monarch would have if there were no vacancies on the board.

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Shareholder Action Without a Meeting

Chemical. The Chemical Articles provide that any action required or permitted under the MBCA to be taken at an annual or special meeting of the Chemical shareholders may be taken without prior meeting, without prior notice, and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

Monarch. Pursuant to the Monarch Bylaws, any action that requires approval of the Monarch stockholders may be taken without a meeting by the unanimous written consent of the Monarch stockholders, which consent must set forth the action to be taken and must be signed by each stockholder entitled to vote, together with a written waiver of any right to dissent signed by each stockholder entitled to notice of a meeting to vote on the action but not entitled to vote at such meeting.

Amendment of Articles of Incorporation and Bylaws

Chemical. The Chemical Articles may be amended by the affirmative vote of the holders of a majority of the outstanding Chemical shares entitled to vote.

The Chemical Bylaws may be amended, altered or repealed by the Chemical board of directors or by the Chemical shareholders at a meeting, provided that notice of such a shareholder meeting includes notice of the proposed amendment, alteration or repeal.

Monarch. The Monarch Articles may be amended or repealed upon approval of at least a majority of the board of directors and by a majority of shares entitled to vote on the matter, unless otherwise provided in the Articles or the MGCL. However, amendments to the Monarch Articles that would revise the provisions relating to the following require the approval of at least 80% of the outstanding shares entitled to vote: (a) the number, terms and classification, election and removal procedures for directors; (b) voting restrictions applicable to beneficial owners of more than 10% of Monarch's voting stock; (c) stockholder approval of business combinations with interested stockholders; (d) indemnification of directors and officers of Monarch; (e) amendment of the Monarch Bylaws; and (f) amendment to the articles of incorporation.

The Monarch Bylaws may be amended or repealed upon the approval of a majority of the total number of directors which Monarch would have if there were no vacancies on the board of directors. In addition, the Monarch Bylaws may be amended or repealed upon the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of Monarch capital stock entitled to vote generally in the election of directors, voting together as a single class.

Business Combination Restrictions and Other Shareholder Limitations

Chemical. The Chemical Articles and Chemical Bylaws do not contain any special provisions relating to the approval of business combinations. However, Michigan's Fair Price Act requires a vote of the holders of 90% of outstanding shares and a vote of the holders of at least two-thirds of disinterested shares to approve a "business combination." The Fair Price Act defines a "business combination" to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under the common control of a specified person.

The "supermajority" vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others:

•	the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (1) the market value of the shares; or (2) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and

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•	once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution adopted before the interested shareholder first became an interested shareholder.

Monarch.

Authorization of Major Transactions, Generally

The MGCL states that unless a different proportion is provided in a Maryland corporation's articles of incorporation, any proposed consolidation, merger, share exchange or transfer must be approved by the holders of two-thirds of the corporation's outstanding shares, or two-thirds of each class entitled to vote on the matter (except for certain business combinations that generally involve merging parent and subsidiary entities, which do not require stockholder approval). As permitted by the MGCL, the Monarch Articles provide that notwithstanding any provision of law requiring authorization of any action by a greater proportion than a majority of the total number of shares entitled to vote, any action will be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote (except as otherwise specified in the Monarch Articles, including as discussed below).

Business Combinations with Interested Stockholders

The Monarch Articles state that, subject to exceptions discussed below, any "business combination" with any "interested stockholder" requires the approval of the holders of at least 80% of Monarch's outstanding shares of voting stock entitled to vote, voting together as a single group. The foregoing supermajority voting requirement will not apply if the proposed transaction has been approved by a majority of those members of the Monarch board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder, or if the proposed transaction meets certain conditions that are intended to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of a majority of the outstanding shares of voting stock entitled to vote is sufficient to approve the transaction.

For the purposes of this supermajority voting requirement, an "interested stockholder" is any individual, group acting in concert, corporation, partnership, association or other entity (other than Monarch or a Monarch subsidiary) who or which beneficially owns, directly or indirectly, more than 10% of the voting power of the outstanding shares of Monarch's voting stock. A "business combination" is defined as:

•	any merger or consolidation of Monarch or any Monarch subsidiary with any interested stockholder, affiliate of an interested stockholder, or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder or affiliate of an interested stockholder of the assets of Monarch or any subsidiary that have an aggregate fair market value of 25% or more of the combined assets of Monarch and its subsidiaries;

•	the issuance or transfer to any interested stockholder or its affiliate by Monarch or any Monarch subsidiary (in one transaction or a series of transactions) of any securities of Monarch or any Monarch subsidiary in exchange for cash, securities or other property having a fair market value that equals or exceeds 25% of the combined assets of Monarch and its subsidiaries, except pursuant to an employee benefit plan of Monarch or a Monarch subsidiary;

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•	the adoption of any plan for the liquidation or dissolution of Monarch proposed by or on behalf of any interested stockholder or its affiliate; or

•	any reclassification of securities, recapitalization, merger or consolidation of Monarch with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Monarch or any subsidiary owned, directly or indirectly, by an interested stockholder or its affiliate (unless the increase in the proportionate ownership of the interested stockholder or affiliate as a result of the transaction is no greater than the increased experienced by the other Monarch stockholders generally).

The Maryland Business Combination Act also limits a corporation's ability to engage in business combinations with an interested stockholder or its affiliates. However, as permitted by the Maryland Business Combination Act, the Monarch Articles provide that the Maryland Business Combination Act does not apply to any business combination of Monarch.

Voting by Substantial Stockholders

The Monarch Articles provide voting limitations with respect to beneficial owners of more than 10% of the outstanding Monarch common stock. In particular, the Monarch Articles provide that in no event shall any record owner of outstanding Monarch common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock as of the record date for determination of stockholders entitled to vote on a matter be entitled or permitted to vote in respect of any shares held in excess of the limit. The number of votes that may be cast by any record owner in respect of common stock beneficially owned by such a 10% owner is equal to the total number of votes which such record owner would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series of Monarch stock beneficially owned by such 10% owner and owned of record by such record owner, and the denominator of which is the total number of shares of common stock beneficially owned by such 10% owner.

The Maryland Control Share Acquisition Act limits voting rights with respect to shares that represent 10% or more of the outstanding voting power of a Maryland corporation and that were acquired under certain circumstances. However, as permitted by the Maryland Control Share Acquisition Act, the Monarch Articles provide that the Maryland Control Share Acquisition Act does not apply to the voting rights of Monarch's common stock, as to all existing and future holders of such common stock.

Evaluation of Offers

The Monarch Articles provide that when the board of directors evaluates an offer to (a) make a tender or exchange offer for any Monarch security, (b) merge or consolidate Monarch with another entity, or (c) purchase or otherwise acquire all or substantially all of Monarch's assets, or any other actual or proposed transaction which would or may involve a change in control of Monarch, in connection with its exercise of business judgment in determining what is in the best interests of Monarch and its stockholders and in making any recommendation to Monarch's stockholders, the board of directors may give due consideration to "all relevant factors," including without limitation the following:

•	the immediate and long-term economic effect on Monarch's stockholders, including stockholders (if any) who do not participate in the transaction;

•	the social and economic effect on Monarch's present and future employees, creditors and customers, and others dealing with Monarch and its subsidiaries, and on the communities in which Monarch and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on Monarch's historical, current or projected future operating results or financial condition;

•	whether a more favorable price could be obtained for Monarch's stock or securities in the future;

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•	the reputation and business practices of the other entity to be involved in the transaction, and its management and affiliates, as they would affect the employees of Monarch and its subsidiaries;

•	the future value of Monarch's stock or other securities, and the future value of the stock or other securities of the other entity involved in the proposed transaction;

•	the business and historical, current, or expected future financial condition or operating results of the other entity involved in the transaction; and

•	Monarch's ability to fulfill its objectives as a financial institution holding company, and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable law.

If the Monarch board of directors determines that any proposed transaction of the type discussed above should be rejected, it may take any lawful action to defeat such transaction, including without limitation the following:

•	advising stockholders not to accept the proposal;

•	instituting litigation against the party making the proposal;

•	filing complaints with governmental and regulatory authorities;

•	acquiring the stock or any of the securities of Monarch;

•	increasing the authorized stock of Monarch;

•	selling or otherwise issuing authorized but unissued stock or other securities, or granting options or rights with respect thereto;

•	acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; or

•	obtaining a more favorable offer from another individual or entity.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Monarch is required to submit a proposal to its stockholders for a non-binding advisory vote to approve the compensation that may be paid or become payable to the named executive officers of Monarch that is based on or otherwise relates to completion of the merger (the "Merger-Related Compensation").

The Merger-Related Compensation is disclosed in the table entitled "Golden Parachute Compensation," along with a narrative description of such compensation, in "Interests of Certain Directors and Executive Officers in the Merger," beginning on page 66.

As required by Rule 14a-21(c) of the Securities Exchange Act of 1934, Monarch is asking its stockholders to adopt the following resolution:

"RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Monarch Community Bancorp, Inc. that is based on or otherwise relates to completion of the merger of Monarch Community Bancorp, Inc. with and into Chemical Financial Corporation, and the agreements and understandings concerning such

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compensation, as disclosed pursuant to Item 402(t) of Regulation S-K, are hereby APPROVED."

Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either Monarch or Chemical. Accordingly, as the Merger-Related Compensation is contractual, regardless of the outcome of the vote on this proposal, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed.

The Monarch board of directors unanimously recommends that Monarch stockholders vote "FOR" approval of the Merger-Related Compensation Proposal.

PROPOSAL 3 – ADJOURNMENT OF THE SPECIAL MEETING

The stockholders of Monarch are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement.

Under the MGCL and the Monarch Articles, the holders of at least a majority of the outstanding shares of common stock of Monarch entitled to vote are required to approve the merger agreement. In the event that stockholder participation at the special meeting is lower than expected, Monarch would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader stockholder participation. If Monarch desires to adjourn the special meeting, Monarch will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve the merger agreement until the special meeting is reconvened.

Any adjournment will permit Monarch to solicit additional proxies and will permit a greater expression of the views of Monarch stockholders with respect to the merger. Such an adjournment would be disadvantageous to stockholders who are against the proposal to approve the merger agreement because an adjournment will give Monarch additional time to solicit favorable votes and increase the chances of approving that proposal. Monarch has no reason to believe that an adjournment of the special meeting will be necessary at this time.

The Monarch board of directors unanimously recommends that Monarch stockholders vote "FOR" approval of the Adjournment Proposal.

ABOUT MONARCH

Description of Business

Monarch was incorporated in March 2002 under Maryland law to hold all of the common stock of Monarch Community Bank, formerly known as Branch County Federal Savings and Loan Association. Monarch Community Bank converted to a stock savings institution effective August 29, 2002. Monarch's business is concentrated in a single industry segment – commercial banking.

On April 15, 2004, Monarch completed its acquisition of MSB Financial, Inc., parent company of Marshall Savings Bank. On June 7, 2004, Marshall Savings Bank was merged with and into Monarch Community Bank. On June 3, 2006, Monarch completed the conversion of Monarch Community Bank from a federally chartered stock savings institution to a Michigan state chartered commercial bank. On May 28, 2013, Monarch completed a one-for-five reverse split of its common stock. On November 15, 2013, the Department of Treasury exchanged the 6,785 shares of preferred stock and the warrants for approximately 2,272,601 shares of Monarch common stock, and contemporaneous with the exchange third party purchasers (with Monarch's consent) purchased all of the common stock from the Department of Treasury. Effective upon the November 15, 2013 exchange, the warrant was cancelled and there is no longer any preferred stock outstanding.

Monarch Community Bank provides a broad range of banking services to its primary market area of Branch, Calhoun and Hillsdale counties, Michigan. The bank owns 100% ownership of First Insurance Agency. First Insurance Agency is a licensed insurance agency established to allow for the receipt of fees on insurance services provided to the bank's customers.

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Monarch Community Bank's principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to-four family residences, loans secured by commercial and multi-family real estate, commercial business loans and construction loans secured primarily by residential real estate. The bank also originates home equity loans and a variety of consumer loans.

Monarch Community Bank offers a variety of deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, interest bearing and non-interest bearing checking accounts and certificates of deposit with varied terms ranging from six months to 60 months. The bank solicits deposits in its market area and utilizes internet certificates of deposits. The bank's deposits are insured to the maximum extent allowed by the FDIC.

Monarch's revenues are derived principally from interest on loans, investment securities and overnight deposits, and from sales of loans and fees and charges on deposit accounts. Monarch has no foreign loans, assets or activities. No material part of the business of Monarch is dependent upon a single customer or very few customers.

At September 30, 2014, Monarch Community Bank had a total of 72 employees. The bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Monarch faces strong competition in originating real estate and other loans and in attracting deposits. The principal methods of competition for financial services are price (interest rates paid on deposits, interest rates charged on loans and fees charged for services) and service (convenience and quality of services rendered to customers). Competition comes from a wide array of sources including but not limited to mortgage brokers, savings institutions, other commercial banks, and credit unions including non-local Internet based and telephone-based competition.

As of September 30, 2014, Monarch had total assets of $176.9 million, total loans of $132.3 million, total deposits of $144.4 million, and total stockholders' equity of $20.0 million. For more information about Monarch's financial condition and results of operations, see the consolidated financial statements and related notes included under "About Monarch – Consolidated Financial Statements."

Regulation and Supervision

The growth and earnings performance of Monarch can be affected by the policies of various governmental regulatory authorities including, but not limited to, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Michigan Department of Financial and Insurance Services, the IRS and state taxing authorities. Financial institutions and their holding companies are extensively regulated under federal and state law. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

Federal and state laws and regulations generally applicable to financial institutions, such as Monarch and Monarch Community Bank, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Monarch and Monarch Community Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance fund and the depositors, rather than the stockholders, of financial institutions.

Monarch's common stock is registered with the SEC under the Securities Exchange Act of 1934 and Monarch is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

Description of Property

The following table provides information regarding Monarch's offices and other facilities:

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Owned/
Location	County	Leased

Main Office
375 North Willowbrook Road	Branch	Owned
Coldwater, Michigan 49036

Branch Offices
365 N. Broadway	Branch	Owned
Union City, Michigan 49094

1 West Carleton Road	Hillsdale	Owned
Hillsdale, Michigan 49242

15975 West Michigan Avenue	Calhoun	Owned
Marshall, Michigan 49068

107 North Park	Calhoun	Owned
Marshall, Michigan 49068

Other Facilities
34 Grand Street (Garage)	Branch	Owned
Coldwater, Michigan 49036

24 Grand Street (Drive through)	Branch	Owned
Coldwater, Michigan 49036

87 Marshall Street	Branch	Owned
Coldwater, Michigan 49036

123 S. Main Street	Lenawee	Leased
Adrian, Michigan 49221

7055 Tower Road, Suite D	Calhoun	Leased
Battle Creek, Michigan 49014

113 W. Grand River, Suite A	Livingston	Leased
Brighton, Michigan 48116

3496 Lake Lansing Road, Suite 120	Ingham	Leased
East Lansing, Michigan 48823

700 Washington Avenue Suite 260	Ottawa	Leased
Grand Haven, Michigan 49417

1035 Laurence Avenue, Suite 5	Jackson	Leased
Jackson, Michigan 40202

606 North 9th Street, Suite 9	Kalamazoo	Leased
Kalamazoo, Michigan 49009

402 North Wayne Street, Suite 3	Steuben	Leased
Angola, Indiana 46703

Monarch believes that its current facilities are adequate to meet its present and immediately foreseeable needs.

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Legal Proceedings

In connection with the merger, two purported Monarch stockholders have filed putative class action lawsuits against Monarch, its board of directors, Monarch Community Bank, Chemical and Chemical Bank. Among other remedies, the plaintiffs seek to enjoin the merger. Monarch and Chemical have entered into a memorandum of understanding with the plaintiffs regarding the settlement of these lawsuits, which is subject to court approval. If this litigation is not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to Monarch and Chemical, including any costs associated with indemnification. Additional lawsuits may be filed against Monarch, Chemical or the directors and officers of either company in the connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the effective time of the merger may adversely affect Monarch’s and Chemical's business, financial condition, results of operations, cash flows and market price. See "The Merger Agreement – Litigation Related to the Merger" for a more complete discussion of the lawsuits.

As of the date of this prospectus and proxy statement, Monarch was not a party to any other material pending legal proceeding. From time to time, Monarch is involved as plaintiff or defendant in various legal actions arising in the normal course of business.

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Consolidated Financial Statements

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Condensed Consolidated Balance Sheets (Unaudited)	(Unaudited)
	September 30,	December 31,
	2014	2013
	(Dollars in thousands,
	except per share data)
Assets
Cash and due from banks	$10,389	$9,218
Federal Home Loan Bank overnight time and other interest bearing deposits	5,747	6,173
Total cash and cash equivalents	16,136	15,391
Securities - Available for sale	10,968	18,947
Certificates of Deposit	1,736	1,736
Other securities	3,370	3,370
Loans held for sale	1,062	415
Loans, net	132,299	118,530
Foreclosed assets, net	580	1,068
Premises and equipment	3,628	3,880
Other assets	7,103	7,630
Total assets	$176,882	$170,967

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$20,224	$18,606
Interest bearing	124,163	130,949
Total deposits	144,387	149,555
Federal Home Loan Bank advances	11,000	—
Accrued expenses and other liabilities	1,507	1,691
Total liabilities	156,894	151,246

Stockholders’ Equity
Preferred stock-$.01 par value, 5,000,000 shares authorized, and no shares issued and outstanding as of June 30, 2014 and December 31, 2013	—	—
Common stock - $0.05 par value, 20,000,000 shares authorized, 8,962,416 shares issued and outstanding at September 30, 2014 and 8,660,147 shares issued and outstanding as of December 31, 2013, respectively, adjusted for 1:5 split.	448	433
Additional paid-in capital	40,188	39,344
Accumulated deficit	(19,543)	(19,630)
Accumulated other comprehensive income (loss)	28	(152)
Unearned stock compensation	(1,133)	(274)
Total stockholders’ equity	19,988	19,721
Total liabilities and stockholders’ equity	$176,882	$170,967

See accompanying notes to condensed consolidated financial statements.

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Condensed Consolidated Statements of Income (Unaudited)
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Interest Income
Loans, including fees	$1,777	$1,742	$5,236	$5,334
Investment securities	114	81	396	245
Federal funds sold and overnight deposits	2	13	9	43
Total interest income	1,893	1,836	5,641	5,622
Interest Expense
Deposits	123	220	407	782
Federal Home Loan Bank advances	19	63	30	208
Total interest expense	142	283	437	990
Net Interest Income	1,751	1,553	5,204	4,632
Provision for Loan Losses	—	50	(90)	437
Net Interest Income After Provision for Loan Losses	1,751	1,503	5,294	4,195
Non-interest Income
Fees and service charges	396	401	1,187	1,228
Loan servicing fees	114	113	339	322
Net gain on sale of loans	333	410	855	1,624
Net gain on sale of securities	23	—	23	3
Other income	8	104	100	356
Total non-interest income	874	1,028	2,504	3,533
Non-interest Expense
Salaries and employee benefits	1,378	1,608	3,914	4,754
Occupancy and equipment	267	302	835	881
Data processing	242	207	742	687
Mortgage banking	93	100	271	337
Professional services	167	175	510	596
Amortization of core deposit intangible	—	36	—	106
NOW account processing	44	46	135	148
ATM/Debit card processing	46	60	138	176
Foreclosed property expense	59	119	131	323
Other general and administrative	307	525	1,035	1,481
Total non-interest expense	2,603	3,178	7,711	9,489
Income (Loss) - Before income taxes	22	(647)	87	(1,761)
Income Taxes	—	—	—	38
Net Income (Loss)	$22	$(647)	$87	$(1,799)
Dividends and amortization of discount on preferred stock	$—	$107	$—	$311
Net Income (Loss) available to common stock	$22	$(754)	$87	$(2,110)
Comprehensive Income (Loss)
Net Income (Loss)	$22	$(647)	$87	$(1,799)
Change in unrealized gain (loss) on securities, net of tax	$10	$(45)	$180	$(173)
Reclassification adjustments for securities’ gain realized in net income, net of taxes	$15	$—	$15	$2
Comprehensive Income (Loss)	$47	$(692)	$282	$(1,970)
Earnings (Loss) Per Share (adjusted for 1:5 stock split)
Basic	$0.00	$(1.87)	$0.01	$(5.24)
Diluted	$0.00	$(1.87)	$0.01	$(5.24)

See accompanying notes to condensed consolidated financial statements.

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Condensed Consolidated Statements of Changes in Stockholders' Equity (Unaudited)

	Preferred Stock Number of Shares	Amount	Common Stock Number of Shares	Amount	Additional Paid in Capital	Accumulated deficit	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Total
Balance - January 1, 2014	—	—	8,660,147	$433	$39,344	$(19,630)	$(152)	$(274)	$19,721
Issuance of 302,269 shares of common stock at $2.84/share awarded in connection with Restricted Stock plan.			302,269	15	844			(859)	—
Net Income						87			87
Other comprehensive loss	—	—	—	—	—	—	180	—	180
Balance - September 30, 2014	—	—	8,962,416	448	40,188	(19,543)	28	(1,133)	19,988

See Notes to Consolidated Financial Statements.

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Condensed Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended
	September, 30
	2014	2013
	(Dollars in thousands)
Cash Flows From Operating Activities
Net Income (Loss)	$87	$(1,799)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	652	801
Provision for loan losses	(90)	437
Restricted stock expense	28	—
Write down on foreclosed assets	143	499
(Gain) loss on sale of foreclosed assets	(122)	(44)
Mortgage loans originated for sale	(21,482)	(45,201)
Proceeds from sale of mortgage loans	20,833	46,767
Gain on sale of available for sale securities	(23)	(3)
Gain on sale of mortgage loans	(855)	(1,624)
Net change in:
Deferred loan fees	(26)	(16)
Accrued interest receivable	21	59
Other assets	157	2,648
Accrued expenses and other liabilities	74	(70)
Net cash (used in) provided by operating activities	(603)	2,454
Cash Flows From Investing Activities
Activity in available for sale securities:
Purchases	(521)	(2,980)
Proceeds from sale of securities	7,482	80
Proceeds from maturities of securities	1,237	2,258
Net change in Certificates of Deposit:
Purchases of certificates of deposit	(248)	(248)
Proceeds from maturities of certificates of deposit	248	245
Loan originations and principal collections, net	(13,565)	12,247
Proceeds from sale of foreclosed assets	935	1,562
Purchase of premises and equipment	(52)	(219)
Net cash (used in) provided by investing activities	(4,484)	12,945
Cash Flows From Financing Activities
Net increase in deposits	(5,168)	(13,147)
Repayment from FHLB advances	(6,000)	(7,000)
Proceeds of FHLB advances	17,000	—
Net cash provided by (used in) financing activities	5,832	(20,147)
Net Increase (Decrease) in Cash and Cash Equivalents	745	(4,748)
Cash and Cash Equivalents - Beginning	15,391	28,744
Cash and Cash Equivalents - End	$16,136	$23,996
Supplemental Cash Flow Information:
Cash paid for:
Interest	423	922
Noncash investing activities:
Loans transferred to foreclosed assets	545	1,583

See accompanying notes to condensed consolidated financial statements.

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MONARCH COMMUNITY BANCORP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Monarch Community Bancorp, Inc. (the “Corporation”) was incorporated in 2002 under Maryland law to hold all of the common stock of Monarch Community Bank (the “Bank”), formerly known as Branch County Federal Savings and Loan Association. The Bank converted to a stock savings institution effective November 29, 2002. In connection with the conversion, the Corporation sold 2,314,375 shares of its common stock in a subscription offering. On May 28, 2013, the Corporation completed a one for five reverse split of its common stock.

On November 15, 2013, the Corporation completed its offering of 8,250,000 shares of its common stock. The shares were issued at a purchase price of $2.00 per share, for aggregate consideration of $16.5 million. The closing of the offering occurred simultaneously with the closing of the series of transactions between the Corporation and the Department of Treasury pursuant to which the Department of Treasury received 2,272,601 shares of the Corporation’s common stock in exchange the 6,785 shares of Preferred Stock and the Warrants it held, and accrued dividends and interest on the preferred stock totaling $1,491,951. The transactions with Treasury resulted in the preferred stock and other obligations being settled at a discount, which was credited to paid-in-capital. The shares issued to the Treasury were sold as part of the offering, resulting in $4,545,202 of the offering proceeds being paid to the Department of Treasury. The net cash proceeds of the offering to the Corporation were approximately $10.5 million (net of the Treasury shares sold and total costs of $1.4 million).

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale Counties and seven loan production offices in Calhoun, Ingham, Lenawee, Kent, Livingston and Jackson Counties in Michigan and one in Steuben County, Indiana. The Bank owns 100% of First Insurance Agency. First Insurance Agency is a licensed insurance agency established to allow for the receipt of fees on insurance services provided to the Bank’s customers. The Bank also owns a 24.98% interest in a limited partnership formed to construct and operate multi-family housing units.

BASIS OF PRESENTATION

The condensed consolidated financial statements of the Corporation include the accounts of Monarch Community Bank and First Insurance Agency. All significant intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated financial statements for interim periods are unaudited; however, in the opinion of the Corporation’s management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Corporation’s financial position and results of operations have been included.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates and assumptions.

The accompanying financial statements have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not include all information and footnotes required by generally accepted accounting principles in annual consolidated financial statements. These condensed consolidated financial statements should be read in conjunction with the Corporation’s Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

The results of operations for the nine month period ended September 30, 2014 are not necessarily indicative of the results to be expected for the full year period.

ALLOWANCE FOR LOAN LOSSES

The appropriateness of the allowance for loan losses is reviewed by management based upon our evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as

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credit quality trends (including trends in delinquencies, nonperforming loans and foreclosed assets expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that these conditions were believed to have had on the collectability of the loan. Senior management reviews these conditions at least quarterly.

To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of this condition may be reflected as a specific allowance applicable to this credit or portfolio segment. The specific components as mentioned, which relate to identifiable problem credits, are loans classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of the loan.

The allowance also consists of general and unallocated components. The general component covers non-classified loans and is based on historical loss experience. Weighted average historical losses are used in this analysis, which are based on actual losses over the prior eighteen month, with the most recent nine months weighted 60% and the latter nine months 40%. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management’s judgment, significant factors which affect the collectability of the portfolio as of the evaluation date are not reflected in the loss factors. Management estimates probable losses by evaluating quantitative and qualitative factors for each loan portfolio segment, including net charge-off trends, internal risk ratings, changes in internal risk ratings, loss forecasts, collateral values, geographic location, delinquency rates, nonperforming and restructured loans, origination channel, product mix, underwriting practices, industry conditions, and economic trends.

As of September 30, 2014 the residential loan historical loss ratios were increased by .08% to 1.39% based on the particular segment. Multi-family real estate loan historical loss ratios were increased by .32% to 1.32%. All other commercial real estate loan historical loss ratios were increased by .92% to 1.32%. Construction loan historical loss ratios were increased by .50% to .64%, consumer loan historical loss ratios by .50% to .60%, commercial and industrial loan historical loss ratios by .28% to 1.57% and home equity lines of credit historical loss ratios by .03% to 1.34%. As of September 30, 2014, 23.9% of the allowance for loan loss reserve was attributable to adjustments to the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

The unallocated component is maintained to cover uncertainties that could affect management’s estimates of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

STOCK-BASED COMPENSATION

On August 19, 2014, the board of directors approved a stock compensation plan (“2014 Plan”) intended to attract and retain services of employees, officers, and directors. The 2014 Plan authorizes up to 860,000 shares or stock options to be issued to employees and directors. In August 2014, 302,269 shares of restricted stock were issued to employees. Under the plan, the awards vest 20% per year for five years and will vest immediately upon any change in control. The total fair value of the awards approximated $859,000 Compensation expense applicable to the RRP amounted to approximately $28,000 for the third quarter ended September 30, 2014. At September 30, 2014, there was approximately $831,000 of unrecognized compensation expense related to the unvested portion of the awarded shares.

RECENT ACCOUNTING PRONOUNCEMENTS

 FASB ASC 310 – In January 2014, the FASB issued an update (ASU No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure) impacting FASB ASC 310-40. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the property in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The amendments also require disclosure of (1) the amount of foreclosed residential real estate

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property held by the creditor (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure.  The new authoritative guidance will be effective for reporting periods after January 1, 2015.

RECLASSIFICATIONS

Certain 2013 amounts have been reclassified to conform to the 2014 presentation.

NOTE 2 - SECURITIES

The amortized cost and fair value of securities at period-end were as follows (dollars in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

September 30, 2014
Available-for-sale securities:
Collateralized Mortgage obligations	$1,706	$12	$—	$1,718
U.S. government agency obligations	3,613	7	(25)	3,595
Mortgage-backed securities	1,774	40	—	1,814
Obligations of states and political subdivisions	3,832	25	(16)	3,841
Total available-for-sale securities	$10,925	$84	$(41)	$10,968

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

December 31, 2013
Available-for-sale securities:
Collateralized Mortgage obligations	$6,925	$—	$(141)	$6,784
U.S. government agency obligations	5,129	11	(49)	5,091
Mortgage-backed securities	3,287	30	(10)	3,307
Obligations of states and political subdivisions	3,836	—	(71)	3,765
Total available-for-sale securities	$19,177	$41	$(271)	$18,947

There were $7.5 million in proceeds from the sale of investment securities for the nine months ended September 30, 2014 compared to $80,000 in proceeds from the sale of investment securities for the same period ended September 30, 2013. Gross realized gains were $23,000 and $3,000 on the sales of investment securities for the nine months ended September 30, 2014 and September 30, 2013, respectively.

The amortized cost and fair value of securities available for sale at September 30, 2014 by contractual maturity follow (dollars in thousands). The actual maturity may differ from the contractual maturity because issuers may have a right to call or prepay obligations.

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	September 30, 2014
	Available for Sale Securities
	Amortized	Fair
	Cost	Value
	(Dollars in Thousands)

Due in one year or less	$—	$—
Due from one to five years	5,663	5,627
Due from five to ten years	1,782	1,809
Due after ten years	—	—
Total	7,445	7,436
Mortgage-backed securities	1,774	1,814
CMO Securities	1,706	1,718
Total available-for-sale securities	$10,925	$10,968

 Other-Than Temporary-Impairment

Our portfolio of available for sale securities is reviewed quarterly for other-than-temporary-impairment (OTTI) in value. In performing this review many factors are considered including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospect of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether management intends to sell the security, or it is more likely than not that management will be required to sell the security at a loss before anticipated recovery.

Management determined that there were no securities with OTTI at September 30, 2014.

The following table shows the gross unrealized losses and the fair value of the Corporation’s investments, aggregated by the investment category and length of time that individual securities have been in a continuous unrealized loss position. As of September 30, 2014, 11 securities were in a loss position. There were 21 securities in an unrealized loss position at December 31, 2013.

	Less than 12 Months		12 Months or More		Total
September 30, 2014	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Collateralized Mortgage obligations	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	—	—	—	—	—	—
U.S. government agency obligations	1,513	(3)	976	(22)	2,489	(25)
Obligations of states and political subdivisions	1,112	(2)	1,431	(14)	2,543	(16)
Total available-for-sale securities	$2,625	$(5)	$2,407	$(36)	$5,032	$(41)

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NOTE 3 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators used in the computation of the basic earnings per share and diluted earnings per share is presented below (000s omitted except per share data). The share numbers reflect a one-for-five reverse stock split effective May 28, 2013.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Basic earnings (loss) per share
Numerator:
Net income (loss)	$22	$(647)	$87	$(1,799)
Dividends and amortization of discount on preferred stock	—	107	—	311
Net Income (Loss) allocated to common stock	22	(754)	87	(2,110)

Denominator:
Weighted average common shares outstanding	8,801	410	8,708	410
Less: Average unallocated ESOP shares	(6)	(7)	(6)	(7)
Less: Average non-vested RRP shares	(141)	—	(48)	—
Weighted average common shares outstanding for basic earnings (loss) per share	8,654	403	8,654	403
Basic earnings (loss) per share	0.00	(1.87)	0.01	(5.24)

Diluted earnings (loss) per share
Numerator:
Net Income (Loss) allocated to common stock	22	(754)	87	(2,110)

Denominator:
Weighted average common shares outstanding for basic earnings per share	8,654	403	8,654	403
Add: Dilutive effects of restricted stock, stock options and warrants	—	—	—	—
Weighted average common shares and dilutive potential common shares outstanding	8,654	403	8,654	403
Diluted earnings (loss) per share	$0.00	$(1.87)	$0.01	$(5.24)

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NOTE 4 - FAIR VALUE MEASUREMENTS

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The following table presents information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at September 30, 2014, and December 31, 2013, and the valuation techniques used by the Corporation to determine those fair values. Investment securities with fair value determined by Level 2 inputs include mortgage backed securities, collateralized mortgage obligations, obligations of states and political subdivisions and U.S Government Agency obligations.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at September 30, 2014
Assets:
Investment Securities
Collateralized Mortgage obligations	$—	$1,718	$—	$1,718
U.S. government agency obligations	—	3,595	—	3,595
Mortgage-backed securities	—	1,814	—	1,814
Obligations of states and political subdivisions	—	3,841	—	3,841
	$—	$10,968	$—	$10,968

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
Assets:
Investment Securities
Collateralized Mortgage obligations	$—	$6,784	$—	$6,784
U.S. government agency obligations	—	5,091	—	5,091
Mortgage-backed securities	—	3,307	—	3,307
Obligations of states and political subdivisions	—	3,765	—	3,765
	$—	$18,947	$—	$18,947

The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans and foreclosed assets. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Adjustments in 2014 and 2013 to the impaired loans were recorded as additional allocations to the allowance for loan and lease losses. Adjustments in 2014 and 2013 to foreclosed assets were recorded as additional allocations to the allowance for loan and lease losses.

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The following table presents the Corporation’s assets at fair value on a nonrecurring basis as of September 30, 2014 and December 31, 2013 (000s omitted):

Assets Measured at Fair Value on a Nonrecurring Basis
	Balance at September 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired Loans accounted for under FASB ASC 310	10,176	—	—	10,176
Foreclosed Assets	580	—	—	580

Assets Measured at Fair Value on a Nonrecurring Basis
	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired Loans accounted for under FASB ASC 310	10,097	—	—	10,097
Foreclosed Assets	1,068	—	—	1,068

The fair value of impaired loans is estimated using either discounted cash flows or collateral value. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans where a specific reserve is established based on the fair value of the collateral require classification in the fair value hierarchy. Impaired loans are categorized as level 3 assets because the values are based on available collateral (typically based on outside appraisals obtained at least annually) and discounted based on internal loan to value limits which typically range from 50% to 80% based on the collateral. Management reviews the impaired loans no less than quarterly for potential additional impairment and when there is little prospect of collecting principal or interest, loans or portions thereof may be charged off to the allowance for loan losses. Losses are recognized in the period a debt becomes uncollectible. The recognition of a loss does not mean that the loan has no recovery or salvage value, but rather it is not practical or desirable to defer writing off the loan even though a partial recovery may occur in the future.

Foreclosed assets, which include real estate owned and real estate in judgment and subject to redemption, acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are performed annually by management and the assets are carried at the lower of carrying amount or fair value less estimated selling expenses, which consist primarily of commissions that will be paid to an independent real estate agent upon sale of the property. The valuations consist of obtaining a broker price opinion or a new appraisal depending on the value of the asset. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. Assets held as real estate in judgment may be subject to redemption for a period of six to twelve months depending on the collateral, following the foreclosure sale. Assets may be redeemed by the borrower for the foreclosure sale price, accrued interest and foreclosure costs. Any asset redeemed would be treated as a paid off loan. As of September 30, 2014 the Corporation held $580,000 in foreclosed assets owned as a result of foreclosure or the acceptance of a deed in lieu and $1.1 million in foreclosed assets as of December 31, 2013. No assets were redeemed by borrowers in 2013 or in the first six months of 2014. One commercial property was redeemed in the third quarter of 2014 in the amount of $112,000.

Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Financial Accounting Standards Board (FASB), Accounting Standards Codification (ASC), FASB ASC 820-10-50, Fair Value Measurements and Disclosures, excludes certain financial instruments

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and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The fair value of all financial instruments not discussed below (cash and cash equivalents, federal funds sold, Federal Home Loan Bank stock, accrued interest receivable, federal funds purchased and interest payable) are estimated to be equal to their carrying amounts as of September 30, 2014 and December 31, 2013. The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

Securities - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Mortgage Loans Held for Sale - Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans Receivable - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses using current market rates applied to the estimated life. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances - The fair values of the Corporation’s Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

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The estimated fair values, and related carrying or notional amounts, of the Corporation’s financial instruments are as follows (000s omitted):

	September 30, 2014
	Carrying Amount	Level 1	Level 2	Level 3	Total Estimated Fair Value
Assets:
Cash and cash equivalents	$16,136	$16,136	—	—	$16,136
Certifcates of Deposit	1,736	—	1,736	—	1,736
Securities - Available for sale	10,968	—	10,968	—	10,968
Other securities	3,370	—	3,370	—	3,370
Loans and loans held for sale, net	133,361	—	—	137,956	137,956

Liabilities:
Deposits	144,387	—	144,739	—	144,739
Federal Home Loan Bank advances	11,000	—	10,943	—	10,943

	December 31, 2013
	Carrying Amount	Level 1	Level 2	Level 3	Total Estimated Fair Value
Assets:
Cash and cash equivalents	$15,391	$15,391	—	—	$15,391
Certificates of Deposit	1,736	—	1,736	—	1,736
Securities - Available for sale	18,947	—	18,947	—	18,947
Other securities	3,370	—	3,370	—	3,370
Loans and loans held for sale, net	118,945	—	—	123,427	123,427

Liabilities:
Deposits	149,555	—	150,205	—	150,205
Federal Home Loan Bank advances	—	—	—	—	—

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NOTE 5 - LOANS

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated:

	September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate Loans:
One-to-four family	$61,372	45.47	$60,585	49.89
Multi-family	6,751	5.00	2,345	1.93
Commercial	53,999	40.01	47,245	38.90
Construction or development	4,102	3.04	2,332	1.92
Total real estate loans	126,224	93.52	112,507	92.64
Other loans:
Consumer loans:
Helocs and other	6,835	5.07	7,533	6.20
Commercial Business Loans	1,904	1.41	1,411	1.16
Total other loans	8,739	6.48	8,944	7.36
Total Loans	134,963	100.00%	121,451	100.00%

Allowance for loan losses	2,388		2,672
Less: Net deferred loan fees	276		249
Total Loans, net	$132,299		$118,530

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. All loan classes on which principal or interest is in default for 90 days or more are put on nonaccrual status, unless there is sufficient documentation to conclude that the loan is well secured and in the process of collection. Loans will also be placed on nonaccrual status if the Bank cannot reasonably expect full and timely repayment. All nonaccrual loans are also deemed to be impaired unless they are residential loans whose status as nonaccrual loans is based solely on having reached 90 days past due, are in the process of collection, but whose status as well secured has not yet been established.

 A loan is considered impaired when it is probable that the Corporation will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. All impaired loans are also classified as nonaccrual loans unless they are deemed to be impaired solely due to their status as a troubled debt restructure and, 1) the borrower is not past due or, 2) there is verifiable adequate cash flow to support the restructured debt service or, 3) there is an adequate collateral valuation supporting the restructured loan.

An age analysis of past due loans including nonaccrual loans, segregated by class of loans, as of September 30, 2014 and December 31, 2013 are as follows:

September 30, 2014	30-59 Days Past Due	60-89 Days Past Due	Loans 90 Days or More Past Due	Total Past due Loans	Current Loans	Total Loans

Commercial	$14	$25	$40	$79	$1,825	$1,904
Commercial Real Estate:
Multi-family	—	—	—	—	6,751	6,751
Commercial Real Estate - other	99	70	—	169	53,830	53,999
Consumer:
Consumer - Helocs and other	9	21	18	48	6,787	6,835
Residential:
Residential - prime	1,184	235	78	1,497	48,020	49,517
Residential - subprime	855	116	162	1,133	10,722	11,855
Construction:
Construction - prime	—	—	—	—	4,102	4,102
Construction - subprime	—	—	—	—	—	—
Total	$2,161	$467	$298	$2,926	$132,037	$134,963

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December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Loans 90 Days or More Past Due	Total Past due Loans	Current Loans	Total Loans

Commercial	$—	$—	$—	$—	$1,411	$1,411
Commercial Real Estate:
Multi-family	—	—	—	—	2,345	2,345
Commercial Real Estate - other	306	—	112	418	46,827	47,245
Consumer:
Consumer - Helocs and other	44	52	—	96	7,437	7,533
Residential:
Residential - prime	934	336	440	1,710	45,816	47,526
Residential - subprime	410	107	221	738	12,321	13,059
Construction:
Construction - prime	—	—	—	—	2,332	2,332
Construction - subprime	—	—	—	—	—	—
Total	$1,694	$495	$773	$2,962	$118,489	$121,451

All commercial loans will be assigned a risk rating by the Credit Analyst at inception. The risk rating system is composed of eight levels of quality and utilizes the following definitions.

Risk Rating Scores by definition:

1.	Zero (0) Unclassified. Any loan which has not been assigned a classification.

2.	One (1) Excellent. A well structured credit relationship to an established borrower. Loans to entities with a strong financial condition and solid earnings history.

3.	Two (2) Above Average Quality. Loans to borrowers with a sound financial condition and positive trend in earnings.

4.	Three (3) Acceptable. Loans to entities with a satisfactory financial condition and further characterized by:

•	Working capital adequate to support operations.
•	Cash flow sufficient to pay debts as scheduled.
•	Management experience and depth appear favorable.
•	Debt to worth ratio of 2.50:1 or less.
•	Acceptable sales and steady earning history.
•	Industry outlook is stable.
•	Loan structure within policy guidelines.
•	Loan performing according to terms.
•	If loan is secured, collateral is acceptable and loan is fully protected.

5.	Four (4) Average. Loans to entities which are considered bankable risks, although some signs of weaknesses are shown:

•	Marginal liquidity and working capital.
•	Short or unstable earnings history.
•	Would include most start-up businesses.
•	Would be enrolled in Small Business Administration or Michigan Strategic Fund programs.
•	Occasional instances of trade slowness or repayment delinquency – may have been 10-30 days slow within the past 12 months.
•	Management abilities are apparent yet unproven.
•	Debt to worth ratio of 3.50 or less.
•	Weakness in primary source of repayment with adequate secondary source of repayment.
•	If secured, loan is protected but collateral is marginal.
•	Industry outlook is uncertain; may be cyclical or highly competitive.
•	Loan structure generally in accordance with policy.

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6.	Five (5) Special Mention. Special Mention loans have potential weaknesses which may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date. Loans to entities that constitute an undue and unwarranted credit risk but not to the point of justifying or classification of substandard. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances surrounding a specific loan. The following characteristics may apply:

•	Downward trend in sales, profit levels and margins.
•	Impaired working capital positions.
•	Cash flow is strained in order to meet debt repayment.
•	Loan delinquency (30-60 days) and overdrafts may occur.
•	Management abilities are questionable.
•	Highly leveraged, debt to worth ratio over 3.50:1.
•	Industry conditions are weak.
•	Inadequate or outdated financial information.
•	Litigation pending against borrower.
•	Loan may need to be restructured to improve collateral position and/or reduce payment amount.
•	Collateral / guaranty offers limited protection.

7.	Six (6) Substandard. A substandard loan is inadequately protected by the current sound worth and repayment capacity of the borrower. Loans so classified must have a well-defined weakness that jeopardizes the liquidation of the debt. There is a distinct possibility that the Bank will implement collection procedures if the loan deficiencies are not corrected. The following characteristics may apply:

•	Sustained losses have severely eroded the equity and cash flow.
•	Deteriorating liquidity.
•	Serious management problems.
•	Chronic trade slowness; may be placed on COD by vendors.
•	Likelihood of bankruptcy.
•	Inability to access other funding sources.
•	Reliance on secondary source of repayment.
•	Interest non-accrual may be warranted.
•	Collateral provided is of little or no value.
•	Repayment dependent upon the liquidation of non-current assets.
•	Repayment may require litigation.

8.	Seven (7) Doubtful. A doubtful loan has all the weakness inherent in a substandard loan with the added characteristic that collection and/or liquidation is pending. Loans or portions of loans with one or more weaknesses which, on the basis of currently existing facts, conditions, and values, makes ultimate collection of all principal highly questionable. The possibility of loss is high and specific loan loss reserve allocations should be made or charge offs taken on anticipated collateral shortfalls. However, the amount or the certainty of eventual loss may not allow for a specific reserve or charge off because of specific pending factors. Pending factors include proposed merger or acquisition, completion or liquidation in progress, injection of new capital in progress, refinancing plans in progress, etc. “Pending Factors” not resolved after six months must be disregarded. The following characteristics may apply:

•	Normal operations are severely diminished or have ceased.
•	Seriously impaired cash flow.
•	Secondary source of repayment is inadequate.
•	Survivability as a “going concern” is impossible.
•	Placement on interest non-accrual
•	Collection process has begun.
•	Bankruptcy petition has been filed.
•	Judgments have been filed.
•	Portion of the loan balance has been charged-off.

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9.	Eight (8) Loss. Loans classified loss are considered uncollectible and of such little value that their continuance as bankable asset is not warranted. This classification is for charged-off loans but does not mean that the asset has absolutely no recovery or salvage value. Further characterized by:

•	Liquidation or reorganization under bankruptcy, with poor prospects of collection.
•	Fraudulently overstated assets and/or earnings.
•	Collateral has marginal or no value.
•	Debtor cannot be located.

The following table represents the risk category of loans by class based on the analysis performed as of September 30, 2014 and December 31, 2013 (in thousands):

			September 30, 2014
Credit Rating		Commercial	Commercial Real Estate Multi-family	Commercial Real Estate Other
0		$—	$25	$303
1-2		—	—	422
3		455	2,958	18,565
4		809	3,321	26,728
5		492	—	4,896
6		148	447	3,085
7		—	—	—
	Total	$1,904	$6,751	$53,999

			December 31, 2013
Credit Rating		Commercial	Commercial Real Estate Multi-family	Commercial Real Estate Other
0		$—	$27	$309
1-2		—	—	472
3		312	835	14,252
4		1,011	1,033	20,408
5		—	—	8,677
6		88	450	3,127
7		—	—	—
	Total	$1,411	$2,345	$47,245

For consumer residential real estate, and consumer loans, the Corporation also evaluates credit quality based on the aging status of the loan which was previously stated, and by payment activity. The following tables present the recorded investment in those classes based on payment activity and assigned grades as of September 30, 2014 and December 31, 2013.

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	September 30, 2014
	Residential - Prime	Residential - Subprime

Grade
Pass	$49,245	$11,654
Substandard	272	201
Total	$49,517	$11,855

		Consumer - Helocs and other
Performing		$6,739
Nonperforming		96
Total		$6,835

		Construction
Performing		$4,102
Nonperforming		—
Total		$4,102

	December 31, 2013
	Residential - Prime	Residential - Subprime

Grade
Pass	$46,860	$12,775
Substandard	666	284
Total	$47,526	$13,059

		Consumer - Helocs and other
Performing		$7,431
Nonperforming		102
Total		$7,533

		Construction
Performing		$2,332
Nonperforming		—
Total		$2,332

The following tables present loans individually evaluated for impairment by class of loans as of September 30, 2014 and December 31, 2013 (in thousands).

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September 30, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$66	$66	$—
Commercial Real Estate:

Commercial Real Estate - Multi-family	—	—	—
Commercial Real Estate - other	7,683	9,745	—
Consumer:
Consumer - Helocs and other	—	—	—
Residential:
Residential - prime	1,140	1,183	—
Residential - subprime	—	—	—
Construction:
Construction - prime	—	—	—
Construction - subprime	—	—	—

With an allowance recorded:
Commercial	47	47	23
Commercial Real Estate:

Commercial Real Estate - Multi-family	448	462	64
Commercial Real Estate - other	—	—	—

Consumer:
Consumer - Helocs and others	—	—	—
Residential:
Residential - prime	370	370	172
Residential - subprime	—	—	—
Construction:
Construction - prime	422	422	33
Construction - subprime	—	—	—

Total
Commercial	$8,666	$10,742	$120
Consumer	$—	$—	$—
Residental	$1,510	$1,553	$172

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December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$—	$—	$—
Commercial Real Estate:
Commercial Real Estate - Multi-family	—	—	—
Commercial Real Estate - other	3,802	5,817	—
Consumer:
Consumer - Helocs and other	—	—	—
Residential:
Residential - prime	—	—	—
Residential - subprime	—	—	—
Construction:
Construction - prime	—	—	—
Construction - subprime	—	—	—

With an allowance recorded:
Commercial	48	48	22
Commercial Real Estate:
Commercial Real Estate - Multi-family	450	463	63
Commercial Real Estate - other	4,150	4,150	35
Consumer:
Consumer - Helocs and others	—	—	—
Residential:
Residential - prime	1,554	1,596	182
Residential - subprime	—	—	—
Construction:
Construction - prime	440	440	45
Construction - subprime	—	—	—
Total
Commercial	$8,890	$10,918	$165
Consumer	$—	$—	$—
Residental	$1,554	$1,596	$182

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The following table presents loans individually evaluated for impairment by class of loans for the three months ended September 30, 2014 and September 30, 2013 (in thousands).

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013
	Average Recorded Investment	Interest Income	Average Recorded Investment	Interest Income
With no related allowance recorded:
Commercial	$66	$—	$358	$—
Commercial Real Estate:

Commercial Real Estate - Multi-family	—	—	—	—
Commercial Real Estate - other	9,765	100	6,114	60
Consumer:
Consumer - Helocs and other	—	—	—	—
Residential:
Residential - prime	1,187	12	—	—
Residential - subprime	—	—	—	—

With an allowance recorded:
Commercial	47	1	49	1
Commercial Real Estate:

Commercial Real Estate - Multi-family	462	8	464	6
Commercial Real Estate - other	—	—	4,183	42
Consumer:
Consumer - Helocs and others	—	—	—	—
Residential:
Residential - prime	370	6	1,619	19
Residential - subprime	—	—	—	—
Construction:
Construction - prime	424	5	448	5
Construction - subprime	—	—	—	—
Total
Commercial	$10,764	$114	$11,616	$114
Consumer	$—	$—	$—	$—
Residental	$1,557	$18	$1,619	$19

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The following table presents loans individually evaluated for impairment by class of loans for the nine months ended September 30, 2014 and September 30, 2013 (in thousands).

	Nine Months Ended September 30, 2014		Nine Months Ended September 30, 2013
	Average Recorded Investment	Interest Income	Average Recorded Investment	Interest Income
With no related allowance recorded:
Commercial	$68	$—	$371	$—
Commercial Real Estate:

Commercial Real Estate - Multi-family	—	—	—	—
Commercial Real Estate - other	9,819	298	6,138	179
Consumer:
Consumer - Helocs and other	—	—	—	—
Residential:
Residential - prime	1,200	36	—	—
Residential - subprime	—	—	—	—

With an allowance recorded:
Commercial	47	2	49	2
Commercial Real Estate:

Commercial Real Estate - Multi-family	463	24	464	17
Commercial Real Estate - other	—	—	4,208	126
Consumer:
Consumer - Helocs and others	—	—	—	—
Residential:
Residential - prime	371	18	1,648	57
Residential - subprime	—	—	—	—
Construction:
Construction - prime	430	14	452	15
Construction - subprime	—	—	—	—
Total
Commercial	$10,827	$338	$11,682	$339
Consumer	$—	$—	$—	$—
Residental	$1,571	$54	$1,648	$57

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Payments received on loans in nonaccrual status are typically applied to reduce the recorded investment in the asset. While a loan is in nonaccrual status, some or all of the cash interest payments received may be treated as interest income on a cash basis as long as the remaining recorded investment in the asset (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. The following presents, by class, the recorded investment in loans and leases on non-accrual status as of September 30, 2014 and December 31, 2013.

Financing Receivables on Nonaccrual Status

September 30, 2014
Commercial	$66
Commercial real estate:
Commercial Real Estate - multi-family	—
Commercial Real Estate - other	70
Consumer:
Consumer - Helocs and other	22
Residential:
Residential - prime	859
Residential - subprime	707
Construction
Construction - prime	—
Construction - subprime	—
Total	$1,724

Financing Receivables on Nonaccrual Status
December 31, 2013
Commercial	$—
Commercial real estate:
Commercial Real Estate - multi-family	—
Commercial Real Estate - other	112
Consumer:
Consumer - Helocs and other	—
Residential:
Residential - prime	748
Residential - subprime	494
Construction
Construction - prime	—
Construction - subprime	—
Total	$1,354

Loans in which the Bank elects to grant a concession, providing terms more favorable than those prevalent in the market (e.g., rate, amortization term), and are formally restructured due to the weakening credit status of a borrower are reported as troubled debt restructure (TDR). All other modifications in which the new terms are at current market conditions and are granted to clients due to competitive pressures and because of the customer’s favorable past and current performance and credit risk do not constitute a TDR loan and are not monitored.

In order to maximize the collection of loan balances, we evaluate troubled loans on a case-by-case basis to determine if a loan modification would be appropriate. We pursue loan modifications when there is a reasonable chance that an appropriate modification would allow our client to continue servicing the debt. For loans secured by either commercial or residential real estate, if the client demonstrates a loss of income such that the client cannot reasonably support even a modified loan, we may pursue foreclosure, short sales and/or deed-in-lieu arrangements. For all troubled loans, we review a number of factors, including cash flows, loan structures, collateral values, and guarantees. Based on our review of these factors and our assessment of overall risk, we evaluate the benefits of renegotiating the terms of the loans so that they have a higher likelihood of continuing to perform. To date, we have restructured loans in a variety of ways to help our clients service their debt and to mitigate the potential for additional losses. The primary restructuring methods being offered to our clients are reductions in interest rates and extensions in terms. Loans that, after being restructured, remain in compliance with their modified

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terms and whose modified interest rate yielded a market rate at the time the loan was restructured, are reviewed annually and may be reclassified as non-TDR, provided they conform with the prevailing regulatory criteria. As of September 30, 2014 there have been no loans in which the TDR designation has been removed. The following table represents the modifications completed during the three months ended September 30, 2014 and 2013.

Modifications
Three Months Ended September 30, 2014

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	—	$—	$—
Commercial real estate:
Commercial Real Estate - multi-family	—	—	—
Commercial Real Estate - other	—	—	—
Consumer:
Consumer - Heloc and other	—	—	—
Residential:
Residential - prime	—	—	—
Residential - subprime	1	66	66
Construction
Construction - prime	—	—	—
Construction - subprime	—	—	—
Total	1	$66	$66

Modifications
Three Months Ended September 30, 2013

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	—	$—	$—
Commercial real estate:
Commercial Real Estate - multi-family	—	—	—
Commercial Real Estate - other	—	—	—
Consumer:
Consumer - Heloc and other	—	—	—
Residential:
Residential - prime	—	—	—
Residential - subprime	—	—	—
Construction
Construction - prime	—	—	—
Construction - subprime	—	—	—
Total	—	$—	$—

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The following table represents the modifications completed during the nine months ended September 30, 2014 and 2013.

Modifications
Nine Months Ended September 30, 2014

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	—	$—	$—
Commercial real estate:
Commercial Real Estate - multi-family	—	—	—
Commercial Real Estate - other	—	—	—
Consumer:	—
Consumer - Heloc and other	—	—	—
Residential:
Residential - prime	1	156	156
Residential - subprime	1	66	66
Construction
Construction - prime	—	—	—
Construction - subprime	—	—	—
Total	2	$222	$222

	Modifications
	Nine Months Ended September 30, 2013

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	—	$—	$—
Commercial real estate:
Commercial Real Estate - multi-family	—	—	—
Commercial Real Estate - other	1	212	212
Consumer:
Consumer - Heloc and other	—	—	—
Residential:
Residential - prime	6	861	860
Residential - subprime	5	217	217
Construction
Construction - prime	—	—	—
Construction - subprime	—	—	—
Total	12	$1,290	$1,289

There were no troubled debt restructured loans which had payment defaults during the three months ended September 30, 2014 and 2013. There were no troubles debt restructured loans which had payment defaults during the nine months ended September 30, 2014, compared to loans in the amount of $212,000 as of September 30, 2013. Default occurs when a loan is 90 days or more past due or has been transferred to nonaccrual. All TDR loans are considered impaired. When individually evaluating loans for impairment, we may measure impairment using (1) the present value of expected future cash flows discounted at the loan’s effective interest rate (i.e., the contractual interest rate adjusted for any net deferred loan fees or costs, premium, or discount existing at the origination or acquisition of the loan), (2) the loan’s observable market price, or (3) the fair value of the collateral. If the present value of expected future cash flows discounted at the loan’s effective interest rate is used as the means of measuring impairment the change in the present value attributable to the passage time is recognized as bad-debt expense.

106

As previously mentioned all impaired loans are also classified as nonaccrual loans unless they are deemed to be impaired solely due to their status as a troubled debt restructure and, 1) the borrower is not past due or, 2) there is verifiable adequate cash flow to support the restructured debt service or, 3) there is an adequate collateral valuation supporting the restructured loan. Nonaccruing TDR loans that demonstrate a history of repayment performance in accordance with their modified terms are reclassified to accruing restructured status, typically after six months of repayment performance and are supported by a current credit evaluation of the borrower’s financial condition and expectations for repayment under the revised terms. We do not have any outstanding commitments to borrowers with loans classified as TDR loans.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

Analysis related to the allowance for credit losses (in thousands) for the three months ended September 30, 2014 and 2013 is as follows:

For the Three Months Ended September 30, 2014

	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

ALLOWANCE FOR CREDIT LOSSES:
Beginning Balance	$110	$568	$93	$206	$955	$512	$66	$2,510
Charge-Offs	(1)	(10)	—	(63)	(56)	(69)	—	(199)
Recoveries	9	21	—	46	—	1	—	77
Provision	(14)	(48)	7	9	(37)	87	(4)	—
Ending Balance	104	531	100	198	862	531	62	2,388

Ending Balance: individually evaluated for impairment	23	—	64	—	172	—	33	292

Ending Balance: collectively evaluated for impairment	$81	$531	$36	$198	$690	$531	$29	$2,096

For the Three Months Ended September 30, 2013

	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

ALLOWANCE FOR CREDIT LOSSES:
Beginning Balance	$9	$599	$76	$189	$1,357	$463	$51	$2,744
Charge-Offs	—	—	—	(56)	(105)	(149)	—	(310)
Recoveries	3	466	—	36	1	4	—	510
Provision	(3)	(501)	8	73	143	312	18	50
Ending Balance	9	564	84	242	1,396	630	69	2,994

Ending Balance: individually evaluated for impairment	—	35	63	—	195	—	45	338

Ending Balance: collectively evaluated for impairment	$9	$529	$21	$242	$1,201	$630	$24	$2,656

107

Analysis related to the allowance for credit losses (in thousands) for the nine months ended September 30, 2014 and 2013 is as follows:

For the Nine Months Ended September 30, 2014

	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

ALLOWANCE FOR CREDIT LOSSES:
Beginning Balance	$56	$521	$77	$249	$1,132	$577	$60	$2,672
Charge-Offs	(1)	(11)	—	(261)	(105)	(133)	—	(511)
Recoveries	11	124	1	167	13	1	—	317
Provision	38	(103)	22	43	(178)	86	2	(90)
Ending Balance	104	531	100	198	862	531	62	2,388

Ending Balance: individually evaluated for impairment	23	—	64	—	172	—	33	292

Ending Balance: collectively evaluated for impairment	$81	$531	$36	$198	$690	$531	$29	$2,096

For the Nine Months Ended September 30, 2013

	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

ALLOWANCE FOR CREDIT LOSSES:
Beginning Balance	$12	$695	$81	$230	$1,444	$521	$52	$3,035
Charge-Offs	—	(121)	—	(273)	(513)	(272)	—	(1,179)
Recoveries	5	496	1	148	43	8	—	701
Provision	(8)	(506)	2	137	422	373	17	437
Ending Balance	9	564	84	242	1,396	630	69	2,994

Ending Balance: individually evaluated for impairment	—	35	63	—	195	—	45	338

Ending Balance: collectively evaluated for impairment	$9	$529	$21	$242	$1,201	$630	$24	$2,656

The allowance for loan losses was $2.4 million at September 30, 2014 representing 1.77% of total loans, compared to $2.7 million at December 31, 2013 or 2.20% of total loans. The allowance for loan losses to non-performing loans ratio was 139% at September 30, 2014 compared to 197% at December 31, 2013. At September 30, 2014 we believe that our allowance appropriately considers incurred losses in our loan portfolio.

108

Analysis related to the allowance for loan receivables (in thousands) for the nine months ended September 30, 2014 and December 31, 2013 is as follows:

As of
September 30, 2014
	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

LOAN RECEIVABLES:

Ending Balance	$1,904	$53,999	$6,751	$6,835	$49,517	$11,855	$4,102	$134,963

Ending Balance: individually evaluated for impairment	113	7,683	448	—	1,510	—	422	10,176

Ending Balance: collectively evaluated for impairment	$1,791	$46,316	$6,303	$6,835	$48,007	$11,855	$3,680	$124,787

As of
December 31, 2013
	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

LOAN RECEIVABLES:

Ending Balance	$1,411	$47,245	$2,345	$7,533	$47,526	$13,059	$2,332	$121,451

Ending Balance: individually evaluated for impairment	48	7,952	450	—	1,554	—	440	10,444

Ending Balance: collectively evaluated for impairment	$1,363	$39,293	$1,895	$7,533	$45,972	$13,059	$1,892	$111,007

The Corporation’s charge-off policy which meets regulatory minimums has not required any revisions during the third quarter of 2014. Losses on unsecured consumer loans are recognized at or before 120 days past due. Secured consumer loans, including residential real estate, are typically charged-off between 120 and 180 days past due, depending on the collateral type, in compliance with the FFIEC guidelines. Specific loan reserves are established based on credit and or collateral risks on an individual loan basis. When the probability for full repayment of a loan is unlikely the Bank will initiate a full charge-off or a partial write down of a loan based upon the status of the loan. Impaired loans or portions thereof are charged-off when deemed uncollectible. Loans that have been partially charged-off remain on nonperforming status, regardless of collateral value, until specific borrower performance criteria are met.

109

Report of Independent Registered Public Accounting Firm

Board of Directors

Monarch Community Bancorp, Inc. and Subsidiaries

We have audited the consolidated balance sheet of Monarch Community Bancorp, Inc. and Subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Monarch Community Bancorp, Inc. and Subsidiaries as of December 31, 2013 and 2012 and the consolidated results of their operations and their cash flows for each year in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Grand Rapids, Michigan

March 27, 2014

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheet
(000s omitted, except per share data)

	December 31,	December 31,
	2013	2012
Assets
Cash and due from banks	$9,218	$8,978
Federal Home Loan Bank overnight time and
other interest bearing deposits	6,173	19,766

Total cash and cash equivalents	15,391	28,744

Securities - Available for sale (Note 4)	18,947	10,047
Certificates of Deposit	1,736	1,981
Other securities (Note 4)	3,370	3,370
Loans held for sale	415	2,045
Loans, net (Note 5)	118,530	128,000
Foreclosed assets, net (Note 7)	1,068	1,244
Premises and equipment (Note 8)	3,880	3,980
Core deposit (Note 3)	—	107
Other assets (Notes 6 and 11)	7,630	10,805
Total assets	$170,967	$190,323

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$18,606	$17,610
Interest-bearing (Note 9):	130,949	151,850

Total deposits	149,555	169,460

Federal Home Loan Bank advances (Note 10)	—	7,059
Accrued expenses and other liabilities (Note 16)	1,691	3,337

Total liabilities	151,246	179,856

Stockholders’ Equity (Notes 13 ,14 , 15 and 20)
Preferred stock-$.01 par value, 5,000,000 shares authorized, 0 and 6,785 shares issued and outstanding at December 31, 2013 and 2012, respectively, fixed rate cumulative perpetual preferred stock, series A, $1,000 per share liquidation preference.	—	6,773
Common stock - $0.05 par value, 20,000,000 shares authorized, 8,660,147 and 410,147 shares issued and outstanding at December 31, 2013 and 2012, respectively, adjusted for 1:5 split.	433	20
Additional paid-in capital	39,344	20,994
(Accumulated deficit)	(19,630)	(17,075)
Accumulated other comprehensive income (loss)	(152)	122
Unearned compensation	(274)	(367)
Total stockholders’ equity	19,721	10,467
Total liabilities and stockholders’ equity	$170,967	$190,323

See Notes to Consolidated Financial Statements.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Consolidated Statement of Operations
(000s omitted)

	Year Ended December 31,
	2013	2012
Interest Income
Loans, including fees	$6,989	$8,216
Investment securities	337	378
Federal funds sold and overnight deposits	52	41
Total interest income	7,378	8,635
Interest Expense
Deposits	959	1,521
Federal Home Loan Bank advances	209	585
Total interest expense	1,168	2,106
Net Interest Income	6,210	6,529
Provision for Loan Losses (Note 5)	437	(1,042)
Net Interest Income (Loss) After Provision for Loan Losses	5,773	7,571
Noninterest Income
Fees and service charges	1,623	1,713
Loan servicing fees	441	413
Net gain on sale of loans	1,947	1,944
Net gain (loss) on sale of investment securities (Note 4)	3	12
Other income (Note 7)	218	238
Total noninterest income	4,232	4,320
Noninterest Expense
Salaries and employee benefits (Note 16, 20 and 21)	6,217	5,748
Occupancy and equipment (Note 8)	1,178	1,088
Data processing	936	797
Mortgage banking	431	442
Professional services	706	902
Amortization of intangible assets (Note 3)	107	142
NOW account processing	193	191
ATM/Debit card processing	231	273
Repossessed property expense (Note 7)	385	820
Other general and administrative	1,777	1,841
Total noninterest expense	12,161	12,244
(Loss) - Before income taxes	(2,156)	(353)
Income Taxes (Note 11)	38	—

Net (Loss)	$(2,194)	$(353)
Dividends and accretion of discount on preferred stock	$361	$388
Net (Loss) available to common stockholders	$(2,555)	$(741)

Comprehensive Income
Net Income	$(2,194)	$(353)
Change in unrealized gain on securities, net of tax	$(275)	$37
Less: reclassification adjustment for securities’ gain realized in net income, net of taxes	1	8
Comprehensive Income (Loss)	$(2,468)	$(308)

Earnings (Loss) Per Share (adjusted for 1:5 split)
Basic	$(1.74)	$(1.85)
Diluted	$(1.74)	$(1.85)

See Notes to Consolidated Financial Statements.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

 Consolidated Statement of Stockholder’s Equity

(000s omitted)

	Preferred Stock Number of Shares	Amount	Common Stock Number of Shares	Amount	Additional Paid in Capital	Accumulated deficit	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Total
Balance - January 1, 2012	6,785	$6,762	410,147	$20	$21,077	$(16,334)	$77	$(460)	$11,142

Allocation of ESOP shares (Note 20)					(83)			93	10
Net (Loss)						(353)			(353)
Other comprehensive loss							45		45
Dividends on preferred stock and accretion of discount	—	11	—	—	—	(388)	—	—	(377)
Balance - December 31, 2012	6,785	$6,773	410,147	$20	$20,994	$(17,075)	$122	$(367)	$10,467

Issuance of common stock in exchange for preferred stock, warrants, and accrued dividends and interest (Note 15)	(6,785)	(6,785)	2,272,601	114	8,166				1,495
Issuance of common stock net of costs of $1.4 million.			5,977,399	299	10,252				10,551
Allocation of ESOP shares (Note 20)					(68)			93	25
Net (Loss)						(2,194)			(2,194)
Other comprehensive loss							(274)		(274)
Dividends on preferred stock and accretion of discount	—	12	—	—	—	(361)	—	—	(349)
Balance - December 31, 2013	—	$—	8,660,147	$433	$39,344	$(19,630)	$(152)	$(274)	$19,721

See Notes to Consolidated Financial Statements.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

 Consolidated Statement of Cash Flows

(000s omitted)

	Year Ended December 31,
	2013	2012
Cash Flows From Operating Activities
Net (loss)	$(2,194)	$(353)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	1,016	1,087
Provision for loan loss	437	(1,042)
Writedown on foreclosed assets	607	1,320
Gain on sale of foreclosed assets	(15)	(68)
Mortgage loans originated for sale	(53,192)	(54,732)
Proceeds from sale of mortgage loans	54,822	53,340
Gain on sale of mortgage loans	(1,947)	(1,944)
Earned stock compensation	25	10
Net change in:
Accrued interest receivable	79	(70)
Other assets	2,765	(2,907)
Accrued expenses and other liabilities	(37)	810
Net cash provided by (used in) operating activities	2,366	(4,549)
Cash Flows From Investing Activities
Activity in available-for-sale securities:
Purchases	(12,011)	(2,591)
Proceeds from sale of securities	80	255
Proceeds from maturities of securities	2,550	4,820
Net change in Certificates of Deposit	247
Loan originations and principal collections, net	8,625	18,266
Proceeds from sale of foreclosed assets	1,873	7,056
Purchase of premises and equipment	(309)	(395)
Net cash provided by investing activities	1,055	27,411
Cash Flows From Financing Activities
Net decrease in deposits	(19,905)	(4,725)
Dividends paid	(361)	(388)
Repayment of FHLB advances	(7,059)	(13,116)
Issuance of common stock	10,551	—
Net cash (used in) financing activities	(16,774)	(18,229)
Net (Decrease) Increase in Cash and Cash Equivalents	(13,353)	4,633
Cash and Cash Equivalents - Beginning	28,744	24,111
Cash and Cash Equivalents - End	$15,391	$28,744

See Notes to Consolidated Financial Statements.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

Organization - Monarch Community Bancorp, Inc. (the Corporation) was incorporated in 2002 under Maryland law to hold all of the common stock of Monarch Community Bank (the Bank), formerly known as Branch County Federal Savings and Loan Association.

Monarch Community Bank provides a broad range of banking services to its primary market area of Branch, Calhoun and Hillsdale counties in Michigan. The Bank operates five full service offices. The Bank owns 100% of First Insurance Agency. The Bank also owns a 24.98% interest in a limited partnership formed to construct and operate multi-family housing units. The limited partnership has minimal effect on the financial statements of the Corporation.

On June 3, 2006, the Corporation completed the conversion of the Bank from a federally chartered stock savings institution to a Michigan state chartered commercial bank. As a result of the conversion, the Corporation became a federal bank holding company regulated by the Board of Governors of the Federal Reserve and the Bank became regulated by the State of Michigan Department of Financial and Insurance Services (“DFIS”) and the Federal Deposit Insurance Corporation (“FDIC”). Prior to the conversion, both the Corporation and the Bank had been regulated by the Office of Thrift Supervision. Please refer to Note 15 for additional information on shareholders’ equity.

Basis of Presentation and Consolidation - The consolidated financial statements include the accounts of Monarch Community Bancorp, Inc., Monarch Community Bank, and First Insurance Agency, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates -The accounting and reporting policies of the Corporation and its subsidiaries conform to accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, identification and valuation of impaired loans, valuation of the mortgage servicing asset, valuation of investment securities, valuation of deferred taxes, and the valuation of the foreclosed assets.

Significant Group Concentrations of Credit Risk - Most of the Corporation’s activities are with customers located within its primary market areas in Michigan. Note 4 summarizes the types of securities the Corporation invests in. Note 5 summarizes the types of lending that the Corporation engages in. The Corporation has a significant concentration of loans secured by residential real estate located in Branch, Calhoun and Hillsdale counties.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents - For the purpose of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits and overnight time deposits with the Federal Home Loan Bank and fed funds sold. The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2013 and 2012, these reserve balances amounted to approximately $777,000 and $740,000, respectively.

Securities - Debt securities that management has the intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses, net of deferred income taxes, excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Held for Sale - Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

The Corporation enters into agreements under which it agrees to extend credit to a borrower under certain specified terms and conditions, including a specified interest rate and maximum loan amount. Under these Interest Rate Lock Commitments (IRLCs), the Corporation commits to lend funds to a potential borrower (subject to the bank’s final approval of the loan) on a fixed or adjustable rate basis, regardless of whether interest rates change in the market; or the borrower can agree to let the interest rate fluctuate with changing market conditions.

The Corporation enters into Delivery Commitments with investors at the time it makes an interest rate lock commitment to a borrower. The Corporation’s mandatory commitments to sell loans with investors whereby the agreed-upon price for the loan or group of loans is determined prior to the sale of the loans. These commitments typically have expiration dates of 15-45 days and contain pair-off fee provisions if loans are not delivered timely. The Company does not designate these derivatives as hedging instruments and, accordingly, recognizes the change in fair value in earnings. The fair value for mandatory forward sale commitments is based on current market value prices versus the committed prices.

Changes in the fair value of an Interest rate lock commitment (IRLC) must be measured and reported in financial statements and regulatory reports. The carrying value of the IRLC, based on its fair value, should be accounted for as an adjustment to the basis of the loan when the loan is funded. The amount is not amortized according to FASB ASC paragraph 948-310-25-3. Therefore the value of the IRLC at closing directly impacts the gain (loss) realized upon the sale of the loan.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Loans - The Corporation grants mortgage, commercial and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower that the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. The unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Troubled Debt Restructuring - Troubled debt restructuring of loans is undertaken to improve the likelihood that the loan will be repaid in full under the modified terms in accordance with a reasonable repayment schedule. All modified loans are evaluated to determine whether the loans should be reported as a Troubled Debt Restructure (TDR). A loan is a TDR when the Corporation, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower by modifying or renewing a loan that the Corporation would not otherwise consider. To make this determination, the Corporation must determine whether (a) the borrower is experiencing financial difficulties and (b) the Corporation granted the borrower a concession. This determination requires consideration of all of the facts and circumstances surrounding the modification. An overall general decline in the economy or some deterioration in a borrower’s financial condition does not automatically mean the borrower is experiencing financial difficulties.

Servicing - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest expense in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.

Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Credit Related Financial Instruments - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Foreclosed Assets - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated selling expenses, which consist primarily of commissions that will be paid to an independent real estate agent upon sale of the property. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Premises and Equipment - Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

Other Intangible Assets - Other intangible assets consist of core deposit, acquired customer relationship intangible assets arising from whole bank acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives. See further discussion of intangible assets in Note 3.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Income Taxes - We record income tax expense based on the amount of taxes due on our tax return plus the change in deferred taxes, computed based on the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income consists solely of unrealized gains and losses on available for sale securities, net of tax.

The components of other comprehensive income and related tax effects are as follows (000s omitted):

	2013	2012

Change in unrealized holding gain on available-for-sale securities	$(415)	$80
Reclassification adjustment for (gains) realized in income	(3)	(12)
Net unrealized gains (losses)	$(418)	$68
Tax effect	144	(23)

Net-of-tax amount	$(274)	$45

(Loss) Per Common Share - Basic (loss) per share represents (loss) available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustments to (loss) that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate to outstanding stock options, Recognition and Retention Plan shares and warrants, and are determined using the treasury stock method. The Company consummated a one-for-five reverse stock split which was effective May 28, 2013. As a result of the reverse stock split, the number of outstanding common shares were reduced from 2,049,485 to 409,897, subject to adjustment for fractional shares. The reverse stock split did not effect any stockholder’s ownership percentage of Monarch’s common shares, except to the limited extent that the reverse stock split resulted in any stockholder owning a greater number of shares due to the rounding up of fractional shares to the nearest whole share. A total of 250 shares were issued as a result of the fractional shares.

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Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

A reconciliation of the numerators and denominators used in the computation of the basic earnings per share and diluted earnings per share is presented below after giving effect to the Company’s March 28, 2013 one-for-five reverse stock split, (000s omitted except per share data):

		Adjusted
		EPS
	2013	2012
Basic (loss) per share
Numerator:
Net (loss)	$(2,194)	$(353)
Dividends and accretion of discount on preferred stock	361	388
Net (loss) available to common stockholders	(2,555)	(741)
Denominator:
Weighted average common shares outstanding	1,472	410
Less: Average unallocated ESOP shares	(7)	(9)
Less: Average non-vested RRP shares	—	—
Weighted average common shares outstanding for basic earnings per share	1,465	401

Basic (loss) per share	$(1.74)	$(1.85)

Diluted (loss) per share
Numerator:
Net (loss) available to common stockholders	(2,555)	(741)

Denominator:

Weighted average common shares outstanding	1,465	401
Add: Dilutive effects of assumed exercises of stock options	—	—
Add: Dilutive effects of average non-vested RRP shares	—	—
Weighted average common shares and dilutive potential common shares outstanding	1,465	401

Diluted (loss) per share	$(1.74)	$(1.85)

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Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

At December 31, 2013 and 2012 stock options and warrants not considered in computing diluted earnings per share because they were antidilutive, totaled 11,967 and 82,760, respectively (after giving effect to the Company’s March 28, 2013 one-for-five reverse stock split).

Employee Stock Ownership Plan (ESOP) - Compensation expense is recognized as ESOP shares are committed to be released. Allocated and committed to be released ESOP shares are considered outstanding for earnings per share calculation based on debt service payments. Dividends declared on allocated ESOP shares are charged to retained earnings. Dividends declared on unallocated ESOP shares are used for debt service. The Corporation has committed to make contributions to the ESOP sufficient to service the debt to the extent not paid through dividends. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders’ equity.

Stock Based Compensation - All companies measure the cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options granted and recognized over the employee service period, which is usually the vesting period for the options. The effect on the Corporation’s net income will depend on the level of future option grants and the calculation of the fair value of the options granted, as well as the vesting periods provided.

Recent Accounting Pronouncements –

Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income (2013-02)

In 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) N. 2013-02, Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. This standard is effective for reporting periods beginning after December 15, 2013. This update was applied in other comprehensive income disclosure.

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Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry forward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (2013-11)

In 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) N. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The update provides additional guidance related to the presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss or a tax credit carryforward exists. An unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryfoward. Except for when a net operating loss carryforward, a similar tax loss or tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this update are effective for fiscal years and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. We do not expect the update to have a material effect on our financial statements.

Receivables – Troubled Debt Restructurings by Creditors – Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (2014-04)

The amendments in this Update clarify that an in substance repossession or foreclosures occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendment requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. For entities other than public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2014 and interim periods within annual periods beginning after December 15, 2015. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective method. We do not expect the update to have a material effect on our financial statements.

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Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Supplemental Cash Flow Information (000s omitted)

	December 31,
	2013	2012

Cash paid for:
Interest	$1,083	$2,041
Income taxes	$—	$—

Noncash investing activities
Loans transferred to real estate in judgment	$1,142	$3,725
Real estate in judgment transferred to real estate owned	$2,200	$2,093
Noncash financing activities
Impact of conversion of Preferred stock, warrants and accrued, unpaid dividends to common stock	$1,495	$—

Reclassifications – Certain prior year amounts have been reclassified to conform with current year presentation.

Note 2 – Management’s Plan (Unaudited)

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future.

The Corporation recorded net losses to common shareholders of $2.6 million in 2013 and $741,000 in 2012. The loss in 2013 was attributable to a decline in net interest income as the bank continued to shrink the balance sheet to manage capital levels and ratios. The loss in 2012 was largely attributable to the cost of operations, including the impact of opening the mortgage loan production offices. During 2013 and 2012 the Corporation recorded provisions for loan losses of $437,000 and ($1.0) million, respectively. The ($1.0) million provision in 2012 was due principally to a one-time recovery associated with the sale of a problem loan note at a gain of approximately $1.0 million.

The levels of nonperforming assets improved significantly during 2013, declining from $9.0 million at December 31, 2012 to $2.4 million at December 31, 2013. This reflects our consistent, disciplined approach to managing and reducing risk in the loan portfolio.

As discussed in Note 13, in May 2010 Monarch Community Bank entered into a Consent Order with the FDIC and DFIS. The Consent Order covers various aspects of the Bank’s financial condition and performance; loan administration; and capital planning.

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Notes to Consolidated Financial Statements

Note 2 – Management’s Plan (Unaudited) (Continued)

The Consent Order required the Bank to have and maintain a Tier 1 Leverage Capital Ratio of at least 9% and a Total Risk Based Capital Ratio of at least 11%. At December 31, 2013, the Bank’s Tier 1 Leverage Ratio was 10.76% and the Total Risk Based Ratio was 16.99%, which would qualify the Bank as “well capitalized” under the regulatory capital standards, and exceeds the capital ratio requirements stipulated by the Consent Order. With this improvement in the capital ratios, we now believe that we have complied with all the provisions of the Consent Order.

Strategies to return the Bank to profitability and maintain capital include improving earnings, monitoring asset quality and preserving capital. Following is more information regarding these strategies:

Earnings improvements. While net interest income declined in 2013, the Bank has worked on reducing costs of funds and maintaining the interest rates on earning assets. Accordingly, the net interest spread (difference between interest percentage earned on assets and interest expense paid on liabilities) expanded to 3.63% as of December 31, 2013 from 3.40% at December 31, 2012. We also have implemented strategies to improve non-interest income sources, including mortgage banking and investment advisory and referral services. New residential loan production offices have been opened in higher growth markets with favorable demographic factors. These locations include East Lansing, Kalamazoo, Grand Rapids, Battle Creek, Jackson, Adrian, Brighton and Angola, Indiana. Offices are normally staffed with two to three residential mortgage originators who generate loans that are sold immediately into the secondary market, generating fee income for the bank. Cross-selling activity of these lenders includes making referrals for deposit and investment services.

We have also established a new partnership with Investment Professionals, Inc. a San Antonio, Texas based wealth manager, who will provide sales, research and compliance services to financial advisors operating under the name of Monarch Investment Services. These financial advisors will assist the Bank’s customers in the management and investment of their funds in non-FDIC insured products and services.

New business development goals have been established for commercial lenders, residential loan originators and branch employees, addressing growth plans for commercial loans, residential loans, investment advisory services and deposit growth. All sales activity and results are monitored and evaluated on a weekly basis and all commercial and residential lenders and investment services advisors participate in ongoing sales training.

Improving asset quality. Management has focused significant resources toward improving asset quality over 2010, 2011, 2012 and 2013. This included the engagement of an external loan review company to conduct independent reviews of the Bank’s commercial loan portfolio. All loans greater than $500,000 have been reviewed multiple times over the past three years, along with a significant selection of loans with balances less than $500,000. Four such external loan reviews have been conducted since May of 2010, resulting in no additional charge-offs or loan loss provisions being recommended by the loan review company. In addition, the most recent external loan review, conducted in the 4th quarter of 2013, resulted in no risk rating downgrades and no recommendations for additional loan loss provisions or charge-offs. Likewise there were no recommendations for changes in policies, practices or procedures.

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Notes to Consolidated Financial Statements

Note 2 – Management’s Plan (Unaudited) (Continued)

In 2010 management replaced the internal audit function, previously performed by Bank employees, with an independent, external CPA firm, Rehmann. As part of the 2010 internal audit function, the CPA firm assisted the Bank in developing a new, comprehensive Sarbanes Oxley Key Control Matrix, which is updated as part of each semiannual audit. The audit is then performed based on, among other things, these key controls. No material weaknesses were identified through this audit process in 2010, 2011, 2012 and 2013.

During 2013, non-accrual loans declined from $7.8 at December 31, 2012 to $1.3 million at December 31, 2013. The continued decline in nonaccrual reflects the implementation of weekly problem loan meetings that focus on the development and execution of detailed plans for the mitigation or elimination of each problem loan in the portfolio. It also reflects the restructuring and additional staffing in our credit administration department, which provides support for the commercial lenders. This increased focus on credit quality will remain a constant part of our Bank’s culture.

As part of improving asset quality, we have plans to grow the commercial loan portfolio, as allowed by the availability of capital, with a focus on SBA guaranteed loans. To this end, all commercial lenders have received significant training on SBA products and services, and have monthly goals for the development of new loan relationships. The effort to grow well-structured SBA loans, while concurrently eliminating the higher risk loans from the portfolio, will lead to a healthier, well-balanced loan portfolio, and will create opportunities for the generation of fee income through the sale of the SBA guaranteed portions of the loans.

Preserving capital. On November 15, 2013, the Company completed its offering of 8,250,000 shares of its newly issued common stock. The shares were issued at a purchase price of $2.00 per share, for an aggregate consideration of $16.5 million. The closing of the offering occurred simultaneous with the retirement of all of the Company’s $8.4 million in U.S. Department of Treasury TARP obligations for the discounted amount of $4,545,202. This discount accrues to the benefit of shareholders by increasing the per share book value of the Company. The retirement of the Treasury obligations occurred through a series of transactions between the Company and the Department of Treasury pursuant to which (i) the Department of Treasury exchanged 6,785 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase up to 52,192.40 shares of the Company’s common stock for approximately 2,272,601 shares of Monarch’s common stock and (ii) third party purchasers, with the consent of Monarch, purchased approximately 2,272,601 shares of common stock from the Department of Treasury for a purchase price of $4,545,202.

In addition to funding the Department of Treasury transaction, the proceeds of the offering were used to pay the expenses of the offering, and to recapitalize the Company’s wholly-owned subsidiary, Monarch Community Bank, which received approximately $8.6 million of the funds raised in the offering.

The Bank did not pay dividends to the Corporation during 2010, 2011, 2012 or 2013. In previous periods, dividends from the Bank to the Corporation were primarily utilized by the Corporation to pay dividends on its common and preferred stock and to repurchase common stock. To preserve Bank capital, the Corporation has suspended payment of dividends on common and preferred stock. The Bank may not resume payments of dividends without the consent of the FDIC and DFIS.

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Notes to Consolidated Financial Statements

Note 2 – Management’s Plan (Unaudited) (Continued)

Due to past losses, the Bank has a deferred tax asset of approximately $9.2 million and a full valuation against the asset that if retained could be utilized in years when the Corporation becomes profitable. Given this valuable deferred tax asset, we are focused on returning to profitability which among other things, would allow us to preserve and recapture this tax asset.

Note 3 – Intangible Assets

	(In thousands of Dollars)
	Gross	Accumulated	Net
2013
Amortized intangible assets:
Core deposit premium resulting from bank and branch acquistions
Total	$2,081	$2,081	$—
2012
Amortized intangible assets:
Core deposit premium resulting from bank and branch acquistions
Total	$2,081	$1,974	$107

Aggregate amortization expense was $107,000 for 2013 and $141,000 for 2012.

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Notes to Consolidated Financial Statements

Note 4 - Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows (000s omitted):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

2013
Available-for-sale securities:
Collateralized Mortgage obligations	$6,925	$—	$(141)	$6,784
U.S. government agency obligations	5,129	11	(49)	5,091
Mortgage-backed securities	3,287	30	(10)	3,307
Obligations of states and political subdivisions	3,836	—	(71)	3,765
Total available-for-sale securities	$19,177	$41	$(271)	$18,947

2012
Available-for-sale securities:
Collateralized Mortgage obligations	$6,586	$113	$—	$6,699
U.S. government agency obligations	2,007	24	—	2,031
Mortgage-backed securities	609	44		653
Obligations of states and political subdivisions	660	4	—	664
Total available-for-sale securities	$9,862	185	$—	$10,047

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4 - Securities (Continued)

The amortized cost and estimated market values of securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers will have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

	Available for Sale
	Amortized Cost	Market Value
Due in one year or less	$—	$—
Due in one through five years	6,139	6,086
Due after five years through ten years	2,826	2,770
Due after ten years	—	—
Total	8,965	8,856
Mortgage-backed securities	3,287	3,307
CMO securities	6,925	6,784
Total available-for-sale securities	$19,177	$18,947

For the years ended December 31, 2013 and 2012 proceeds from sales of securities available for sale amounted to $80,000 and $255,000, respectively. Gross realized gains amounted to $3,000 and $12,000, respectively. There were no gross realized losses recognized in 2013 or 2012.

The Corporation had gross unrealized losses of $271,000 as of December 31, 2013 and no unrealized losses as 2012.

Management evaluates securities for other-than-temporary impairment (OTTI) on a periodic basis as economic or market concerns warrant such evaluation. Consideration is given to the length of time the security has been in a loss position, the financial condition and near-term prospects of the issuer and the intent and ability of the Corporation to retain its investment in the issuer to allow for recovery of fair value. Management determined that there were no securities with OTTI at December 31, 2013. As of December 31, 2013, 21 securities were in a loss position. There were no securities in an unrealized loss position at December 31, 2012.

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Notes to Consolidated Financial Statements

 Note 4 - Securities (Continued)

	Less than 12 Months		12 Months or More
December 31, 2013	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Collateralized Mortgage obligations	$6,784	$(141)	$—	$—
Mortgage-backed securities	$1,211	$(10)	$—	$—
U.S. government agency obligations	4,075	(49)	—	—
Obligations of states and political subdivisions	3,380	(71)	—	—
Total available-for-sale securities	$15,450	$(271)	$—	$—

 Other securities, consisting primarily of restricted Federal Home Loan Bank stock, are recorded at cost, which approximates fair value. Monarch Community Bank had $4.5 million and $7.4 million in pledged securities as collateral for Federal Home Loan Bank Advances at December 31, 2013 and 2012, respectively. Monarch Community Bank had $1.0 million and $1.6 million in pledged securities as collateral for Federal Reserve Bank overnight borrowing at December 31, 2013 and 2012, respectively.

Note 5 - Loans and Allowance for Loan Loss

A summary of the balances of loans follows (000s omitted):

	December 31,
	2013	2012

Mortgage loans on real estate:
One-to-four family	$60,585	$69,043
Multi-family	2,345	1,183
Commercial	47,245	43,952
Construction or land development	2,332	3,446

Total real estate loans	112,507	117,624

Consumer loans:
Helocs and other	7,533	9,943

Commercial business loans	1,411	3,709

Subtotal	121,451	131,276

Less: Allowance for loan losses	2,672	3,035
Net deferred loan fees	249	241
Loans, net	$118,530	$128,000

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Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Our delinquent loans consist largely of commercial real estate loans. All loan classes on which principal or interest is in default for 90 days or more are put on nonaccrual status, unless there is sufficient documentation to conclude that the loan is well secured and in the process of collection. Loans will also be placed on nonaccrual status if the Bank cannot reasonably expect full and timely repayment. All nonaccrual loans are also deemed to be impaired unless they are residential loans whose status as nonaccrual loans is based solely on having reached 90 days past due and are in the process of collection, but whose status as well secured has not yet been established.

A loan is considered impaired when it is probable that the Corporation will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. All impaired loans are also classified as nonaccrual loans unless they are deemed to be impaired solely due to their status as a troubled debt restructure and, 1) the borrower is not past due or, 2) there is verifiable adequate cash flow to support the restructured debt service or, 3) there is an adequate collateral valuation supporting the restructured loan.

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Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

An age analysis of past due loans including nonaccrual loans, segregated by class of loans, as of December 31, 2013 and 2012 is as follows:

December 31, 2013	30-60 Days Past Due	60-89 Days Past Due	Loans 90 Days or More Past Due	Total Past due Loans	Current Loans	Total Loans

Commercial	$—	$—	$—	$—	$1,411	$1,411
Commercial Real Estate:
Multi-family	—	—	—	—	2,345	2,345
Commercial Real Estate - other	306	—	112	418	46,827	47,245
Consumer:
Consumer - Helocs and other	44	52	—	96	7,437	7,533
Residential:
Residential - prime	934	336	440	1,710	45,816	47,526
Residential - subprime	410	107	221	738	12,321	13,059
Construction:
Construction - prime	—	—	—	—	2,332	2,332
Construction - subprime	—	—	—	—	—	—
Total	$1,694	$495	$773	$2,962	$118,489	$121,451

December 31, 2012	30-60 Days Past Due	60-89 Days Past Due	Loans 90 Days or More Past Due	Total Past due Loans	Current Loans	Total Loans

Commercial	$197	$—	$120	$317	$3,392	$3,709
Commercial Real Estate:
Multi-family	450	—	—	450	733	1,183
Commercial Real Estate - other	18	—	1,560	1,578	42,374	43,952
Consumer:
Consumer - Helocs and other	184	7	10	201	9,742	9,943
Residential:
Residential - prime	993	619	203	1,815	52,856	54,671
Residential - subprime	702	236	113	1,051	13,321	14,372
Construction:
Construction - prime	80	—	—	80	3,366	3,446
Construction - subprime	—	—	—	—	—	—
Total	$2,624	$862	$2,006	$5,492	$125,784	$131,276

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Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

All commercial loans are assigned a risk rating by the credit analyst at inception. Risk ratings are reviewed periodically thereafter and modified as necessary. The risk rating system is composed of eight levels of quality and utilizes the following definitions.

Risk Rating Scores by definition:

1.	Zero (0) Unclassified. Any loan which has not been assigned a classification.

2.	One (1) Excellent. A well structured credit relationship to an established borrower. Loans to entities with a strong financial condition and solid earnings history.

3.	Two (2) Above Average Quality. Loans to borrowers with a sound financial condition and positive trend in earnings.

4.	Three (3) Acceptable. Loans to entities with a satisfactory financial condition and further characterized by:

•	Working capital adequate to support operations.
•	Cash flow sufficient to pay debts as scheduled.
•	Management experience and depth appear favorable.
•	Debt to worth ratio of 2.50:1 or less.
•	Acceptable sales and steady earning history.
•	Industry outlook is stable.
•	Loan structure within policy guidelines.
•	Loan performing according to terms.
•	If loan is secured, collateral is acceptable and loan is fully protected.

5.	Four (4) Average. Loans to entities which are considered bankable risks, although some signs of weaknesses are shown:

•	Marginal liquidity and working capital.
•	Short or unstable earnings history.
•	Would include most start-up businesses.
•	Would be enrolled in Small Business Administration or Michigan Strategic Fund programs.
•	Occasional instances of trade slowness or repayment delinquency – may have been 10-30 days slow within the past 12 months.
•	Management abilities are apparent yet unproven.
•	Debt to worth ratio of 3.50 or less.
•	Weakness in primary source of repayment with adequate secondary source of repayment.
•	If secured, loan is protected but collateral is marginal.
•	Industry outlook is uncertain; may be cyclical or highly competitive.
•	Loan structure generally in accordance with policy.

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Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

6.	Five (5) Special Mention. Special Mention loans have potential weaknesses which may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date. Loans to entities that constitute an undue and unwarranted credit risk but not to the point of justifying or classification of substandard. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances surrounding a specific loan. The following characteristics may apply:

•	Downward trend in sales, profit levels and margins.
•	Impaired working capital positions.
•	Cash flow is strained in order to meet debt repayment.
•	Loan delinquency (30-60 days) and overdrafts may occur.
•	Management abilities are questionable.
•	Highly leveraged, debt to worth ratio over 3.50:1.
•	Industry conditions are weak.
•	Inadequate or outdated financial information.
•	Litigation pending against borrower.
•	Loan may need to be restructured to improve collateral position and/or reduce payment amount.
•	Collateral / guaranty offers limited protection.

7.	Six (6) Substandard. A substandard loan is inadequately protected by the current sound financial condition and net worth and repayment capacity of the borrower. Loans so classified must have a well-defined weakness that jeopardizes the liquidation of the debt. There is a distinct possibility that the Bank will implement collection procedures if the loan deficiencies are not corrected. The following characteristics may apply:

•	Sustained losses have severely eroded the equity and cash flow.
•	Deteriorating liquidity.
•	Serious management problems.
•	Chronic trade slowness; may be placed on COD by vendors.
•	Likelihood of bankruptcy.
•	Inability to access other funding sources.
•	Reliance on secondary source of repayment.
•	Interest non-accrual may be warranted.
•	Collateral provided is of little or no value.
•	Repayment dependent upon the liquidation of non-current assets.
•	Repayment may require litigation.

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Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

8.	Seven (7) Doubtful. A doubtful loan has all the weakness inherent in a substandard loan with the added characteristic that collection and/or liquidation is pending. Loans or portions of loans with one or more weaknesses which, on the basis of currently existing facts, conditions, and values, makes ultimate collection of all principal highly questionable. The possibility of loss is high and specific loan loss reserve allocations should be made or charge offs taken on anticipated collateral shortfalls. However, the amount or the certainty of eventual loss may not allow for a specific reserve or charge off because of specific pending factors. Pending factors include proposed merger or acquisition, completion or liquidation in progress, injection of new capital in progress, refinancing plans in progress, etc. “Pending Factors” not resolved after six months must be disregarded. The following characteristics may apply:

•	Normal operations are severely diminished or have ceased.
•	Seriously impaired cash flow.
•	Secondary source of repayment is inadequate.
•	Survivability as a “going concern” is impossible.
•	Placement on interest non-accrual.
•	Collection process has begun.
•	Bankruptcy petition has been filed.
•	Judgments have been filed.
•	Portion of the loan balance has been charged-off.

9.	Eight (8) Loss. Loans classified loss are considered uncollectible and of such little value that their continuance as bankable asset is not warranted. This classification is for charged-off loans but does not mean that the asset has absolutely no recovery or salvage value. Further characterized by:

•	Liquidation or reorganization under bankruptcy, with poor prospects of collection.
•	Fraudulently overstated assets and/or earnings.
•	Collateral has marginal or no value.
•	Debtor cannot be located.

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Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

The following table represents the risk category of loans by class based on the most recent analysis performed as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013
Credit Rating	Commercial	Commercial Real Estate Multi-family	Commercial Real Estate Other
0	$—	$27	$309
1-2	—	—	472
3	312	835	14,252
4	1,011	1,033	20,408
5	—	—	8,677
6	88	450	3,127
7	—	—	—
Total	$1,411	$2,345	$47,245

	December 31, 2012
Credit Rating	Commercial	Commercial Real Estate Multi-family	Commercial Real Estate Other
0	$—	$31	$315
1-2	—	—	6
3	521	—	2,890
4	2,610	601	24,564
5	163	101	2,135
6	415	450	14,042
7	—	—	—
Total	$3,709	$1,183	$43,952

135

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

For consumer residential real estate, and other, the Corporation also evaluates credit quality based on the aging status of the loan which was previously stated, and by payment activity. The following tables present the recorded investment in those classes based on payment activity and assigned grades as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013
	Residential - Prime	Residential - Subprime

Grade
Pass	$46,860	$12,775
Substandard	666	284
Total	$47,526	$13,059

Consumer - Helocs and other
Performing	$7,431
Nonperforming	102
Total	$7,533

Construction - Prime
Performing	$2,332
Nonperforming	—
Total	$2,332

	December 31, 2012
	Residential - Prime	Residential - Subprime

Grade
Pass	$52,980	$13,325
Substandard	1,691	1,047
Total	$54,671	$14,372

Consumer - Helocs and other
Performing	$9,832
Nonperforming	111
Total	$9,943

Construction - Prime
Performing	$3,446
Nonperforming	—
Total	$3,446

136

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2013 and 2012 (in thousands).

December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$—	$—	$—
Commercial Real Estate:

Commercial Real Estate - Multi-family	—	—	—
Commercial Real Estate - other	3,802	5,817	—
Consumer:
Consumer - Helocs and other	—	—	—
Residential:
Residential - prime	—	—	—
Residential - subprime	—	—	—
Construction:
Construction - prime	—	—	—
Construction - subprime	—	—	—

With an allowance recorded:
Commercial	48	48	22
Commercial Real Estate:

Commercial Real Estate - Multi-family	450	463	63
Commercial Real Estate - other	4,150	4,150	35
Consumer:
Consumer - Helocs and others	—	—	—
Residential:
Residential - prime	1,554	1,596	182
Residential - subprime	—	—	—
Construction:
Construction - prime	440	440	45
Construction - subprime	—	—	—
Total
Commercial	$8,890	$10,918	$165
Consumer	$—	$—	$—
Residential	$1,554	$1,596	$182

137

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$315	$382	$—
Commercial Real Estate:

Commercial Real Estate - Multi-family	—	—	—
Commercial Real Estate - other	10,724	16,429	—
Consumer:
Consumer - Helocs and other	—	—	—
Residential:
Residential - prime	62	78	—
Residential - subprime	—	—	—
Construction:
Construction - prime
Construction - subprime

With an allowance recorded:
Commercial	50	50	5
Commercial Real Estate:

Commercial Real Estate - Multi-family	450	464	71
Commercial Real Estate - other	107	107	25
Consumer:
Consumer - Helocs and others	—	—	—
Residential:
Residential - prime	1,790	1,820	313
Residential - subprime	—	—	—
Construction:
Construction - prime	301	301	38
Construction - subprime	—	—	—
Total
Commercial	$11,947	$17,733	$139
Consumer	$—	$—	$—
Residential	$1,852	$1,898	$313

138

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

The following table presents loans individually evaluated for impairment by class of loans for the twelve months ended December 31, 2013 and December 31, 2012 (in thousands).

	Twelve Months Ended December 31, 2013
	Average Recorded Investment	Interest Income
With no related allowance recorded:
Commercial	$—	$—
Commercial Real Estate:

Commercial Real Estate - Multi-family	—	—
Commercial Real Estate - other	5,867	239
Consumer:
Consumer - Helocs and other	—	—
Residential:
Residential - prime	—	—
Residential - subprime	—	—
Construction:
Construction - prime	—	—
Construction - subprime	—	—

With an allowance recorded:
Commercial	49	3
Commercial Real Estate:

Commercial Real Estate - Multi-family	464	32
Commercial Real Estate - other	4,196	168
Consumer:
Consumer - Helocs and others	—	—
Residential:
Residential - prime	1,636	75
Residential - subprime	—	—
Construction:
Construction - prime	449	20
Construction - subprime	—	—
Total
Commercial	$11,025	$462
Consumer	$—	$—
Residential	$1,636	$75

139

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

	Twelve Months Ended December 31, 2012
	Average Recorded Investment	Interest Income
With no related allowance recorded:
Commercial	$389	$—
Commercial Real Estate:

Commercial Real Estate - Multi-family	—	—
Commercial Real Estate - other	16,482	203
Consumer:
Consumer - Helocs and other	—	—
Residential:
Residential - prime	80	—
Residential - subprime	—	—
Construction:
Construction - prime
Construction - subprime

With an allowance recorded:
Commercial	50	3
Commercial Real Estate:

Commercial Real Estate - Multi-family	465	23
Commercial Real Estate - other	111	—
Consumer:
Consumer - Helocs and others	—	—
Residential:
Residential - prime	1,797	23
Residential - subprime	—	—
Construction:
Construction - prime	308	12
Construction - subprime	—	—
Total
Commercial	$17,805	$241
Consumer	$—	$—
Residential	$1,877	$23

140

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

Payments received on loans in nonaccrual status are typically applied to reduce the recorded investment in the asset. While a loan is in nonaccrual status, some or all of the cash interest payments received may be treated as interest income on a cash basis as long as the remaining recorded investment in the asset (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. As of December 31, 2013 and 2012 the Corporation had not recognized any interest income on a cash basis. The following presents by class, the recorded investment in loans on non-accrual status as of December 31, 2013 and 2012 (in thousands):

Financing Receivables on Nonaccrual Status

December 31, 2013
Commercial	$—
Commercial real estate:
Commercial Real Estate - multi-family	—
Commercial Real Estate - other	112
Consumer:
Consumer - Helocs and other	—
Residential:
Residential - prime	748
Residential - subprime	494
Construction
Construction - prime	—
Construction - subprime	—
Total	$1,354

Financing Receivables on Nonaccrual Status

December 31, 2012
Commercial	$316
Commercial real estate:
Commercial Real Estate - multi-family	—
Commercial Real Estate - other	5,008
Consumer:
Consumer - Helocs and other	9
Residential:
Residential - prime	2,108
Residential - subprime	329
Construction
Construction - prime	—
Construction - subprime	—
Total	$7,770

141

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

Loans in which the Bank elects to grant a concession, providing terms more favorable than those prevalent in the market (e.g., rate, amortization term), and are formally restructured due to the weakening credit status of a borrower are reported as trouble debt restructure (TDR). All other modifications in which the new terms are at current market conditions and are granted to clients due to competitive pressures because of the customer’s favorable past and current performance and credit risk do not constitute a TDR loan.

In order to maximize the collection of loan balances, we evaluate troubled loans on a case-by-case basis to determine if a loan modification would be appropriate. We pursue loan modifications when there is a reasonable chance that an appropriate modification would allow our client to continue servicing the debt. For loans secured by either commercial or residential real estate, if the client demonstrates a loss of income such that the client cannot reasonably support even a modified loan, we may pursue foreclosure, short sales and/or deed-in-lieu arrangements. For all troubled loans, we review a number of factors, including cash flows, loan structures, collateral values, and guarantees. Based on our review of these factors and our assessment of overall risk, we evaluate the benefits of renegotiating the terms of the loans so that they have a higher likelihood of continuing to perform. To date, we have restructured loans in a variety of ways to help our clients service their debt and to mitigate the potential for additional losses. The primary restructuring methods being offered to our clients are reductions in interest rates and extensions in terms. Loans that, after being restructured, remain in compliance with their modified terms and whose modified interest rate yielded a market rate at the time the loan was restructured, are reviewed annually and may be reclassified as non-TDR, provided they conform with the prevailing regulatory criteria. As of December 31, 2013 there have been no loans in which the TDR designation has been removed. We do not have any outstanding commitments to borrowers with loans classified as TDR loans as of December 31, 2013.

142

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

The following table represents the modifications completed during the twelve months ended December 31, 2013 and 2012 (in thousands).

		Modifications
		December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	—	—	—
Commercial real estate:
Commercial Real Estate - multi-family	—	—	—
Commercial Real Estate - other	1	212	212
Consumer:
Consumer - Heloc and other	—	—	—
Residential:
Residential - prime	7	991	990
Residential - subprime	5	217	217
Construction
Construction - prime	1	157	156
Construction - subprime	—	—	—
Total	14	$1,577	$1,575

		Modifications
		December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	1	50	50
Commercial real estate:
Commercial Real Estate - multi-family	—	—	—
Commercial Real Estate - other	—	—	—
Consumer:
Consumer - Heloc and other	—	—	—
Residential:
Residential - prime	7	1,010	1,022
Residential - subprime	3	134	146
Construction
Construction - prime	—	—	—
Construction - subprime	—	—	—
Total	11	$1,194	$1,218

143

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

Modifications That Subsequently Defaulted
December 31, 2013

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted
Commercial	—	—
Commercial real estate:
Commercial Real Estate - multi-family	—	—
Commercial Real Estate - other	1	212
Consumer:
Consumer - Heloc and other	—	—
Residential:
Residential - prime	—	—
Residential - subprime	—	—
Construction
Construction - prime	—	—
Construction - subprime	—	—
	1	$212

	Modifications That Subsequently Defaulted
	December 31, 2012

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted
Commercial	—	—
Commercial real estate:
Commercial Real Estate - multi-family	1	450
Commercial Real Estate - other	1	2,534
Consumer:
Consumer - Heloc and other	6	69
Residential:
Residential - prime	7	1,684
Residential - subprime	15	784
Construction
Construction - prime	—	—
Construction - subprime	—	—
	30	$5,521

144

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

All TDR loans are considered impaired. When individually evaluating loans for impairment, we may measure impairment using (1) the present value of expected future cash flows discounted at the loan’s effective interest rate (i.e., the contractual interest rate adjusted for any net deferred loan fees or costs, premium, or discount existing at the origination or acquisition of the loan), (2) the loan’s observable market price, or (3) the fair value of the collateral. If the present value of expected future cash flows discounted at the loan’s effective interest rate is used as the means of measuring impairment the change in the present value attributable to the passage time is recognized as bad-debt expense. As previously mentioned all impaired loans are also classified as nonaccrual loans unless they are deemed to be impaired solely due to their status as a troubled debt restructure and, 1) the borrower is not past due or, 2) there is verifiable adequate cash flow to support the restructured debt service or, 3) there is an adequate collateral valuation supporting the restructured loan. Nonaccruing TDR loans that demonstrate a history of repayment performance in accordance with their modified terms are reclassified to accruing restructured status, typically after six months of repayment performance and are supported by a current credit evaluation of the borrower’s financial condition and expectations for repayment under the revised terms. At December 31, 2013, $18.1 million of loans restructured were accruing compared to $15.1 million at December 31, 2012. Of the troubled debt restructured loans as of December 31, 2013, $17.5 million were paying in accordance with modified terms compared to $13.9 million which were paying in accordance with modified terms at December 31, 2012.

145

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

Analysis related to the allowance for credit losses as of December 31, 2013 and 2012 (in thousands) is as follows:

	As of
	DECEMBER 31, 2013
	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

ALLOWANCE FOR CREDIT LOSSES:

Beginning Balance	$12	$695	$81	$230	$1,444	$521	$52	$3,035
Charge-Offs	(108)	(130)	—	(389)	(655)	(313)	—	(1,595)
Recoveries	7	499	1	196	84	8	—	795
Provision	145	(543)	(5)	212	259	361	8	437
Ending Balance	56	521	77	249	1,132	577	60	2,672
Ending Balance: individually evaluated for impairment	—	35	63	—	204	—	45	347
Ending Balance: collectively evaluated for impairment	$56	$486	$14	$249	$928	$577	$15	$2,325

	As of
	DECEMBER 31, 2012
	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

ALLOWANCE FOR CREDIT LOSSES:

Beginning Balance	$45	$1,262	$45	$259	$2,280	$664	$101	$4,656
Charge-Offs	(22)	(579)	—	(345)	(925)	(195)	(6)	(2,072)
Recoveries	7	1,241	1	221	20	3	—	1,493
Provision	(18)	(1,229)	35	95	69	49	(43)	(1,042)
Ending Balance	12	695	81	230	1,444	521	52	3,035
Ending Balance: individually evaluated for impairment	5	25	71	—	313	—	38	452
Ending Balance: collectively evaluated for impairment	$7	$670	$10	$230	$1,131	$521	$14	$2,583

146

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

	December 31, 2013

	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

FINANCING RECEIVABLES:

Ending Balance	$1,411	$47,245	$2,345	$7,533	$47,526	$13,059	$2,332	$121,451

Ending Balance: individually evaluated for impairment	48	7,952	450	—	1,554	—	440	10,444

Ending Balance: collectively evaluated for impairment	$1,363	$39,293	$1,895	$7,533	$45,972	$13,059	$1,892	$111,007

	December 31, 2012

	Commercial	Commercial Real Estate Other	Multi Family	Consumer	Residential - Prime	Residential - Subprime	Construction	Total

FINANCING RECEIVABLES:

Ending Balance	$3,709	$43,952	$1,183	$9,943	$54,671	$14,372	$3,446	$131,276

Ending Balance: individually evaluated for impairment	365	10,831	450	—	1,852	—	301	13,799

Ending Balance: collectively evaluated for impairment	$3,344	$33,121	$733	$9,943	$52,819	$14,372	$3,145	$117,477

147

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5 - Loans and Allowance for Loan Loss (Continued)

The Corporation’s charge-off policy (which meets regulatory minimums) has not required any revisions since the second quarter of 2010. Losses on unsecured consumer loans are recognized at or before 120 days past due. Secured consumer loans, including residential real estate, are typically charged-off between 120 and 180 days past due, depending on the collateral type, in compliance with the FFIEC guidelines. Specific loan reserves are established based on credit and or collateral risks on an individual loan basis. When the probability for full repayment of a loan is unlikely the Bank will initiate a full charge-off or a partial write down of a loan based upon the status of the loan. Impaired loans or portions thereof are charged-off when deemed uncollectible. Loans that have been partially charged-off remain on nonperforming status, regardless of collateral value, until specific borrower performance criteria are met.

Note 6 - Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $185,167,000 and $170,130,000 at December 31, 2013 and 2012, respectively.

The fair value of mortgage servicing rights approximates $1,816,000 and $1,362,000 at December 31, 2013 and 2012, respectively. The fair value in 2013 was determined by discounting estimated net future cash flows from mortgage servicing activities using a 8.25% discount rate and estimated prepayment speeds of 6.0 to 21.6 based on current Freddie Mac experience. In 2012 the discount rate of 7.75% and estimated prepayment speeds of 9.8 to 36.9 were used. The impairment valuation allowance is $0 as of December 31, 2013 and 2012. There has been no activity in the impairment valuation allowance during the years ended December 31, 2013 and 2012.

The following summarizes mortgage servicing rights capitalized and amortized (000s omitted):

	December 31,
	2013	2012
Mortgage servicing rights - Beginning	$1,048	$962
Mortgage servicing rights capitalized	539	528
Mortgage servicing rights scheduled amortization and direct writedown for loan payoffs	(429)	(442)

Mortgage servicing rights - Ending	$1,158	$1,048

148

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7 – Foreclosed Assets

Foreclosed assets, which include real estate owned and real estate in judgment and subject to redemption, acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are performed annually by management and the assets are carried at the lower of carrying amount or fair value less estimated selling expenses, which consist primarily of commissions that will be paid to an independent real estate agent upon sale of the property. The valuations consist of obtaining a broker price opinion or a new appraisal depending on the value of the asset. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. Assets held as real estate in judgment may be subject to redemption for a period of six to twelve months depending on the collateral, following the foreclosure sale. Assets may be redeemed by the borrower for the foreclosure sale price, accrued interest and foreclosure costs. Any asset redeemed would be treated as a paid off loan.

Foreclosed assets consisted of the following (000s omitted):

	December 31,
	2013	2012

Real estate owned	$545	$810
Real estate in judgment and subject to redemption	523	434
Total	$1,068	$1,244

Expenses applicable to foreclosed and repossessed assets include the following (000s omitted):

	December 31,
	2013	2012

Net (gain) on sales of real estate	$(15)	$(68)
Operating expenses	385	820

Total	$370	$752

149

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7 – Foreclosed Assets (Continued)

The following table summarizes the activity associated with other real estate owned (000s omitted):

	2013	2012
Balance at beginning of year	$810	$2,519
Properties transferred into OREO	2,200	2,093
Valuation impairments recorded	(607)	(944)
Proceeds from Sale of Properties	(1,873)	(2,926)
Gain or (Loss) on sale of properties	15	68
	$545	$810

Note 8 - Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows (000s omitted):

	December 31,		Depreciable Life
	2013	2012	(in Years)

Land	566	$566
Buildings and improvements	5,868	5,840	5-40
Furniture, fixtures and equipment	3,634	3,482	2-15

Total bank premises and equipment	10,068	9,888

Less accumulated depreciation and amortization	6,188	5,908

Net carrying amount	3,880	$3,980

Depreciation expense was approximately $409,000 and $419,000, in 2013 and 2012, respectively.

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Notes to Consolidated Financial Statements

Note 8 - Premises and Equipment (Continued)

Rent expense for 2013 and 2012 was $162,565 and $114,100, respectively. Rent commitments under noncancelable operating leases are as follows (000s omitted):

Year Ending December 31

2014	$53
2015	11
2016	—

Total	$64

Note 9 - Deposits

The following is a summary of interest bearing deposit accounts (000s omitted):

	December 31,
	2013	2012

Balances by account type:
Demand and NOW accounts	$28,161	$26,008
Money market	31,655	34,851
Passbook and statement savings	24,338	23,719

Total transactional accounts	84,154	84,578

Certificates of deposit:
$100,000 and over	19,341	30,395
Under $100,000	27,454	36,877

Total certificates of deposit	46,795	67,272

Total	$130,949	$151,850

151

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 - Deposits (Continued)

The remaining maturities of certificates of deposit outstanding are as follows (000s omitted):

	December 31, 2013
	Less than	$100,000 &
	$100,000	greater

Less than one year	$17,313	$8,744
One to two years	5,041	6,580
Two to three years	1,654	2,347
Three to four years	1,880	897
Four to five years	1,566	773

Total	$27,454	$19,341

Note 10 - Federal Home Loan Bank Advances and Fed Funds Purchased

The Bank has Federal Home Loan Bank advances of $0 and $7,059,000 at December 31, 2013 and 2012, respectively. At December 31, 2012, the interest rates on fixed rate advances ranged from 3.96% to 5.64%.

At December 31, 2013 and 2012, the Bank had no floating rate advances. The weighted average interest rate of all advances was 4.10% at December 31, 2012.

The Bank has provided a pledge of all of the Bank’s eligible residential mortgage loans and certain securities as collateral for all FHLB debt. The amount of the residential loans including home equity lines of credit totaled $31.9 million and $43.1 million as of December 31, 2013 and 2012, respectively.

152

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Income Taxes

Allocation of income taxes between current and deferred portions is as follows (000s omitted):

	December 31,
	2013	2012

Current expense (benefit)	$38	$–
Deferred expense (benefit)	(1,018)	161
Valuation allowance	1,018	(161)
Total tax expense	$38	$–

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Percent of Pretax Income (Loss)
	December 31,
	2013	2012

Statutory federal tax rate	34.00%	34.00%
Increase (decrease) resulting from:
Nondeductible expenses	-0.34%	-1.72%
Tax exempt income	3.02%	21.33%
Valuation allowance	-38.27%	-45.57%
Other	-0.17%	-8.04%

Reported tax expense	-1.76%	0.00%

153

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 - Income Taxes (Continued)

The components of the net deferred tax asset are as follows (000s omitted):

	December 31,
	2013	2012

Deferred tax assets:
Provision for loan losses	$–	$–
Net deferred loan fees	85	82
Deferred compensation	315	296
General business tax credit carryforward	1,757	1,671
Depreciation	399	383
Net NOL Carryforward	6,923	5,694
Other Real Estate	145	293
Unrealized gain or available for sale securities	79	–
Other	500	690

Total deferred tax assets	10,203	9,109

Deferred tax liabilities:
Provision for loan losses	125	9
Mortgage servicing rights	391	352
Original issue discount	27	36
Net purchase premiums	351	351
Unrealized gain on available for sale securities	–	63
Other	134	141

Total deferred tax liabilities	1,028	952

Valuation allowance	(9,175)	(8,157)

Net deferred tax asset	$–	$–

The Corporation has qualified under a provision of the Internal Revenue Code which permits it to deduct from taxable income a provision for bad debts in excess of such provision charged to income in the consolidated financial statements. The general business credits of $1,757,000 expire between 2027 and 2034.

The Corporation has invested in a partnership involved in a low cost housing project for which tax credits are generated. The project is operating as a multi-family housing community. The partnership is eligible and qualifies for the 70% present value low income housing tax credit in accordance with the Section 42 of the Internal Revenue Code as enacted by the Tax Reform Act of 1986 on qualified low income units. The Corporation’s share of tax credits generated by the investee partnership approximated $17,000 in 2013 and $154,000 in 2012. Net operating losses of $20,364,000 expire between 2020 and 2034.

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Notes to Consolidated Financial Statements

Note 12 - Off-Balance Sheet Activities

Credit Related Financial Instruments -The Corporation is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, and unfunded commitments under lines of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

	Contract Amount
	December 31,	December 31,
	2013	2012

Commitments to grant loans	$1,018	$3,726
Unfunded commitments under lines of credit	7,421	8,583
Unfunded commitments under letters of credit	—	—

The above commitments include fixed rate and variable rate loan commitments and lines of credit with interest rates ranging between 2.50% and 8.60% at December 31, 2012 and 2013.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit and revolving credit lines are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may be drawn upon to the total extent to which the Corporation is committed.

Collateral Requirements - To reduce credit risk related to the use of credit related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Corporation’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment and real estate.

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Notes to Consolidated Financial Statements

Note 13 - Regulatory Matters

Following the Bank’s most recent Safety and Soundness examination, the Bank’s Board of Directors stipulated to the terms of a formal enforcement action (“Consent Order”) with Federal Deposit Insurance Corporation (“FDIC”) and the Department of Financial and Insurance Service for the State of Michigan (“DFIS”). The Consent Order, which was effective May 6, 2010, contains specific actions needed to address certain findings from their examination and to address our current financial condition. The Consent Order, among other things, requires the following:

•	The Bank is required to have and retain qualified management.
•	The Bank is required to retain an independent third party to develop an analysis and assessment of the Bank’s management needs for the purpose of providing qualified management for the Bank.
•	The Board of Directors is required to assume responsibility for the supervision of all of the Bank’s activities.
•	The Bank must increase the Bank’s level of Tier 1 capital as a percentage of total assets to at least nine percent and its total capital as a percentage of risk-weighted assets at a minimum of eleven percent.
•	The Bank is required to charge off any loans classified as loss.
•	The Bank may not extend credit to borrowers that have had loans with the Bank that were classified substandard, doubtful or special mention without prior board approval.
•	The Bank may not extend credit to borrowers that have had loans charged off or classified as loss.
•	The Bank is required to adopt a plan to reduce the Bank’s risk position in each asset in excess of $250,000 which is more than sixty days delinquent or classified substandard or doubtful.
•	The Bank may not declare or pay any cash dividend without prior written consent of the FDIC and DFIS.
•	Prior to submission or publication of all Reports of Condition, the board is required to review the adequacy of the Bank’s allowance for loan losses.
•	The Bank is required to adopt written lending and collection policies to provide effective guidance and control over the Bank’s lending function.
•	The Bank is required to implement revised comprehensive loan grading review procedures.
•	Within sixty days of the Consent Order, the Bank was required to adopt a written profit plan and comprehensive budget.
•	Within sixty days of the Consent Order, the Bank was required to adopt a written plan to manage concentrations of credit in a safe and sound manner.
•	Within sixty days of the Consent Order, the Bank was required to formulate a written plan to reduce the Bank’s reliance on brokered deposits.
•	While the Consent Order is in effect, the Bank is required to prepare and submit quarterly progress reports the FDIC and DFIS.

The Bank’s regulatory capital ratios as of December 31, 2013 were as follows: Tier 1 leverage ratio 10.76%, Tier 1 risk-based capital ratio 15.73%; and total risk-based capital, 16.99%.

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Notes to Consolidated Financial Statements

Note 13 - Regulatory Matters (Continued)

A reconciliation of the Bank’s equity to major categories of capital is as follows (000s omitted):

	December 31,
	2013	2012

Equity per consolidated Bank balance sheet	$18,142	$11,766
Less: intangible and disallowed assets	74	(226)

Tier 1 Capital	18,216	11,540
Plus: Allowance for loan losses **	1,458	1,574

Total Capital	$19,674	$13,114

** Limited to 1.25% of risk weighted assets

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, which are shown in the table below. Regulatory capital balances and ratios are as follows (000s omitted):

	Actual		To Comply With Minimum Capital Requirements		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total Capital
(to Risk-Weighted Assets)	19,674	16.99%	9,262	8.00%	11,578	10.00%
Tier 1 Capital
(to Risk-Weighted Assets)	18,216	15.73%	4,631	4.00%	6,947	6.00%
Tier 1 Capital
(to Average Assets)	18,216	10.76%	8,472	5.00%	8,472	5.00%

As of December 31, 2012
Total Capital
(to Risk-Weighted Assets)	13,114	10.49%	9,997	8.00%	12,496	10.00%
Tier 1 Capital
(to Risk-Weighted Assets)	11,540	9.24%	4,998	4.00%	7,498	6.00%
Tier 1 Capital
(to Average Assets)	11,540	5.95%	9,697	5.00%	9,697	5.00%

157

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Notes to Consolidated Financial Statements

Note 14 - Restrictions on Dividends, Loans and Advances

Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The primary source of liquidity for the Corporation is from dividends paid by the Bank. On September 21, 2010, the Corporation entered into a Written Agreement with the Federal Reserve Bank of Chicago (the “FRB”). Among other things, the Written Agreement requires that the Corporation obtain the approval of the FRB prior to paying a dividend. In addition, all accrued and unpaid dividends on the Corporation’s Series A, $.01 par value $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock (Preferred Stock) must be declared and the payment set aside for the benefit of the holders of Preferred Stock before any dividend may be declared or paid on our common stock.

The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum standards. At December 31, 2013, the Bank had no retained earnings available for the payment of dividends. Accordingly, the Corporation’s entire investment in the Bank was restricted at December 31, 2013.

Loans or advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank’s capital stock and surplus. Accordingly, at December 31, 2013 Bank funds available for loans or advances to the Corporation amounted to $1,841,100.

Note 15 - Shareholders’ Equity

On February 6, 2009 the Corporation issued 6,785 shares of Preferred Stock and warrants to purchase 52,192.40 shares of our common stock (after giving effect to the Company’s March 28, 2013 one-for-five reverse stock split) at an exercise price of $19.50 per share (Warrants), to the U.S. Department of Treasury in return for $6.8 million under the Capital Purchase Program (CPP). Of the proceeds, $6,729,000 was allocated to the Preferred Stock and $56,000 was allocated to the Warrants based on the relative fair value of each. The $56,000 discount on the Preferred Stock is being accreted using an effective yield method over five years. The Preferred Stock and Warrants qualify as Tier 1 capital.

On November 15, 2013, the Corporation completed its offering of 8,250,000 shares of its common stock. The shares were issued at a purchase price of $2.00 per share, for aggregate consideration of $16.5 million. The closing of the offering occurred simultaneously with the closing of the series of transactions between the Company and the Department of Treasury pursuant to which, the Department of Treasury received 2,272,601 shares of the Corporation’s common stock in exchange the 6,785 shares of Preferred Stock and the Warrants it held, and accrued dividends and interest on the preferred stock totaling $1,491,951. The transactions with Treasury resulted in the preferred stock and other obligations being settled at a discount, which was credited to paid-in capital. The shares issued to the Treasury were sold as part of the public offering, resulting in $4,545,202 of the offering proceeds being paid to the Department of Treasury. The net cash proceeds of the offering to the Corporation were approximately $10.5 million (net of the Treasury shares sold and total costs of $1.4 million).

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Notes to Consolidated Financial Statements

Note 16 - Retirement Plans

The Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions the (“Pentegra DB Plan”), a tax-qualified defined-benefit pension plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. Effective April 1, 2004 employees’ benefits under the plan were frozen. The plan is administered by the trustees of the Financial Institutions Retirement Fund. During 2013 and 2012, the Corporation recognized expense for this plan of $162,000 and $97,000, respectively.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $196,473,170 and $299,729,365 for the plan years ending June 30, 2013 and June 30, 2012, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. The Bank was requested to provide additional funding of $1.2 million in 2010; however the minimum required contribution for the 2012-2013 plan year was $83,000. Approximately $210,000 was allocated from the prefunding balances during 2013. The Corporation has approximately $1.1 million included in other assets for this prefunding balance. The excess funding remains within the plan and the Corporation may elect to utilize the prefunding balance for future required contributions.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16 - Retirement Plans (Continued)

The following contributions were paid by the Bank during the fiscal years ending December 31 (000s omitted):

	2013		2012
Date Paid	Amount	Date Paid	Amount
	$—	1/3/2012	$32
		10/17/2012	19
		12/27/2012	67
Total	$—	Total	$118

The Corporation has a Defined Contribution Retirement plan for all eligible employees. The Corporation’s matching contribution agreement of any portion of an employee’s salary was discontinued in 2010. During 2013 and 2012, the Corporation recognized expense for this plan of $0.

The Corporation has a nonqualified deferred-compensation plan (included as part of the other liabilities section of the consolidated balance sheet) to provide retirement benefits to the Directors, at their option, in lieu of annual directors’ fees and meeting fees. Undistributed benefits are increased by an annual earnings rate which is based on the higher of the Corporation’s return on average equity or 5.0%. The value of benefits accrued to participants was $354,000 and $426,000 at December 31, 2013 and 2012, respectively. The expense for the plan, including the increase due to the annual earnings credit was $20,000 and $22,000 for 2013 and 2012, respectively.

The Corporation has a liability for the directors’ deferred compensation plan. This plan does not allow for future deferrals and all benefits are being paid out to participants over a 180 month term. Undistributed benefits are increased by an annual earnings rate based on an index which was 5.36% as of December 31, 2013. The present value of benefits accrued to participants (also included as part of the other liabilities section of the balance sheet) is $420,000 and $445,000 at December 31, 2013 and 2012, respectively. The expense for the plan was $16,300 and $17,500 for 2013 and 2012, respectively.

Note 17 - Related Party Transactions

Extensions of credit to principal officers, directors and their affiliates totaled $238,000 and $2,518,000 for the years ending December 31, 2012 and 2013, respectively. During the year ending December 31, 2013, total principal additions were $21,000 and total principal payments were $2,301,000, and during the year ending December 31, 2012, total principal additions were $68,000 and total principal payments were $183,000. Deposits from related parties and their affiliates held by the Bank at December 31, 2013 and 2012 amounted to $526,000 and $908,000 respectively.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18 - Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB ASC 820-10-50 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The fair value of all financial instruments not discussed below (cash and cash equivalents, federal funds sold, Federal Home Loan Bank stock, accrued interest receivable, federal funds purchased and interest payable) are estimated to be equal to their carrying amounts as of December 31, 2013 and December 31, 2012. The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

Securities - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Mortgage Loans Held for Sale - Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans Receivable - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flows analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances - The fair values of the Corporation’s Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

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Notes to Consolidated Financial Statements

Note 18 - Fair Value of Financial Instruments (Continued)

The estimated fair values, and related carrying or notional amounts, of the Corporation’s financial instruments are as follows (000s omitted):

	December 31, 2013
	Carrying Amount	Level 1	Level 2	Level 3	Total Estimated Fair Value
Assets:
Cash and cash equivalents	$15,391	$15,391	$—	$—	$15,391
Certificates of Deposits	1,736	—	1,736	—	1,736
Securities - Available for sale	18,947	—	18,947	—	18,947
Other securities	3,370	—	3,370	—	3,370
Loans and loans held for sale, net	118,945	—	—	123,427	123,427
Interest rate lock and forward sale commitment Derivative	9		9		9

Liabilities:
Deposits	149,555	—	150,205		150,205
Federal Home Loan Bank advances	$—	$—	$—		$—

	December 31, 2012
	Carrying Amount	Level 1	Level 2	Level 3	Total Estimated Fair Value
Assets:
Cash and cash equivalents	$28,744	$28,744	$—	$—	$28,744
Certificates of Deposits	1,981	—	1,981	—	1,981
Securities - Available for sale	10,047	—	10,047	—	10,047
Other securities	3,370	—	3,370	—	3,370
Loans and loans held for sale, net	130,045	—	—	134,944	134,944
Interest rate lock and forward sale commitment Derivative	—	—	—	—	—

Liabilities:
Deposits	169,460	—	171,129		171,129
Federal Home Loan Bank advances	$7,059	$—	$7,194		$7,194

162

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Notes to Consolidated Financial Statements

Note 19 - Fair Value Measurements

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The following table presents information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2013 and December 31, 2012, and the valuation techniques used by the Corporation to determine those fair values (000s omitted). Investment securities with fair value determined by Level 2 inputs include mortgage backed securities, collateralized mortgage obligations, and obligations of states and political subdivisions and U.S Government Agency obligations.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
Assets:
December 31, 2013
Collateralized Mortgage obligations	$—	$6,784	$—	$6,784
U.S. government agency obligations	—	5,091	—	5,091
Mortgage-backed securities	—	3,307	—	3,307
Obligations of states and political subdivisions	—	3,765	—	3,765
	$—	$18,947	$—	$18,947

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Assets:
December 31, 2012
Collateralized Mortgage obligations	$—	$6,699	$—	$6,699
U.S. government agency obligations	—	2,031	—	2,031
Mortgage-backed securities	—	653	—	653
Obligations of states and political subdivisions	—	664	—	664
	$—	$10,047	$—	$10,047

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Notes to Consolidated Financial Statements

Note 19 - Fair Value Measurements (Continued)

The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans and foreclosed assets. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Adjustments in 2013 and 2012 to the impaired loans were recorded as additional allocations to the allowance for loan losses. Adjustments in 2013 to foreclosed assets were recorded as additional allocations to the allowance for loan losses. Adjustments in 2013 on foreclosed assets that were held longer than 90 days following redemption were made to repossessed property expense. The following table presents the Corporation’s assets at fair value on a nonrecurring basis as of December 31, 2013 and December 31, 2012 (000s omitted):

Assets Measured at Fair Value on a Nonrecurring Basis
	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired Loans	10,097	—	—	10,097
Foreclosed Assets	1,068	—	—	1,068

Assets Measured at Fair Value on a Nonrecurring Basis
	Balance at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired Loans	13,347	—	—	13,347
Foreclosed Assets	1,244	—	—	1,244

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Notes to Consolidated Financial Statements

Note 19 - Fair Value Measurements (Continued)

The fair value of impaired loans is estimated using either discounted cash flows or collateral value. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans where a specific reserve is established based on the fair value of the collateral require classification in the fair value hierarchy. Impaired loans are categorized as level 3 assets because the values are based on available collateral (typically based on outside appraisals obtained at least annually) and discounted based on internal loan to value limits which typically range from 50% to 80% based on the collateral.

Foreclosed assets, which include real estate owned and real in estate in judgment and subject to redemption, acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are performed annually by management and the assets are carried at the lower of carrying amount or fair value less estimated selling expenses, which consist primarily of commissions that will be paid to an independent real estate agent upon sale of the property. The valuations consist of obtaining a broker price opinion or a new appraisal depending on the value of the asset. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. Assets held as real estate in judgment may be subject to redemption for a period of six to twelve months depending on the collateral, following the foreclosure sale. Assets may be redeemed by the borrower for the foreclosure sale price, accrued interest and foreclosure costs. Any asset redeemed would be treated as a paid off loan. As of December 31, 2013 the Corporation held $1.1 million in foreclosed assets owned as a result of foreclosure or the acceptance of a deed in lieu and $1.2 million in foreclosed assets as of December 31, 2012. No assets were redeemed in 2013 or 2012.

Note 20 - Employee Stock Ownership Plan (ESOP)

As part of the conversion (Note 1), the Corporation implemented an employee stock ownership plan (ESOP) covering substantially all employees. The Corporation provided a loan to the ESOP, which was used to purchase 37,030 shares of the Corporation’s outstanding stock at $50 per share (after giving effect to the Company’s March 28, 2013 one-for-five reverse stock split). In December 2006, the Board of Directors approved an amendment to the ESOP plan revising the vesting, allocation and loan repayment guidelines of the plan. As a result of the amendment, the loan bears interest equal to 4.75% and will be repaid over a period of fifteen years ending on December 31, 2016. Dividends on the allocated shares are distributed to participants and the dividends on the unallocated shares are used to pay debt service.

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 20 - Employee Stock Ownership Plan (ESOP) (Continued)

The scheduled maturities of the loan are as follows (000s omitted):

Year Ending
December 31,
2014	$113
2015	118
2016	124
2017	—
2018	—
Total	$355

The Corporation has committed to make contributions to the ESOP sufficient to support debt service of the loan. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active participants. The shares pledged as collateral are included in unearned compensation in the equity section of the balance sheet. As shares are released they become outstanding for earnings per share computations.

The ESOP shares as of December 31 were as follows (000s omitted except shares):

	2013	2012
Allocated shares	29,624	27,772
Shares released for allocation	1,851	1,851
Shares distributed	(15,876)	(13,470)
Unreleased shares	5,555	7,406

Total ESOP shares	21,154	23,560

Fair value of unallocated shares	$15	$29

Total compensation expense applicable to the ESOP amounted to approximately $25,000, and $10,000 for the years ended December 31, 2013 and 2012, respectively.

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Notes to Consolidated Financial Statements

Note 21 – Stock Compensation Plans

The Corporation has a Recognition and Retention Plan (RRP) which authorizes up to 18,515 shares (after giving effect to the Company’s March 28, 2013 one-for-five reverse stock split) to be issued to employees and directors. 18,515 shares of restricted stock have been issued to employees and directors since 2003. Under the plan, the shares vest 20% per year for five years. No shares were forfeited in 2012 or in 2013. No shares of restricted stock were issued in 2012 or 2013. There were no shares vested in 2012 and there were a total of 17,130 vested shares as of December 31, 2013. Compensation expense applicable to the RRP amounted to $0 for the years ended December 31, 2013 and 2012 respectively.

The Corporation’s Employee Stock Option Plan (the Plan), which is stockholder approved, permits the grant of stock options to its employees for up to 46,287 shares of common stock (after giving effect to the Company’s March 28, 2013 one-for-five reverse stock split). The Corporation believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Corporation’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have ten year contractual terms.

The fair value of each option award is estimated on the date of grant using a Black Scholes option valuation model that uses the weighted average assumptions noted in the following table. Expected volatilities are based on the Corporation’s stock price and dividend history. The Corporation uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

There were no options granted in 2013 or 2012.

A summary of changes of the status of the Corporation’s stock option plan is presented below (000s omitted except per share data):

	2013		2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	30,567	$53.35	30,567	$53.35
Granted	—	$—	—	$—
Forfeited/expired	(18,600)	$65.00	—	$—
Outstanding at end of year	11,967	$35.24	30,567	$53.35
Exercisable at year-end	11,967	$35.24	30,567	$53.35

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MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 21 – Stock Compensation Plans (Continued)

A summary of outstanding and exercisable stock options at December 31, 2013 is as follows:

Outstanding		Exercisable
Exercise Price Per share	Number Outstanding	Remaining Life (in Months)	Number Exercisable
$70.00	3,967	9	3,967
$18.00	8,000	67	8,000

The aggregate intrinsic value of outstanding options at December 31, 2013 is $0.00 because the exercise price for all options exceeds the current market value.

As of December 31, 2013 there was no unrecognized compensation cost related to nonvested options under the Plan. The total fair value of shares vested during the year ended December 31, 2012 and 2013 was $0.

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Notes to Consolidated Financial Statements

 Note 22 - Condensed Financial Statements of Parent Company

The following represents the condensed financial statements of Monarch Community Bancorp, Inc. (“Parent”) only. The Parent-only financial information should be read in conjunction with the Corporation’s consolidated financial statements.

Condensed Balance Sheet (000s omitted)

Monarch Community Bancorp, Inc
Balance Sheet
	December 31,	December 31,
	2013	2012

Assets
Cash	$1,956	$385
Investments	—	81
Investment in Monarch Community Bank	18,142	11,765
Other assets	3	203

Total assets	20,101	12,434

Liabilities and Stockholders’ Equity
Accrued expenses	380	1,967
Stockholders’ equity	19,721	10,467

Total liabilities and stockholders’ equity	$20,101	$12,434

169

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

 Note 22 - Condensed Financial Statements of Parent Company (Continued)

Condensed Income Statement (000s omitted)

Monarch Community Bancorp, Inc
Income Statement
	December 31,	December 31,
	2013	2012

Income - Interest on investments	$1	$3
Gain on Sale of Securities	3	—
Dividends from Monarch Community Bank	—	—
Operating expense	246	279
(Loss) - Before equity in undistributed net (loss) of subsidiary	(248)	(276)
Equity in undistributed net (loss) of subsidiary	(1,946)	(77)

Net loss	$(2,194)	$(353)

170

MONARCH COMMUNITY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

 Note 22 - Condensed Financial Statements of Parent Company (Continued)

Condensed Statement of Cash Flows (000s omitted)

	December 31,
	2013	2012

Cash flows from operating activities:

Net income (loss)	$(2,194)	$(353)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization and depreciation	6	13
Allocation of ESOP and RRP	25	10
Gain on sale of securities	(3)	—
(Increase) decrease in other assets	—	—
Increase (decrease) in accrued expenses	160	68
Undistributed net (income) loss of subsidiary	1,946	77

Net cash (used in) provided by operating activities	(60)	(185)

Cash flows from investing activities:
Purchase of securities	—	—
Investment in subsidiary	(9,000)	—
Proceeds from sales and maturities of securities	80	—
Net cash (used in) provided by investing activities	(8,920)	—

Cash flows from financing activities:
Issuance of Common Stock	10,551	—
Net cash (used in) provided by financing activities	10,551	—

Net increase (decrease) in cash	1,571	(185)
Cash at beginning of year	385	570

Cash at end of year	$1,956	$385

171

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the condensed consolidated financial statements of Monarch and the accompanying notes.

As used in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," the terms "we," "our," "Company," and "Corporation" refer to Monarch and its subsidiaries on a consolidated basis unless the context otherwise requires, and the term "Bank" refers to Monarch Community Bank.

FORWARD-LOOKING STATEMENTS

In addition to historical information, the following discussion contains "forward-looking statements" that involve risks and uncertainties. All statements regarding the expected financial position, business and strategies are forward-looking statements and the Corporation intends for them to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends," and similar expressions, as they relate to the Corporation or management, are intended to identify forward-looking statements. The Corporation believes that the expectations reflected in these forward-looking statements are reasonable based on our current beliefs and assumptions; however, these expectations may prove to be incorrect.

Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, changes in the relative difference between short and long-term interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, including levels of non-performing assets, demand for loan products, deposit flows, competition, demand for financial services in our market area, our operating costs and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not place undue influence on these statements.

CRITICAL ACCOUNTING POLICIES

The nature of the financial services industry is such that, other than described below, the use of estimates and management judgment is not likely to present a material risk to the financial statements. In cases where estimates or management judgment are required, internal controls and processes are established to provide assurance that such estimates and management judgments are materially correct to the best of management's knowledge.

Allowance for Loan Losses. Accounting for loan classifications, accrual status, and determination of the allowance for loan losses is based on regulatory guidance. This guidance includes, but is not limited to, GAAP, the uniform retail credit classification and account management policy issued by the Federal Financial Institutions Examination Council, the joint policy statement on the allowance for loan losses methodologies issued by the Federal Financial Institutions Examination Council and guidance issued by the SEC. Accordingly, the allowance for loan losses includes a reserve calculation based on an evaluation of loans determined to be impaired, risk ratings, historical losses, loans past due, collateral values and cost of disposal and other subjective factors.

Foreclosed Assets. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated selling expenses, which consist primarily of commissions that will be paid to an independent real estate agent upon sale of the property. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

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OVERVIEW

Following Monarch Community Bank's Safety and Soundness examination which was completed in early 2010, the Board of Directors of Monarch Community Bank stipulated to the terms of a formal enforcement action ("Consent Order") with the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Department of Insurance and Financial Services (f/k/a the Office of Financial and Insurance Regulation) ("DIFS"). The Consent Order, which was effective May 6, 2010, contained specific actions needed to address certain findings from their examination and to address our financial condition. The Consent Order was terminated by the FDIC and DIFS by order dated July 9, 2014.

We complied with all of the required actions in the Consent Order, including raising our Tier 1 and Total Risk Based Capital ratios to minimums of 9.0% and 11.0%, respectively. This was accomplished through the successful private placement of $16.5 million in common stock of the Corporation, which was completed in the fourth quarter of 2013. Concurrent with the closing of the capital raise, the Corporation also completed a series of transactions between the Corporation and the Department of Treasury pursuant to which the Department of Treasury received 2,272,601 shares of the Corporation's common stock in exchange for the shares of preferred stock and the warrants it held, and accrued dividends and interest on the preferred stock totaling $1,491,951. The transactions with Treasury resulted in the preferred stock and other obligations being settled at a discount, which was credited to paid-in-capital. The shares issued to the Treasury were sold as part of the public offering, resulting in $4,545,202 of the offering proceeds being paid to the Department of Treasury. The net cash proceeds of the offering to the Corporation were approximately $10.5 million (net of the Treasury shares sold and total costs of $1.4 million).

In connection with the termination of the Consent Order, the Company agreed, among other things: (i) to adopt a plan for collecting, charging off, selling or otherwise improving the quality of the Bank's delinquent or substandard credits in order to reduce the Bank's risk position with respect to these credits; (ii) not to extend additional credit to or for the benefit of borrowers with credits classified as "loss" or otherwise written off; (iii) to adopt a plan for reducing the volume of real estate loans with loan to value ratios in excess of regulatory guidelines; (iv) to adopt a profit plan aimed at improving earnings, with such plan to address the viability of each loan production office, realistic operating budgets and a budget review process for monitoring performance against budget; and (v) maintain Tier 1 capital as a percentage of assets at a minimum of 8.5%.

On September 21, 2010 the Corporation entered into a Written Agreement with the Federal Reserve Bank of Chicago (the "FRB"). Among other things, the Written Agreement requires that the Corporation obtain the approval of the FRB prior to paying a dividend; prohibits the Corporation from purchasing or redeeming any shares of its stock without the prior written approval of the FRB; and requires the Corporation to submit cash flow projections for the Corporation to the FRB on a quarterly basis. In response to these requirements, no preferred stock dividends or common stock dividends have been made since and we have been submitting cash flow projections quarterly. On November 7, 2014, the FRB terminated the Written Agreement.

Credit quality continues to improve at the Bank, which has now completed multiple comprehensive external loan reviews over the last four years, with no recommendations for additional loan loss provisions or charge-offs, and no identification of material weaknesses in the credit approval or administration processes. Likewise, in 2010, the Bank retained the services of Rehmann Consulting to conduct the Bank's internal audit function, a task which had previously been performed by a Bank employee. Since retaining Rehmann, the firm has performed multiple comprehensive internal audits, and has found no material weaknesses in the Bank's policies and procedures.

In addition to the enhanced loan review and audit functions, the Bank has continued to focus on the reduction of problem loans. As a result, the Bank's total non-performing assets have declined from $2.4 million at December 31, 2013 to $2.3 million at September 30, 2014.

While continuing the focus on the reduction in problem loans, the Bank has also pursued the development of additional sources of fee income. Since January of 2011, the Bank has opened a number of loan production offices throughout Michigan and Indiana, two of which now house commercial lenders. Residential loan production offices are currently operating in Battle Creek, Jackson, Brighton, and Adrian, Michigan, with an additional office in Angola, Indiana. Commercial loan production offices are now operating in East Lansing and Grand Rapids, Michigan. The establishment of these offices provides a geographic dispersion of risk, and places us in markets with demographics that support our growth plans.

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Nine Months Ended September 30, 2014

FINANCIAL CONDITION

Summary

Our total assets increased by $5.9 million, or 3.46%, to $176.9 million at September 30, 2014 compared to $171.0 million at December 31, 2013. Loans, excluding loans held for sale, totaled $132.3 million at September 30, 2014, up 11.6% from $118.5 million at December 31, 2013.

Securities

Securities decreased $8.0 million to $11.0 million as of September 30, 2014 compared to $18.9 million at December 31, 2013. The Corporation sold approximately $7.5 million in securities during the third quarter and utilized the funds to repay Federal Home Loan Bank ("FHLB") advances. A gain of $23,000 was recognized as a result of the sale. The Corporation also received $400,000 in normal pay downs in the Mortgage Backed Securities and Collateralized Mortgage Obligation portfolios during the third quarter of 2014. The yield on investment securities has decreased to 1.85% during the nine months ended September 30, 2014 from 2.10% for the same period a year ago. Management has continued to maintain a diversified securities portfolio, which includes obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions and mortgage-backed securities. Management regularly evaluates asset/liability management needs and attempts to maintain a portfolio structure that provides sufficient liquidity and cash flow.

Loans

The Bank's net loan portfolio increased by $13.8 million, or 11.6%, from $118.5 million at December 31, 2013 to $132.2 million at September 30, 2014. The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated:

		September 30, 2014		December 31, 2013
		Amount	Percent	Amount	Percent
		(Dollars in thousands)
Real Estate Loans:
	One-to-four family	$61,372	45.47	$60,585	49.89
	Multi-family	6,751	5.00	2,345	1.93
	Commercial	53,999	40.01	47,245	38.90
	Construction or development	4,102	3.04	2,332	1.92
	Total real estate loans	126,224	93.52	112,507	92.64
Other loans:
	Consumer loans:
	Helocs and other	6,835	5.07	7,533	6.20
	Commercial Business Loans	1,904	1.41	1,411	1.16
	Total other loans	8,739	6.48	8,944	7.36
	Total Loans	134,963	100.00%	121,451	100.00%

	Allowance for loan losses	2,388		2,672
Less:	Net deferred loan fees	276		249
	Total Loans, net	$132,299		$118,530

 One-to-four family residential loans increased slightly by $787,000 from year end 2013 as a result of an increase in customer interest in adjustable rate mortgages which the Bank retains rather than sells in the secondary market. The Bank has continued to sell a greater portion of new one- to-four family loan originations. Commercial real estate loans including multi-family loans and construction or development loans increased $12.9 million or 24.9%.

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The allowance for loan losses was $2.4 million at September 30, 2014 compared to $2.67 million at December 31, 2013, a decrease of $284,000. Year to date net charge offs totaled $194,000 compared to $479,000 for the same period a year ago. Net charge offs year to date consisted of primarily residential loans. The Corporation also recognized a reverse provision of $90,000, which was associated with the recovery of a previously charged off commercial real estate loan. See "Provision for Loan Losses" below for further explanation regarding charge-offs and non-performing loans. The current level of the allowance for loan losses is the result of management's assessment of the risks within the portfolio based on the information revealed in credit monitoring processes.

The allowance balance is established after considering past loan loss experience, current economic conditions, composition of the loan portfolio, delinquencies, and other relevant factors. We continue to be diligent in reviewing our loan portfolios for problem loans and believe that early detection of troubled credits is critical. We maintain the allowance for loan losses at a level considered adequate to cover losses within the loan portfolio.

Deposits

Total deposits decreased $5.17 million, or 3.46%, from $149.6 million at December 31, 2013 to $144.4 million at September 30, 2014. The decrease in deposits included decreases of $5.73 million in certificates of deposits, $3.6 million in interest bearing checking, offset by increases of $1.6 million in demand deposits, $1.3 million in money markets accounts and $1.26 million in saving accounts.

In the past, we used brokered certificates of deposit to diversify our sources of funds and improve pricing at certain terms compared to the local market and advances available from FHLB. Because the Bank's regulatory capital ratios were less than the levels necessary to be considered "well capitalized" while the Consent Order was in effect, it could not obtain new brokered funds as a funding source without prior approval of the FDIC and was subject to rate restrictions that limit the amount that could be paid on all types of retail deposits. With the Consent Order terminated, the rate limitations and prior approval requirements have ceased.

Federal Home Loan Bank Advances

Total FHLB advances increased to $11.0 million as of September 30, 2014. While additional borrowings were utilized during the quarter, funds from the sale of securities were used to repay outstanding advances of $6.0 million. Management continues to evaluate all sources of funding to meet the liquidity and growth needs of the Bank. Should this strategy not succeed, management anticipates the need for future borrowings to fund loan growth. See "Net Interest Income" and "Liquidity" below regarding available borrowings.

Equity

Total equity was $20.0 million at September 30, 2014 compared to $19.72 million at December 31, 2013. This represents 11.31% and 11.53% of total assets at September 30, 2014 and December 31, 2013, respectively. Increases in equity for the nine months ended September 30, 2014 included net earnings of $87,000 and $180,000 in changes in unrealized losses on available for sale securities. During the third quarter ending September 30, 2014, the Corporation issued 820,000 shares of restricted stock to employees of the Corporation. The stock awarded vests over a five year period ending in 2019.

RESULTS OF OPERATIONS

Net Interest Income

Net interest income before any provision for loan losses increased $198,000 for the quarter ended September 30, 2014 compared to the same period in 2013.

The net interest margin for the third quarter of 2014 increased 31 basis points to 4.04% compared to 3.73% for the same period in 2013. The improvement in the margin is largely due to a decrease in certificates of deposits, the repricing of the remaining portfolio and a reduction in wholesale funding costs as management continues to actively monitor its deposit base and borrowing. The net interest margin for the nine months ended September 30, 2014 increased 51 basis points to 4.07% compared to 3.56% for the same period in 2013.

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The Bank's ability to maintain its net interest margin is heavily dependent on future loan demand and its ability to attract core deposits to offset the effect of higher cost certificates of deposits and borrowings. The Bank continues to be challenged in its efforts to increase lower costing core deposits. Management continues to put its efforts towards meeting this challenge.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made.

	Nine Months Ended September 30,			Nine Months Ended September 30,
	2014			2013
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(dollars in thousands)
Fed Funds and overnight deposits	$17,031	$9	0.07%	$34,280	$43	0.17%
Investment securities	20,529	284	1.85	10,165	160	2.10
Other securities	3,307	112	4.53	5,393	85	2.11
Loans receivable	129,415	5,236	5.41	123,768	5,334	5.76
Total earning assets	$170,282	$5,641	4.43	$173,606	$5,622	4.33

Demand and NOW Accounts	$50,288	$6	0.02	$47,358	$6	0.02
Money market accounts	32,983	26	0.11	34,590	28	0.11
Savings accounts	25,988	10	0.05	24,247	9	0.05
Certificates of deposit	43,177	365	1.13	60,053	739	1.65
Federal Home Loan Bank Advances	7,165	31	0.58	6,684	208	4.16
Total interest bearing liabilities	$159,601	438	0.37	$172,932	990	0.77
Net interest income		$5,203			$4,632
Net interest spread			4.06%			3.56%
Net interest margin			4.07%			3.56%

 Tax exempt income included in the above amounts is not calculated on a tax equivalent basis.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume are shown as mixed.

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	Nine Months Ended September 30,
	2014 vs. 2013
				Total
	Increase (Decrease) Due to			Increase
	Rate	Volume	Mix	(Decrease)
	(in thousands)
Interest-earning assets
Fed funds and overnight deposits	(33)	(29)	28	(34)
Investment securities	(26)	218	(68)	124
Other securities	131	(44)	(60)	27
Loans receivable	(435)	324	13	(98)
Total interest-earning assets	(363)	469	(87)	19

Interest-bearing liabilities
Demand and NOW accounts	(0)	0	(0)	0
Money market accounts	(1)	(2)	1	(2)
Savings accounts	0	1	(0)	1
Certificates of deposit	(309)	(278)	213	(374)
Federal Home Loan Bank advances	(239)	20	42	(177)
Total interest-bearing liabilities	(549)	(259)	256	(552)
Net interest income				571

 Tax exempt income included in the above amounts is not calculated on a tax equivalent basis.

Provision for Loan Losses

No provision was recorded for the third quarter ending September 30, 2014 compared to a provision of $50,000 recorded in the same period a year ago.

The Corporation recorded net charge offs of $122,000 during the third quarter of 2014 compared to a net recovery of $200,000 for the same period in 2013. The Corporation continues to monitor real estate dependent loans and focus on asset quality. Watch list credits totaling $8.0 million as of September 30, 2014 as compared to $11.8 million as of December 31, 2013 were positively impacted due to the upgrade of a large commercial real estate relationship during the third quarter of 2014. Non-performing loans totaled $1.7 million as of September 30, 2014, increasing from $1.4 million at December 31, 2013. The increase in non-performing loans is a result of a slight increase in residential loans being placed on nonaccrual status due to the borrower becoming 90 days delinquent. Net charge offs for the nine months ended September 30, 2014 were $194,000 compared to $479,000 for the same period in 2013. The Bank recorded a reverse provision of $90,000 in the nine months ended September 2014 compared to a provision of $437,000 for the same period a year ago.

Nonperforming assets, including the amount of real estate in judgment and foreclosed and repossessed properties, decreased from $2.4 million at the end of 2013 to $2.3 million as of September 30, 2014. The following table presents non-performing assets and certain asset quality ratios at September 30, 2014 and December 31, 2013.

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	September 30, 2014	December 31, 2013
		(In thousands)
Non-performing loans	$1,724	$1,354
Real estate in judgement	119	523
Foreclosed and repossessed assets	461	545
Total non-performing assets	$2,304	$2,422

Non-performing loans to total loans	1.28%	1.11%
Non-performing assets to total assets	1.30%	1.42%
Allowance for loan losses to non-performing loans	138.54%	197.40%
Allowance for loan losses to total loans receivable	1.77%	2.20%

 Non-interest Income

Non-interest income for the quarter ended September 30, 2014 decreased $154,000 to $874,000 from $1.03 million when compared to the same period a year ago. The decrease in non-interest income was mainly attributable to a decrease in gain on the sale of loans and other income.

Gain on sale of loans decreased $77,000, to $333,000 for the quarter ended September 30, 2014 from $410,000 for the same period a year ago. The decrease was a result of the slow-down in residential lending as rates rose in the second half of 2013 and remained higher during the first nine months of 2014 than rates were during the first half of 2013.

Other income decreased $96,000 during the third quarter ending September 30, 2014 compared to the same period a year ago. This decrease was largely due to increased losses on the sale of real estate owned and lower levels of income recognized with the adjustment for derivative activity associated with commitments to sell loans into the secondary market.

Non-interest income for the nine months ended September 30, 2014 decreased $1.03 million, or 29.13%, from $3.53 million to $2.5 million compared to the same period a year ago. This is mainly attributable to a decrease in gain on sale of loans and other income.

Net gain on sale of loans decreased $769,000 for the nine months ended September 30, 2014 from $1.6 million to $855,000 when compared to the same period a year ago for reasons mentioned previously. Other income decreased $256,000 for the nine months ended September 30, 2014 compared to a year ago attributable to a one – time charge of $156,000 due to outstanding past variances associated with Freddie Mac taken in the second quarter and lower levels of income recognized with the adjustment for derivative activity associated with commitments to sell loans into the secondary market as mentioned above. All other non-interest income decreased $4,000.

Non-interest Expense

Non-interest expense decreased $575,000, or 18.09%, for the quarter ended September 30, 2014 compared to the same period a year ago. The decrease is primarily due to decreases in compensation and benefits, other general and administrative expenses and foreclosed property expense. Compensation and benefits decreased $230,000 as a result of the reduction in staffing completed early in the fourth quarter of 2013. Other general and administrative expense decreased $218,000 for the quarter ended September 30, 2014 compared to the same period a year ago, largely due to reduction in expenses associated with travel and lodging and office supplies and lower FDIC expense. Foreclosed property expense decreased $60,000 for the quarter as a result of decreased maintenance costs associated with the other repossessed properties held by the bank. Amortization of core deposit intangible decreased $36,000 as a result of the conclusion of the amortization of the core deposit intangible. All other non-interest expenses decreased $31,000 as of September 30, 2014 compared to the same period a year ago.

Non-interest expense decreased $1.8 million for the nine months ended September 30, 2014 compared to the same period a year ago. Salaries and employee benefits decreased $840,000. Other general and administrative expenses decreased $446,000 year over year largely due reasons mentioned previously. Foreclosed property expense decreased $192,000, mainly due to continued efforts to aggressively dispose of properties. Amortization of

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core deposit intangible decreased $106,000 as a result of the conclusion of the amortization of the core deposit intangible. Professional fees decreased $86,000 due to a decrease in fees associated with problem loans. Mortgage banking expense decreased $66,000 due to a decrease in one to four family refinance activity. All other expenses decreased $42,000.

Federal Income Tax Expense

For the nine months ended September 30, 2014, we generated pretax income of $87,000. At September 30, 2014, we had a deferred tax asset of $9.2 million, primarily the result of net operating losses and timing differences associated with the deductibility of the allowance for loan losses. Based on our most recent assessment of our ability to utilize the deferred tax asset through generation of taxable income we have determined that we should retain the valuation allowance previously established on the deferred tax asset, reducing the carrying value to zero as of September 30, 2014. For the nine months ended September 30, 2014, we reduced our tax valuation to the extent we would have otherwise recorded tax expense, which was approximately $17,000. There were no other changes in the carrying value of the deferred tax asset during the quarter.

LIQUIDITY

The Bank's liquidity, represented by cash, overnight funds and investments, is a product of our operating, investing, and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans, and funds provided from operations. While scheduled payments from the amortization of loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank also generates cash through borrowings. The Bank utilizes FHLB advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

Prior to termination of the Consent Order, under regulatory guidelines the Bank was prohibited from accepting, renewing, or rolling over brokered deposits without a waiver from the FDIC. These guidelines also subjected the Bank to restrictions on the interest rates that could be paid on deposits. These restrictions have been eliminated by the termination of the Consent Order.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Bank maintains a strategy of investing in various investments and lending products. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals and to fund loan commitments. Certificates of deposit scheduled to mature in one year or less at September 30, 2014 totaled $24.9 million. Management believes that a significant portion of these certificates of deposit will remain with the Bank provided the Bank pays a rate of interest that is competitive both in the local and national markets.

If necessary, additional funding sources include additional local core deposits, certificates of deposit gathered via the internet, FHLB advances and securities available for sale. At September 30, 2014 and based on current collateral levels, the Bank could borrow an additional $18.3 million from the FHLB at prevailing interest rates. This borrowing capacity can be increased in the future if the Bank pledges additional collateral to the FHLB. The Corporation anticipates that it will continue to have sufficient funds, through deposits, and borrowings, to meet its current commitments.

The Bank's total cash and cash equivalents increased by $745,000 during the nine months ended September 30, 2014 compared to a $4.7 million decrease for the same period in 2013. The primary sources of cash for the nine months ended September 30, 2014 were $17.0 million in proceeds of FHLB advances, $20.8 million in proceeds from the sale of mortgage loans, $7.5 million in proceeds from the sale of available for sale investment securities and $1.2 million in the maturities of available-for-sale investment securities compared to $46.8 million in proceeds from the sale of mortgage loans, $12.2 million of principal loan collections in excess of loan originations and $2.3 million in the maturities of available-for-sale investment securities for the nine months ended September 30, 2013.

The primary uses of cash for the nine months ended September 30, 2014 were $21.5 million of mortgage loans originated for sale, 13.6 million of principal loan originations in excess of collections, $$6.0 million in repayment of FHLB advances, a $5.2 million decrease in deposits and $521,000 in purchases of available for sale

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securities compared to $45.2 million of mortgage loans originated for sale, $13.1 decrease in deposits, $7.0 million in repayment of FHLB advances and $3.0 million in purchases of available for sale securities.

Contractual Obligations AND OFF BALANCE SHEET ARRANGEMENTS

The Corporation has certain obligations and commitments to make future payments under contracts. At September 30, 2014, the aggregate contractual obligations and commitments were:

Commitments to grant loans are governed by the Bank's credit underwriting standards, as established by the Bank's Loan Policy. The Bank's policy is to grant Home Equity Lines of Credits (HELOCs) for periods of up to 15 years.

	Payments Due by Period
		Less than	1-3	3-5	After
	Total	1 year	years	years	5 years
	(Dollars in Thousands)
Certificates of deposit	$41,067	$24,896	$11,456	$4,715	$—
FHLB advances	11,000	7,000	4,000	—	—

Total	$52,067	$31,896	$15,456	$4,715	$—

	Amount of commitment expiration per period
		Less than	1-3	3-5	After
	Total	1 year	years	years	5 years
	(Dollars in Thousands)
Commitments to grant loans	$4,216	$4,216	$—	$—	$—
Unfunded commitments under HELOCs	6,075	704	1,219	1,328	2,824
Unfunded commitments under Contruction loans	814	808	6	—	—
Unfunded commitments under
Commercial LOCs	2,261	1,839	155	267	—
Letters of credit	—	—	—	—	—

Total	$13,366	$7,567	$1,380	$1,595	$2,824

 CAPITAL RESOURCES

The Bank is subject to various regulatory capital requirement administered by federal and state banking agencies. The Bank's regulatory capital ratios as of September 30, 2014 were as follows: Tier 1 leverage ratio 10.16%, Tier 1 risk-based capital ratio 14.49%; and total risk-based capital 15.75%.

In May 2010, the Bank agreed with the FDIC to increase the Bank's Tier 1 risk-based capital ratio to at least 9%, and its total risk-based capital ratio to at least 11.0%. In connection with the termination of the Consent Order, the Company agreed the Bank would maintain a Tier 1 risk-based capital ratio of at least 8.5%. At September 30, 2014, these capital ratio requirements have been met.

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Year ended December 31, 2013

Changes in Financial Condition from December 31, 2012 to December 31, 2013

General. Monarch's total assets decreased $19.3 million, or 10.14%, to $171.0 million at December 31, 2013 compared to $190.3 million at December 31, 2012. The decline in assets is largely attributable to the decrease in loans which decreased from $128.0 million at December 31, 2012 to $118.5 at December 31, 2013.

Loans. Loans remain our largest category of interest earning assets and the largest source of revenue. The net loan portfolio decreased $9.5 million, or 7.4%. Gross loans decreased $9.8 million, or 7.46%, from $131.3 million at December 31, 2012 to $121.5 million at December 31, 2013.

Commercial business loans decreased $2.3 million in 2013 as compared to 2012. Commercial real estate loans including multi family loans decreased $4.5 million due to scheduled maturities and normal repayment. With the hiring of two additional lenders in 2012, we anticipate growth in the commercial loan portfolio in 2014.

Residential loans decreased $8.5 million in 2013, primarily as a result of the migration of one to four family residential loans to the secondary market due to the attractive interest rates available. The decrease in home equity loans of $2.4 million from 2012 to 2013 is also mainly attributable to the refinancing activity seen in the residential market and the declining real estate values.

Installment loans or "Other loans" as categorized in Note 5 to our Consolidated Financial Statements include primarily automobile and recreational vehicle loans. Construction and land development loans decreased $1.1 million in 2013 mainly due to normal repayments. Please refer to Note 5 to our Consolidated Financial Statements for additional information on the composition of our loan portfolio.

Credit Risk. Credit Risk is defined as the risk that borrowers or counter-parties will not be able to repay their obligations to us. Credit exposures reflect legally binding commitments for loans, leases, banker's acceptances, standby and commercial letters of credit, and deposit account overdrafts. Our overall credit risk position has improved significantly during the last twelve months, with a decline in delinquencies, charge off activity and nonperforming assets. While there has been overall improvement, our nonperforming assets are still elevated as compared to periods prior to the recession and we remain focused on continued reduction of these assets.

Loans are carried at an amount which management believes will be collected. A balance considered not collectible is charged against the allowance for loan losses. Net Charge-offs for loan losses were $800,000 for 2013 compared to $579,000 for 2012. We have seen a decrease in charge offs related to one to four family residential mortgages as a result of a decrease in foreclosure activity in 2013 and a recovery of $461,000 on the sale of loans previously charged off. The decrease in charge off activity in 2012 was largely due to a significant recovery associated with the sale of a large commercial real estate credit.

A loan loss provision of $437,000 was recorded for 2013. The decreased level of provision for loan losses in 2013 was due to the decreased level of charge offs and nonperforming assets. After evaluating the level of the allowance for loan losses in the fourth quarter of 2012, and upon receiving the one-time recovery of the previously charged off loan, we reversed the provision for loan losses by $1.0 million in 2012.

Nonperforming assets include nonaccrual loans, and other real estate. Our policy is to discontinue the accrual of interest on loans where principal or interest is past due and remains unpaid for 90 days or more, or when an individual analysis of a borrower's credit worthiness indicates a credit should be placed on nonperforming status, except for residential mortgage loans, which are placed on nonaccrual at the time the loan is placed in foreclosure and consumer loans that are both well secured and in the process of collection.

Nonperforming assets decreased to $2.4 million as of December 31, 2013 from $9.0 million as of December 31, 2012, mainly due to decreases in non-performing loans. Total foreclosed assets were $1.2 million as of December 31, 2012 compared to $1.1 million as of December 31, 2013. Nonaccrual loans decreased as well in 2013, from $7.8 million as of December 31, 2012 to $1.3 million as of December 31, 2013. The decrease in nonaccrual loans is mainly attributable to the improvement in several larger commercial real estate loans which allowed the loans to be moved back to accruing status.

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Impaired loans are loans for which we believe it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. The average investment in impaired loans which are individually evaluated for impairment was $12.6 million during 2013 compared to $12.4 million during 2012. At December 31, 2013, total impaired loans were $19.0 million compared to $22.3 million as of December 31, 2012. Given the present state of the economy, we have determined that it is necessary to work with some borrowers to reduce potential losses to the Bank. At December 31, 2013, we had $17.5 million of restructured loans where the borrower was in compliance with the terms of agreement or delinquent less than 90 days.

Securities. The Bank's securities portfolio increased $8.9 million, or 88.58%, to $18.9 million at December 31, 2013 from $10.0 million at December 31, 2012. Securities were 11.08% of total assets at December 31, 2013 as compared to 5.28% at December 31, 2012. The increase was largely attributable to the purchase of several securities. The Bank invested mainly in agency notes and taxable municipalities in 2013. The yield on investment securities has decreased to 1.79% at December 31, 2013 from 1.88% for the same period a year ago. With the increase in securities we have continued to maintain a diversified securities portfolio, which includes obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions and mortgage-backed securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow.

Liabilities. The Bank's deposits decreased $19.9 million, or 11.75%, to $149.6 million at December 31, 2013 compared to $169.5 million at December 31, 2012. This decrease was primarily in certificates of deposits which decreased $20.5 million. Brokered CDs decreased $2.0 million from $2.1 million at December 31, 2012 to $100,000 at December 31, 2013. The Bank has attempted to reduce its reliance on brokered and large, out of area CDs, although the success of this strategy is dependent on growing core deposits. Retail CD deposits decreased $11.5 million, as longer term CDs matured during 2013 and customers shifted their funds to other investment opportunities looking for a higher return. Money market accounts decreased $3.2 million. Demand deposit accounts, interest bearing checking accounts and savings accounts increased $3.8 million. The Bank expects its low cost core deposits to increase in the future as a result of strategies to attract more small business depositors and municipal depositors.

FHLB advances decreased $7.1 million, or 100.0%, to $0 at December 31, 2013 from $7.1 million at December 31, 2012. We have used brokered certificates of deposit to diversify our sources of funds and improve pricing at certain terms compared to the local market and advances available from the FHLB. For several years our strategy has been to replace borrowed funds and brokered CDs with lower cost core deposits. With the movement of customers from the stock market into more conservative types of investments including deposit products we have been able to take advantage of the shift and significantly reduce our reliance on whole sale funding. We expect this trend to continue even when customers move back to riskier types of investing due to the retention of staff specifically focused on building and broadening customer relationships.

Equity. Total equity amounted to $19.7 million at December 31, 2013 and $10.5 million at December 31, 2012, or 11.53% and 5.5%, respectively, of total assets at both dates. The increase in equity resulted from the capital raise completed in 2013 of $16.5 million, offset by losses of $2.2 million and dividend payments of $361,000, which consisted of dividends on the Preferred Stock. On November 15, 2013, the Corporation completed its offering of 8,250,000 shares of its common stock. The shares were issued at a purchase price of $2.00 per share, for aggregate consideration of $16.5 million. Please refer to Note 15 of our Consolidated Financial Statements for additional information regarding the transaction.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are average daily balances.

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	Year Ended December 31,
	2013			2012
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(dollars in thousands)			(dollars in thousands)
Fed Funds and overnight deposits	$31,488	$52	0.17%	$28,401	$41	0.14%
Investment securities	12,665	227	1.79	14,374	270	1.88
Other securities	3,298	110	3.34	3,317	108	3.26
Loans receivable	123,489	6,989	5.66	146,121	8,216	5.62
Total earning assets	$170,940	$7,378	4.32	$192,213	$8,635	4.49

Demand and NOW accounts	$47,391	$8	0.02	$46,732	$8	0.02
Money market accounts	33,992	37	0.11	35,806	101	0.28
Savings accounts	24,201	12	0.05	22,803	16	0.07
Certificates of deposit	57,473	902	1.57	73,267	1,396	1.91
Federal Home Loan Bank advances	5,025	209	4.16	13,268	585	4.41
Total interest bearing liabilities	$168,082	1,168	0.69	$191,876	2,106	1.10
Net interest income		$6,210			$6,529
Net interest spread			3.62%			3.39%
Net interest margin			3.63%			3.40%

(1)	Calculated net of deferred loan fees, loan discounts and loans in process. Nonaccrual loans are included in the average outstanding balance.

Tax exempt income included in the above amounts is not calculated on a tax equivalent basis.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume are shown as mixed.

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	Year Ended December 31,
	2013 vs. 2012
				Total
	Increase (Decrease) Due to			Increase
	Rate	Volume	Mix	(Decrease)
	(in thousands)
Interest-earning assets
Fed funds and overnight deposits	$5	$4	2	11
Investment securities	$(12)	$(32)	1	(43)
Other securities	$3	$(1)	0	2
Loans receivable	$54	$(1,273)	(8)	(1,227)
Total interest-earning assets	$50	$(1,302)	$(5)	$ (1,257)

Interest-bearing liabilities
Demand and NOW accounts	$(0)	$0	(0)	-
Money market accounts	$(62)	$(5)	3	(64)
Savings accounts	$(5)	$1	(0)	(4)
Certificates of deposit	$(246)	$(301)	53	(494)
Federal Home Loan Bank advances	$(33)	$(363)	20	(376)
Total interest-bearing liabilities	$(346)	$(668)	$76	$ (938)
Net interest income				$ (319)

Tax exempt income included in the above amounts is not calculated on a tax equivalent basis.

Comparison of Results of Operations for the Years Ended December 31, 2013 and 2012

General. We reported a net loss of $2.2 million for the year ended December 31, 2013 and a net loss of $353,000 for the year ended December 31, 2012.

Net Interest Income. Our primary source of earnings is net interest income, the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and borrowings represent the major portion of interest-bearing liabilities. Net interest income before provision for loan losses decreased to $6.2 million for 2013 compared to $6.5 million in 2012.

Net interest margin (the ratio of net interest income to average earning assets) is affected by movements in interest rates and changes in the mix of earning assets and the liabilities that fund those assets. Our net interest margin has increased from 3.40% in 2012 to 3.63% in 2013. The increase from 2012 to 2013 is primarily due to the repayment of high cost wholesale funds.

Interest Income. Total interest income in 2013 decreased $1.3 million primarily due to a decline in outstanding average earning assets and the low interest rates consistent since 2010. This followed a $1.9 million decrease in 2012 which is also attributable to declining interest rates. In 2013 the decline in average balances significantly offset the decline in average yield on earning assets.

Interest Expense. Total interest expense decreased $938,000 in 2013 compared to 2012. This followed a decrease of $1.5 million in 2012. The decrease in 2012 and 2013 was primarily the result of a reduction in the rates we paid on deposits and significantly lower certificates of deposit and FHLB advance balances, principally reflecting a 41 basis point decrease in the cost of time deposits between the periods, which was primarily due to continuing low market interest rates. As a result, our average cost of funds, including the effect of interest-free demand deposits, decreased to .69% in 2013 from 1.10% in 2012. In the past the Bank has had difficulty in reducing its cost of funds because of increased market rates for CDs and further competition for money market deposits which has also resulted in higher rates being paid. Growing lower cost core deposits remains a challenge in

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our current market area. Our reliance on money market accounts, internet CDs and FHLB borrowings continues to have an impact on our higher cost of funds.

Provision for Loan Losses. The Bank recorded $437,000 for provision for loan losses for the year ended 2013 compared to the reverse provision for loan losses of $1.0 million recorded in 2012. The reverse provision was due to a one-time recovery on a previously charged off loan.

The provision in 2013 was a result of the continued low level of net charge-offs in the amount of $800,000 as of December 31, 2013 compared to $579,000 as of December 31, 2012 and decreased loan delinquencies at December 31, 2013 as compared to December 31, 2012. Nonperforming assets which include loans that are nonaccrual and real estate in judgment and other repossessed property decreased to 1.42% of assets at December 31, 2013 compared to 4.74% at December 31, 2012. These levels have been elevated over the previous two years (see "Selected Financial and Other Data" and "Credit Risk"). Please refer to Note 5 to our Consolidated Financial Statements for additional information on our provision for loan losses.

Non-interest Income. Non-interest income decreased to $4.2 million for the year ended December 31, 2013 compared to $4.3 million for the same period in 2012 largely due to an decrease in fees and service charges. Non-interest income increased to $4.3 million in 2012 primarily due to an increase in gain on sale of loans.

Fees and service charges were $1.6 million for 2013 and $1.7 million for 2012. The decline in fees and service charges is mainly a result of a decline in income for the Bounce Protection Program. Income from the Bounce Protection Program has decreased from $969,000 in 2012 to $869,000 in 2013 due to decreased customer usage. Future increases in this source of income are dependent on the Bank increasing the number of checking account customers. Management does not expect significant increases in Bounce Protection Program income from its existing customer base due to the increased regulatory changes that became effective July 1, 2010.

Gain on sale of loans remained relatively unchanged at $1.9 million in 2012 and 2013. The elevated level of gain on sale of loans in 2012 and 2013 was largely due to the falling rate environment which generated a significant amount of one to four family residential mortgage refinancing and the Company's emphasis on mortgage lending. Loan servicing income increased to $441,000 in 2013 from $413,000 in 2012. Our strategy, which began in 2007, has been to sell as many of the residential mortgage originations as possible to manage the Bank's interest rate risk, credit risk and liquidity.

Other income decreased slightly to $218,000 in 2013 compared to $238,000 in 2012. The decrease was due to decreases on the gain on the sale of foreclosed assets and earnings on life insurance, offset by an increase in investment service income. The gain on the sale of foreclosed property decreased $54,000 in 2013 compared to 2012. The Bank does occasionally experience a gain on sale of foreclosed property, as it has become increasingly more conservative in valuing these properties upon acquisition. Management expects 2014 to be comparable to prerecession periods in terms of foreclosure activity and thus modest potential gains or losses on subsequent sales of the foreclosed properties. Earnings on life insurance decreased $12,000 in 2013 when compared to 2012. Investment services income increased $49,000 in 2013 when compared to 2012 as financial advisors assist the Bank's customers in the management and investment of their funds in non-FDIC insured products and services through a new partnership with San Antonio, Texas based Investment Professionals, Inc., who will provide sales, research and compliance services to financial advisors operating under the name of Monarch Investment Services. All other income decreased $3,000 in 2013 as compared to the same period in 2012.

Non-interest Expense. Non-interest expense decreased $83,000 to $12.161 million in 2013 from $12.244 million in 2012. The decrease in non-interest expense in 2013 was primarily due to decreases in professional services and repossessed property expense offset by increases in salaries and employee benefits and occupancy and equipment expense associated with the hiring of additional staff for the new mortgage loan offices.

Repossessed property expense decreased $435,000 to $385,000 in 2013 from $820,000 in 2012 primarily due to a decreased level of properties. Management continues to focus on better management of properties during the holding period and better sales efforts that have led to shorter holding periods.

Professional services expenses decreased to $706,000 in 2013 compared to $902,000 in 2012. The decrease was due to decreased legal fees associated with problem loans.

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Salaries and employee benefits expense increased to $6.2 million in 2013 from $5.7 million in 2012. The increase in personnel expense was primarily attributable to the addition of loan originators for the new offices opened during the year.

Occupancy and equipment expense increased $90,000 to $1.2 million in 2013 compared to $1.1 million in 2012 primarily due to the additional costs associated with the additional offices for the Loan production offices. All other expenses increased $11,000 in 2013 when compared to 2012.

Federal Income Taxes. Our effective tax rate for purposes of the tax provision was -1.76% in 2013 compared to 0% in 2012. In prior years the difference between the effective tax rates and the federal corporate income tax rate of 34% is attributable to the uncertainty of the Corporation's ability to utilize tax benefits generated during the year.

Liquidity and Commitments

We are required to maintain appropriate levels of liquid assets under FDIC regulations. Appropriate levels are determined by our Board of Directors and Management and are included in our asset and liability management policy. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. We have maintained liquidity at levels above those believed to be adequate to meet the requirements of normal operations, including new loan funding and potential deposit outflows. At December 31, 2013, our liquidity ratio, which is our liquid assets as a percentage of total deposits less certificates of deposit maturing in more than one year and increased by borrowings maturing in one year or less, was 13.7%. This level of liquidity is higher than that maintained last year. Management has taken steps to increase liquidity and is confident it will be able to effectively address the Bank's liquidity needs.

The Bank's liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans, overnight deposits and funds provided from operations. While scheduled payments from the amortization of loans and overnight deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank also generates cash through borrowings. The Bank utilizes FHLB advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in overnight deposits, including fed funds, and short-term treasury and governmental agency securities. On a longer term basis, the Bank maintains a strategy of investing in various investments and lending products. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals and to fund loan commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2013, totaled $26.1 million. Based on historical experience, management believes that a significant portion of these certificates of deposit can be retained by continuing to pay competitive interest rates.

If necessary, additional funding sources include additional deposits (including core deposits) and FHLB advances. Based on current collateral levels, at December 31, 2013, the Bank could borrow an additional $25.5 million from the FHLB at prevailing interest rates. We anticipate we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments. For the year ended December 31, 2013, the Bank had a net decrease in cash and cash equivalents of $13.4 million as compared to a net increase of $4.6 million for the year ended December 31, 2012.

Off-Balance Sheet Arrangements

At December 31, 2013, the total unused commercial and consumer lines of credit were $7.4 million and there were no outstanding commitments under letters of credit. At December 31, 2012, the total unused commercial and consumer lines of credit were $8.6 million and there were no outstanding commitments under letters of credit.

The Corporation has no arrangements with any other entities that have or are reasonably likely to have a material effect on financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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Capital

Consistent with its goals to operate a sound and profitable financial organization, the Corporation actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Note 13 to the Consolidated Financial Statements details the capital position of the Bank as well as the capital levels necessary to remain well capitalized. At December 31, 2013 the equity to assets ratio of the Company was 11.5%.

Impact of Inflation

The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of non-interest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

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Market for Common Stock and Dividends

Monarch's common stock commenced trading on September 19, 2012 on the OTCQB market place operated by the OTC Markets Group under the symbol MCBF. The table below shows the high and low sales prices of the common stock for the periods indicated, as reported on the NASDAQ Capital Market for periods prior to September 2012 and the OTCQB for periods after September 2012. For the years ended December 31, 2013 and 2012, Monarch paid no dividends on common stock.

Year	Quarter ending	High	Low	Dividends

2012	March 31	$1.92	$1.05	$—
	June 30	$1.93	$0.95	$—
	September 30	$1.31	$0.80	$—
	December 31	$1.38	$0.67	$—
2013	March 31	$6.50	$3.85	$—
	June 30	$6.10	$3.00	$—
	September 30	$3.30	$2.91	$—
	December 31	$4.07	$2.65	$—
2014	March 31	$4.07	$2.65	$—
	June 30	$3.60	$2.80	$—
	September 30	$2.90	$2.75	$—
	December 31	$3.10	$2.60	$—

 Prices before May 28, 2013 are not adjusted for the one-for-five reverse stock split completed on such date.

The Company has not paid dividends recently, and both the Bank's and the Company's ability to pay dividends is restricted by applicable laws and regulations. See Note 14 to our Consolidated Financial Statements. Because the Company has no significant operations, it depends upon dividends from the Bank in order to pay dividends to its stockholders.

As of October 31, 2014, there were 8,962,416 shares of the Company's common stock issued and outstanding and approximately 278 holders of record. The holders of record do include banks and brokers who act as nominees, each of whom may represent more than one stockholder.

The Company has not redeemed equity securities during 2014.

The following table summarizes our equity compensation plans as of October 31, 2014:

Plan Category	Number of securities to be issued upon excise of outstanding options warrants and rights	Weighted – average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	11,967	35.24	34,321 (3)

Equity compensation plans not approved by security holders (2)	—	—	557,731 (3)

(1)	Includes 2003 Stock Option and Incentive Plan and 2003 Recognition and Retention Plan approved at the 2003 Annual Meeting of Shareholders.
(2)	Includes the 2014 Stock Compensation Plan. Under the plan, 302,269 shares of restricted stock have been issued. The restrictions lapse in five equal installments commencing on the first anniversary of the date of grant, but all restrictions lapse immediately at a change in control.
(3)	Represents securities that may be issued other than upon the exercise of an option, warrant or right.
(4)	East plan listed above contains anti-dilution provisions that are applicable in the event of a stock split or certain other changes in the capitalization of Monarch.

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Security Ownership of Common Stock

Security Ownership of Directors, Most Highly Compensated Executive Officers and All Directors and Executive Officers as a Group as of October 31, 2014

Name	Amount and Nature of Beneficial Ownership(1)		Ownership As a Percent of Class

Harold A. Adamson, Director	15,768	(2)		*
Vicki L. Bassage, Executive Officer	48,770	(3)(9)		*
Rebecca S. Crabill, Executive Officer	69,164	(4)(9)		*
Craig W. Dally, Director	18,785	(5)		*
Richard J. DeVries, President, CEO & Director	92,365	(2)(9)		*
Richard L. Dobbins, Director	113,534	(6)		*
James W. Gordon, Director	52,278	(2)		*
Karl F. Loomis, Director	129,606	(2)		*
Martin L. Mitchell, Director	105,435	(6)		*
Charles J. Mulka, Executive Officer	37,722	(3)(9)		*
Stephen M. Ross, Director, Chairman	15,724	(2)		*
Andrew J. Van Doren, Executive Officer	42,894	(4)(9)		*

All directors and executive officers as a group (12 persons)(7)	742,045	(8)(9)	8.54%

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.
(2)	Includes 1,000 shares issuable upon the exercise of options exercisable within 60 days.
(3)	Includes shares held in the ESOP.
(4)	Includes shares held in 401(k) and ESOP.
(5)	Includes 20 shares owned by Dally Tire Company where Mr. Dally is Vice President, Treasurer and General Manager, and 1,000 shares issuable upon the exercise of options exercisable within 60 days.
(6)	Includes 2,984 shares issuable upon the exercise of options exercisable within 60 days.
(7)	Includes shares held directly, as well as shares held jointly, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers.
(8)	Includes a total of 11,967 shares issuable upon the exercise of options exercisable within 60 days.
(9)	Includes a total of 239,604 restricted shares issued under the Company's 2014 Stock Compensation Plan. The restrictions lapse in five equal annual installments commencing August 19, 2015, provided that the restrictions lapse immediately upon a change in control as defined in the plan.
*	Less than 1% ownership as a percent of class.

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Security Ownership of Stockholders Holding 5% or More as of October 31, 2014

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES	PERCENT OF CLASS

Joel S. Lawson IV 2040 Grubbs Mill Road Berwyn, PA 19312	865,000	9.99

Banc Fund VI LP Banc Fund VII LP Banc Fund VIII LP 20 North Wacker Drive, Suite 300 Chicago, IL 60606	850,000	9.82

Elizabeth Park Capital Advisors, Ltd. 29525 Chagrin Blvd., Suite 318 Pepper Pike, Ohio 44122	673,500	7.7

BSOF Master Fund LP 345 Park Avenue, 28th Floor New York, NY 10154	566,567	6.54

Statistical Disclosure

Loan Portfolio Composition. The following table presents information concerning the composition of Monarch's loan portfolio as of the dates indicated.

	December 31, 2013		December 31, 2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate Loans:
One-to four-family	$60,585	49.89%	$69,043	52.60%
Multi-family	2,345	1.93	1,183	0.90
Commercial	47,245	38.90	43,952	33.48
Construction or development	2,332	1.92	3,446	2.63
Total real estate loans	112,507	92.64	117,624	89.61

Other loans:
Consumer loans:
Helocs and other	7,533	6.20	9,943	7.57
Commercial Business Loans	1,411	1.16	3,709	2.82
Total other loans	8,944	7.36	13,652	11.82
Total Loans	121,451	100.00%	131,276	100.00%

Less:
Allowance for loan losses	2,672		3,035
Net deferred loan fees	249		241
Loans in process	—		—

Total Loans, net	$118,530		$128,000

 Monarch had no foreign loans as of the dates indicated above.

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The following table illustrates the contractual maturity of Monarch’s loan portfolio at December 31, 2013. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate
	One-to-Four Family		Multi-family and Commercial		Construction or Development		Consumer		Commercial Business		Total
		Weighted		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate

	(Dollars in Thousands)

Due to Mature:

One year or less (1)	731	6.68%	1,574	6.84%	4	5.25%	1,147	6.24%	370	4.79%	3,826	6.43%

After one year through five years	20,306	6.15%	35,807	5.00%	1,278	5.37%	2,734	6.19%	941	5.79%	61,066	5.45%
After five years	39,548	5.77%	12,209	4.57%	1,050	6.46%	3,652	4.69%	100	5.25%	56,559	5.45%
	60,585		49,590		2,332		7,533		1,411		121,451

 ___________
(1) Includes demand loans.

The total amount of loans due after December 31, 2014 which have predetermined interest rates is $92.1 million while the total amount of loans due after such date which have floating or adjustable rates is $25.8 million.

Non-performing Assets. The table below sets forth the amounts and categories of Monarch Community Bank's non-performing assets. Loans are placed on non-accrual status when the loan is seriously delinquent and there is serious doubt that the bank will collect all interest owing. Generally, all loans past due at least 90 days are placed on non-accrual status. For all years presented, the bank had no troubled debt restructurings that involved forgiving a portion of interest or principal on any loans. Foreclosed assets include assets acquired in settlement of loans.

191

	December 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Non-accruing loans:
One-to-four family	$1,242	$2,437	$966	$3,106	$3,484
Multi-family	—	—	—	803	874
Commercial real estate	112	5,008	6,278	8,288	7,139
Construction or development	—	—	—	—	2,507
Consumer	—	9	—	253	—
Commercial business	—	316	1,521	1,625	1,566
Total	1,354	7,770	8,765	14,075	15,570

Accruing loans delinquent 90 days or more:
One-to-four family	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction or development	—	—	—	—	—
Consumer	—	—	—	—	—
Commercial business	—	—	—	—	—
Total	—	—	—	—	—

Foreclosed assets:
One-to-four family (1)	463	882	2,653	1,198	2,577
Multi-family	—	—	54	292	122
Commercial real estate	413	345	1,526	908	140
Construction or development	—	17	—	574	—
Consumer	192	—	125	—	—
Commercial business	—	—	75	—	—
Total	1,068	1,244	4,433	2,972	2,839
Total non-performing assets	$2,422	$9,014	$13,198	$17,047	$18,409

Total as a percentage of total assets	1.42%	4.74%	6.34%	6.64%	6.50%

(1)	Includes $523,000, $434,000, $1.9 million, $1.4 million and $1.1 million in real estate in judgment and subject to redemption at December 31, 2013, 2012, 2011, 2010 and 2009 respectively.

 For the years ended December 31, 2013 and 2012, respectively, there was $164,000 and $397,000 of gross interest income which would have been recorded had non-accruing loans been current in accordance with their original terms. No interest income was included in income for 2013 and 2012 related to non-accruing loans.

Allowance for Loan Losses. The allowance is based on regular, quarterly assessments of the estimated losses inherent in the loan portfolio. Monarch's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance and specific allowances for identified problem loans and portfolio segments. In addition, the allowance incorporates the results of measuring impaired loans.

The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of these loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date.

192

The appropriateness of the allowance is reviewed by management based upon an evaluation of then-existing economic and business conditions affecting Monarch's key lending areas and other conditions, such as credit quality trends (including trends in delinquencies, nonperforming loans and foreclosed assets expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectability of the loan.

Senior management reviews these conditions quarterly. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of this condition may be reflected as a specific allowance applicable to this credit or portfolio segment.

The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. Actual losses can vary significantly from the estimated amounts. Monarch's methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectability of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, Monarch is able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the net realizable value of collateral expected to be received on impaired loans that may be susceptible to significant change. In the opinion of management of Monarch, the allowance, when taken as a whole, covers all known and inherent losses in the loan portfolio that are both probable and reasonable to estimate.

The following table summarizes activity in the allowance for loan losses for the years ending (000s omitted):

193

	December 31,
	2013	2012	2011	2010	2009

Balance at beginning of year	$3,035	$4,656	$6,850	$5,783	$2,719

Charge-offs:
One-to-four family	968	1,120	2,116	3,901	2,288
Multi-family	—	—	286	372	10
Commercial real estate	130	579	590	4,801	4,299
Construction or development	—	6	3	1,319	3,075
Consumer	389	345	441	389	533
Commercial business	108	22	81	110	352
Total	1,595	2,072	3,517	10,892	10,557

Recoveries:
One-to-four family	92	23	120	62	20
Multi-family	1	1	4	32	1
Commercial real estate	499	1,241	235	9	14
Construction or development	—	—	—	36	—
Consumer	196	221	196	213	215
Commercial business	7	7	35	5	22
Total	795	1,493	590	357	272
Net charge-offs:	800	579	2,927	10,535	10,285
Allowance acquired in acquisition	—	—	—	—	—
Additions charged to operations	437	(1,042)	733	11,602	13,349
Provision recovered from operations	—	—	—	—	—
Balance at end of year	$2,672	$3,035	$4,656	$6,850	$5,783

Ratio of net charge-offs during the year to average loans outstanding during the year	0.65%	0.40%	1.70%	4.91%	4.24%

Allowance as a percentage of non-performing loans	197.34%	39.06%	53.12%	48.67%	37.14%

Allowance as a percentage of total loans (end of year)	2.20%	2.31%	3.03%	3.60%	2.55%

194

 The distribution of Monarch’s allowance for losses on loans at the dates indicated is summarized as follows:

	December 31,
	2013		2012		2011
	Amount of	Percentage	Amount of	Percentage	Amount of	Percentage
	Loan Loss	of	Loan Loss	of	Loan Loss	of
	Allowance	Allowance	Allowance	Allowance	Allowance	Allowance
One-to-four family	$1,709	64.0%	$1,965	64.7%	$2,944	63.2%
Multi-family and non-residential real estate	598	22.4%	818	27.0%	1,307	28.1%
Construction or development	60	2.2%	10	0.3%	101	2.2%
Consumer	249	9.3%	230	7.6%	259	5.6%
Commercial business	56	2.1%	12	0.4%	45	0.9%
Total	$2,672	100.0%	$3,035	100.0%	$4,656	100.0%

	2010		2009
	Amount of	Percentage	Amount of	Percentage
	Loan Loss	of	Loan Loss	of
	Allowance	Allowance	Allowance	Allowance
One-to-four family	$3,953	57.7%	$2,576	44.5%
Multi-family and non-residential real estate	2,084	30.4%	903	15.6%
Construction or development	130	1.9%	10	0.2%
Consumer	503	7.3%	393	6.8%
Commercial business	180	2.6%	1,901	32.9%
Total	$6,850	100.0%	$5,783	100.0%

Investment Portfolio

Monarch's investment portfolio consists of U.S. government agency securities, municipal bonds and overnight deposits. This provides Monarch with flexibility and liquidity. It also has a significant amount of collateralized mortgage obligation securities. See Note 4 of the Notes to Consolidated Financial Statements.

The following table sets forth the composition of Monarch's securities portfolio at the dates indicated (dollars in thousands):

	December 31, 2013			December 31, 2012
			Percent of			Percent of
		Fair	Total		Fair	Total
	Amortized	Market	Fair Market	Amortized	Market	Fair Market
	Cost	Value	Value	Cost	Value	Value
Available-for-sale securities:
Collateralized Mortgage obligations	$6,925	$6,784	35.7%	$6,586	$6,699	66.7%
U.S. government agency obligations	5,129	5,091	26.9%	2,007	2,031	20.2%
Mortgage-backed securities	3,287	3,307	17.5%	609	653	6.5%
Obligations of states and political subdivisions	3,836	3,765	19.9%	660	664	6.6%
Total available-for-sale securities	$19,177	$18,947	100.0%	$9,862	$10,047	100.0%

195

The maturities of the investment securities portfolio, excluding FHLB stock, as of December 31, 2013 are indicated in the following table:

	Less than 1 year		1 to 5 years		5 to 10 years		Over 10 years		Total Securities
		Wgt		Wgt		Wgt		Wgt		Wgt
	Amortized	Ave	Amortized	Ave	Amortized	Ave	Amortized	Ave	Amortized	Ave
2013	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in Thousands)
Available-for-sale securities:
Collateralized Mortgage obligations	$—	0.00%	$—	0.00%	$—	0.00%	$6,925	3.00%	$6,925	3.00%
U.S. government agency obligations	—	0.00%	4,018	1.29%	1,111	4.13%	—	0.00%	5,129	1.90%
Mortgage-backed securities	—	0.00%	—	0.00%	2,826	2.78%	461	5.00%	3,287	3.09%
Obligations of states and political subdivisions	—	0.00%	2,121	1.70%	1,715	2.39%	—	0.00%	3,836	2.01%
Total available-for-sale securities	$—	0.00%	$6,139	1.43%	$5,652	2.93%	$7,386	3.12%	$19,177	2.53%

Yields on tax exempt obligations are not calculated on a tax equivalent basis. As of December 31, 2013, the aggregate book value of securities issued by each of the following issuers exceeded ten percent of stockholders’ equity:  Ginnie Mae (as of December 31, 2013, aggregate book value of $5,136,148 and aggregate market value of $5,011,030); Federal Home Loan Bank (as of December 31, 2013, aggregate book value of $3,125,324 and aggregate market value of $3,108,484); Freddie Mac (as of December 31, 2013, aggregate book value of $2,823,431 and aggregate market value of $2,816,185); and Fannie Mae (as of December 31, 2013, aggregate book value of $2,003,748 and aggregate market value of $1,982,672).

Deposits

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by Monarch at the dates indicated:

	Year Ended December 31,
	2013				2012
	Amount	Percent of Total	Average Balance	Average Rate Per Account	Amount	Percent of Total	Average Balance	Average Rate Per Account
	(Dollars in Thousands)
Transaction and Savings Deposits:
Non-interest bearing accounts	$18,606	12.4%	$20,015	0.00%	$17,610	10.4%	$21,034	0.00%
Savings accounts	24,338	16.3%	24,201	0.05%	23,719	14.0%	22,803	0.07%
Checking & NOW accounts	28,161	18.8%	27,376	0.01%	26,008	15.3%	25,698	0.01%
Money market accounts	31,655	21.2%	33,992	0.09%	34,851	20.6%	35,806	0.22%
Total transaction and savings	102,760	68.7%	105,584		102,188	60.3%	105,341

Certificates:
0.00-1.99%	36,430	24.4%	41,640	0.58%	43,066	25.4%	46,787	0.69%
2.00-3.99%	8,869	5.9%	11,629	3.16%	18,053	10.7%	18,935	3.34%
4.00-5.99%	1,496	1.0%	4,204	4.65%	6,153	3.6%	7,545	4.69%
Total certificates	46,795	31.3%	57,473		67,272	39.7%	73,267
Total deposits	$149,555	100.0%	163,057		$169,460	100.0%	178,608

196

The following table indicates the amount of our certificates of deposit by time remaining until maturity as of December 31, 2013:

	Maturity
		Over	Over	Over
	3 Months	3 to 6	6 to 12	12
	or less	Months	Months	Months	Total

	(Dollars in Thousands)

Certificates of deposit less than $100,000	$4,618	$6,218	$6,477	$10,141	$27,454

Certificates of deposit of $100,000 or more	2,001	2,298	4,445	10,597	19,341

Total certificates of deposit	$6,619	$8,516	$10,922	$20,738	$46,795

Borrowings

The following table sets forth the maximum month-end balance and average balance of Federal Home Loan Bank advances and fed funds purchased for the periods indicated:

	Year Ended
	December 31,
	2013	2012
	(Dollars in Thousands)	(Dollars in Thousands)

Maximum Balance:
FHLB advances	$7,059	$20,175
Fed funds purchased	$—	$—
Average Balance:
FHLB advances	$5,025	$13,268
Weighted Average Rate	4.11%	4.39
Fed funds purchased	$—	$—

The following table sets forth certain information concerning our borrowings at the dates indicated:

	December 31,
	2013	2012
	(Dollars in Thousands)	(Dollars in Thousands)

FHLB advances	$—	$7,059
Fed funds purchased	$—	$—

Weighted average interest rate of FHLB
FHLB advances	0.00%	4.10%
Fed funds purchased	0.00%	0.00%

197

LEGAL MATTERS

Certain matters pertaining to the validity of the Chemical common stock to be issued in connection with the merger will be passed upon by Warner Norcross & Judd LLP, Grand Rapids, Michigan. Certain matters pertaining to the federal income tax consequences of the merger will be passed upon for Chemical by Warner Norcross & Judd LLP and for Monarch by Howard and Howard Attorneys PLLC, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Chemical Financial Corporation and subsidiaries as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, appearing in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports have been incorporated by reference herein and in the registration statement by inclusion of such reports in our Annual Report on Form 10-K for the year ended December 31, 2013, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Monarch Community Bancorp, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for each year in the two-year period ended December 31, 2013, appear herein in reliance upon the reports of Plante & Moran, PLLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

A Chemical shareholder seeking to present a proposal at a Chemical annual meeting of shareholders must submit a notice to the Secretary of Chemical in accordance with Chemical's bylaws not less than 120 calendar days prior to the date corresponding to the date of Chemical's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless Chemical did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. A Chemical shareholder seeking to include a proposal in Chemical's proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to Chemical in accordance with SEC Rule 14a-8. With respect to Chemical's 2015 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in Chemical's proxy statement and form of proxy relating to the meeting was November 7, 2014.

A Chemical shareholder seeking to nominate an individual for election as a Chemical director must submit a notice to the Secretary of Chemical in accordance with the Chemical Bylaws not less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting.

If the merger is completed in 2015, there will be no annual meeting of Monarch stockholders in 2015. In that case, shareholder proposals must be submitted to Chemical as outlined above.

WHERE YOU CAN FIND MORE INFORMATION

Chemical and Monarch file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, Chemical files such reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. The reports and other information that Chemical files with the SEC is also available at Chemical's website at www.chemicalbankmi.com. The reports and other information that Monarch files with the SEC is also available at Monarch's website

198

www.monarchcb.com. The information on Chemical's and Monarch's Internet sites is not a part of this prospectus and proxy statement.

You should rely only on the information contained in or incorporated by reference into this prospectus and proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference into this prospectus and proxy statement. The information contained in this prospectus and proxy statement speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than the date of this prospectus and proxy statement, and neither the delivery of this prospectus and proxy statement to you nor the issuance of Chemical common stock under it shall create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus and proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus and proxy statement does not extend to you.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Chemical with the SEC are incorporated by reference into this prospectus and proxy statement. You should carefully read and consider all of these documents before making an investment decision.

(a)	Annual Report on Form 10-K for the year ended December 31, 2013.

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

(c)	Current Reports on Form 8-K filed on January 6, 2015, December 31, 2014, November 3, 2014, October 31, 2014, October 1, 2014, June 30, 2014, June 24, 2014, June 19, 2014, June 18, 2014, April 22, 2014, and March 11, 2014 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed)

(d)	The description of Chemical's common stock, $1.00 par value per share, which is contained in Chemical's Form 8-A registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Chemical also incorporates by reference all documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and proxy statement and prior to the date of the special meeting (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed).

199

Execution Copy

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CHEMICAL FINANCIAL CORPORATION

AND

MONARCH COMMUNITY BANCORP, INC.

Dated as of October 31, 2014

Table of Contents

ARTICLE I THE MERGER		A-1

1.1	Merger	A-1
1.2	The Closing	A-1
1.3	Effective Time of Merger	A-2
1.4	Additional Actions	A-2
1.5	Surviving Corporation	A-2
1.6	Reservation of Right to Revise Structure	A-2

ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK		A-3

2.1	Conversion of Securities	A-3
2.2	Surrender of Shares	A-3
2.3	Distributions with Respect to Unexchanged Shares	A-4
2.4	Termination of Exchange Fund	A-4
2.5	No Further Ownership Rights in Company Common Stock	A-4
2.6	No Liability	A-4
2.7	Lost, Stolen or Destroyed Certificates	A-5
2.8	Withholding Rights	A-5
2.9	No Fractional Shares	A-5
2.10	Adjustments	A-5
2.11	Adjustments to Exchange Ratio	A-5

ARTICLE III COMPANY'S REPRESENTATIONS AND WARRANTIES		A-6

3.1	Authorization, No Conflicts, Etc	A-6
3.2	Organization and Good Standing	A-7
3.3	Subsidiaries	A-7
3.4	Capital Stock	A-8
3.5	Financial Statements	A-8
3.6	Absence of Undisclosed Liabilities	A-9
3.7	Absence of Certain Changes or Events	A-9
3.8	Legal Proceedings	A-9
3.9	Regulatory Filings	A-10
3.10	No Indemnification Claims	A-10
3.11	Conduct of Business	A-10
3.12	Transaction Documents	A-10
3.13	Agreements With Bank Regulators	A-10
3.14	Tax Matters	A-11
3.15	Properties	A-12
3.16	Intellectual Property	A-14
3.17	Required Licenses, Permits, Etc.	A-14
3.18	Material Contracts and Change of Control	A-14
3.19	Labor and Employment Matters	A-16
3.20	Employee Benefits	A-18
3.21	Environmental Matters	A-20
3.22	Duties as Fiduciary	A-21
3.23	Investment Bankers and Brokers	A-21
3.24	Fairness Opinion	A-21
3.25	Company-Related Persons	A-21
3.26	Change in Business Relationships	A-22
3.27	Insurance	A-22
3.28	Allowance for Loan and Lease Losses	A-22
3.29	Loan Origination and Servicing	A-22
3.30	Loan Guarantees	A-22

A-ii

3.31	Data Security and Customer Privacy	A-23
3.32	Loans and Investments	A-23
3.33	No Insider Trading	A-23
3.34	Securities Laws Matters	A-23
3.35	Books and Records	A-24
3.36	Community Reinvestment Act	A-24
3.37	Organizational Documents	A-24
3.38	Bank Secrecy Act	A-24
3.39	Joint Ventures; Strategic Alliances	A-24
3.40	Policies and Procedures	A-24
3.41	Shareholder Rights Plan	A-24
3.42	No Other Representations or Warranties	A-24

ARTICLE IV PURCHASER'S REPRESENTATIONS AND WARRANTIES		A-25

4.1	Authorization, No Conflicts, Etc.	A-25
4.2	Organization and Good Standing	A-26
4.3	Subsidiaries	A-26
4.4	Capital Stock	A-26
4.5	Financial Statements	A-27
4.6	Absence of Certain Changes or Events	A-27
4.7	Legal Proceedings	A-27
4.8	Regulatory Filings	A-28
4.9	Conduct of Business	A-28
4.10	Transaction Documents	A-28
4.11	Agreements With Bank Regulators	A-28
4.12	Investment Bankers and Brokers	A-28
4.13	Community Reinvestment Act	A-28
4.14	Organizational Documents	A-28
4.15	Bank Secrecy Act	A-28
4.16	Securities Laws Matters	A-29
4.17	No Other Representations or Warranties	A-29
4.18	Registration Statement and Proxy Statement	A-29
4.19	Listing	A-29
4.20	Absence of Undisclosed Liabilities	A-30

ARTICLE V COVENANTS		A-30

5.1	Conduct of Business by Company	A-30
5.2	Conduct of Business by Purchaser	A-34
5.3	No Solicitation by Company	A-34
5.4	Preparation of the Registration Statement; Shareholder Meeting	A-37
5.5	Stock Exchange Listing	A-38
5.6	Regulatory Matters and Approvals	A-38
5.7	Employee Matters	A-38
5.8	Press Releases and Public Announcement	A-39
5.9	Access to Information	A-40
5.10	Indemnification and Insurance	A-40
5.11	Takeover Laws	A-41
5.12	Section 16 Matters	A-41
5.13	Securityholder Litigation	A-41
5.14	Tax-Free Reorganization Treatment	A-42
5.15	Expenses	A-42
5.16	Bank Consolidation	A-42
5.17	Fairness Opinion	A-42
5.18	Environmental Investigation	A-42
5.19	Data Conversion	A-43
5.20	Dividend	A-44

A-iii

5.21	Technology-Related Contracts	A-44
5.22	Miscellaneous Agreements and Consents	A-44
5.23	Termination of 401(k)/ESOP Plan	A-44
5.24	Update of Titles, Rights, Etc.	A-44
5.25	Exchange of Financial Information	A-45
5.26	Estoppels	A-45
5.27	Notification of Change in Business Relationships	A-45
5.28	Company Consolidated Shareholders' Equity	A-45

ARTICLE VI CLOSING CONDITIONS		A-46

6.1	Conditions to Each Party's Obligation to Effect the Merger	A-46
6.2	Conditions to Company's Obligation to Effect the Merger	A-47
6.3	Conditions to Purchaser's Obligation to Effect the Merger	A-47

ARTICLE VII TERMINATION		A-48

7.1	Termination of Plan of Merger	A-48
7.2	Effect of Termination	A-50

ARTICLE VIII CERTAIN DEFINITIONS		A-51

ARTICLE IX MISCELLANEOUS		A-57

9.1	No Third-Party Beneficiaries	A-57
9.2	Specific Performance	A-58
9.3	Entire Agreement	A-58
9.4	Succession and Assignment	A-58
9.5	Construction	A-58
9.6	Exclusive Jurisdiction	A-58
9.7	Waiver of Jury Trial	A-58
9.8	Notices	A-58
9.9	Governing Law	A-59
9.10	Counterparts	A-59
9.11	Headings	A-59
9.12	Calculation of Dates and Deadlines	A-60
9.13	Severability	A-60
9.14	Non-Survival of Representations, Warranties and Agreements	A-60
9.15	Amendments	A-60

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Plan of Merger") is made as of October 31, 2014, by and between Chemical Financial Corporation, a Michigan corporation ("Purchaser"), and Monarch Community Bancorp, Inc., a Maryland corporation ("Company").

PRELIMINARY STATEMENT

1.              The respective Boards of Directors of each of Company and Purchaser have determined that it is in the best interests of their respective corporations and shareholders that Company merge with and into Purchaser (the "Merger") in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the "MBCA"), the Maryland General Corporation Law (the "MGCL") and any other applicable Law;

2.              The Company Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger, to authorize the Merger and the other transactions contemplated by it and to recommend approval by the Company Shareholders of this Plan of Merger;

3.              The Purchaser Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger and to authorize the Merger and the other transactions contemplated by it;

4.              For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be and is adopted as a "Plan of Reorganization" for the purposes of Sections 354 and 361 of the Code; and

5.              All of the members of the Company Board of Directors have executed and delivered to Purchaser a voting agreement substantially in the form attached as Exhibit A.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, Company and Purchaser agree as follows:

ARTICLE I
THE MERGER

1.1           Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Company shall be merged with and into Purchaser and the separate corporate existence of Company shall cease. Company and Purchaser are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Purchaser (the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in the MBCA with respect to the merger of corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, shall vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

1.2           The Closing. Company and Purchaser shall consummate the Merger (the "Closing") (a) at the offices of Warner Norcross & Judd LLP, 111 Lyon Street, NW, Suite 900, Grand Rapids, Michigan 49503, at 10:00 a.m., local time, on a date to be agreed upon by Company and Purchaser upon five Business Days' written notice (or, at the election of Purchaser and with the consent of the Company, which consent shall not be unreasonably withheld, on the last Business Day of the month in which the Closing would occur in accordance with this Section 1.2) after the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger, or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the "Closing Date"). Notwithstanding the preceding sentence, Purchaser may at its option with the consent of the Company, which consent shall not be unreasonably withheld, delay the Closing to the last Business Day of the month following the month in which the date first specified by Company pursuant to this section occurs if such delay is considered by Purchaser to be necessary to prevent the Closing from occurring during a month in which a calendar quarter ends. Scheduling or commencing the Closing shall not, however, constitute a waiver of the respective conditions precedent of the parties set forth in Article VI.

1.3           Effective Time of Merger. Upon completion of the Closing, Company and Purchaser shall each promptly (and in any event within three (3) business days) execute and file a certificate of merger as required by the MBCA and the MGCL to effect the Merger (collectively, the "Certificates of Merger," and each individually, a "Certificate of Merger"). No party shall take any action to revoke a Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger shall be the time and date when the Merger becomes effective as set forth in the Certificates of Merger.

1.4           Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Company and Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Company and Purchaser grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Company and Purchaser to take any and all such actions contemplated by this Plan of Merger.

1.5           Surviving Corporation. At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1               Name. The name of the Surviving Corporation shall be "Chemical Financial Corporation."

1.5.2               Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time, without change.

1.5.3               Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Purchaser as in effect immediately prior to the Effective Time, without change.

1.5.4               Officers. The officers of the Surviving Corporation shall be the officers of Purchaser immediately before the Effective Time.

1.5.5               Directors. The directors of the Surviving Corporation shall be the directors of Purchaser immediately before the Effective Time.

1.6           Reservation of Right to Revise Structure. At Purchaser's election, the Merger may alternatively be structured so that (a) Company is merged with and into any other direct or indirect wholly-owned subsidiary of Purchaser or (b) any direct or indirect wholly-owned subsidiary of Purchaser is merged with and into Company; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Company Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.5 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination

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and does not substantively affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II
EFFECT OF MERGER ON CAPITAL STOCK

2.1           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Purchaser or any other Person:

2.1.1               Cancellation of Excluded Shares. Each share of Company Common Stock that is owned by Company (or by any of its wholly-owned Subsidiaries) or Purchaser (or by any of its wholly-owned Subsidiaries) (collectively, the "Excluded Shares", provided, however, that Excluded Shares shall not include Trust Account Shares or DPC Shares as defined in this Plan of Merger) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

2.1.2               Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive 0.0982 (the "Exchange Ratio") fully paid and nonassessable shares of Purchaser Common Stock (collectively, the "Merger Consideration"), whereupon such shares of Company Common Stock will no longer be outstanding and all rights with respect to such shares of Company Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.2. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

2.1.3               Purchaser Common Stock Remains Outstanding. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and represent one share of common stock of the Surviving Corporation.

2.2           Surrender of Shares.

2.2.1               Exchange Agent; Exchange Fund. Prior to or at the Effective Time, Purchaser shall deposit with Computershare Investor Services, LLC, or such other bank or trust company as Purchaser may designate (the "Exchange Agent"), for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Purchaser Common Stock, in the aggregate amount equal to the number of shares of Purchaser Common Stock to which holders of Company Common Stock are entitled based on the Exchange Ratio pursuant to Section 2.1.2. In addition, Purchaser shall deposit with the Exchange Agent, prior to or at the Effective Time and as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 2.9 and payment of any dividends or other distributions payable pursuant to Section 2.3. All such shares of Purchaser Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.2.1 is referred to as the "Exchange Fund."

2.2.2               Exchange Procedure. As soon as reasonably practicable after the Effective Time (and in any event within ten (10) business days of the Effective Time), Purchaser shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9 and any dividends or other distributions payable pursuant to Section 2.3.

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Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) certificated or book-entry shares representing the number of whole shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.1.2, (b) cash in lieu of any fractional shares payable pursuant to Section 2.9, and (c) any dividends or distributions payable pursuant to Section 2.3, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled.

In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Purchaser, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9 and any dividends or other distributions payable pursuant to Section 2.3.

2.3           Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Purchaser Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of Purchaser Common Stock shall be paid to any such holder pursuant to Section 2.9, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of shares of Purchaser Common Stock issued in exchange therefor, without interest, with respect to such shares of Purchaser Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.9 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

2.4           Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Purchaser, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II shall thereafter look only to Purchaser for, and Purchaser shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3, in accordance with this Article II.

2.5           No Further Ownership Rights in Company Common Stock. The Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Company shall be closed, and there shall be no further registration of transfers on the share transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Company Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.6           No Liability. To the fullest extent permitted by applicable Law, none of Company, Purchaser, or the Surviving Corporation will be liable to any Company Shareholder or any other Person in respect of

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any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws.

2.7           Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Purchaser will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Purchaser or the Exchange Agent, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3 payable in respect of the shares of Company Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Purchaser, as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.9, and any dividends or other distributions payable pursuant to Section 2.3, will require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such amount as the Exchange Agent may reasonably direct (which amount shall be consistent with the customary procedure for Purchaser's existing shareholders) as indemnity against any claim that may be made against Purchaser with respect to such Certificate.

2.8           Withholding Rights. Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Purchaser, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

2.9           No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Purchaser shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Purchaser Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional part of a share of Purchaser Common Stock, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Purchaser Common Stock multiplied by (b) the Average Purchaser Closing Price.

2.10        Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Purchaser Common Stock or Company Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. Notwithstanding any other provisions of this Section 2.10, no adjustment shall be made in the event of the issuance of additional shares of Purchaser Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Purchaser, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Purchaser or its subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or affiliate of Purchaser or any of its subsidiaries pursuant to any stock option or other compensation or benefit plans of Purchaser, or in connection with the issuance of shares as merger consideration in a transaction where Purchaser is the surviving corporation or in connection with any offering of shares where Purchaser receives consideration in exchange for the shares so offered.

2.11        Adjustments to Exchange Ratio. At the Effective Time, the Exchange Ratio shall be adjusted, if applicable, as follows (which Exchange Ratio, as adjusted as provided below and in Section 2.10, shall become the "Exchange Ratio" for purposes of this Plan of Merger):

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2.11.1            Shareholders' Equity. If, as of the Final Statement Date, the Company Consolidated Shareholders' Equity is less than $19,500,000, the Stock Purchase Value shall be reduced by an amount equal to (a) $19,500,000 minus (b) the Company Consolidated Shareholders' Equity as of Final Statement Date (the "Shareholders' Equity Price Adjustment").

2.11.2            Environmental Price Adjustment. If the after-tax Environmental Costs are in excess of $150,000, the Stock Purchase Value shall be reduced by an amount equal to (a) the after-tax Environmental Costs minus (b) $150,000 (the "Environmental Price Adjustment").

2.11.3            Exchange Ratio Adjustment. Subject to the satisfaction of Section 2.11.1 or Section 2.11.2, the Exchange Ratio shall be decreased to an amount determined by multiplying (a) the quotient determined by dividing the Adjusted Stock Purchase Value by the Stock Purchase Value, and (b) the Exchange Ratio.

2.11.4            Definitions. As used in this Article II, the following terms shall have the meanings indicated below:

"Adjusted Stock Purchase Value" shall be equal to (a) the Stock Purchase Price minus (b) the Shareholders' Equity Price Adjustment, if applicable, minus (c) the Environmental Price Adjustment, if applicable.

"Average Purchaser Closing Price" shall mean the volume weighted average trading price per share of Purchaser Common Stock as quoted on The NASDAQ Global Select Market during the ten (10) trading days preceding the fifth (5th) calendar day preceding the Closing Date.

"Stock Purchase Value" shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the total number of shares of the Company Common Stock outstanding as of the Effective Time multiplied by the Average Purchaser Closing Price.

ARTICLE III
COMPANY'S REPRESENTATIONS AND WARRANTIES

On or prior to the date hereof, Company has delivered to Purchaser a schedule (the "Company Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. Accordingly, Company hereby represents and warrants to Purchaser as follows, except as set forth on the Company Disclosure Letter:

3.1           Authorization, No Conflicts, Etc.

3.1.1               Authorization of Plan of Merger. Company has the requisite corporate power and authority to execute and deliver this Plan of Merger and, subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote to approve the Plan of Merger (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Company Board of Directors. The Company Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Company and the Company Shareholders, and (b) adopted this Plan of Merger, authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.3.5, resolved to recommend approval by the Company Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the "Company Board Recommendation"). Except for the Company Shareholder Approval, no other corporate proceedings on the part of Company are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes valid and binding obligations of, Company and is

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enforceable against Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2               No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Company or any Subsidiary of Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries"); or (b) any Law or Order applicable to Company or any Company Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3               Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Company or any Company Subsidiary is a party or subject, or by which Company or any Company Subsidiary is bound or affected.

3.1.4               Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Company other than in connection or compliance with the provisions of the MBCA and the MGCL, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act and the Michigan Banking Code. Company has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

3.2           Organization and Good Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Company is duly qualified and admitted to conduct business as a foreign corporation in the State of Michigan. Company is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any state other than Michigan, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3           Subsidiaries.

3.3.1               Ownership. Section 3.3.1 of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary as of the date of this Plan of Merger. Other than the Company Subsidiaries, Company does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Company or a Company Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Company Subsidiary.

3.3.2               Organization and Good Standing. Each of the Company Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as

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now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3.3               Deposit Insurance; Other Assessments. The deposits of each Company Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Company Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Company, threatened. Company and each Company Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Company or each Company Subsidiary.

3.4           Capital Stock.

3.4.1               Classes and Shares. As of October 24, 2014, the authorized capital stock of Company consists of 25,000,000 shares, divided into two classes, as follows: (a) 20,000,000 shares of common stock, $0.05 par value ("Company Common Stock"), of which 8,962,416 shares were issued and outstanding; and (b) 5,000,000 shares of preferred stock, $0.01 par value (the "Company Preferred Stock"), of which no shares were issued and outstanding. Except for the Options, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Company.

3.4.2               Options and Restricted Stock Awards. Section 3.4.2 of the Company Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Company Common Stock that are authorized and reserved for issuance under the Company Stock Plans, and the number of shares of Company Common Stock that are subject to outstanding Options, and the number of shares of unvested restricted stock, issued under the Company Stock Plans. All Options and unvested shares of restricted stock have been awarded under a Company Stock Plan, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which Company Common Stock is issuable, or that relate to or are determined by reference to the value of Company Common Stock. All outstanding shares of Company Common Stock, and all Company Common Stock reserved for issuance under the Company Stock Plans, when issued in accordance with the terms of the Company Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

3.4.3               Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Company Common Stock and Company Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Company Common Stock upon the exercise of any Option granted pursuant to the Company Stock Plans prior to the date of this Plan of Merger.

3.4.4               Voting Rights. Other than the issued and outstanding shares of Company Common Stock described in Section 3.4.1, neither Company nor any Company Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

3.4.5               Appraisal Rights. No Company Shareholder will be entitled to appraisal rights, whether pursuant to the MGCL, Company's articles of incorporation or bylaws, or any resolution of Company's Board of Directors, as a result of the consummation of the Merger.

3.5           Financial Statements.

3.5.1               Financial Statements. The consolidated financial statements of Company as of and for each of the three years ended December 31, 2013, 2012, and 2011 as audited by Company's independent auditors and the unaudited consolidated financial statements of Company as of and for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, including all schedules and notes relating to such statements (collectively, "Company's Financial Statements"), fairly present, and the

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consolidated financial statements of Company as of and for the year ended December 31, 2014, and the unaudited consolidated financial statements of Company as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes, if any, relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effects of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Company's Financial Statements). No financial statements of any entity or enterprise other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.

3.5.2               Regulatory Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed (or when filed as amended, if applicable):

3.5.2.1           The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Company Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, and as of and for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, as filed with the FDIC; and

3.5.2.2           The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) or the Annual Report on FR H(b)-11, as applicable, (including, in each case, any amendments) for Company as of and for each of the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and as of and for the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Company or any Company Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5.2 are collectively referred to as the "Company Regulatory Reports."

3.6           Absence of Undisclosed Liabilities. There exist no Liabilities of Company or any Company Subsidiary other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Company's Financial Statements, (b) Liabilities under executory contracts to which the Company or a Company Subsidiary is a party or otherwise incurred in the ordinary course of business of Company or any Company Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7           Absence of Certain Changes or Events. Except as disclosed in the Company's SEC Documents, since December 31, 2013, (a) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8           Legal Proceedings. Except as disclosed in the Company's SEC Documents, there is no Action pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No officer or director of Company or any of the Company Subsidiaries is a defendant in any Action commenced by any shareholder of Company or any of the Company Subsidiaries with respect to the performance of his or her duties as

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an officer or a director of Company or any of the Company Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.9           Regulatory Filings. In the last three years:

3.9.1               Regulatory Filings. Company and each Company Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

3.9.2               Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.10        No Indemnification Claims. To the Knowledge of Company, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract, Company or any Company Subsidiary articles of incorporation, charter or bylaws or other organizational documents, or other arrangement or basis, providing for indemnification or reimbursement of any such Person by Company or any Company Subsidiary.

3.11        Conduct of Business. Company and each Company Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12        Transaction Documents. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. All Transaction Documents that the Company is required to file with any regulatory agency in connection with the Merger and the portions of the Registration Statement and Proxy Statement relating to Company and the Company Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

3.13        Agreements With Bank Regulators. Except as disclosed in the Company's SEC Documents, neither Company nor any Company Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Company's or a Company Subsidiary's business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Company or any Company Subsidiary (a "Regulatory Agreement"), nor has Company nor any Company Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Company nor any Company Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification. Neither Company nor any Company Subsidiary has been designated as in "troubled condition" by any Governmental Entity.

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3.14        Tax Matters.

3.14.1            All Tax Returns required by applicable Law to have been filed by Company and each Company Subsidiary have been filed when due (taking into account any extensions), and each such Tax Return was true and correct in all material respects when filed. Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. All material Taxes that are due and payable by Company and each Company Subsidiary have been paid or properly accrued.

3.14.2            None of the Tax Returns of Company or the Company Subsidiaries filed for any Tax year beginning after December 31, 2008 have been audited by the IRS or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning tax or information returns or the assessment or collection of Taxes pending or, to Company's Knowledge, threatened with respect to Company or any Company Subsidiary. No claim concerning the calculation, assessment or collection of Taxes has been asserted with respect to Company or any Company Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in Company's Financial Statements. There are no material Liens on any of the assets of Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.14.3            Neither Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.14.4            Neither Company nor any Company Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Company and one or more Company Subsidiaries are the only members). Neither Company nor any Company Subsidiary is a general partner in any partnership.

3.14.5            Within the past three years, neither Company nor any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

3.14.6            The tax and audit positions taken by Company and the Company Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax law has been engaged in by, or with respect to, Company or any Company Subsidiary. Company and the Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.14.7            Neither Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a "listed transaction" for purposes of Section 6011 of the Code (or a similar provision of state Law).

3.14.8            Neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.14.9            There has been no disallowance of a deduction under Section 162(m) of the Code or excise tax imposed under Section 280G of the Code for any amount paid or payable by Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, and neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to cause any such disallowance or imposition of excise tax in the future.

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3.14.10         Company and the Company Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

3.14.11         Each of Company and the Company Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on Company's Financial Statements as of December 31, 2011, December 31, 2012 and December 31, 2013, are sufficient for the payment of all accrued but unpaid Taxes as of the dates indicated, whether or not disputed, with respect to all periods through December 31, 2013.

3.14.12         Tax Accounting. Neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amounts received on or prior to the Closing Date. No property of Company or any Company Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of Company or any Company Subsidiary are recorded in Company's Financial Statements.

3.14.13         Successor Liability. Neither Company nor any Company Subsidiary is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Company is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its Taxes and those of the Company Subsidiaries).

3.14.14         Section 382. An "ownership change" as defined by Section 382 of the Code has not occurred with respect to the Company.

3.14.15         Section 409A Liabilities. Neither Company nor any Company Subsidiary (a) has failed to report any compensation as required by Section 409A of the Code; or (b) has taken any action or has Knowledge of any fact that could reasonably be expected to result in any liability under Section 409A of the Code.

3.15        Properties. With respect to each parcel of real property owned by Company or any Company Subsidiary ("Company Real Property") and also with respect to each parcel of real property leased or licensed by Company or any Company Subsidiary ("Company-Leased Real Property"):

3.15.1            Title to and Interest in Properties. Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

3.15.2            No Encroachments. Except for encroachments that have been insured by a title insurance policy benefitting Company or a Company Subsidiary, no building or improvement to Company Real Property or, to the Knowledge of Company, Company-Leased Real Property encroaches on any easement or property owned by another Person. No building or property owned by another Person encroaches on Company Real Property or, to the Knowledge of Company, Company-Leased Real Property or on any easement benefiting Company Real Property or Company-Leased Real Property. No claim of encroachment has been

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asserted by any Person with respect to any of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property.

3.15.3            Buildings. All buildings and improvements to Company Real Property and, to the Knowledge of Company, Company-Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

3.15.4            No Condemnation. None of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property is the subject of any condemnation action. To the Knowledge of Company, there is no proposal under active consideration by any public or governmental authority or entity to acquire Company Real Property or Company-Leased Real Property for any governmental purpose.

3.15.5            Validity. Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property is a lawfully existing parcel that is: (a) a valid platted parcel; (b) a valid condominium unit; or (c) a lawfully existing parcel within the meaning of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended.

3.15.6            Access. Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property has both legal and practical pedestrian and vehicular access to a public street.

3.15.7            Obligations. Company and each Company Subsidiary, as applicable, has paid all amounts due and owing and performed in all material respects all obligations under each agreement that affects any of Company Real Property or Company-Leased Real Property.

3.15.8            Additional Representations Regarding Real and Personal Property Leases. With respect to each lease and license pursuant to which Company or any Company Subsidiary, as lessor, lessee, licensor or licensee, has possession or leases or licenses to others any real or personal property, excluding any personal property lease with payments of less than $25,000 per year ("Company's Leases"):

(a)     Valid. Each of Company's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)     No Default. There is no existing default under any of Company's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Company, any Company Subsidiary or, to the Knowledge of Company, any other party to the contract, which default is reasonably expected to have a Company Material Adverse Effect.

(c)     Assignment. None of Company's Leases contain a prohibition against assignment by Company or any Company Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Purchaser or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

(d)     Disputes. To the Knowledge of Company, there are no disputes concerning the interpretation of any term, condition, or provision of any of Company's Leases.

3.15.9            List of Properties and Leases. Section 3.15.9 of the Company Disclosure Letter contains a true, complete and correct list of all Company Real Property (including other real estate owned), all Company-Leased Real Property and all of Company's Leases.

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3.16        Intellectual Property. Company and the Company Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.16. No Actions, suits or other proceedings are pending or, to the Knowledge of Company, threatened that Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating the rights of Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Company or any of the Company Subsidiaries (collectively the "Company-Owned Intellectual Property"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of Company: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Company or any of the Company Subsidiaries with respect to the validity or enforceability of the Company-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Company-Owned Intellectual Property or Intellectual Property licensed to Company or any Company Subsidiary.

3.17        Required Licenses, Permits, Etc. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each Company Subsidiary hold all Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business substantially as presently conducted. All such material Permits and rights are in full force and effect. Monarch Community Bank is an approved seller-servicer for each mortgage investor with whom it conducts business, all of which are identified in Section 3.17 of the Company Disclosure Letter, and holds all necessary permits, authorizations, or approvals necessary to carry on a mortgage banking business.

3.18        Material Contracts and Change of Control.

3.18.1            "Material Contracts" Defined. For the purposes of this Plan of Merger, the term "Company Material Contract" means any of the following Contracts to which Company or any of the Company Subsidiaries is a party or bound as of the date of this Plan of Merger:

3.18.1.1        Each Contract required to be filed by Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act;

3.18.1.2        Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of Company or any of the Company Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.18.1.3        Each Contract that creates a partnership or joint venture to which Company or any of the Company Subsidiaries is a party;

3.18.1.4        Each Contract between or among Company and any Company Subsidiary or Company Subsidiaries;

3.18.1.5        Each employment Contract with an employee of Company or any Company Subsidiary or any other compensatory Contract or plan in which any executive officer of Company or any Company Subsidiary participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers, or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants);

3.18.1.6        Each Contract with a correspondent banker;

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3.18.1.7        Any commitment made to Company or the Company Subsidiaries permitting it to borrow money, any letter of credit, any pledge, any security agreement, any guarantee or any subordination agreement, or other similar or related type of understanding, involving an amount in excess of $500,000 as to which Company or any of the Company Subsidiaries is a debtor or pledgor, other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, FHLB advances, or trade payables made in the ordinary course of business consistent with past practices;

3.18.1.8        Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Company or any of the Company Subsidiaries has any continuing obligations, contingent or otherwise;

3.18.1.9        Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.18.1.10     Each voting agreement or registration rights agreement with respect to the capital stock of Company or any of the Company Subsidiaries;

3.18.1.11     Each Contract granting Company or any Company Subsidiary the right to use, restricting Company's or any Company Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Company's or any Company Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.18.1.12     Each Contract involving a standstill or similar obligation of Company or any of the Company Subsidiaries relating to the purchase of securities of Company or any other Person;

3.18.1.13     Each Contract that limits the payment of dividends by Company or any Company Subsidiary;

3.18.1.14     Except agreements made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Company or any Company Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Company or a Company Subsidiary, or (b) to the Knowledge of Company, any (i) record or beneficial owner of 5 percent or more of the voting securities of Company, (ii) Affiliate or family member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Company, except in each case those Contracts of a type available to employees of Company generally;

3.18.1.15     Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $150,000;

3.18.1.16     Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $250,000;

3.18.1.17     Each Contract or commitment for a loan participation agreement with any other Person in excess of $250,000; and

3.18.1.18     Each Company Lease.

3.18.2            Full Force and Effect. Prior to the date of this Plan of Merger, Company has provided or made available to Purchaser a true and complete copy of each Company Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not

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reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all Company Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither Company nor any of the Company Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Company Material Contract, (c) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or in default under any Company Material Contract, and (d) neither Company nor any Company Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Company Material Contract.

3.18.3            Effect of Merger and Related Transactions. There is no Company Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by Company, any Company Subsidiary or the Surviving Corporation or (ii) have a Company Material Adverse Effect.

3.18.4            All data processing contracts of Company or the Company Subsidiaries are cancelable by Company or the Company Subsidiaries on or before the Effective Time without cost, penalty, or further obligation. Neither Company nor any Company Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require any payment to another party upon termination in excess of $25,000.

3.19        Labor and Employment Matters.

3.19.1            Compliance with Labor and Employment Laws. (a) Company and all of the Company Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as "exempt" or "non-exempt" for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b)  there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries; (c) during the past three years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Company or any Company Subsidiary; (e) Company has not received written notice of charges with respect to or relating to Company or any Company Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of Company or any Company Subsidiary and, to the Knowledge of Company, no such investigation is in progress. To the Knowledge of Company, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to Company or the Company Subsidiaries of more than $25,000.

3.19.2            Collective Bargaining Agreements. Neither Company nor any Company Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association relating to the employees of Company or any Company Subsidiary.

3.19.3            At-Will Employment. All salaried employees, hourly employees, and temporary employees of Company and any of the Company Subsidiaries are employed on an at-will basis by Company or any of the Company Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Company or any Company Subsidiary, or have signed an agreement

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or acknowledged in writing that their employment is at will. There has been no written representation by Company or any Company Subsidiary made to any employees that commits Company, any Company Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

3.19.4            WARN Act. Since January 1, 2011, neither Company nor any Company Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Company or any Company Subsidiary, except in compliance with the WARN Act.

3.19.5            Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Company, threatened against Company or any Company Subsidiary. Company and all of the Company Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.19.6            Certain Contracts. Neither Company nor any Company Subsidiary is a party or subject to any Contract which restricts Company or any Company Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

3.19.7            Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Company or any Company Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Company Benefit Plan.

3.19.8            Eligibility Verification. Company has implemented commercially reasonable procedures to ensure that all employees who are performing services for Company or any Company Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

3.19.9            Employment Policies, Programs, and Procedures. The policies, programs, and practices of Company and all Company Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

3.19.10         Record of Payments. There is no existing or outstanding material obligation of Company or the Company Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of the Company and/or the Company Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP. For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment or severance agreement; unemployment compensation benefits, profit sharing, pension, employee stock ownership plan or retirement benefits; social security benefits; compensation; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

3.19.11         Additional Employment Related Agreements. Company and the Company Subsidiaries are not parties to, or bound by, any oral or written, express or implied, (a) plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, restricted stock, stock appreciation rights, stock awards, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or (b) plan, contract, arrangement, understanding or practice with respect to payment of medical expenses, insurance (except

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insurance continuation limited to that required under provisions of Consolidated Omnibus Budget Reconciliation Act ("COBRA")), or other benefits for any former director, employee or any spouse, child, member of the same household, estate or survivor of any director or employee or former director or employee.

3.20        Employee Benefits.

3.20.1            Company has delivered or made available to Purchaser true and complete copies of all material Company Benefit Plans. Each Company Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.20.2            Each Company Benefit Plan listed in Schedule 3.20.2 of the Company Disclosure Letter intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code has received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified, and the related trusts have been determined to be exempt from taxation, or is established on a pre-approved form or prototype of plan document that has received or requested a favorable opinion or advisory letter from the IRS that such form or plan document is so qualified or exempt. A copy of the most recent determination, advisory, or opinion letter with respect to each such Employee Benefit Plan has been delivered to Buyer, and no condition exists or existed and nothing has occurred prior to or since the date of such letter that would cause the loss of such qualification or exemption. Each such Employee Benefit Plan has been operated in accordance with its terms in all material respects.

3.20.3            All contributions, payments or premiums required to be made with respect to any Company Benefit Plan by Company have been timely made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Company and the Company Subsidiaries have performed all material obligations required to be performed under all Company Benefit Plans with respect to which Company or any ERISA Affiliate of Company has an obligation to contribute.

3.20.4            Neither Company nor any ERISA Affiliate of Company participates in nor since December 31, 1973 has ever participated in any Multiemployer Plan, and neither Company nor any ERISA Affiliate of Company maintains or contributes to, or is party to, and, at no time since January 1, 2008 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a "defined benefit plan" within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (b) is a "multiple employer plan" as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

3.20.5            Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Company nor any Company Subsidiary provides health or welfare benefits for any retired or former employee following such employee's retirement or other termination of service.

3.20.6            The execution, delivery of, and performance by Company of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Company or any of the Company Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Company or any of the Company Subsidiaries to amend or terminate any Company Benefit Plan; or (c) result in any "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code.

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3.20.7            Company and the Company Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Company Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Company Benefit Plan effective as of any date on or after the date of this Plan of Merger.

3.20.8            Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Company nor any of the Company Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.20.9            No stock options, stock appreciation rights or other grants of stock-based awards by Company or any Company Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

3.20.10         There is no pending or, to the Knowledge of Company, threatened Action with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.20.11         Since January 1, 2013, neither Company nor any of the Company Subsidiaries have agreed or otherwise committed to adopt any new plan, program, agreement or policy that would constitute a Company Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice, or (b) as required by applicable Law or any applicable Company Benefit Plan.

3.20.12         Each of the Company Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of the Company Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

3.20.13         No Company Benefit Plan and no trust created thereunder has been involved in any nonexempt "prohibited transaction" as defined in Section 4975 of the Code or in Sections 406 and 408 of ERISA which has subjected, or would reasonably be expected to subject, a Company Benefit Plan or related trust or Company or any Company Subsidiary to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

3.20.14         No Company Benefit Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust after January 1, 2008, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation ("PCBG"), where applicable, as required by the Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS to the extent required by the Code and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

3.20.15         No payment that is owed or may become due to any director, officer, employee, or agent of Company or any Company Subsidiary will be non-deductible or subject to any penalty or

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excise tax; nor do any Company Benefit Plans require Company or a Company Subsidiary to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

3.20.16         No Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code and no trust created thereunder has incurred, subsequent to January 1, 2008, an "accumulated funding deficiency" as defined in Section 412(a) of the Code and Section 302 of ERISA (whether or not waived).

3.20.17         All contributions and payments made or accrued with respect to all Company Benefit Plans and any related trusts, accounts or other funding vehicles that are intended or designed for favorable tax consequences or tax treatment have resulted in such consequences or treatment. Assets of any Company Benefit Plan or any related trust, account or other funding vehicle that is intended or designed to be free from taxation of its income are not subject to any such or similar tax. No event has occurred or circumstance exists that will or could give rise to loss of intended tax consequences of any such Company Benefit Plan or any related trust, account or other funding vehicle.

3.20.18         There is no payment that has become due from any Company Benefit Plan, any trust created thereunder, or from Company or any Company Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

3.20.19         To the Knowledge of Company, no statement, either written or oral, has been made by Company or any Company Subsidiary to any person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan and that could have a Company Material Adverse Effect.

3.20.20         Neither Company nor any Company Subsidiary provides health or welfare benefits that are self-insured. To the extent Company or a Company Subsidiary provides self-insured health or welfare benefits, all such benefits are covered by a stop-loss policy. To Company's or any Company Subsidiary's Knowledge, no claim for benefits has been made or is expected under a self-funded health or welfare benefit plan that would trigger stop-loss insurance.

3.20.21         Neither Company nor any Company Subsidiary has any liability to any governmental or regulatory body with respect to any Company Benefit Plan or any related trust, account or other funding vehicle. Neither Company nor any Company Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

3.20.22         The assets and liabilities of each Company Benefit Plan have been reported on the Company’s Financial Statements in accordance with GAAP.

3.20.23         Schedule 3.20.23 of the Company Disclosure Letter contains a true, correct and complete listing of all of the liabilities, potential liabilities and obligations of the Company and each Company Subsidiary, including the time periods over which such amounts are to be paid, to each participant, former participant, beneficiary, alternate payee or other party under any Company Benefit Plan that either (i) exists at the Closing Date and is sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (ii) exists or existed at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability, other than the Company’s 401(k) plan, the Pentegra Defined Benefit Plan for Financial Institutions as adopted by Company (the "Pentegra Plan") and the Company’s health plan.

3.21        Environmental Matters.

3.21.1            Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Company and each of the Company Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Company and each of the Company Subsidiaries possesses, has possessed and is and

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has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries, and, to the Knowledge of Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Company or any of the Company Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Company Site and no Hazardous Materials are present in, on, about or migrating to or from any Company Site that could give rise to an Environmental Claim against Company or any of the Company Subsidiaries; (e) neither Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Company nor any of the Company Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither Company, any predecessors of Company or any of the Company Subsidiaries, nor any entity previously owned by Company or any of the Company Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, containment, generation, manufacture, management or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Company or any of the Company Subsidiaries.

3.21.2            Without limiting the generality of Section 3.21.1, to the Knowledge of Company, the Company Sites are free of asbestos except for asbestos that has been properly sealed and encapsulated to the extent required by all applicable Environmental Laws and all workplace safety and health Laws and regulations.

3.21.3            No Company Site contains, and to the Knowledge of Company has ever contained, any underground tanks for the storage of Hazardous Materials. With respect to any underground storage tank that is listed in Section 3.21.3 of the Company Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Company Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

3.22        Duties as Fiduciary. Company and each Company Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Company nor any Company Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Company or any Company Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Company's Financial Statements.

3.23        Investment Bankers and Brokers. Company has employed Donnelly Penman & Partners ("Company Investment Banker") in connection with the Merger. Company, the Company Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Company Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Company to Company Investment Banker in connection with the Merger, as described in Section 3.23 of the Company Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Company or any Company Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

3.24        Fairness Opinion. The Company Board of Directors has received the oral opinion of the Company Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the Company Shareholders from a financial point of view and the opinion has not been withdrawn, modified or revoked.

3.25        Company-Related Persons. For purposes of this Plan of Merger, the term "Company-Related Person" shall mean any shareholder owning 5% or more of the Company Common Stock, any director or executive officer of Company or any Company Subsidiary, their spouses and any children or other persons who

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share the same household with such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have control.

3.25.1            Insider Loans. No Company-Related Person has any loan, credit or other Contract outstanding with Company or any Company Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Company or any Company Subsidiary.

3.25.2            Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Company or any Company Subsidiary, no Company-Related Person owns or controls any material assets or properties that are used in the business of Company or any Company Subsidiary.

3.25.3            Contractual Relationships. Other than ordinary and customary banking relationships, no Company-Related Person has any contractual relationship with Company or any Company Subsidiary.

3.25.4            Loan Relationships. No Company-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Company or any Company Subsidiary in a principal amount of $100,000 or more.

3.26        Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of Company has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Company or any Company Subsidiary, or other person with whom Company or any Company Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Company or any Company Subsidiary, the effect of which would reasonably be expected to have a Company Material Adverse Effect.

3.27        Insurance. Company and the Company Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2011, no insurance company has canceled or failed to renew a policy of insurance covering Company's or any Company Subsidiary's assets, properties, premises, operations, directors or personnel. Company and the Company Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Company or the Company Subsidiaries.

3.28        Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Company's consolidated financial statements and the Company Regulatory Reports as of December 31, 2013 and as of each quarter ended March 31, 2014, June 30, 2014 and September 30, 2014, in the reasonable opinion of Company's management, (a) was adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) was consistent with GAAP and safe and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.

3.29        Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Company and each Company Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.30        Loan Guarantees. All guarantees of indebtedness owed to Company or any Company Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy,

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insolvency, moratorium, reorganization, or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

3.31        Data Security and Customer Privacy. Company and each Company Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by Company and each Company Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.32        Loans and Investments. All investments and, to the Knowledge of Company, all loans of Company and each Company Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other Laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected. Neither Company nor any of the Company Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for their own account or for the account of one or more of their respective customers, except for contractual interest rate caps and floors in loans to customers made in the ordinary course of business and except for interest rate locks on real estate mortgage loans expected to be sold in the ordinary course of business.

3.33        No Insider Trading. Company has not, and to Company's knowledge (a) no director or officer of Company, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by Company during any period when Company was in possession of material nonpublic information or in violation of any applicable provision of federal or state securities laws.

3.34        Securities Laws Matters.

3.34.1            Company has filed each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by Company since January 1, 2010 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and none of such SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Plan of Merger, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.34.2            Each of the principal executive officer of Company and the principal financial officer of Company (or each former principal executive officer of Company and each former principal financial officer of Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, "SOX") with respect to the SEC Documents, and the statements contained in such certifications are in material compliance with the requirements of the Exchange Act and SOX. For purposes of this Agreement, "principal executive officer" and "principal financial officer" have the meanings ascribed to such terms in SOX. Neither Company nor any of the Company Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding "extensions of credit" to or for directors or executive officers of Company in violation of Section 402 of SOX.

3.34.3            Company maintains a system of "internal control over financial reporting," as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.

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3.34.4            Company has not received any written notification from its outside auditors of any (a) "significant deficiency" or (b) "material weakness" in Company's internal controls over financial reporting since January 1, 2010, To the knowledge of Company, there is no outstanding "significant deficiency" or "material weakness" that has not been appropriately and adequately remedied by Company. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

3.35        Books and Records. The books and records of Company are, in all material respects, complete and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Company on a consolidated basis set forth in the Company Financial Statements, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Company and the Company Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2010, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2012, have been made available for Purchaser's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

3.36        Community Reinvestment Act. Each Company Subsidiary that is a depository institution received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.37        Organizational Documents. The articles of incorporation and bylaws of Company and any similar governing documents for each of the Company Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Plan of Merger, have been delivered or otherwise made available to Purchaser.

3.38        Bank Secrecy Act. Neither Company nor any Company Subsidiary has been notified of any supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

3.39        Joint Ventures; Strategic Alliances. Neither Company nor any Company Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.40        Policies and Procedures. Company and each Company Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Purchaser as applicable to the periods when those policies and procedures were in effect.

3.41        Shareholder Rights Plan. Company does not have in effect any shareholder rights plan, "poison pill," or similar plan or arrangement.

3.42        No Other Representations or Warranties. Except for the representations and warranties made by Company and the Company Subsidiaries in this Article III, neither Company nor any other Person makes or has made any representation or warranty with respect to Company or the Company Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

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ARTICLE IV
PURCHASER'S REPRESENTATIONS AND WARRANTIES

On or prior to the date hereof, Purchaser has delivered to Company a schedule (the "Purchaser Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V. Accordingly, Purchaser hereby represents and warrants to Company as follows, except as set forth on the Purchaser Disclosure Letter:

4.1           Authorization, No Conflicts, Etc.

4.1.1               Authorization of Plan of Merger. Purchaser has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Purchaser Board of Directors. No other corporate proceedings on the part of Purchaser are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of, Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The issuance of the Merger Consideration has been duly authorized by the Purchaser Board of Directors and there are sufficient shares of Purchaser Common Stock authorized but unissued to complete the Merger, and when issued the Merger Consideration will be fully paid and non-assessable.

4.1.2               No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Purchaser or any Subsidiary of Purchaser (each a "Purchaser Subsidiary" and collectively, the "Purchaser Subsidiaries"); or (b) any Law or Order applicable to Purchaser or any Purchaser Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3               Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or any Purchaser Subsidiary is a party or subject, or by which Purchaser or any Purchaser Subsidiary is bound or affected.

4.1.4               Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Purchaser other than in connection or compliance with the provisions of the MBCA and MGCL, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act and the Michigan Banking Code. Purchaser has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

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4.2           Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Purchaser is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Purchaser is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3           Subsidiaries.

4.3.1               Ownership. Purchaser has provided to Company a true and complete list of each Purchaser Subsidiary as of the date of this Plan of Merger. Other than the Purchaser Subsidiaries, Purchaser does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Purchaser or a Purchaser Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Purchaser Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Purchaser Subsidiary.

4.3.2               Organization and Good Standing. Each of the Purchaser Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3.3               Deposit Insurance; Other Assessments. The deposits of each Purchaser Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Purchaser Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Purchaser, threatened. Purchaser and each Purchaser Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Purchaser or each Purchaser Subsidiary.

4.4           Capital Stock.

4.4.1               Classes and Shares. As of October 24, 2014, the authorized capital stock of Purchaser consists of 45,200,000 shares, divided into two classes, as follows: (a) 45,000,000 shares of common stock, $1.00 par value ("Purchaser Common Stock"), of which 32,762,591 shares were issued and outstanding; and (b) 200,000 shares of preferred stock, no par value, of which no shares were issued and outstanding. Except for the Purchaser Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Purchaser.

4.4.2               Share-Based Awards. Section 4.4.2 of the Purchaser Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Purchaser Common Stock that are authorized and reserved for issuance under each Purchaser stock plan, and the number of shares of Purchaser Common Stock that are subject to outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards (collectively, "Purchaser Share-Based Awards").

4.4.3               Voting Rights. Neither Purchaser nor any Purchaser Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Merger Consideration.

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4.5           Financial Statements.

4.5.1               Financial Statements. The consolidated financial statements of Purchaser as of and for each of the three years ended December 31, 2013, 2012, and 2011, as reported on by Purchaser's independent accountants and the unaudited consolidated financial statements of Purchaser as of and for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, including all schedules and notes relating to such statements (collectively, "Purchaser's Financial Statements"), fairly present, and the consolidated financial statements of Purchaser as of and for the year ending December 31, 2014 when reported on by Purchaser's independent accountants, and the unaudited consolidated financial statements of Purchaser as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Purchaser's Financial Statements). No financial statements of any entity or enterprise other than the Purchaser Subsidiaries are required by GAAP to be included in the consolidated financial statements of Purchaser.

4.5.2               Regulatory Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

4.5.2.1           The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Purchaser Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the FDIC; and

4.5.2.2           The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Purchaser as of and for each of the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and as of and for each of the fiscal years ended December 31, 2013, 2012, and 2011, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Purchaser or any Purchaser Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

4.6           Absence of Certain Changes or Events. Since December 31, 2013, (a) Purchaser and the Purchaser Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.7           Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Purchaser or any of the Purchaser Subsidiaries. Neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

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4.8           Regulatory Filings. In the last three years:

4.8.1               Regulatory Filings. Purchaser and each Purchaser Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

4.8.2               Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.9           Conduct of Business. Purchaser and each Purchaser Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.10        Transaction Documents. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The portions of the Registration Statement and Proxy Statement relating to Purchaser and the Purchaser Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

4.11        Agreements With Bank Regulators. Neither Purchaser nor any Purchaser Subsidiary is a party to any Regulatory Agreement, nor has Purchaser nor any Purchaser Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement.

4.12        Investment Bankers and Brokers. Purchaser has employed Keefe, Bruyette & Woods (the "Purchaser Investment Banker") in connection with the Merger. Purchaser, the Purchaser Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Purchaser Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Purchaser to the Purchaser Investment Banker in connection with the Merger, as described in Section 4.12 of the Purchaser Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Purchaser or any Purchaser Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

4.13        Community Reinvestment Act. Each Purchaser Subsidiary that is a depository institution received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14        Organizational Documents. The articles of incorporation and bylaws of Purchaser, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Plan of Merger have been delivered to Company.

4.15        Bank Secrecy Act. Neither Purchaser nor any Purchaser Subsidiary has been notified of any supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and

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Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.16        Securities Laws Matters.

4.16.1            Purchaser has filed each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by Purchaser since January 1, 2010 (the "Purchaser SEC Documents"). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Purchaser SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Plan of Merger, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.16.2            Each of the principal executive officer of Purchaser and the principal financial officer of Purchaser (or each former principal executive officer of Purchaser and each former principal financial officer of Purchaser, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SEC Documents, and the statements contained in such certifications are in material compliance with the requirements of the Exchange Act and SOX. For purposes of this Agreement, "principal executive officer" and "principal financial officer" have the meanings ascribed to such terms in SOX. Neither Purchaser nor any of the Purchaser Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding "extensions of credit" to or for directors or executive officers of Purchaser in violation of Section 402 of SOX.

4.16.3            Purchaser maintains a system of "internal control over financial reporting," as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.

4.16.4            Purchaser has not received any written notification from its outside auditors of any (a) "significant deficiency" or (b) "material weakness" in Purchaser's internal controls over financial reporting since January 1, 2010, To the knowledge of Purchaser, there is no outstanding "significant deficiency" or "material weakness" that has not been appropriately and adequately remedied by Purchaser. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

4.17        No Other Representations or Warranties. Except for the representations and warranties made by Purchaser and the Purchaser Subsidiaries in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty with respect to Purchaser or the Purchaser Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

4.18        Registration Statement and Proxy Statement. The Registration Statement will (with respect to Purchaser) comply as to form in all material respects with the requirements of the Securities Act. The Proxy Statement will (with respect to Purchaser) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by, or related to, the Company or any of its affiliates or advisors which is contained in any of the foregoing documents.

4.19        Listing. Purchaser's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NASDAQ Global Select Market. When issued, each share of Purchaser Common Stock will be accepted for listing on the NASDAQ Global Select Market. Purchaser satisfies all of the quantitative maintenance criteria of the NASDAQ Global Select Market.

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4.20        Absence of Undisclosed Liabilities. There exist no Liabilities of Purchaser or any Subsidiary other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Purchaser's Financial Statements, (b) Liabilities under executory contracts to which the Purchaser or a Purchaser Subsidiary is a party or otherwise incurred in the ordinary course of business of Purchaser or a Purchaser Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

ARTICLE V
COVENANTS

5.1           Conduct of Business by Company. Company shall, and shall cause each of the Company Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice in all material respects, and, to the extent consistent therewith, Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Company Subsidiaries' business organization and advantageous customer and business relationships and keep available the services of the present officers and employees. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth in Section 5.1 of the Company Disclosure Letter or as required by applicable Law, Company shall not, nor shall it permit any of the Company Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

5.1.1               amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2               (a) split, combine or reclassify any securities issued by Company or any of the Company Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Company or any of the Company Subsidiaries, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except for distributions to or from the Company Subsidiaries;

5.1.3               issue, sell, pledge, dispose of or encumber any securities issued by Company or any of the Company Subsidiaries, other than the issuance of shares of Company Common Stock upon the exercise of any Option granted pursuant to the Company Stock Plans prior to the date of this Plan of Merger;

5.1.4               except in the ordinary course of business consistent with past practice or except as required by applicable Law or the express terms of any Company Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by Company or any of the Company Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees; (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan, other than termination of the Company Plan pursuant to Section 5.23; (d) grant any severance or termination pay unless provided under any Company Benefit Plan; (e) grant any compensatory awards that are payable in, relate to, or are determined by reference to the value of, Company Common Stock; or (f) fund or in any other way secure any payment of compensation or benefit under any Company Benefit Plan;

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5.1.5               promote any officer or promote any non-officer employee to an officer position or hire or terminate employment of any officer except for termination for cause and hires to replace;

5.1.6               acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.1.7               except in the ordinary course of business consistent with past practice, (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any Company Subsidiary; provided, however, the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Company and the Company Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.1.8               except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, or enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Company Subsidiary);

5.1.9               make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;

5.1.10            enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), any Company Material Contract, other than in the ordinary course of business consistent with past practice;

5.1.11            institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages or an admission of liability by Company or any Company Subsidiary of any amount exceeding $100,000, (b) involving injunctive or similar relief, or (c) having a material impact on Company's business;

5.1.12            make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.13            (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Company, (b) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or the Company Subsidiaries, in each case involving $100,000 or more individually or in the aggregate;

5.1.14            except for (a) capital expenditures of amounts not more than $50,000, individually, or $150,000, in the aggregate, or (b) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any of the Company Subsidiaries to make any capital expenditure;

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5.1.15            enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries;

5.1.16            except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.1.17            (a) except for loans or legally binding commitments for loans that have previously been approved and committed to by Company prior to the date of this Plan of Merger, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan that would result in total credit exposure to the applicable borrower in excess of $1,000,000, (b) except with respect to amendments or modifications that have previously been approved and committed to by Company prior to the date of this Plan of Merger, amend or modify in any material respect any existing loan rated (i) better than special mention, with total credit exposure in excess of $1,500,000,  (ii) special mention, with total credit exposure in excess of $500,000, (iii) substandard, with total credit exposure in excess of $250,000, or (iv) nonaccrual, doubtful, loss, restructured by Company or past due 90 days or more, with total credit exposure in excess of $250,000, or (c) except with respect to any such actions that have previously been approved and committed to by Company prior to the date of this Plan of Merger, modify or amend any loan in a manner that would result in any principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Company, in each case in excess of $250,000;

5.1.18            restructure or materially change the nature of the composition of its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

5.1.19            purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.1.20            take any action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by Company in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, or this Plan of Merger;

5.1.21            fail to comply in all material respects with applicable Law, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Purchaser has been notified of such contest;

5.1.22            fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally adopted internal policies and procedures;

5.1.23            fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.1.24            fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties,

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premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.1.25            fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Company and the Company Subsidiaries and applicable industry, regulatory, and GAAP standards;

5.1.26            fail to promptly notify Purchaser of the threat (to the Knowledge of Company) or the commencement, of any material Action against, relating to, or affecting: (a) Company or any Company Subsidiary; (b) Company's or any Company Subsidiary's directors, officers, or employees in their capacities as such; (c) Company's or any Company Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

5.1.27            make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Company or any Company Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Company and the Company Subsidiaries to the Person and the Person's immediate family and Affiliates, exceed $500,000. This restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Company's or its Subsidiaries customers generally;

5.1.28            take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Company or any Company Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $250,000, unless the discharge or satisfaction is covered by general or specific reserves;

5.1.29            except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

5.1.30            enter into or amend any Contract or other transaction with any Company-Related Person, except as contemplated or permitted by this Plan of Merger;

5.1.31            change in any material respects its underwriting, investment or risk management or other similar policies of Company or any of the Company Subsidiaries except as required by Law or except changes reasonably intended to reduce risk which changes are made after consultation with Purchaser;

5.1.32            take any action to pay any Liability, absolute or contingent, in excess of $25,000, except Liabilities shown on Company's Financial Statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.1.33            make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for commitments disclosed in Section 5.1.33 of the Company Disclosure Letter and contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

5.1.34            take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Company or any Company Subsidiary that is not terminable by Company without penalty upon 30 days' or less notice, except for contracts for services under which the

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aggregate required payments do not exceed $25,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

5.1.35            take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Company or a Company Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

5.1.36            agree or commit to do any of the foregoing.

For the purposes of this Section 5.1, prior written consent of Purchaser shall be deemed to have been given with respect to any matter for which Company has requested consent, in writing and delivered to the chief operating officer of Purchaser and in accordance with Section 9.8 (including by providing copies to all required parties), but Purchaser has not responded in writing within three Business Days of such request.

5.2           Conduct of Business by Purchaser. Between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as required by applicable Law, Purchaser shall conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, Purchaser shall and shall cause each of the Purchaser Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Purchaser Subsidiaries' business organization and advantageous business relationships, and Purchaser shall not, nor shall it permit any of the Purchaser Subsidiaries to, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed):

5.2.1               amend the Purchaser's articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to the holders of Purchaser Common Stock;

5.2.2               except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Purchaser or any of the Purchaser Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

5.2.3               agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of Company shall be deemed to have been given with respect to any matter for which Purchaser has requested consent, in writing and delivered to the chief financial officer of Company and in accordance with Section 9.8 (including by providing copies to all required parties), but Company has not responded in writing within three Business Days of such request.

5.3           No Solicitation by Company.

5.3.1               Except as specifically permitted by this Section 5.3, Company shall not and shall cause each of the Company Subsidiaries and their Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, directly or indirectly, (a) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Company Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals,

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discussions or negotiations or any effort or attempt to make a Company Takeover Proposal. Company shall, and shall cause each of the Company Subsidiaries and each of its and the Company Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Company Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Company and the Company Subsidiaries delivered or made available to such Person or its Representatives by Company, the Company Subsidiaries or any Representatives thereof, in connection with its consideration of a Company Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

5.3.2               Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Shareholder Approval, Company or any of its Representatives receives a Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.3, then Company and its Representatives may (a) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Company Takeover Proposal that the Company Board of Directors determines in good faith to be ambiguous or unclear, and (b) if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes, or is reasonably expected to lead to, a Company Superior Proposal (i) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to Company and the Company Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and their respective Representatives; provided that Company shall (subject to the terms of the Confidentiality Agreement) promptly make available to Purchaser (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to Purchaser in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Purchaser or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal and their respective Representatives; provided, further that Company shall promptly provide to Purchaser (A) a copy of any Company Takeover Proposal made in writing by any such Person or group of Persons to Company, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Company Takeover Proposal, and (B) a written summary of the material terms of any such Company Takeover Proposal not made in writing. For the purposes of this Plan of Merger, "Acceptable Company Confidentiality Agreement" means any confidentiality agreement that contains terms that are no less favorable to Company than those contained in the Confidentiality Agreement.

5.3.3               Company shall keep Purchaser informed of any material developments, discussions or negotiations regarding any Company Takeover Proposal on a reasonably current basis and shall notify Purchaser of the status of such Company Takeover Proposal. Company agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Company from providing any information to Purchaser in accordance with this Section 5.3.

5.3.4               Except as permitted by Section 5.3.5, the Company Board of Directors shall not (a) (i) fail to recommend to the Company Shareholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Purchaser, the Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary "stop, look and listen" communication by the Company Board of Directors consistent with Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Company Shareholders, a Company Takeover Proposal (actions described in this clause (a) being referred to as a "Company Adverse Recommendation Change") or (b) cause or permit Company or any of the Company

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Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Company Confidentiality Agreement) (each, a "Company Acquisition Agreement").

5.3.5               Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may, in connection with a bona fide written Company Takeover Proposal which Company Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.3, make a Company Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.8 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Company Takeover Proposal, if and only if, prior to taking such action, Company has complied with its obligations under this Section 5.3 and the Company Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking any such action (a) Company has given Purchaser at least three Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal, including the identity of the party making such Company Superior Proposal) and has contemporaneously provided a copy to Purchaser of all written materials (including all transaction agreements and related documents) with or from the party making such Company Superior Proposal, (b) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Plan of Merger such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and (c) following the end of such notice period, the Company Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Purchaser, and shall have determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Company Takeover Proposal that could have an impact, influence or other effect on the Company Board of Directors' decision or discussion with respect to whether such proposal is a Company Superior Proposal, Company shall deliver a new written notice to Purchaser pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided, however, that references herein to the three Business Day period shall be deemed to be references to a two Business Day period with respect thereto.

5.3.6               Provided that Company and the Company Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 shall prohibit the Company Board of Directors from (a) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (b) making any "stop-look-and-listen" communications to Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders), or (c) making any disclosure to the Company Shareholders if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (a), (b) or (c) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.3.7               As used in this Plan of Merger, "Company Takeover Proposal" shall mean any inquiry, proposal or offer from any Person (other than Purchaser and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Company and its Subsidiaries equal to more than 10% of Company's consolidated assets or to which more than 10% of Company's net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Company Common Stock or the capital stock of any Subsidiary of Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries or (e) any combination of the foregoing types of transactions if the sum of the

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percentage of consolidated assets, consolidated net income and Company Common Stock involved is more than 10%; in each case, other than the Merger.

5.3.8               As used in this Plan of Merger, "Company Superior Proposal" shall mean any bona fide written Company Takeover Proposal that the Company Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Purchaser in response to such proposal or otherwise. For purposes of the definition of "Company Superior Proposal", the references to "10%" in the definition of Company Takeover Proposal shall be deemed to be references to "50%."

5.3.9               For purposes of this Section 5.3, any breach of this Section 5.3 by any of Company's Representatives in his or her individual capacity shall be deemed to be a breach by Company.

5.4           Preparation of the Registration Statement; Shareholder Meeting.

5.4.1               Purchaser shall use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), in which a prospectus and proxy statement to be sent to the Company Shareholders relating to the Company Shareholder Meeting (the "Proxy Statement") will be included, as promptly as practicable following the date of this Plan of Merger (and in any event no later than 45 days). Purchaser shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, Purchaser shall consult with Company with respect to such filing and shall afford Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by Company to be included. If at any time prior to the Company Shareholder Meeting any event with respect to Purchaser or Company or any of their respective officers and directors or Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Purchaser or Company, as applicable, shall promptly inform the other party so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company.

5.4.2               Purchaser shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Purchaser Common Stock as Merger Consideration.

5.4.3               Company shall, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval ("Company Shareholder Meeting"). Company shall use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act; (b) solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Company Shareholder Meeting, and (c) except if the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3, solicit the Company Shareholder Approval. Company shall, through the Company Board of Directors, recommend to the Company Shareholders that they vote for the Company Shareholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3.

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5.5           Stock Exchange Listing. Purchaser shall use its commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued as Merger Consideration to be accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.

5.6           Regulatory Matters and Approvals.

5.6.1               Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.6.2               As soon as practicable after the date of this Plan of Merger (but in no event more than 45 days after the date hereof), Purchaser shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain, upon terms and conditions reasonably acceptable to Purchaser, each necessary approval of or consent to consummate the Merger. Purchaser shall provide Company with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Company may reasonably request. Purchaser shall provide Company with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

5.6.3               From the date of this Plan of Merger until the Effective Time, each of Company and Purchaser shall promptly notify the other party in writing of any pending or, to the Knowledge of Company or Purchaser (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Company and Purchaser shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Company and Purchaser may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.6.4               Nothing contained in this Plan of Merger shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Company and Purchaser each shall exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.6.5               Each of Company and Purchaser shall, and shall cause their respective Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Company and Purchaser and their respective Subsidiaries as currently conducted.

5.7           Employee Matters.

5.7.1               Benefit Continuation. Purchaser covenants and agrees to provide to each employee of Company or any Company Subsidiary who becomes employed by Purchaser or any of its affiliates as a result of the Merger (each, a "Continuing Employee") with the same employee benefits then provided to similarly situated employees at Purchaser and consistent with this Section 5.7.

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5.7.2               Employee Severance. Purchaser covenants and agrees to pay severance payments to all employees of Company, whose job is eliminated as a result of the Merger and whose employment is terminated by Purchaser other than for cause within twelve months after the Effective Time, in accordance with Purchaser's severance plan applicable to Purchaser's employees as set forth on Section 5.7.2 of the Purchaser Disclosure Letter. Continuation of certain benefits is subject to elective continuation through COBRA in accordance with applicable laws and regulations. Purchaser will pay the amount of any COBRA premium exceeding the employee premium expense for the weeks of severance paid, up to a maximum of 12 weeks.

5.7.3               Years of Service Credit. Purchaser covenants and agrees that each Continuing Employee shall receive credit for years of service at Company or the Company Subsidiaries for all purposes, including, without limitation, for purposes of eligibility to participate, entitlement to benefits, and levels of benefits of any Purchaser employee benefit plan (including, but not limited to, Purchaser's 401(k) plan and vacation leave policy) or any other employee benefit plan of the Surviving Corporation commencing after the Effective Time, and for purposes of determining seniority in connection with employment with the Surviving Corporation and affiliates. At such time as Company employees become eligible to participate in a medical, dental or health plan of Purchaser, Purchaser shall cause each such plan to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees of Company and their beneficiaries during the portion of the calendar year prior to such participation as if such amounts had been paid in accordance with such plan of Company; and (ii) waive any waiting period limitation, evidence of insurability or actively-at-work requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Purchaser Plan. Notwithstanding the foregoing, no Company employee shall be permitted to participate in Purchaser's frozen defined benefit pension plan at any time, and no Company employee shall be a participant in, or entitled to receive contributions to, any Purchaser employee benefit plan for any period prior to the Effective Time.

5.7.4               Retention and Stay Bonuses. Company will cooperate with Purchaser in its efforts to cause certain employees of Company identified by Purchaser to enter into retention or stay bonus agreements (in a form mutually agreed to by Purchaser and the employee) prior to the Effective Time.

5.7.5               Severance/Employment Agreements. Purchaser will honor all of Company's obligations and assume all its defenses under existing severance, change of control or employment agreements to which the Company or any Company Subsidiary is a party and which are listed on Section 5.7.5 of the Company Disclosure Letter in accordance with the terms thereof, subject to the receipt of any required regulatory approvals or regulatory guidance that Purchaser deems necessary or desirable in its reasonable discretion.

5.7.6               Pentegra Defined Benefit Plan. Company covenants and agrees that, with respect to the Pentegra Plan, it will (a) take all steps necessary to allow Purchaser to assume sponsorship of the Pentegra Plan at the Effective Time, (b) on its own initiative as soon as practicable after December 31, 2014 and upon Purchaser’s request at any subsequent time, provide Purchaser with an updated calculation of all of Company’s liabilities to the Pentegra Plan upon Company’s withdrawal from that plan, and (c) if requested by Purchaser before the Effective Time, take all steps necessary for Company to begin termination of its participation in the Pentegra Plan to become effective after the Effective Time.

5.8           Press Releases and Public Announcement. Neither Company nor Purchaser will issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Company, Purchaser, and in the case of Purchaser, Company. However, each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure.

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5.9           Access to Information.

5.9.1               Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, (a) Company will, and will cause each of the Company Subsidiaries to, upon reasonable prior written notice, permit Purchaser and its respective Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Company Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Company and the Company Subsidiaries as may be reasonably requested in writing; and (b) upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Plan of Merger; provided, however, that such access or disclosure of information will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract. No such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger.

5.9.2               All Proprietary Information (as defined in the Confidentiality Agreement) provided pursuant to this Plan of Merger shall be subject to the provisions of the letter agreement, dated as of August 26, 2014, between Company and Purchaser ("Confidentiality Agreement"), which shall remain in full force and effect in accordance with its terms.

5.10        Indemnification and Insurance.

5.10.1            All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of Company or the Company Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with Company or any of the Company Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms.

5.10.2            From and after the Effective Time and until the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable Law, each current or former director or officer of Company or any of the Company Subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party's capacity as a director or officer of Company or any of the Company Subsidiaries or in such Indemnified Party's capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Company or any Company Subsidiary, including in connection with the transactions contemplated by this Plan of Merger. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of the Action.

5.10.3            The Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay premiums for insurance coverages in excess of 300% of the last annual premium (such 300%

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threshold, the "Maximum Amount") paid by Company prior to the date of this Plan of Merger in respect of the coverages required to be obtained pursuant to this Section 5.10.3, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a total aggregate cost not exceeding the Maximum Amount, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. If such "tail" prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder.

5.10.4            The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Company or any of the Company Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA and the MGCL, as applicable, directors' and officers' insurance claims under any policy that is or has been in existence with respect to Company or the Company Subsidiaries or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.10.

5.10.5            In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

5.10.6            Notwithstanding any provisions to the contrary, the indemnification obligations in this Section 5.10 are limited by federal banking and securities laws and any such obligations that violate any federal banking or securities laws or published public policy are void and unenforceable.

5.11        Takeover Laws. If any "moratorium," "control share," "fair price," affiliate transaction," "business combination" or other anti-takeover Law is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.12        Section 16 Matters. Prior to the Effective Time, Company and Purchaser each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Purchaser Common Stock resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13        Securityholder Litigation. Each party shall keep the other party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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5.14        Tax-Free Reorganization Treatment.

5.14.1            Company and Purchaser intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the "Intended Tax Treatment"), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Company and Purchaser shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. Within 45 days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

5.14.2            Each of Company and Purchaser shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

5.15        Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger shall be paid by the party incurring such expenses, except that Purchaser shall pay and bear the cost of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, Applicable Banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Registration Statement and Proxy Statement.

5.16        Bank Consolidation. Company shall take all actions reasonably requested by Purchaser to cause the consolidation of Monarch Community Bank, a Michigan-chartered bank, with and into Chemical Bank, a Michigan-chartered bank (the "Bank Consolidation"), with Chemical Bank as the surviving institution, immediately following the Merger, including by executing and delivering a bank consolidation agreement in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of the banks with respect to the Bank Consolidation reasonably deemed necessary or appropriate by Purchaser.

5.17        Fairness Opinion. Company will use commercially reasonable efforts to deliver to Purchaser a copy of a written fairness opinion dated as of the date of this Plan of Merger and received from the Company Investment Banker within seven Business Days of the date of this Plan of Merger, together with the form of consent of the Company Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Registration Statement and the Proxy Statement, so long as the Company Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Proxy Statement in advance of its filing with the SEC.

5.18        Environmental Investigation. Pursuant to the terms described below, Purchaser shall commence, if it desires, and be permitted to conduct environmental assessments of: (a) any or all parcels of Company Real Property and Company-Leased Property; and (b) any real property acquired or leased by Company or any of the Company Subsidiaries after the date of this Plan of Merger (each of (a) and (b) an "Investigated Property"). As to each Investigated Property:

5.18.1            Schedule of Investigated Properties. Not later than 14 Business Days after the date of this Plan of Merger, Company shall provide to Purchaser a schedule (the "Environmental Schedule") containing the following information for each Investigated Property (but excluding Investigated Properties that are single-family residential real property), and shall update as promptly as reasonably practicable the Environmental Schedule for any Investigated Property acquired or leased by Company or any Company Subsidiary after the date of this Plan of Merger: (a) address and tax or legal description; (b) description of current and, if known, historic use of the Investigated Property; and (c) description of any environmental due diligence performed with respect to the Investigated Property (with copies of any documents obtained in connection with

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such due diligence, including environmental questionnaires, Phase I or Phase II investigation reports, baseline environmental assessments and due care plans, to be provided to Purchaser concurrently with such Environmental Schedule).

5.18.2            Phase I Work. Not later than 30 Business Days after the Environmental Schedule and associated documents are provided by Company to Purchaser (or within 30 Business Days after the date of any update of the Environmental Schedule), Purchaser shall be permitted to conduct, at its expense, a Phase I environmental site assessment, compliant with ASTM Standard E1527-05 and applicable legal standards (a "Phase I Assessment"), or similar investigation of all or any of the Investigated Property. Upon request, Company and each Company Subsidiary shall provide reasonable assistance, including site access, a knowledgeable contact person, legal descriptions and other documentation relating to the real estate, and any prior environmental investigation reports, compliance audits, and any related correspondence or documentation in Company's possession to Purchaser's consultant for purposes of conducting the Phase I Assessments. Purchaser shall provide Company with a copy of its final Phase I Assessment or other investigation for the Investigated Property.

5.18.3            Phase II Work. Within 5 Business Days of receipt of a final written Phase I Assessment or similar investigation, Purchaser shall notify Company whether it plans to conduct a Phase II environmental assessment (a "Phase II Assessment") of the Investigated Property, which may include the procurement and analysis of samples of soil, groundwater, surface water, air, or any other environmental medium. All Phase II Assessments shall be at Purchaser's sole expense. Purchaser shall furnish a copy of the written scope of work for the Phase II Assessment to Company. Purchaser and Company shall use commercially reasonable efforts to agree upon the work plan prior to commencing the Phase II Assessment. The Phase II Assessment may be conducted in more than one phase, provided that all phases shall be completed by the earlier of (a) 25 Business Days after the parties agree upon the work plan, and (b) 15 Business Days prior to the Closing Date. Purchaser shall provide Company with a copy of its final written Phase II Assessment for the Investigated Property for which a Phase II Assessment is obtained.

5.18.4            Environmental Risks. If there are any facts or conditions identified in any Phase I Assessment or Phase II Assessment or other investigation that Purchaser reasonably believes pose a current or future material risk of liability, material interference with use, or a material diminution of value of the Investigated Property (collectively, "Environmental Risks"), then Purchaser shall notify Company of such Environmental Risks and the facts or conditions underlying such Environmental Risks within 5 Business Days after receipt of all final written environmental reports for the Investigated Property. Such notice shall include either (a) an estimate by a qualified environmental professional of the actual cost of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Property, or (b) a statement from a qualified environmental professional that the cost of such actions and measures cannot be reasonably estimated.

5.18.5            Purchaser's Termination Rights. If, based on the information provided with Purchaser's notice to Company under Section 5.18.4, the after-tax cost of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Property (the "Environmental Costs") is estimated to exceed, in the aggregate, $1,500,000, or if the cost of such actions and measures cannot be so reasonably estimated, then, for a period of 15 Business Days following receipt of the notice, Purchaser shall have the right pursuant to Section 7.1.9 to terminate this Plan of Merger, which shall be Purchaser's sole remedy in such event.

5.19        Data Conversion. Purchaser intends to convert some or all of Company's information and data onto Purchaser's information technology systems (the "Data Conversion"). Purchaser agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of affecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. Company agrees to cooperate with Purchaser in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Company's and the Company's Subsidiaries' information and data systems; provided, however, that Company shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Company takes, at the request of Purchaser, any action relative to third parties to facilitate the Data Conversion

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that results in the imposition of any termination fees or other charges or expenses, Purchaser shall indemnify Company for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Plan of Merger by Company or the termination of this Plan of Merger by Company pursuant to Section 7.1.8.

5.20        Dividends. Company shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of Company Common Stock.

5.21        Technology-Related Contracts. Until the Effective Time, Company shall advise Purchaser of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors ("Technology-Related Contracts") involving Company or any Company Subsidiary. The material Technology-Related Contracts of Company and any Company Subsidiary are listed in Section 5.21 of the Company Disclosure Letter. Notwithstanding any other provision of this Section 5.21, neither Company nor any Company Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

5.22        Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations or as otherwise reasonably requested in writing by the Purchaser to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.23        Termination of 401(k)/ESOP Plan. Company shall terminate its 401(k) Plan/ESOP (together, the "Company Plan") immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the Company Plan shall become fully vested upon termination of the Company Plan. The Merger Consideration received with respect to the unallocated ESOP shares held by the Company Plan shall first be used to repay the then outstanding balance of the ESOP loan in its entirety, with the excess amount of Merger Consideration received with respect to the unallocated ESOP shares to be allocated proportionately to all holders of ESOP accounts in the Company Plan based on their ESOP account balances as of the beginning of the plan year in which the Company Plan is terminated. As soon as practicable after the date hereof, Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company Plan immediately prior to the Effective Time. Purchaser and its counsel shall be permitted to review and comment upon any such documents, and Company shall make all changes reasonably requested by Purchaser, in advance of such filing. Prior to the Effective Time, Company and, following the Effective Time, Purchaser shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the Company Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the Effective Time, all holders of 401(k) accounts in the Company Plan shall be permitted to elect either a direct distribution of their 401(k) account balances or a rollover of such account balances to another eligible tax-qualified retirement plan or individual retirement account. As soon as practicable following the later of the Effective Time and the receipt of the favorable determination letter from the IRS regarding the qualified status of the Company Plan upon its termination, all remaining account balances in the Company Plan (including the ESOP accounts) shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Purchaser agrees to permit participants in the Company Plan who become employees of Purchaser or any Purchaser Subsidiary to roll over their 401(k) and ESOP account balances in the Company Plan to the Purchaser's 401(k) Plan, if such rollover is permissible at the time under the Purchaser's 401(k) Plan.

5.24        Update of Titles, Rights, Etc. Before the Effective Time, each of Company and the Company Subsidiaries shall prepare and file any and all documentation necessary to reflect the current name of

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Company or the Company Subsidiary, as applicable, on all rights, titles, interests and registrations for all real and personal property and securities that may be held in the name of a predecessor entity.

5.25        Exchange of Financial Information. After the execution of this Plan of Merger until the Effective Time of the Merger, Company shall promptly deliver to Purchaser copies of:

5.25.1            Each monthly internal financial report prepared with respect to Company and each of the Company Subsidiaries. Company represents and warrants that such information shall be consistent with the financial information as used for internal purposes by Company in the management of its consolidated business; and

5.25.2            Each financial report or statement submitted to regulatory authorities for Company and each of the Company Subsidiaries.

5.26        Estoppels. Company shall use its reasonable best efforts to obtain landlord or tenant estoppel certificates, as applicable, in form and substance reasonably acceptable to Purchaser and dated no earlier than 25 days prior to Closing from all landlords and tenants, as applicable, under the leases listed in Section 5.26 of the Company Disclosure Letter.

5.27        Notification of Change in Business Relationships. Company shall promptly notify Purchaser in writing of any customer, agent, representative, supplier, or other person with whom Company or any Company Subsidiary has a material contractual relationship, who, to the Knowledge of Company, intends, whether on account of the Merger or otherwise, to discontinue, materially diminish, or change its relationship with Company or any Company Subsidiary in an adverse manner.

5.28        Company Consolidated Shareholders' Equity.

5.28.1            Company Consolidated Shareholders' Equity. For purposes of the Closing Balance Sheet, "Company Consolidated Shareholders' Equity" shall be Company's total consolidated shareholders' equity as of the Final Statement Date (as defined below) computed in accordance with GAAP, consistently applied and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), except such total consolidated shareholders' equity shall be adjusted for each of the following items: (a) no expense shall be accrued or deduction shall be made for any of the following: any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Plan of Merger including but not limited to Company investment banking fees, severance pay, retention bonuses, attorney's and accountant's fees (up to a maximum of $300,000 for such attorney's and accountant's fees), and amounts owing and paid under management change-in-control contracts; (b) the estimated after-tax cost of all remedial or other corrective actions and measures required to be taken with respect to Investigated Properties pursuant to Section 5.18 shall be excluded to the extent such after-tax cost exceeds $150,000; (c) to the extent Company's aggregate provisions for loan losses are less than the aggregate Company net charge-offs on loans during the period from the date of this Plan of Merger until the Effective Time, an expense shall be accrued for any such shortfall; (d) no expense shall be accrued or deduction shall be made for the termination fees and costs related to any Contract with Company or any Company Subsidiary that is terminated in connection with the Merger to the extent that such termination fees and costs in the aggregate are less than $1,767,250 (for purposes of this Section 5.28.1, the costs associated with any management change-in-control contracts and the Pentegra Retirement Services contract shall not be considered); (e) no expense shall be accrued or deduction shall be made for any expenses incurred or accrued as a result of a request by Purchaser pursuant to Section 5.7.6 to begin termination of Company's participation in the Pentegra Plan; (f) if any of the Monarch directors who participated in the Marshall Savings Bank, F.S.B., Deferred Fee Agreement should die between the date of this Plan of Merger and the Effective Time, an expense shall be accrued for the full amount of the potential death benefit under such agreement to which the director's estate or heirs could be entitled; and (g) any other adjustments as may be mutually agreed to in writing between Purchaser and Company.

5.28.2            Closing Balance Sheet. Company shall prepare, and cause its independent accountants Plante Moran, PLLC (the "Accounting Firm") to perform agreed upon procedures on, a consolidated balance sheet of Company as of the Final Statement Date (the "Closing Balance Sheet") and the

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computation of Company Consolidated Shareholders' Equity as of the Final Statement Date, determined in accordance with this Plan of Merger. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of Company as of December 31, 2013, except as provided in Section 5.28.1 above. The Accounting Firm's engagement will be governed by mutually agreed upon procedures and, upon completion of such review, the Accounting Firm shall issue an agreed upon procedures report setting forth Company Consolidated Shareholders' Equity (the "Closing Report").

5.28.3            Final Statement Date. After the shareholders of Company have approved the Merger as required by this Plan of Merger, and after all regulatory approvals required by law to consummate the Merger have been obtained (statutory waiting periods need not have expired), Company or Purchaser may specify the closest of the preceding or succeeding month-end as the date of the Closing Balance Sheet (the "Final Statement Date") by written notice to the other party and the Accounting Firm delivered before the Final Statement Date specified in the notice. Upon delivery of such notice, Company shall promptly prepare the Closing Balance Sheet and direct the Accounting Firm to prepare the Closing Report by written notice to the Accounting Firm and the other party, delivered within 3 Business Days of the date of such notice from Company or Purchaser. The parties shall use all commercially reasonable efforts to cause the Accounting Firm to prepare and deliver to Purchaser and Company the Closing Report not later than 21 calendar days after the Final Statement Date. In the event the Closing does not occur by the next month end after the designated Final Statement Date, Company or Purchaser may specify a new Final Statement Date and direct the Accounting Firm to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date. The fees and expenses of the Accounting Firm incurred pursuant to this Article V shall be split evenly between the parties.

ARTICLE VI
CLOSING CONDITIONS

6.1           Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Company and Purchaser) at or prior to the Effective Time of the following conditions:

6.1.1               The Company Shareholder Approval shall have been obtained.

6.1.2               Company and Purchaser shall have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect; provided, that no such regulatory approvals shall contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger) in the reasonable opinion of the Purchaser.

6.1.3               No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4               Neither party shall be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5               The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC.

6.1.6               The shares of Purchaser Common Stock to be issued as Merger Consideration shall have been accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance.

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6.2           Conditions to Company's Obligation to Effect the Merger. The obligation of Company to effect the Merger is subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

6.2.1               (a) The representations and warranties of Purchaser set forth in this Plan of Merger (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2 and 4.4) will be true and correct (without giving effect to any limitation as to "materiality" or "Purchaser Material Adverse Effect" contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (b) the representations and warranties of Purchaser set forth in Sections 4.2, 4.3.1, 4.3.2 and 4.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Purchaser set forth in Section 4.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.2.2               Purchaser shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.2.3               Purchaser shall have delivered to Company a certificate, dated as of the Closing Date and signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4               Since December 31, 2013, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.2.5               Company shall have received the opinion of Howard & Howard Attorneys PLLC, acting as counsel to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Purchaser, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3           Conditions to Purchaser's Obligation to Effect the Merger. The obligation of Purchaser to effect the Merger is subject to the fulfillment (or waiver by Purchaser) at or prior to the Effective Time of the following additional conditions:

6.3.1               (a) The representations and warranties of Company set forth in this Plan of Merger (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4) will be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the representations and warranties of Company set forth in Sections 3.2, 3.3.1, 3.3.2 and 3.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Company set forth in Section 3.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.3.2               Company shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

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6.3.3               Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4               Since December 31, 2013, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.3.5               Purchaser shall have received the opinion of Warner Norcross & Judd LLP, acting as counsel to Purchaser, on the basis of certain facts, representations and assumptions set forth in such opinion, a copy of which shall be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3.6               Purchaser shall have received one or more certificates dated as of the Closing Date and signed by the secretary of Company on behalf of Company, and by the transfer agent for Company Common Stock, certifying (a) the total number of shares of capital stock of Company issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary's certification, the number of shares of Company Common Stock, if any, that are issuable on or after that date, all in such form as Purchaser may reasonably request.

6.3.7               The Company Consolidated Shareholders' Equity shall be at least $18,500,000 as of the Final Statement Date.

6.3.8               Company shall have (i) obtained waivers or releases of any preemptive rights described in the final paragraph of Section 3.4 of the Company Disclosure Letter and (ii) used reasonable efforts to obtain the consents of the landlords to the change in control of Company where such consent is required under the terms of the lease.

6.3.9               Company shall have delivered to Purchaser the written agreement, in a form reasonably satisfactory to Purchaser, of each holder of Options, that such Options shall be cancelled immediately before the Effective Time.

ARTICLE VII
TERMINATION

7.1           Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Company Shareholder Approval (the date of such termination, the "Termination Date"), as follows:

7.1.1               by mutual written consent of Company and Purchaser;

7.1.2               by either Company or Purchaser, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable; provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.2 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3               by either Company or Purchaser, if the Merger does not occur on or before June 30, 2015 (the "End Date") provided, however, that the right to terminate this Plan of Merger

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pursuant to this Section 7.1.3 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

7.1.4               by either Company or Purchaser, if the Company Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Company Shareholder Approval shall not have been obtained; provided, however, that right to terminate this Plan of Merger pursuant to this Section 7.1.4 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Company Shareholder Meeting has been a substantial cause of, or a substantial factor that resulted in, the Company Shareholder Approval not having been obtained;

7.1.5               by Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 20 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Company's intention to terminate this Plan of Merger if such breach or failure is not cured) from Company of such breach or failure; provided, that Company shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Sections 6.1 or 6.3;

7.1.6               by Purchaser, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 20 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser's intention to terminate this Plan of Merger if such breach or failure is not cured) from Purchaser of such breach or failure; provided, that Purchaser shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Sections 6.1 or 6.2;

7.1.7               by Purchaser prior to the receipt of the Company Shareholder Approval if (a) the Company Board of Directors shall have effected a Company Adverse Recommendation Change; (b) the Company Board of Directors shall have failed to reject a Company Takeover Proposal and reaffirm the Company Board Recommendation within five Business Days following the public announcement of such Company Takeover Proposal and in any event at least two Business Days prior to the Company Shareholder Meeting; (c) Company enters into a Company Acquisition Agreement; or (d) in the absence of a Company Takeover Proposal and only during the period which is 30 days before the mailing date of the Proxy Statement and the date of the Company Shareholder Meeting, the Company Board of Directors fails to publicly reaffirm its recommendation of this Plan of Merger within five Business Days of a written request by Purchaser to provide such reaffirmation;

7.1.8               by Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Company Superior Proposal; provided, however, that (a) Company has complied with Section 5.3 in all material respects and (b) Company pays (or causes to be paid) the Company Termination Fee prior to or simultaneously with such termination;

7.1.9               by Purchaser, if Purchaser gives Company notice of termination as provided in, and pursuant to, Section 5.18.5;

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7.1.10            by Purchaser, if the Company Consolidated Shareholders' Equity is less than $18,500,000 as of the Final Statement Date;

7.1.11            by (i) Purchaser, if there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Company or (ii) Company, if there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Purchaser.

7.1.12            by Company, if, prior to the Closing, Chemical Financial Corporation is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory."

7.1.13            by Purchaser, if, prior to the Closing, Monarch Community Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory."

7.2           Effect of Termination.

7.2.1               In the event that:

7.2.1.1           this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.7, Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to $1,000,000 (the "Company Termination Fee");

7.2.1.2           this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.6 or by Company or Purchaser pursuant to Section 7.1.4, and if (a) any Person shall have made a Company Takeover Proposal (i) on or after the date of this Plan of Merger but prior to the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) on or after the date of this Plan of Merger but prior to the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1.4, and (b) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to "10%" in the definition of "Company Takeover Proposal" shall be deemed to be references to "50%"), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;

7.2.1.3           (a) this Plan of Merger is terminated by Company or Purchaser pursuant to Section 7.1.3, (b) any Person shall have made a Company Takeover Proposal on or after the date of this Plan of Merger but prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to "10%" in the definition of "Company Takeover Proposal" shall be deemed to be references to "50%"), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee; provided; however that in the case of a termination by Company, Company shall not be obligated to pay the Company Termination Fee if the failure of Purchaser to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date; or

7.2.1.4           this Plan of Merger is terminated by Company pursuant to Section 7.1.8, then Company shall pay, or cause to be paid, to Purchaser, prior to or contemporaneously with such termination, cash in an amount equal to the Company Termination Fee.

7.2.2               Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, if Company fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Purchaser

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commences a suit that results in a judgment against Company for the Company Termination Fee, then Company shall pay Purchaser its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

7.2.3               On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.8, 5.9.2, 5.15, 7.2 and Article IX) as between the parties, and, subject to the payment of any amounts owing pursuant to this Section 7.2, there shall be no other liability between the parties as to any other party. For the avoidance of doubt, any termination of this Plan of Merger pursuant to Section 7.1 shall relieve Purchaser from any and all obligations under this Plan of Merger. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

7.2.4               The Company Termination Fee will be paid in the aggregate to Purchaser by or at the direction of Purchaser in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.5               For the avoidance of doubt, in no event shall Company be required to pay the Company Termination Fee on more than one occasion.

ARTICLE VIII
CERTAIN DEFINITIONS

8.1 When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

"Action" means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

"Affiliate" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

"Bank Holding Company Act" means the Bank Holding Company Act of 1956, as amended.

"Book-Entry Shares" means shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

"Business Day" means a day other than a Saturday, Sunday or other day on which the NASDAQ Global Select Market is closed.

"Certificates" means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares).

"Collective Bargaining Agreement" means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

"Company Benefit Plan" means (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA (including but not limited to any multiple employer plan or Multiemployer Plan in which the Company or an ERISA Affiliate of the Company participates, contributes or is, or at any time in the past was, required to contribute), and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option,

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stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Company's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability.

"Company Board of Directors" shall mean the board of directors of Company.

"Company Material Adverse Effect" means a Material Adverse Effect with respect to Company.

"Company Shareholders" means holders of shares of Company Common Stock.

"Company Site" means, with respect to Company, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated (including other real estate owned) by (a) Company or any of the Company Subsidiaries, (b) any predecessors of Company or any of the Company Subsidiaries, or (c) any entities previously owned by Company or any of the Company Subsidiaries.

"Company Stock Plans" means Company's Amended and Restated 2003 Stock Option and Incentive Plan; Company's 2003 Recognition and Retention Plan; and Company’s 2014 Stock Compensation Plan.

"DPC Shares" means shares of Company Common Stock held by the Purchaser or Company or any of their respective Subsidiaries in respect of a debt previously contracted.

"Contract" means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

"Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

"Environmental Law" means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, including without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and any analogous state law.

"Environmental Permit" means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to Company or Purchaser, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Company or Purchaser, as applicable, or any Affiliate of Company or Purchaser, as applicable, or any predecessor of any of the foregoing.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

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"FDI Act" means the Federal Deposit Insurance Act of 1950, as amended.

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or its delegees.

"FHLB" means the Federal Home Loan Bank.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

"Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

"Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

"Knowledge" or any similar phrase means those facts that are actually known by any of the individuals listed in Section 8.1 of the Company Disclosure Letter, in the case of Company, and any of the individuals listed in Section 8.1 of the Purchaser Disclosure Letter, in the case of Purchaser.

"Law" means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

"Liability" means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

"Material Adverse Effect" means with respect to any Person, any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, financial condition, or assets of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not include events, occurrences, facts, conditions or

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changes arising out of, relating to or resulting from (either alone or in combination): (i) conditions or changes generally affecting the economy, financial or securities markets; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster; (iii) general conditions in or changes generally affecting the banking industry or geographic regions in which such Person or its Subsidiaries operate, including changes in prevailing interest rates, credit availability or liquidity; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any decline in the market price, or change in trading volume, of Purchaser Common Stock (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price or change in trading volume, of Purchaser Common Stock shall not be excluded unless otherwise specifically excluded by this definition); (viii) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; and (viii) acts or omissions of (A) Company prior to the Effective Time taken at the written request of Purchaser or with the prior written consent of Purchaser or (B) Purchaser prior to the Effective Time taken at the written request of Company or with the prior written consent of Company, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii) and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other similarly situated community banking organizations operating in the geographic regions in which such Person and its Subsidiaries conduct their businesses.

"Michigan Banking Code" means the Michigan Banking Code of 1999, as amended.

"Multiemployer Plan" means a multiemployer plan within the meaning of Section 3(37) of ERISA.

"NLRB" means the National Labor Relations Board.

"Option" means each option to purchase shares of Company Common Stock under a Company Stock Plan.

"Order" means any award, writ, arbitral awards, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

"Permit" means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

"Permitted Liens" means with respect to Company, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (b) statutory Liens of landlords and workers', carriers' and mechanics' or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent audited consolidated balance sheet of Company or notes thereto included in the Company SEC Reports or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company, (g) Liens set forth in Section 8.1 of the Company Disclosure Letter, and (h) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

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"Purchaser Board of Directors" shall mean the board of directors of Purchaser.

"Purchaser Material Adverse Effect" means a Material Adverse Effect with respect to Purchaser.

"Regulation O" means Regulation O of the Federal Reserve Board.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

"Representatives" means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 10% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

"Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers' compensation, capital, premium, deficiencies, charges, backup withholding, personal property, franchise, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

"Tax Returns" means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed under applicable Law with any Governmental Entity.

"Transaction Documents" means (a) the Proxy Statement, (b) the Registration Statement, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

"Trust Account Shares" means shares of Company Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of Company Common Stock held in connection with the Company Plan.

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2      For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms "hereof", "herein", "hereunder", "hereby" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to

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an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word "include", "includes" or "including" when used in this Plan of Merger will be deemed to include the words "without limitation", unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party's predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to "dollars" or "$" shall be to U.S. dollars.

8.3      The following terms are defined on the following pages of this Plan of Merger:

Acceptable Company Confidentiality Agreement	A-35
Accounting Firm	A-45
Adjusted Stock Purchase Value	A-6
Average Purchaser Closing Price	A-6
Bank Consolidation	A-42
Certificate of Merger	A-2
Certificates of Merger	A-2
Closing	A-1
Closing Balance Sheet	A-45
Closing Date	A-2
Closing Report	A-46
COBRA	A-18
Code	A-1
Company	A-1
Company Acquisition Agreement	A-36
Company Adverse Recommendation Change	A-35
Company Board Recommendation	A-6
Company Common Stock	A-8
Company Consolidated Shareholders' Equity	A-45
Company Disclosure Letter	A-6
Company Investment Banker	A-21
Company Material Contract	A-14
Company Plan	A-44
Company Preferred Stock	A-8
Company Real Property	A-12
Company Regulatory Reports	A-9
Company Shareholder Approval	A-6
Company Shareholder Meeting	A-37
Company Subsidiaries	A-7
Company Subsidiary	A-7
Company Superior Proposal	A-37
Company Takeover Proposal	A-36
Company Termination Fee	A-50
Company-Leased Real Property	A-12
Company-Owned Intellectual Property	A-14
Company-Related Person	A-21
Company's Financial Statements	A-8
Company's Leases	A-13
Confidentiality Agreement	A-40
Constituent Corporation	A-1
Continuing Employee	A-38
Data Conversion	A-43
Effective Time	A-2
Employment-Related Payments	A-17

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End Date	A-48
Environmental Costs	A-43
Environmental Price Adjustment	A-6
Environmental Risks	A-43
Environmental Schedule	A-42
Exchange Act	A-23
Exchange Agent	A-3
Exchange Fund	A-3
Exchange Ratio	A-3
Excluded Shares	A-3
Final Statement Date	A-46
Indemnified Party	A-40
Investigated Property	A-42
Maximum Amount	A-41
MBCA	A-1
Merger	A-1
Merger Consideration	A-3
MGCL	A-1
PCBG	A-19
Pentegra Plan	A-20
Phase I Assessment	A-43
Phase II Assessment	A-43
Plan of Merger	A-1
Proxy Statement	A-37
Purchaser	A-1
Purchaser Common Stock	A-26
Purchaser Disclosure Letter	A-25
Purchaser Investment Banker	A-28
Purchaser SEC Documents	A-29
Purchaser Share-Based Awards	A-26
Purchaser Subsidiaries	A-25
Purchaser Subsidiary	A-25
Purchaser's Financial Statements	A-27
Registration Statement	A-37
Regulatory Agreement	A-10
SEC Documents	A-23
Securities Act	A-23
Shareholders’ Equity Price Adjustment	A-6
SOX	A-23
Stock Purchase Value	A-6
Surviving Corporation	A-1
Technology-Related Contracts	A-44
Termination Date	A-48

ARTICLE IX
MISCELLANEOUS

9.1           No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.10 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which shall be for the benefit of holders of Company Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares.

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9.2           Specific Performance.

9.2.1               The parties agree that irreparable damage to Company or Purchaser, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Article VII, (a) Company shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Purchaser or to enforce specifically the terms and provisions of this Plan of Merger and (b) Purchaser shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Company or to enforce specifically the terms and provisions of this Plan of Merger.

9.2.2               The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Company or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Company or Purchaser, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3               Neither Company nor Purchaser, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.3           Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4           Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Company, Purchaser, and, in the case of assignment by Purchaser, Company.

9.5           Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6           Exclusive Jurisdiction. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal courts of the United States of America sitting in the State of Michigan, and any appellate courts from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

9.7           Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8           Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or

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sent and received by a fax transmission (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Purchaser:	With a copy to:
David B. Ramaker Chairman, CEO and President 235 E. Main Street P.O. Box 569 Midland, Michigan 48640	William C. Collins EVP, General Counsel/Secretary 235 E. Main Street P.O. Box 569 Midland, Michigan 48640

Facsimile: 989-633-0416 Telephone: 989-839-5269 Email: David.Ramaker@ chemicalbankmi.com	Facsimile: 989-633-0416 Telephone: 989-633-7642 and

Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503

Facsimile: 616-222-2170 Telephone: 616-752-2170 Email: jott@wnj.com

If to Company:	With a copy to:
Richard J. DeVries President and CEO 375 North Willowbrook Road Coldwater, Michigan 49036	Joseph B. Hemker 200 South Michigan Avenue Suite 1100 Chicago, Illinois 60604

Facsimile: 517-279-0221 Telephone: 517-278-4566 Email: rdevries@monarchcb.com	Facsimile: 312-939-5617 Telephone: 312-456-3444 Email: JHemker@howardandhoward.com

9.9           Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan with respect to matters of corporate Law applicable to Purchaser, with the laws of the State of Maryland with respect to matters of corporate Law applicable to Company, and with the laws of the state of Michigan with respect to other matters, including matters involving conflicts of laws.

9.10        Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11        Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

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9.12        Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in Grand Rapids, Michigan.

9.13        Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14        Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

9.15        Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Company, by the Company Board of Directors or a duly authorized committee of the Company Board of Directors and, in the case of Purchaser, by the Purchaser Board of Directors or a duly authorized committee of the Purchaser Board of Directors at any time before or after the receipt of the Company Shareholder Approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Company and Purchaser.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

CHEMICAL FINANCIAL CORPORATION

/s/ David B. Ramaker

By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer, and President

MONARCH COMMUNITY BANCORP, INC.

/s/ Richard J. DeVries

By:	Richard J. DeVries
Its:	President and CEO

Signature Page to Agreement and Plan of Merger

Exhibit A

VOTING AGREEMENT

This Voting Agreement is entered into between Chemical Financial Corporation and each of the undersigned directors of Monarch Community Bancorp, Inc. (the "Company"). Each of the undersigned directors hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and between Chemical Financial Corporation and Company, dated October 31, 2014 (the "Plan of Merger"). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger (as defined in the Plan of Merger); (b) the termination of the Plan of Merger in accordance with its terms; or (c) a Company Adverse Recommendation Change (as defined in the Plan of Merger). This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this 31st day of October, 2014.

Chemical Financial Corporation

By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer, and President

Harold A. Adamson	James W. Gordon

Craig W. Dally	Karl F. Loomis

Richard J. DeVries	Martin L. Mitchell

Richard L. Dobbins	Stephen M. Ross

APPENDIX B

October 31, 2014

Board of Directors

Monarch Community Bancorp, Inc.

375 Willowbrook Rd.

Coldwater, MI 49036-8847

Members of the Board of Directors:

Monarch Community Bancorp, Inc. ("Monarch") has entered into an Agreement and Plan of Merger (the "Agreement"), dated as of October 31, 2014, with Chemical Financial Corporation ("Chemical") pursuant to which Monarch will be merged with and into Chemical in a transaction (the "Merger") for which each Monarch share issued and outstanding immediately prior to the effective time of the Merger will be converted into shares of Chemical common stock at an exchange ratio of 0.0982 shares of Chemical common stock (the "Proposed Consideration") for each Monarch share.

You have asked us whether, in our opinion, the Proposed Consideration is fair to the shareholders of Monarch from a financial point of view.

Donnelly Penman & Partners Inc. ("Donnelly Penman") is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for ESOPs, going private transactions, corporate and other purposes.

In arriving at our opinion, we engaged in discussions with members of the management teams of each of Monarch and Chemical concerning the historical and current business operations, financial conditions and prospects of both Monarch and Chemical and we reviewed, among other things:

•	the Agreement;

•	certain information for Monarch, including each of its Annual Reports on Form 10-K for the years ended December 31, 2013 and 2012, and the Quarterly Report on Form 10-Q for the quarterly periods ended on March 31, and June 30, 2014, and the internal financial results for the quarterly period ended on September 30, 2014, provided by Monarch management;

•	certain publicly-available information for Chemical, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011 and the Quarterly Report on Form 10-Q for the quarterly periods ended on March 31, June 30, and September 30, 2014;

•	certain information, including historical and forecasted financial information, relating to earnings, assets, liabilities and prospects of Monarch furnished by senior management of Monarch;

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•	Monarch's senior management projected earnings estimates for fiscal years 2014 through 2018, which were deemed reasonable by Monarch's management;

•	the most recently available consensus analyst estimates for projected earnings for Chemical for fiscal years 2014, 2015, and 2016;

•	the financial condition and operating results of certain other financial institutions that we deemed comparable;

•       a contribution analysis of Monarch and Chemical to the combined entity with regard to certain financial metrics as of September 30, 2014;

•	the recent stock prices and trading activity for the common stock of Monarch and Chemical and in the case of Chemical during the last ten years and up until the trading day prior to the execution of the Agreement;

•       various valuation analyses of Monarch that we performed including a cash dividend analysis, analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

•       various valuation analyses of Chemical that we performed including an analysis of comparable companies and a pro forma dividend discount analysis;

•       information with respect to the potential pro forma impact of the Merger; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of our opinion.

We have also held discussions with the senior management of Monarch regarding past and current business operations, regulatory relations, financial condition and future prospects of Monarch and such other matters as we have deemed relevant to our inquiry. We have also held discussions with the senior management of Chemical with regard to their business operations, regulatory relations, and the published mean earnings estimates. We have relied upon the management of Monarch and Chemical as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore, including, but not limited to, any potential cost savings and operating synergies) prepared by and provided to us by management of Monarch and Chemical and we have assumed, at the direction of Monarch and Chemical that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements and that they provide a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. We have relied on this projected information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

In conducting our review and arriving at our opinion, we, with your consent, have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Monarch and Chemical or upon publicly available information. We have assumed, with your consent, that the stock consideration of the Merger will be treated as a tax-free reorganization for federal income tax reporting. We do not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. We have further relied upon the assurance of management of Monarch and Chemical that they were unaware of any facts that would make the information provided or available to us incomplete or misleading in any respect. We did not make any independent evaluations, valuations or appraisals of the assets or liabilities of Monarch and Chemical. We did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of Monarch and Chemical were and will continue to be adequate

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after the Merger to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by us on the date of this letter. We do not have any obligation to update this opinion, unless requested by you in writing to do so, and we expressly disclaim any responsibility to do so in the absence of such a written request.

No limitations were imposed by Monarch on us or on the scope of our investigation or the procedures that were followed by us in rendering this opinion. The form and amount of the Proposed Consideration was determined through arms' length negotiations between Monarch and Chemical. We were not requested to opine as to, and this opinion does not address, Monarch's underlying business decision to proceed with or effect the Merger or the relative merits of the Merger compared to any alternative transaction that might be available to Monarch. Further, this letter does not constitute a recommendation to the shareholders of Monarch with respect to any approval of the Agreement or the Merger. Additionally, we were not requested to opine as to, and this opinion does not address, the fairness of the amount or nature of the compensation to any of Monarch's officers, directors or employees.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Monarch and Chemical. The credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Monarch, Chemical or the Merger. Further, for purposes of our analyses and this opinion, we have, with your agreement, assumed the value of a share of Chemical Common Stock is equivalent to the current market price of Chemical common stock and that the current market price of Chemical common stock is a reasonable basis on which to evaluate Chemical. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to Monarch, Chemical or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Monarch or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of shareholders of Monarch to be convened for the purpose of voting on the Merger. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of Chemical following the consummation of the Merger.

During the past two years, Donnelly Penman has been engaged by Monarch to act as investment banker for capital market and merger advisory services for which customary compensation was received. On July 1, 2014, Donnelly Penman was engaged by Monarch through a letter agreement (the "Engagement Letter") in connection with the exploration of a possible sale of Monarch. Pursuant to the Engagement Letter, Donnelly Penman has or will receive an initial advisory fee, additional advisory fees, fairness opinion fees and in connection with the Merger will receive a success fee from Monarch, a portion of which will be paid at the execution of the definitive agreement and the balance of which is contingent on and will be paid at the closing of the transaction. Additionally, during the past several years, Donnelly Penman has been engaged by Chemical to perform investment banking services for which customary compensation has been received and is expected to be received in the future.

This opinion has been reviewed and approved by the Donnelly Penman Fairness Opinion Committee in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority (FINRA).

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Based upon and subject to the foregoing, we are of the opinion that, as of October 31, 2014, the Proposed Consideration to be received by Monarch shareholders under the Agreement is fair, from a financial point of view, to the shareholders of Monarch.

Very truly yours,

Donnelly Penman & Partners Inc.

B-4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Chemical is obligated under the Chemical Articles and Chemical Bylaws to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the MBCA.

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit, or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of one or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding). Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the "Exhibit Index" are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on February 4, 2015.

CHEMICAL FINANCIAL CORPORATION (Registrant)

By:	/s/ David B. Ramaker
David B. Ramaker Chairman, Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

February 4, 2015	By	/s/ David B. Ramaker
David B. Ramaker Chairman, Chief Executive Officer and President (Principal Executive Officer)

February 4, 2015	By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

February 4, 2015	By	*/s/ Franklin C. Wheatlake
Franklin C. Wheatlake Lead Director

February 4, 2015	By	*/s/ Gary E. Anderson
Gary E. Anderson Director

February 4, 2015	By	*/s/ Nancy Bowman
Nancy Bowman Director

February 4, 2015	By	*/s/ James R. Fitterling
James R. Fitterling Director

February 4, 2015	By	*/s/ Thomas T. Huff
Thomas T. Huff Director

February 4, 2015		By	*/s/ James B. Meyer
James B. Meyer Director

February 4, 2015		By	*/s/ Terence F. Moore
Terence F. Moore Director

February 4, 2015		By	*/s/ John E. Pelizzari
John E. Pelizzari Director

February 4, 2015		By	*/s/ Grace O. Shearer
Grace O. Shearer Director

February 4, 2015		By	*/s/ Larry D. Stauffer
Larry D. Stauffer Director

	*	By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
3.1	Restated Articles of Incorporation of Chemical Financial Corporation. Previously filed as Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 5, 2011. Here incorporated by reference.

3.2	Bylaws of Chemical Financial Corporation. Previously filed as Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014. Here incorporated by reference.

4.1	Restated Articles of Incorporation of Chemical Financial Corporation. Exhibit 3.1 is here incorporated by reference.

4.2	Bylaws of Chemical Financial Corporation. Exhibit 3.2 is here incorporated by reference.

4.3	Long-Term Debt. The registrant has outstanding long-term debt which at the time of this report does not exceed 10% of the registrant's total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the SEC upon request.

5.1**	Opinion of Warner Norcross & Judd LLP regarding the validity of the securities being registered.

8.1**	Opinion of Warner Norcross & Judd LLP regarding tax matters.

8.2**	Opinion of Howard & Howard Attorneys PLLC regarding tax matters.

10.1	Chemical Financial Corporation Stock Incentive Plan of 2006.* Previously filed as Exhibit 10.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 3, 2011. Here incorporated by reference.

10.2	Chemical Financial Corporation Deferred Compensation Plan for Directors.* Previously filed as Exhibit 10.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012. Here incorporated by reference.

10.3	Chemical Financial Corporation Stock Incentive Plan of 1997.* Previously filed as Exhibit 10.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012. Here incorporated by reference.

10.4	Chemical Financial Corporation Deferred Compensation Plan.* Previously filed as Exhibit 10.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on April 30, 2013. Here incorporated by reference.

10.5	Chemical Financial Corporation Supplemental Retirement Income Plan.* Previously filed as Exhibit 10.5 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.

10.6	Chemical Financial Corporation Stock Incentive Plan of 2012.* Previously filed as Appendix A to the registrant's definitive proxy statement for the registrant's 2012 Annual Meeting of Shareholders, filed with the SEC on March 1, 2012. Here incorporated by reference.

10.7	Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors.* Previously filed as Exhibit 4.3 to the registrant's Registration Statement on Form S-8, filed with the SEC on March 25, 2002. Here incorporated by reference.

10.8	Chemical Financial Corporation Directors' Deferred Stock Plan.* Previously filed as Exhibit 10.8 to the registrant's Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014. Here incorporated by reference.

21.1	Subsidiaries of Chemical Financial Corporation. Previously filed as Exhibit 21 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014. Here incorporated by reference.

23.1	Consent of Donnelly Penman & Partners Inc. (included in Appendix B to the prospectus and proxy statement and here incorporated by reference).

Exhibit	Description
23.2	Consent of Warner Norcross & Judd, LLP (included in Exhibits 5.1 and 8.1 and here incorporated by reference).

23.3	Consent of Howard & Howard Attorneys PLLC (included in Exhibit 8.2 and here incorporated by reference).

23.4	Consent of KPMG LLP.

23.5	Consent of Plante & Moran, PLLC.

24**	Powers of Attorney.

99.1**	Form of Proxy for Monarch Community Bancorp, Inc.

99.2**	Voting Agreement of directors of Monarch Community Bancorp, Inc., dated October 31, 2014.

*     These documents are management contracts or compensation plans or arrangements.

**   Previously filed.